                                                    This filing is made
                                                    pursuant to Rule 424(b)(3)
                                                    under The Securities Act
                                                    of 1933, as amended, in
                                                    connection with Registration
                                                    Statement No. 333-62673




                               [DMC Logo/Letterhead]

                                 September 8, 1998

TO THE STOCKHOLDERS OF
DIGITAL MICROWAVE CORPORATION:

     You are cordially invited to attend a Special Meeting of Stockholders (the "Special Meeting") of Digital Microwave Corporation ("DMC") on October 7, 1998, at 11:00 a.m., which will be held at DMC's executive offices located at 170 Rose Orchard Way, San Jose, California.

     The purpose of the Special Meeting is to consider and vote upon a proposal to approve the Agreement and Plan of Reorganization and Merger dated as of July 22, 1998 (as the same may be amended, supplemented or modified, the "Merger Agreement"), pursuant to which Innova Corporation, a Washington corporation ("Innova"), will become a wholly owned subsidiary of DMC.

     Under the terms of the Merger Agreement, each outstanding share of the common stock of Innova (the "Innova Common Stock") will be converted into the right to receive 1.05 shares of common stock of DMC ("DMC Common Stock") and the associated purchase rights under the DMC Rights Agreement as more fully described in the enclosed Joint Proxy Statement/Prospectus. The Merger Agreement also provides that options and warrants to purchase shares of Innova Common Stock will, unless such options or warrants are exercised prior to the effective date of the Merger, be assumed by DMC and converted into options or warrants to purchase DMC Common Stock on substantially the same terms and conditions as the Innova options, but adjusted to reflect the conversion ratio in the Merger.

     The DMC Board of Directors has received the opinion of its financial advisor, CIBC Oppenheimer Corp., that as of the date of the Merger Agreement, July 22, 1998, and based upon and subject to the factors and assumptions described in such opinion, the exchange ratio is fair, from a financial point of view, to DMC.

     AFTER CAREFUL CONSIDERATION, DMC'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT. THE BOARD BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, DMC AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF DMC COMMON STOCK VOTE FOR APPROVAL OF THE ISSUANCE OF DMC COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

     You do not need to attend the Special Meeting. Whether or not you plan to attend, after reading the Joint Proxy Statement/Prospectus, please mark, date, sign and return the enclosed proxy card in the accompanying reply envelope. If you decide to attend the Special Meeting, please notify the Secretary of DMC if you wish to vote in person and your proxy will not be voted.

                                        Sincerely yours,



                                        /s/ Charles D. Kissner

                                        Charles D. Kissner
                                        CHAIRMAN OF THE BOARD AND
                                        CHIEF EXECUTIVE OFFICER

                           DIGITAL MICROWAVE CORPORATION
                                170 Rose Orchard Way
                             San Jose, California 95134

                     NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

--------------------------------------------------------------------------------

     The Special Meeting of Stockholders of Digital Microwave Corporation, a Delaware corporation ("DMC"), will be held at DMC's executive offices located at 170 Rose Orchard Way, San Jose, California, on Wednesday, October 7, 1998, at 11:00 a.m., to:

     1. Approve the issuance of shares of Common Stock of DMC ("DMC Common Stock") pursuant to an Agreement and Plan of Reorganization and Merger, dated as of July 22, 1998 (as the same may be amended, supplemented or modified, the "Merger Agreement") by and among DMC, Iguana Merger Corp., a Washington corporation and a wholly owned subsidiary of DMC ("Merger Sub"), and Innova Corporation, a Washington corporation ("Innova"). The Merger is more completely described in the accompanying Joint Proxy Statement/Prospectus, and a copy of the Merger Agreement is attached as Appendix A thereto; and

     2. Transact any other business which may properly come before the meeting and any adjournments or postponements thereof.

     The foregoing items of business are more fully described in the Joint Proxy Statement/Prospectus that accompanies this Notice.

     Stockholders of record at the close of business on August 28, 1998, will be entitled to notice of and to vote at the Special Meeting and at any continuation or adjournment thereof. The affirmative vote of the holders of a majority of the shares of DMC Common Stock present, or represented, and entitled to vote at the DMC Special Meeting is necessary for approval of the proposed issuance of DMC Common Stock in connection with the Merger.

     All stockholders are cordially invited and encouraged to attend the Special Meeting. In any event, to ensure your representation at the Special Meeting, please carefully read the accompanying Joint Proxy Statement/Prospectus which describes the matters to be voted on at the Special Meeting and sign, date and return the enclosed proxy card in the reply envelope provided. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to assure that all your shares will be voted. You retain the option to revoke your proxy at any time; if you attend the Special Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Special Meeting will be counted. The prompt return of your proxy card will assist us in preparing for the Special Meeting.

                                        BY ORDER OF THE BOARD OF DIRECTORS


                                        /s/ Charles D. Kissner

                                        Charles D. Kissner
                                        CHAIRMAN OF THE BOARD AND
                                        CHIEF EXECUTIVE OFFICER

San Jose, California
September 8, 1998

                               [Innova Logo/Letterhead]

                                                               September 8, 1998

Dear Shareholder:

     A Special Meeting of Shareholders (the "Special Meeting") of Innova Corporation ("Innova") will be held on October 7, 1998 at 11:00 a.m., at the corporate offices of Innova, located at 3325 South 116th Street, Seattle, Washington.

     At this important meeting, the holders of common stock of Innova will be asked to approve an Agreement and Plan of Reorganization and Merger, dated as of July 22, 1998 (as the same may be amended, supplemented or modified, the "Merger Agreement"), by and among Digital Microwave Corporation, a Delaware corporation ("DMC"), Iguana Merger Corp., a Washington corporation and a wholly owned subsidiary of DMC ("Merger Sub") and Innova. Pursuant to the Merger Agreement, Merger Sub will be merged with and into Innova, with Innova as the surviving company, whereby Innova will become a wholly owned subsidiary of DMC (the "Merger").

     Pursuant to the Merger Agreement each share of the common stock of Innova (the "Innova Common Stock"), outstanding prior to the time the Merger becomes effective, will be converted into the right to receive 1.05 shares of the common stock of DMC (the "DMC Common Stock") and the associated purchase rights under the DMC Rights Agreement. The Merger Agreement also provides that options and warrants to purchase shares of Innova Common Stock will, unless such options or warrants are exercised prior to the effective date of the Merger, be assumed by DMC and converted into options or warrants to purchase DMC Common Stock on substantially the same terms and conditions as the Innova options and warrants, but adjusted to reflect the conversion ratio in the Merger.

     THE INNOVA BOARD OF DIRECTORS HAS RECEIVED THE OPINION OF ITS FINANCIAL ADVISOR, HAMBRECHT & QUIST LLC, THAT AS OF THE DATE OF THE MERGER AGREEMENT, JULY 22, 1998, AND BASED ON THE FACTORS AND ASSUMPTIONS DESCRIBED IN SUCH OPINION, THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF INNOVA COMMON STOCK IS FAIR TO SUCH HOLDERS FROM A FINANCIAL POINT OF VIEW.

     Approval of the Merger Agreement by the holders of a majority of the outstanding shares of Innova Common Stock is a condition to consummation of the Merger. The consummation of the transaction will happen only after certain regulatory approvals are received and other conditions are satisfied or waived.

     YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AS BEING FAIR TO, AND IN THE BEST INTERESTS OF, INNOVA AND ITS SHAREHOLDERS AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND IMPLEMENTATION OF THE MERGER AGREEMENT. In making this recommendation, the Board of Directors has considered numerous factors including the consideration offered by DMC.

     Your vote is important regardless of the number of shares you own. Even if you plan to attend the Special Meeting, you are urged to COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD(S) at your earliest convenience. Your shares will be voted in accordance with the instructions you give in your proxy. If no instructions are indicated, your shares will be voted in favor of the Merger. You retain the option to revoke your proxy at any time, or to vote your shares personally if you attend the Special Meeting in person. Voting in person will constitute a revocation of any prior proxy. If you do not return the proxy card(s) and do not vote at the Special Meeting it will have the same effect as if you voted against the Merger.

     The accompanying Joint Proxy Statement/Prospectus sets forth the voting rights of holders of Innova Common Stock with respect to the Merger. Shareholders are urged to review carefully the attached Joint Proxy Statement/Prospectus, which contains a detailed description of the Merger Agreement, a copy of which is attached as Appendix A thereto, the terms and conditions thereof and the transactions contemplated thereby. Holders of Innova Common Stock may exercise dissenters' rights by complying with the procedural requirements of the

Washington Business Corporation Act, including making a written demand for payment before the date of the Special Meeting and not voting in favor of the Merger Agreement.

     Promptly after the Merger, a letter of transmittal will be mailed to each holder of record of Innova Common Stock. HOLDERS OF INNOVA COMMON STOCK SHOULD NOT SEND IN THE CERTIFICATES REPRESENTING THEIR SHARES UNTIL THEY RECEIVE A TRANSMITTAL FORM, WHICH WILL INCLUDE INSTRUCTIONS AS TO THE PROCEDURES TO BE FOLLOWED IN SENDING IN SUCH CERTIFICATES.

                                        Sincerely,


                                        /s/ Jean-Francois Grenon

                                        Jean-Francois Grenon
                                        PRESIDENT AND CHIEF EXECUTIVE OFFICER

Seattle, Washington
September 8, 1998

                                 INNOVA CORPORATION

                     NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON OCTOBER 7, 1998

To the Shareholders of Innova Corporation:

     NOTICE IS HEREBY GIVEN that a Special Meeting of the Shareholders (the "Special Meeting") of Innova Corporation ("Innova") will be held at the corporate offices of Innova, located at 3325 South 116th Street, Seattle, Washington, on October 7, 1998 at 11:00 a.m., for the following purposes, all of which are more fully described in the accompanying Joint Proxy Statement/Prospectus:

     1. To approve and adopt the Agreement and Plan of Reorganization and Merger dated as of July 22, 1998, (as the same may be amended, supplemented or modified, the "Merger Agreement"), by and among Digital Microwave Corporation, a Delaware corporation ("DMC"), Iguana Merger Corp., a Washington corporation and a wholly owned subsidiary of DMC ("Merger Sub"), and Innova, pursuant to which Merger Sub will be merged with and into Innova, with Innova as the surviving company (the "Merger"). In connection with the Merger, each outstanding share of the common stock of Innova (the "Innova Common Stock") will be converted into the right to receive 1.05 shares of common stock, $0.01 par value, of DMC (the "DMC Common Stock"), and the associated purchase rights under the DMC Rights Agreement, as described in the accompanying Joint Proxy Statement/Prospectus and in the Merger Agreement, a copy of which is attached thereto as Appendix A. In addition, each option or warrant to purchase shares of Innova Common Stock will, unless such options or warrants are exercised prior to the effective date of the Merger, be assumed by DMC and converted into an option or warrant to purchase DMC Common Stock on substantially the same terms and conditions as the assumed options or warrants, but adjusted to reflect the exchange ratio in the Merger.

     2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on August 14, 1998 as the record date for the determination of the holders of Innova Common Stock entitled to notice of, and to vote at, the Special Meeting. THE MERGER AGREEMENT AND OTHER MATTERS RELATED THERETO ARE MORE FULLY DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS AND THE APPENDICES THERETO, WHICH FORM A PART OF THIS NOTICE.

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY SHAREHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THAT SHAREHOLDER HAS RETURNED A PROXY.

                                        By Order of the Board of Directors,


                                        /s/ John M. Hemingway

                                        John M. Hemingway
                                        SECRETARY

Seattle, Washington
September 8, 1998

                      ----------------------------------------
                           DIGITAL MICROWAVE CORPORATION
                                        and
                                 INNOVA CORPORATION
                               JOINT PROXY STATEMENT
                      ----------------------------------------
                           DIGITAL MICROWAVE CORPORATION
                                     PROSPECTUS
                      ----------------------------------------

     This Joint Proxy Statement/Prospectus ("Proxy Statement/Prospectus") is being furnished to holders of common stock, $0.01 par value per share (the "DMC Common Stock"), of Digital Microwave Corporation, a Delaware corporation ("DMC"), in connection with the solicitation of proxies by the Board of Directors of DMC for use at the Special Meeting of Stockholders of DMC to be held at the corporate offices of DMC, located at 170 Rose Orchard Way, San Jose, California, on October 7, 1998 at 11:00 a.m., and at any and all adjournments or postponements thereof (the "DMC Special Meeting").

     This Proxy Statement/Prospectus also is being furnished to holders of common stock, no par value per share (the "Innova Common Stock"), of Innova Corporation, a Washington corporation ("Innova"), in connection with the solicitation of proxies by the Board of Directors of Innova for use at the Special Meeting of Shareholders of Innova to be held at the corporate offices of Innova, located at 3325 South 116th Street, Seattle, Washington, on October 7, 1998 at 11:00 a.m., and at any and all adjournments or postponements thereof (the "Innova Special Meeting").

     This Proxy Statement/Prospectus relates to the Agreement and Plan of Reorganization and Merger, dated as of July 22, 1998 (as the same may be amended, supplemented or modified, the "Merger Agreement"), by and between DMC, Iguana Merger Corp., a Washington corporation and a wholly owned subsidiary of DMC ("Merger Sub"), and Innova. Pursuant to the Merger Agreement, Merger Sub will be merged with and into Innova, with Innova as the surviving company (the "Surviving Company") and a wholly owned subsidiary of DMC (the "Merger"). A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement/Prospectus. See "The Merger" and "The Merger Agreement."

     In the Merger, each outstanding share of Innova Common Stock will be converted into the right to receive 1.05 shares of fully paid and nonassessable DMC Common Stock and the associated purchase rights under the DMC Rights Agreement, and cash in lieu of any fractional shares, subject to dissenters' rights under Washington law. In addition, each option or warrant to purchase shares of Innova Common Stock will, unless such options or warrants are exercised prior to the effective date of the Merger, be assumed by DMC and converted into an option or warrant to purchase DMC Common Stock on substantially the same terms and conditions as the assumed options or warrants, but adjusted to reflect the exchange ratio in the Merger.

     DMC has filed a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, with the Securities and Exchange Commission (the "Commission") covering the shares of DMC Common Stock to be issued in connection with the Merger. This Proxy Statement/Prospectus also constitutes the prospectus of DMC with respect to such shares and has been filed as part of the Registration Statement. Consummation of the Merger is subject to various conditions, including approval at the Innova Special Meeting of the Merger Agreement by the holders of a majority of the outstanding shares of Innova Common Stock entitled to vote thereon and approval of the proposed issuance of shares of DMC Common Stock in connection with the Merger by a majority of the total votes cast on such proposal at the DMC Special Meeting.

     DMC Common Stock is listed and traded on the Nasdaq National Market ("Nasdaq") under the Symbol "DMIC." On August 28, 1998, the closing sale price for DMC Common Stock as reported on Nasdaq was $3.50 per share.

     All information contained in this Proxy Statement/Prospectus with respect to DMC has been provided by DMC. All information contained in this Proxy Statement/Prospectus with respect to Innova has been provided by Innova. This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to stockholders of DMC and shareholders of Innova on or about September 8, 1998. Any stockholder of DMC or shareholder of Innova who has given a proxy may revoke it at any time prior to its exercise. See "The DMC Special Meeting -- Record Date; Voting Rights; Proxies" and "The Innova Special Meeting -- Record Date; Voting Rights; Proxies."

     SEE "RISK FACTORS" AT PAGE 11 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY BOTH DMC STOCKHOLDERS AND INNOVA SHAREHOLDERS.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
         EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
             SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                     THIS PROSPECTUS. ANY REPRESENTATION TO THE
                          CONTRARY IS A CRIMINAL OFFENSE.

         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS SEPTEMBER 8, 1998.

                                AVAILABLE INFORMATION

     Under the rules and regulations of the Securities and Exchange Commission (the "Commission"), the solicitation of proxies from the stockholders of DMC and the shareholders of Innova to approve the Merger Agreement and the consummation of the Merger constitutes an offering of the DMC Common Stock to be issued in connection with the Merger. Accordingly, DMC has filed with the Commission the Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with respect to such offering. This Proxy Statement/Prospectus constitutes the prospectus of DMC that is filed as part of the Registration Statement. Other parts of the Registration Statement are omitted from this Proxy Statement/Prospectus in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Statements made in this Proxy Statement/Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement or incorporated by reference herein, reference is made to the exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including exhibits filed as a part thereof, is available at the Commission for inspection and copying as set forth below.

     DMC and Innova are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed may be inspected and copied at the Commission's Public Reference Room located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding DMC and Innova. DMC Common Stock and Innova Common Stock are quoted on the Nasdaq National Market. Reports and other information concerning DMC and Innova may be inspected at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS RELATING TO DMC THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DMC WILL PROVIDE WITHOUT CHARGE TO ANY PERSON TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, INCLUDING ANY BENEFICIAL OWNER OF DMC COMMON STOCK OR INNOVA COMMON STOCK UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL SUCH DOCUMENTS RELATING TO DMC (OTHER THAN EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED HEREIN BY REFERENCE). WRITTEN OR ORAL REQUESTS SHOULD BE DIRECTED TO CARL A. THOMSEN, VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY, AT THE CORPORATE HEADQUARTERS OF DMC, 170 ROSE ORCHARD WAY, SAN JOSE, CALIFORNIA 95134 (TELEPHONE NUMBER (408) 943-0777). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY OCTOBER 1, 1998. COPIES OF DOCUMENTS SO REQUESTED WILL BE SENT BY FIRST CLASS MAIL, POSTAGE PAID, WITHIN ONE BUSINESS DAY OF THE RECEIPT OF SUCH REQUEST.

                       INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents heretofore filed by DMC with the Commission pursuant to the Exchange Act are hereby incorporated by reference into this Proxy Statement/Prospectus:

     1. DMC's Annual Report on Form 10-K and on Form 10-K/A for the year ended March 31, 1998;

     2.   DMC's Quarterly Report on Form 10-Q for the quarter ended June 30,
          1998;

     3.   DMC's Current Report on Form 8-K dated July 22, 1998; and

     4. The description of DMC's Common Stock contained in DMC's Registration Statements on Form 8-A filed under the Exchange Act with the Commission on May 29, 1987 and November 5, 1991, as amended on December 27, 1996.

     In addition, all reports and other documents filed by DMC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the dates of the DMC Special Meeting and the Innova Special Meeting, with respect to such materials filed by DMC, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY DMC OR INNOVA. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF DMC OR INNOVA SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

     This Proxy Statement/Prospectus includes trademarks and registered trademarks and service marks of DMC and Innova and trademarks and registered trademarks and service marks of other companies.

                                  TABLE OF CONTENTS


                                                                                                             PAGE
AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . i

INCORPORATION OF DOCUMENTS BY REFERENCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .ii

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

   The Companies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
       DMC.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
       Innova. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
       Merger Sub. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
   The Special Meetings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
       Time, Place and Date. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
       Purpose of the Special Meetings.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
       Votes Required; Record Date.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
   Dissenters' Rights of Innova Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
   Surrender of Stock Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
   Recommendations of the Boards of Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
   Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
   The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
   Opinions of Financial Advisors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
   Comparative Share Prices and Dividend Policies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
   Interests of Certain Persons in the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
   Certain Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
   Comparison of Rights of DMC Stockholders and Innova Shareholders. . . . . . . . . . . . . . . . . . . . . . 6
   Selected Historical Financial Data of DMC and Innova. . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
   Selected Unaudited Pro Forma Combined Condensed Financial Data. . . . . . . . . . . . . . . . . . . . . . . 9
   Comparative Per Share Data. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11

   Uncertainties Associated with the Integration of Innova . . . . . . . . . . . . . . . . . . . . . . . . . .11
   Substantial Expenses Resulting from the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
   Risks Associated with International Operations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .11
   Need for Additional Line of Credit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
   Uncertainties Associated with the Integration of Other Acquired Businesses. . . . . . . . . . . . . . . . .12
   Fixed Exchange Ratio; Change in Relative Stock Prices May Change Value of Consideration Received. . . . . .12
   Failure to Qualify for Pooling-of-Interests Accounting Treatment May Impact Reported Operating Results. . .13
   Changes in the Rights of Innova Shareholders Will Occur . . . . . . . . . . . . . . . . . . . . . . . . . .13
   Fluctuations in Quarterly Operating Results . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
   Limited Operating History of Innova; History of Significant Losses for Innova . . . . . . . . . . . . . . .14
   Importance of New Products; Rapid Technological Change. . . . . . . . . . . . . . . . . . . . . . . . . . .14
   Markets for the Products of DMC and Innova are Highly Competitive . . . . . . . . . . . . . . . . . . . . .14
   Dependence on Component Availability, Subcontractor Performance and Key Suppliers . . . . . . . . . . . . .15
   Management of Growth. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .15
   Customer Concentration. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
   Limitations on Use of Net Operating Loss Carryforwards. . . . . . . . . . . . . . . . . . . . . . . . . . .16
   Year 2000 Compliance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
   Euro Conversion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
   Multiple Regulatory Environments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
   No Assurance of Product Quality; Performance and Reliability. . . . . . . . . . . . . . . . . . . . . . . .18
   Reliance on Key OEM Relationships . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18
   Dependence on Key Personnel; New Management . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .18


                                       iii



   Importance of Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
   Possible Volatility of Stock Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19
   Effect of Antitakeover Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .19

COMPARATIVE PER SHARE PRICES AND DIVIDEND POLICIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20

THE DMC SPECIAL MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
   Date, Time and Place. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
   Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
   Record Date; Voting Rights; Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
   Solicitation of Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .21
   Required Vote; Quorum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22

THE INNOVA SPECIAL MEETING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
   Date, Time and Place. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
   Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
   Record Date; Voting Rights; Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
   Solicitation of Proxies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23
   Required Vote; Quorum . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .23

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
   General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
   Background of the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
   Recommendation of the DMC Board; Reasons of DMC for the Merger. . . . . . . . . . . . . . . . . . . . . . .27
   Recommendation of the Innova Board; Reasons of Innova for the Merger. . . . . . . . . . . . . . . . . . . .27
   Opinions of CIBC Oppenheimer and Hambrecht & Quist. . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
       Opinion of CIBC Oppenheimer.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .28
       Opinion of Hambrecht & Quist. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
   Interests of Certain Persons in the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
       Employment Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
       Stock Option Plans and Stock Purchase Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
       Indemnification and Insurance.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
       DMC Board.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .38
   Certain Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .38
   Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .39
   Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .40
   Resale Restrictions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .40

DISSENTERS' RIGHTS OF INNOVA SHAREHOLDERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .41

THE MERGER AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .44
   The Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .44
   Effective Time of the Merger. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .44
   Conversion of Securities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .44
   Innova Stock Option Plans and Stock Purchase Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . .44
   Exchange of Shares. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .45
   Representations and Warranties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .46
   Certain Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .46
   No Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .48
   Director and Officer Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .48
   Access and Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .48
   Agreements Relating to Approval of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .49
   Additional Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .49
   Conditions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .49
   Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .51
   Amendment; Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .53


                                       iv


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COMPARISON OF CAPITAL STOCK. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .53
   Description of DMC Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .53
       DMC Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .53
       DMC Preferred Stock.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .53
       DMC Stockholders' Rights Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .53
       DMC's Transfer Agent and Registrar. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .54
   Description of Innova Capital Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .54

COMPARISON OF RIGHTS OF DMC STOCKHOLDERS AND INNOVA SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . . . .55
   Comparison of Current Innova Shareholder Rights and Rights of DMC Stockholders Following the Merger . . . .55
       Authorized Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .56
       Board of Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .56
       Amendment of Bylaws.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .56
       Voting Rights.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .57
       Rights Plan.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .57
       Liability of Shareholders.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .57
       Buy-Back Rights.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .57
       Indemnification.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .57
       Shareholder Meetings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .59
       Distributions.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .59
       Issue of Shares.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .60
       Dissenters' Rights. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .60
       Certain Provisions Relating to Business Combinations. . . . . . . . . . . . . . . . . . . . . . . . . .60

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .61
   Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .61

UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET . . . . . . . . . . . . . . . . . . . . . . . . . . . . .62

UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME. . . . . . . . . . . . . . . . . . . . . . . . . .63

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . .64

   (1)  Pro Forma Basis of Presentation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .64
   (2)  Pro Forma Combined Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .64
   (3)  Pro Forma Combined Statements of Income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .65
   (4)  Pro Forma Net Income Per Share . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .66

DIGITAL MICROWAVE CORPORATION  BUSINESS OF DMC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .67

   Introduction. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .67
       DMC.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .67
   The DMC Strategy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .67
       Maintain Comprehensive Product Line.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .67
       Pursue Worldwide Market Opportunities.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .68
       Enhance Global Sales, Service and Support Organization. . . . . . . . . . . . . . . . . . . . . . . . .68
       Leverage Distribution Channels. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .68
       Focus on Business Expansion into Emerging Applications. . . . . . . . . . . . . . . . . . . . . . . . .68
   Products. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .68
       Existing Products.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .68
       ALTIUM. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .69
       SPECTRUM II.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .69
       DMC Net for Open View . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .69
       DXR 200.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .69
       DXR 100.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .69
   Sales, Marketing and Service. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .70
   Research and Development. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .70
   Manufacturing and Suppliers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .70


                                       v



   Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .70

MANAGEMENT OF DMC AFTER THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .71
   Executive Officers and Directors After the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . .71
   Security Ownership of DMC Management. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .74

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF DMC. . . . . . . . . . . . . . . . . . . . .75

COMPENSATION OF DIRECTORS AND CERTAIN EXECUTIVE OFFICERS OF DMC. . . . . . . . . . . . . . . . . . . . . . . .77
   General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .77
   Stock Option Exercises and Holdings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .78
   Employment and Termination Arrangements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .79
   Compensation of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .79
   Compensation Committee Interlocks and Insider Participation . . . . . . . . . . . . . . . . . . . . . . . .80

INNOVA CORPORATION  BUSINESS OF INNOVA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .81
   Overview. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .81
   Products. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .81
   Customers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .83
   Distribution Relationships. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .84
   Research and Development. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .85
   Manufacturing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .85
   Sales, Marketing and Customer Support . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .86
   Competition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .86
   Government Regulation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .87
   Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .88
   Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .88
   Facilities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .89

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF INNOVA. . . . . . . .89
   Overview. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .89
   Results of Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .91
   Six Months Ended June 30, 1998 Compared to the Six Months Ended June 30, 1997 . . . . . . . . . . . . . . .92
       Net Product Sales.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .92
       Gross Profit. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .92
       Selling, General and Administrative Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .92
       Research and Development. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .92
       Other Income (Expense). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .92
   Year Ended December 31, 1997 Compared to the Nine Month Fiscal Period Ended December 31, 1996 . . . . . . .92
       Total Revenue.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .92
       Gross Profit (Loss).. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .92
       Selling, General and Administrative Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .92
       Research and Development. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .93
       Other Income (Expense). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .93
       Income Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .93
   Nine Month Fiscal Period Ended December 31, 1996 Compared to the Fiscal Year Ended March 31, 1996 . . . . .93
       Total Revenue.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .93
       Gross Profit (Loss).. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .93
       Selling, General and Administrative Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .93
       Research and Development. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .94
       Other Income (Expense). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .94
   Liquidity and Capital Resources . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .94
   Quarterly Results of Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .95


                                       vi



CERTAIN TRANSACTIONS OF INNOVA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .98
   Financing Transactions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .98
       Series C and C1 Financing.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .98
       1995 Bridge Loans.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .98
       1996 Bridge Loans.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .99
       Series D Financing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .99
       November 1996 Through March 1997 Bridge Financing.. . . . . . . . . . . . . . . . . . . . . . . . . . .99
       Series E Financing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .99
       1997 Bridge Loans.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100
       Series F Financing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100
       Additional Note Issuances.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100
   Sales to Bachow Communications. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100
   Compensation to Bachow Associates for Acting CEO's Services . . . . . . . . . . . . . . . . . . . . . . . 100
   Policy Concerning Transactions with Related Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . 100

INNOVA MANAGEMENT AND EXECUTIVE COMPENSATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 101
   Management of Innova. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 101
   Executive Compensation of Innova. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 103
       General.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 103
   Stock Option Exercises and Holdings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 104

PRINCIPAL SHAREHOLDERS OF INNOVA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 105

OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 107

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 107

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 107

STOCKHOLDER PROPOSALS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 107

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1


                     APPENDICES TO THE PROXY STATEMENT/PROSPECTUS

APPENDIX A -- Agreement and Plan of Reorganization and Merger

APPENDIX B -- Opinion of CIBC Oppenheimer Corp.

APPENDIX C -- Opinion of Hambrecht & Quist LLC

APPENDIX D -- Chapter 23B.13 of the Washington Business Corporation Act

APPENDIX E -- Forms of Proxy of DMC and Innova

                                       SUMMARY

     THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO. THIS SUMMARY DOES NOT PURPORT TO CONTAIN A COMPLETE STATEMENT OF ALL MATERIAL INFORMATION RELATING TO THE MERGER AGREEMENT, THE MERGER, AND THE OTHER MATTERS DISCUSSED HEREIN AND IS SUBJECT TO, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS CONTAINED IN OR ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS. STOCKHOLDERS OF DMC AND SHAREHOLDERS OF INNOVA SHOULD CAREFULLY READ THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY. CERTAIN CAPITALIZED TERMS USED IN THIS SUMMARY ARE DEFINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

     THIS PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, INCLUDING STATEMENTS REGARDING DMC'S AND INNOVA'S EXPECTATIONS, BELIEFS, INTENTIONS OR STRATEGIES REGARDING THE FUTURE. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO DMC ARE BASED ON INFORMATION AVAILABLE TO DMC AS OF THE DATE HEREOF, AND ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROXY STATEMENT/PROSPECTUS WITH RESPECT TO INNOVA ARE BASED ON INFORMATION AVAILABLE TO INNOVA AS OF THE DATE HEREOF, AND NEITHER DMC NOR INNOVA ASSUMES ANY OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS. IT IS IMPORTANT TO NOTE THAT DMC'S AND INNOVA'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY ARE THE FACTORS DETAILED IN "RISK FACTORS" BELOW.

THE COMPANIES

     DMC. DMC designs, manufactures and markets advanced wireless solutions for worldwide telephone network interconnection and access. DMC provides its customers with a broad product line, which contains products that operate using a variety of transmission frequencies, ranging from 0.3 GigaHertz ("GHz") to 38 GHz, and a variety of transmission capacities, typically ranging from 64 kilobits to OC-3 (155 Megabits per second). DMC's broad product line allows it to market and sell its products to service providers in many locations worldwide with varying interconnection and access requirements. DMC designs its products to meet the requirements of mobile communications networks and fixed access networks worldwide. DMC's products typically enable its customers to deploy and expand their wireless infrastructure and market their services rapidly to subscribers, so that service providers can realize a return on their investments in frequency allocation licenses and network equipment.

     In March 1998, DMC merged with MAS Technology Limited ("MAS"), a New Zealand company, which designs, manufactures, markets and supports digital microwave radio links for the worldwide telecommunications market. The complementary product lines and distribution channels of MAS broadened the range of wireless connection solutions that DMC offers to its customers worldwide.

     DMC believes that it is well-positioned to address worldwide market opportunities for wireless infrastructure suppliers. For example, there are substantial telecommunications infrastructures being built for the first time in many African, Asian and Latin American countries; infrastructures are being expanded in Europe; and personal communications services ("PCS") interconnect networks are being constructed in the United States. DMC believes that maintaining close proximity to its customers provides it with a competitive advantage in securing orders for its products and in servicing its customers. Local offices enable DMC to better understand the local issues and requirements of its customers and to address its customers' individual geographic, regulatory, and infrastructure requirements. As a result, DMC has developed a global sales, service and support organization, with offices in Europe, Africa, Asia, New Zealand, Australia and the Americas. With its 33 sales or support offices in 25 countries, DMC can respond quickly to its customers' needs and provide prompt on-site technical support.

     DMC has sold over 95,000 radios, which have been installed in over 70 countries. DMC markets its products to service providers directly, as well as indirectly through its relationships with original equipment manufacturers ("OEMs") of base stations, such as Motorola, Inc., Siemens AG, and Northern Telecom. Between June 30, 1997 and June 30, 1998, DMC had sold its products to a number of service providers, including China Unicom, BellSouth, Mutiara Telecom and SMART Communications, Inc. in the Asia/Pacific region; IONICA, Jordan Mobile Telephone Services, and Telkom SA in Europe, the Middle East and Africa; and Sprint PCS and Winstar Wireless in the Americas.

     DMC's strategy is to become the largest independent wireless transmission solutions provider in the world. Its current products consist of point-to-point microwave and millimeter wave radios ranging from capacities of 64 Kbps to 155 Mbps and frequencies of 330 MegaHertz ("MHz") to 38 GHz for worldwide voice and data networks. DMC offers a broad range of complementary products and services through its extensive worldwide service and support organization. Typical applications for its products include cellular, PCS/PCN, wireless data transport, local telephone company bypass and fixed access applications. Important factors for its products include the continued growth of wireless data applications, DMC's entry into the emerging synchronous market, and worldwide deployment of fiber lines.

     As used herein, the term "DMC" refers to Digital Microwave Corporation and its subsidiaries. DMC's executive offices are located at 170 Rose Orchard Way, San Jose, California 95134, and its telephone number at that address is (408) 943-0777.

     INNOVA. Innova designs, manufactures and supports millimeter wave radios for use as low to medium capacity wireless communication links in developed and developing telecommunications markets. Innova's products enable telecommunications service providers to establish reliable and cost-effective voice, data and video communications links within their networks. Innova's products operate in frequencies ranging from 13-38 GHz and may be used in various applications, including cellular and PCS/PCN networks, broadband communications, local loop services and long distance networks.

     Innova's millimeter wave radio systems are designed to operate at a variety of E1/T1 rates, are based on a common system architecture and are software configurable. Innova's principal radio systems, the XP4, consist of an Indoor Unit ("IDU"), which interfaces with the user's network and is digitally linked to an Outdoor Unit ("ODU"), which transmits and receives the Radio Frequency ("RF") signal. The common embedded software platform in the IDU and ODU is simple network management protocol ("SNMP") compliant and provides the ability to remotely monitor and manage Innova's radios within a network using the service provider's network management system. Innova's low-capacity, all outdoor radio, the XP2, also utilizes the common embedded software platform, and combines the user network interface and the transmission and receive functions into the single outdoor unit.

     Innova markets its products principally to systems integrators with a strong regional presence in Europe, Latin America and Asia. Innova seeks to develop strategic relationships with these systems integrators, which provide field engineering, installation, project financing and support to service providers. To date, Innova has entered into distribution agreements with Bosch Telecom ("Bosch"), NERA ASA ("NERA"), Wireless, Inc. and Societe Anonyme de Telecommunications ("SAT"). Innova also markets its products directly to certain service providers in the U.S. and internationally. To date, Innova has supplied products, either through distribution relationships or directly, to Alestra (Mexico), Associated Communications (Teligent) (U.S.), Avantel (Mexico), Bosch, Bouygues Telecom (France), Ericsson (Mexico), MobilRom (Romania), Globtel (Slovakia), Nortel (Canada), PacBell Mobile Services (U.S.) and Telcel (Venezuela), among others.

     Innova's executive offices are located at 3325 South 116th Street, Seattle, Washington, and its telephone number at that address is (206) 439-9121.

     MERGER SUB. Merger Sub is a Washington corporation organized by DMC for the purpose of effecting the Merger. It has no material assets and has not engaged in any activities except in connection with the Merger. Merger Sub's executive offices are located at 170 Rose Orchard Way, San Jose, California 95134.

THE SPECIAL MEETINGS

     TIME, PLACE AND DATE. A Special Meeting of Stockholders of DMC will be held at its executive offices located at 170 Rose Orchard Way, San Jose, California on October 7, 1998 at 11:00 a.m. (including any and all adjournments or postponements thereof, the "DMC Special Meeting").

     A Special Meeting of Shareholders of Innova will be held at its executive offices located at 3325 South 116th Street, Seattle, Washington, on October 7, 1998 at 11:00 a.m. (including any and all adjournments or postponements thereof, the "Innova Special Meeting").

     PURPOSE OF THE SPECIAL MEETINGS. At the DMC Special Meeting, holders of DMC Common Stock will consider and vote upon a proposal to approve the Merger Agreement, a copy of which is attached to this Proxy Statement/Prospectus as Appendix A, including the issuance of the shares of DMC Common Stock pursuant to the Merger Agreement. For a more detailed description of the proposal, see "The Merger" and "The Merger Agreement." Stockholders of DMC will also consider and vote upon any other matter that may properly come before the meeting.

     At the Innova Special Meeting, holders of Innova Common Stock will consider and vote upon a proposal to approve the Merger Agreement. As a result of the Merger, Innova will become a wholly owned subsidiary of DMC. In the Merger, each outstanding share of Innova Common Stock, will be converted into the right to receive 1.05 shares of fully paid and nonassessable DMC Common Stock and the associated purchase rights under the DMC Rights Agreement. Cash will be delivered in lieu of fractional shares. Shareholders of Innova will also consider and vote upon any other matter that may properly come before the meeting.

     VOTES REQUIRED; RECORD DATE. Consummation of the Merger requires approval by the affirmative vote of the holders of a majority of the shares of DMC Common Stock present, or represented, and entitled to vote at the DMC Special Meeting. Holders of DMC Common Stock are entitled to one vote per share. Only holders of DMC Common Stock at the close of business on August 28, 1998 (the "DMC Record Date") are entitled to notice of and to vote at the DMC Special Meeting. See "The DMC Special Meeting." As of the DMC Record Date, directors and executive officers of DMC and their affiliates were beneficial owners of an aggregate of 692,790 shares of DMC Common Stock (exclusive of any shares issuable upon the exercise of stock options remaining unexercised as of such date), or approximately 1.48% of the 46,689,392 shares of DMC Common Stock that were issued and outstanding as of such date. See "Management of DMC After the Merger -- Security Ownership of Management."

     Consummation of the Merger also requires approval of the proposal to adopt the Merger Agreement by the holders of a majority of the outstanding shares of Innova Common Stock entitled to vote thereon. Holders of Innova Common Stock are entitled to one vote per share. Only holders of Innova Common Stock at the close of business on August 14, 1998 (the "Innova Record Date") are entitled to notice of and to vote at the Innova Special Meeting. See "The Innova Special Meeting." As of the Innova Record Date, directors and executive officers of Innova and their affiliates were beneficial owners of an aggregate of 6,440,515 shares of Innova Common Stock (exclusive of any shares issuable upon the exercise of stock options or warrants remaining unexercised as of such date), or approximately 45.9% of the 14,021,858 shares of Innova Common Stock that were issued and outstanding as of such date. In addition, two directors of Innova are, in the aggregate, the beneficial holders of approximately 34.0% of the Innova Common Stock outstanding (exclusive of any shares issuable upon the exercise of stock options or warrants remaining unexercised as of such date), on the Innova Record Date, and such directors have agreed to vote their shares in favor of the Merger Agreement. See, "The Innova Special Meeting -- Required Vote; Quorum."

DISSENTERS' RIGHTS OF INNOVA SHAREHOLDERS

     Innova shareholders who do not vote for the Merger and give the required notice can require Innova to purchase their shares of Innova Common Stock for "fair value." The procedure for exercising such rights is detailed in Chapter 23B.13 of the Washington Business Corporation Act, attached hereto as Appendix
D. Innova shareholders who wish to exercise such rights should obtain legal advice and should note that tight time-frames are stipulated for exercising such rights. Holders of DMC Common Stock are not entitled to appraisal rights under the Delaware General Corporation Law in connection with the Merger. See "Dissenters' Rights of Innova Shareholders."

SURRENDER OF STOCK CERTIFICATES

     DMC has authorized ChaseMellon Shareholder Services L.L.C. to act as exchange agent (the "Exchange Agent") under the Merger Agreement. As soon as reasonably practical after the Effective Time (as hereinafter defined) of the Merger, the Exchange Agent will send a letter of transmittal to each Innova shareholder. The letter of transmittal will contain instructions with respect to the surrender of certificates representing Innova Common Stock to be exchanged for DMC Common Stock. See "The Merger -- Conversion of Shares; Procedures for Exchange of Certificates."

     INNOVA SHAREHOLDERS SHOULD NOT FORWARD CERTIFICATES FOR INNOVA COMMON STOCK TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED TRANSMITTAL LETTERS. INNOVA SHAREHOLDERS SHOULD NOT RETURN SHARE CERTIFICATES WITH THE ENCLOSED PROXY.

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

     THE BOARDS OF DIRECTORS OF DMC AND INNOVA HAVE EACH UNANIMOUSLY APPROVED THE MERGER AGREEMENT. THE BOARD OF DIRECTORS OF DMC (THE "DMC BOARD") BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, DMC AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF DMC COMMON STOCK VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT. THE BOARD OF DIRECTORS OF INNOVA ("THE INNOVA BOARD") BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, INNOVA AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF INNOVA COMMON STOCK VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT. THE APPROVAL OF THE MERGER BY THE STOCKHOLDERS OF DMC AND THE SHAREHOLDERS OF INNOVA SHALL CONSTITUTE ADOPTION OF THE MERGER AGREEMENT AND EACH OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING, WITHOUT LIMITATION, CERTAIN PROVISIONS BENEFITING DIRECTORS, EXECUTIVE OFFICERS AND EMPLOYEES OF INNOVA, AS MORE FULLY DESCRIBED HEREIN. See "The Merger -- Background of the Merger," "-- Recommendation of the DMC Board; Reasons of DMC for the Merger," "-- Recommendation of the Innova Board; Reasons of Innova for the Merger" and "-- Interests of Certain Persons in the Merger."

RISK FACTORS

     In addition to the conditions to consummation of the Merger set forth below under "The Merger Agreement -- Conditions," see "Risk Factors" below for a discussion of certain factors pertaining to the Merger and the business of DMC and Innova after the Merger. IN CONSIDERING WHETHER TO APPROVE THE MERGER AGREEMENT, AS THE CASE MAY BE, DMC STOCKHOLDERS AND INNOVA SHAREHOLDERS SHOULD CAREFULLY REVIEW AND CONSIDER THE INFORMATION CONTAINED IN "RISK FACTORS."

THE MERGER

     CONVERSION OF SECURITIES. Upon consummation of the transactions contemplated by the Merger Agreement, (i) Merger Sub will be merged with Innova, whereby Innova will become a wholly owned subsidiary of DMC and (ii) each issued and outstanding share of Innova Common Stock will be converted into the right to receive 1.05 shares of fully paid and nonassessable DMC Common Stock (the "Exchange Ratio") and the associated purchase rights under the DMC Rights Agreement, subject to dissenters' rights under Chapter 23B.13 of the Washington Business Corporation Act, if applicable. Fractional shares of DMC Common Stock will not be issued in connection with the Merger. A holder of Innova Common Stock otherwise entitled to a fractional share of DMC Common Stock will be paid cash in lieu of such fractional share in an amount of cash (rounded up to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the average of the last reported sales prices of DMC Common Stock for the fifteen trading days prior to the date which is two days prior to the Effective Time (as defined herein). See "The Merger -- Conversion of Shares; Procedures for Exchange of Certificates."

     CONDITIONS TO THE MERGER; TERMINATION. The obligations of DMC and Innova to effect the Merger are subject to the satisfaction of certain conditions, including, among others: (i) obtaining the approval of DMC stockholders and Innova shareholders; (ii) receipt of accountants' letters with respect to the qualification of the Merger as a "pooling of interests"; (iii) receipt of legal opinions with respect to the tax consequences of the Merger and other matters; and (iv) the absence of any change in the other party which has had, or is reasonably likely to have, individually or in the aggregate, a material adverse effect on such party. See "The Merger Agreement -- Representations and Warranties," "-- Conditions" and "-- Certain Covenants."

     The Merger Agreement is subject to termination by either DMC or Innova if, among other things, the Merger is not consummated by January 29, 1999. The Merger Agreement also may be terminated by either DMC or Innova under other circumstances, including the failure of the stockholders of DMC Common Stock to approve the

Merger or of the shareholders of Innova Common Stock to approve the Merger. Under certain circumstances leading to termination of the Merger Agreement, DMC or Innova, as the case may be, may be entitled to receive a cancellation fee or expenses. See "The Merger Agreement -- Termination" and "-- Cancellation Fees; Expenses."

     At any time on or prior to the Merger, to the extent legally allowed, each of DMC and Innova, without the approval of the DMC stockholders or Innova shareholders, may waive compliance with any of the agreements or satisfaction of any of the conditions contained in the Merger Agreement for its respective benefit.

     GOVERNMENTAL APPROVALS REQUIRED. Certain aspects of the Merger will require notifications to, and/or approvals from, certain United States authorities. DMC and Innova believe that all material notifications, filings and approvals have been made or obtained, or will be made or obtained, prior to the Effective Time, as the case may be. See "The Merger -- Regulatory Approvals."

     ACCOUNTING TREATMENT. The Merger is expected to be treated by DMC as a "pooling of interests" transaction for accounting and financial reporting purposes. Consummation of the Merger is conditioned upon the delivery of letters from Arthur Andersen LLP, DMC's independent public accountants, and KPMG Peat Marwick LLP, Innova's independent auditors, to this effect. See "The Merger -- Accounting Treatment" and "The Merger Agreement -- Conditions."

OPINIONS OF FINANCIAL ADVISORS

     CIBC Oppenheimer Corp. ("CIBC Oppenheimer") has acted as financial advisor to DMC in connection with the Merger and has delivered a written opinion, dated July 22, 1998, to the DMC Board to the effect that the Exchange Ratio was fair to DMC, from a financial point of view, as of the date of such opinion.

     Hambrecht & Quist LLC ("Hambrecht & Quist") has acted as financial advisor to Innova in connection with the Merger and has delivered a written opinion, dated July 22, 1998, to the Innova Board that the Exchange Ratio was fair to the holders of Innova Common Stock, from a financial point of view, as of the date of such opinion.

     Copies of the written opinions of CIBC Oppenheimer and Hambrecht & Quist, which set forth the respective assumptions made, matters considered and limitations on the reviews undertaken, are attached as Appendices C and D, respectively, to this Proxy Statement/Prospectus and should be carefully read in their entirety. See "The Merger -- Opinion of CIBC Oppenheimer" and "The Merger -- Opinion of Hambrecht & Quist."

COMPARATIVE SHARE PRICES AND DIVIDEND POLICIES

     Shares of DMC Common Stock and Innova Common Stock are listed on Nasdaq. On July 22, 1998, the last full trading day on Nasdaq prior to the public announcement of the proposed Merger, DMC Common Stock closed at $6.50 per share and Innova Common Stock closed at $5.875 per share. Based on an Exchange Ratio of 1.05, the equivalent per share value of DMC Common Stock as of such date was $6.825.

     On August 28, 1998, DMC Common Stock closed at $3.50 per share and Innova Common Stock closed at $3.50 per share. Based on an Exchange Ratio of 1.05, the equivalent per share value of DMC Common Stock as of such date was $3.68. See "Comparative Per Share Prices and Dividend Policies."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Innova Board with respect to the approval by the Innova shareholders of the Merger Agreement and the transactions contemplated thereby, shareholders should be aware that certain members of Innova management and the Innova Board have certain interests in the Merger that are in addition to the interests of shareholders of Innova generally. These interests arise from, among other things, certain employee benefit plans, indemnification and insurance arrangements and employment agreements among DMC, Innova and directors and certain executive officers of Innova. DMC has agreed to offer Mr. Jean-Francois Grenon ("Mr. Grenon") an annual employment agreement, which is renewable at the mutual consent of DMC and Mr. Grenon. Pursuant to such agreement, Mr. Grenon will serve as President of the PDH Division of DMC at an annual salary of $235,000. Additionally, Mr. Grenon will be entitled to certain benefits, including an option to purchase 300,000 shares of DMC Common Stock. For a detailed description of such employment agreement and benefits, see "The Merger -- Interests of Certain Persons in the Merger -- Employment Agreement." Under the terms of the Merger Agreement, each outstanding warrant or other right to purchase Innova Common Stock ("Stock Purchase Right") and each stock option of Innova outstanding at the Effective Time will be assumed by DMC and will not terminate upon the consummation of the Merger. As of July 22, 1998, employees (or former employees) of Innova held options to purchase an aggregate of 1,608,737 shares of Innova Common Stock at a weighted average exercise price of $2.60 per share (at exercise prices ranging from $0.24 to $18.75 per share). As of July 22, 1998, the two directors of Innova who will become directors of DMC at the Effective Time (see, "The Merger -- Interests of Certain Persons in the Merger -- DMC Board" below), held Stock Purchase Rights for an aggregate of 1,685,665 shares of Innova Common Stock at a weighted average price of $0.34 per share (at exercise prices ranging from $0.024 to $2.582 per share.) See "The Merger -- Interests of Certain Persons in the Merger -- Innova Stock Option Plans and Stock Purchase Rights." In addition, for a period of six years from the Effective Time, (i) all rights of indemnification and reimbursement of expenses existing at the Effective Time under Innova's Articles of Incorporation, Bylaws and applicable law in favor of officers and directors of Innova will survive;
(ii) DMC will indemnify and advance expenses to such persons to the full extent required or permitted by Innova's Articles of Incorporation, Bylaws and applicable law; and (iii) DMC will maintain certain officers' and directors' liability insurance policies with respect to claims arising from facts or events occurring before the Merger. "The Merger -- Interests of Certain Persons in the Merger -- Indemnification and Insurance." In addition, two members of the Innova Board will become members of the DMC Board. "The Merger -- Interests of Certain Persons in the Merger -- DMC Board."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to qualify as a "reorganization" for federal income tax purposes and, assuming the Merger does so qualify, generally no gain or loss will be recognized by (i) Innova shareholders (except with respect to cash received by dissenting shareholders or in lieu of fractional shares), (ii) DMC stockholders, (iii) DMC or (iv) Innova as a result of the Merger. Consummation of the Merger is conditioned upon the delivery of opinions of counsel to DMC and Innova, respectively, that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that DMC and Innova each will be a party to that reorganization within the meaning of Section 368(b) of the Code. See "The Merger -- Certain Tax Consequences" and "The Merger Agreement -- Conditions."

COMPARISON OF RIGHTS OF DMC STOCKHOLDERS AND INNOVA SHAREHOLDERS

     The rights of Innova shareholders are currently governed by the Washington Business Corporation Act, Innova's Articles of Incorporation and Innova's Bylaws. Upon consummation of the Merger and subject to dissenters' rights of Innova shareholders under Washington law, Innova shareholders will become stockholders of DMC, which is a Delaware corporation, and their rights as DMC stockholders will be governed by the Delaware General Corporation Law, DMC's Restated Certificate of Incorporation, DMC's Bylaws and the DMC Stockholders' Rights Agreement (the "DMC Rights Agreement"). For a discussion of the various differences between the rights of shareholders of Innova and stockholders of DMC, see "Comparison of Rights of DMC Stockholders and Innova Shareholders."

SELECTED HISTORICAL FINANCIAL DATA OF DMC AND INNOVA

     The following selected historical financial data of DMC and Innova have been derived from their respective audited and unaudited historical financial statements and should be read in conjunction with such consolidated financial statements and the notes thereto included or incorporated by reference herein. The consolidated financial statements for DMC for the three fiscal years ended March 31, 1998 and for Innova for the year ended March 31, 1996, the nine month period ended December 31, 1996, and the year ended December 31, 1997 are included elsewhere in this Proxy Statement/Prospectus. The selected historical financial information as of June 30, 1998 and for the three month periods ended June 30, 1997 and 1998 for DMC and the six month periods ended June 30, 1997 and 1998 for Innova has been derived from the unaudited consolidated statements of DMC and Innova as of and for such periods which are included elsewhere in this Proxy Statement/Prospectus, and which, in the opinion of DMC's and Innova's respective management, reflect all adjustments necessary for the fair presentation of this unaudited interim financial information. The results of operations for these interim periods are not necessarily indicative of the results to be expected for the entire year.

                        DMC SELECTED HISTORICAL FINANCIAL DATA
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                              THREE MONTHS ENDED
                                                            YEAR ENDED MARCH 31,                                  JUNE 30,
                                     ------------------------------------------------------------------    ------------------------
                                        1994          1995          1996          1997          1998          1997          1998
                                     ----------    ----------    ----------    ----------    ----------    ----------    ----------
                                                                                                                  (UNAUDITED)
HISTORICAL CONSOLIDATED STATEMENT
OF OPERATIONS DATA:
Sales . . . . . . . . . . . . . . .  $  126,236    $  165,148    $  172,418    $  211,337    $  310,490    $   64,558    $   53,003
Income (loss) from operations . . .     (22,897)        3,734        (5,786)       17,338        20,908         6,006       (14,840)
Net income (loss) . . . . . . . . .     (22,874)        2,567        (4,472)       13,790        19,878         5,810       (13,962)
Basic earnings (loss) per share . .  $    (0.69)   $     0.07    $    (0.12)   $     0.36    $     0.44         $0.14    $    (0.30)
Diluted earnings (loss) per share .  $    (0.69)   $     0.07    $    (0.12)   $     0.35    $     0.42         $0.13    $    (0.30)
Basic weighted average shares . . .
  outstanding . . . . . . . . . . .      33,056        35,850        37,944        38,611        45,361        42,763        46,682
Diluted weighted average shares
  outstanding . . . . . . . . . . .      33,056        35,850        37,944        39,887        47,329        44,755        46,682


                                                                MARCH 31,
                                     ------------------------------------------------------------------          JUNE 30,
                                        1994          1995          1996          1997          1998               1998
                                     ----------    ----------    ----------    ----------    ----------    --------------------
                                                                                                                (UNAUDITED)
HISTORICAL CONSOLIDATED BALANCE
SHEET DATA:
Working capital . . . . . . . . . .  $   18,147    $   29,267    $   41,528   $   105,522    $  130,107          $  114,417
Total assets  . . . . . . . . . . .      87,504       109,500       106,850       193,199       240,400             211,083
Total stockholders' equity. . . . .      29,697        38,016        54,887       125,307       178,494             162,490


                    INNOVA SELECTED HISTORICAL FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               NINE MONTH                     SIX MONTHS ENDED
                                            YEAR ENDED MARCH 31,              PERIOD ENDED  YEAR ENDED             JUNE 30,
                                     --------------------------------------   DECEMBER 31,  DECEMBER 31,   ------------------------
                                        1994          1995          1996        1996(1)         1997          1997          1998
                                     ----------    ----------    ----------    ----------    ----------    ----------    ----------
                                                                                                                (UNAUDITED)
HISTORICAL CONSOLIDATED STATEMENT
OF OPERATIONS DATA:
Net revenues . . . . . . . . . . .   $      877    $    2,358    $    1,962    $    2,104    $   36,100    $   12,582    $   24,957
Loss from operations . . . . . . .       (5,234)       (6,116)       (8,816)       (7,186)       (1,176)       (2,675)          (65)
Net income (loss). . . . . . . . .       (5,400)       (6,318)       (9,061)       (7,329)       (1,060)       (3,013)          284
Basic and diluted earnings (loss)
  per share. . . . . . . . . . . .   $  (211.12)   $   (13.69)   $   (14.40)   $    (8.27)   $    (0.18)   $    (3.17)   $     0.02
Cumulative basic and diluted per
  share effect of change in
  accounting principle(2). . . . .   $       --    $       --    $       --    $       --    $       --    $       --    $     0.01
Basic weighted average shares
  outstanding. . . . . . . . . . .           26           462           629           886         5,795           949        13,867
Diluted weighted average shares
  outstanding. . . . . . . . . . .           26           462           629           886         5,795           949        17,294


                                                  MARCH 31,                           DECEMBER 31,
                                     --------------------------------------    ------------------------          JUNE 30,
                                        1994          1995          1996          1996          1997               1998
                                     ----------    ----------    ----------    ----------    ----------    --------------------
                                                                                                                (UNAUDITED)
HISTORICAL CONSOLIDATED BALANCE
SHEET DATA:
Working capital (deficit). . . . .   $   (2,388)   $    1,815    $    2,156    $     (289)   $   37,516          $   32,020
Total assets . . . . . . . . . . .        2,798         5,093         6,747         7,305        56,795              64,333
Total shareholders' equity
  (deficit). . . . . . . . . . . .      (14,753)      (21,052)      (30,085)      (37,360)       48,105              48,767



--------------------------------
(1) Subsequent to March 31, 1996, Innova changed its fiscal year end to December 31.

(2)  See Note 1(q) to Innova's Consolidated Financial Statements.

SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     The following selected unaudited pro forma combined condensed financial data are derived from the unaudited pro forma combined condensed financial statements and notes thereto appearing elsewhere herein, which give effect to the Merger as a pooling of interests, and should be read in conjunction with such unaudited pro forma statements and notes thereto and the separate audited consolidated financial statements and related notes thereto of DMC and Innova, respectively, included in or attached to this Proxy Statement/Prospectus. See "Unaudited Pro Forma Combined Condensed Financial Statements." For purposes of the unaudited pro forma combined financial statements, DMC's consolidated financial statements for the years ended March 31, 1996, 1997 and 1998 have been combined with the financial statements of Innova for the year ended March 31, 1996, the nine months ended December 31, 1996 and the year ended December 31, 1997, respectively. The unaudited pro forma combined condensed statements of income for the three month periods ended June 30, 1997 and 1998 reflect the combination of the statements of income (loss) of DMC for the three month periods ended June 30, 1997 and 1998 with the statements of income (loss) of Innova for the three month periods ended March 31, 1997 and June 30, 1998, respectively. As a result, the results of operations for Innova for the three months ended March 31, 1998 are not included in any of the periods presented in the unaudited pro forma combined condensed financial statements.

     The unaudited pro forma information is presented for comparative purposes only and does not purport to be indicative of the operating results or financial position that would have occurred if the Merger had been consummated at the beginning of the periods presented, nor is such information necessarily indicative of the future operating results or financial position of DMC and Innova.

           SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                    (UNAUDITED)

                                                                                                           THREE MONTHS ENDED
                                                           YEAR ENDED MARCH 31,                                  JUNE 30,
                                              ------------------------------------------------        ---------------------------
                                                 1996               1997               1998              1997             1998
                                              ----------         ----------         ----------        ----------       ----------
PRO FORMA STATEMENT OF OPERATIONS DATA:
Sales . . . . . . . . . . . . . . . . . . .   $  174,380         $  213,441         $  345,116        $   69,468       $   63,211
Income (loss) from operations . . . . . . .      (14,602)            10,152             19,732             4,086          (16,359)
Net income (loss) . . . . . . . . . . . . .      (13,533)             6,461             18,818             3,691          (15,481)
Basic earnings (loss) per share . . . . . .   $    (0.35)        $     0.16         $     0.37        $     0.08        $   (0.25)
Diluted earnings (loss) per share . . . . .   $    (0.35)        $     0.13         $     0.30        $     0.06        $   (0.25)
Basic weighted average shares
  outstanding . . . . . . . . . . . . . . .       38,604             39,541             51,446            43,752           61,351
Diluted weighted average shares
  outstanding . . . . . . . . . . . . . . .       38,604             50,464             62,531            57,033           61,351


                                                                                                                        JUNE 30,
                                                                                                                          1998
                                                                                                                       ----------
PRO FORMA COMBINED BALANCE SHEET DATA:
Working capital. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $  142,395
Total assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      274,949
Total stockholders' equity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      207,215


COMPARATIVE PER SHARE DATA

     The following table presents historical unaudited pro forma combined and unaudited pro forma equivalent per share data of DMC and Innova after giving effect to the Merger using the pooling of interests method of accounting, assuming the Merger had been effective during all periods presented. The pro forma equivalent data for Innova have been calculated by multiplying the DMC pro forma combined amounts by the Exchange Ratio of 1.05. The pro forma data do not purport to be indicative of the results of future operations or the results that would have occurred had the Merger been consummated at the beginning of the periods presented. The information set forth below should be read in conjunction with the historical financial statements and notes thereto of DMC and Innova incorporated by reference in this Proxy Statement/Prospectus, and the unaudited pro forma combined condensed financial statements included elsewhere in this Proxy Statement/Prospectus. Neither DMC nor Innova has paid cash dividends for fiscal years 1996 through 1998 and the three month period ended June 30, 1998.

                                                                                                                  THREE MONTHS
                                                                   YEAR ENDED MARCH 31,                              ENDED
                                               ------------------------------------------------------------         JUNE 30,
                                                      1996                 1997                  1998                 1998
                                               -----------------    -----------------     -----------------    -----------------
HISTORICAL -- DMC COMMON STOCK
Basic earnings (loss) per share: . . . . . .       $ (0.12)             $  0.36               $  0.44              $ (0.30)
Diluted earnings (loss) per share: . . . . .       $ (0.12)             $  0.35               $  0.42              $ (0.30)
Book value per share:(1) . . . . . . . . . .       $  1.73              $  3.38               $  3.83              $  3.48


                                                                        NINE MONTH                                THREE MONTHS
                                                   YEAR ENDED          PERIOD ENDED           YEAR ENDED             ENDED
                                                    MARCH 31,          DECEMBER 31,          DECEMBER 31,           JUNE 30,
                                               -----------------    -----------------     -----------------    -----------------
                                                      1996                 1996                  1997                 1998
                                               -----------------    -----------------     -----------------    -----------------
HISTORICAL -- INNOVA COMMON STOCK
Basic earnings (loss) per share: . . . . . .       $ (14.40)            $ (8.27)              $ (0.18)             $ (0.11)
Diluted earnings (loss) per share: . . . . .       $ (14.40)            $ (8.27)              $ (0.18)             $ (0.11)
Book value per share:(1) . . . . . . . . . .       $  (6.87)            $ (4.58)              $  3.52              $  3.48


                                                                                                                 THREE MONTHS
                                                                                                                     ENDED
                                                                   YEAR ENDED MARCH 31,                             JUNE 30,
                                               ------------------------------------------------------------    -----------------
                                                     1996                 1997                  1998                 1998
                                               -----------------    -----------------     -----------------    -----------------
PRO FORMA COMBINED NET INCOME (Loss) PER DMC
SHARE
Basic earnings (loss) per share: . . . . . .       $ (0.35)             $  0.16               $  0.37              $ (0.25)
Diluted earnings (loss) per share: . . . . .       $ (0.35)             $  0.13               $  0.30              $ (0.25)
PER EQUIVALENT INNOVA SHARE
Basic earnings (loss) per share: . . . . . .       $ (0.37)             $  0.17               $  0.38              $ (0.26)
Diluted earnings (loss) per share: . . . . .       $ (0.37)             $  0.13               $  0.32              $ (0.26)


                                                                                                                    JUNE 30,
                                                                                                                      1998
                                                                                                               -----------------
PRO FORMA COMBINED BOOK VALUE PER SHARE (2)
Per DMC share: . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $  3.38
Equivalent Innova share:(3). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $  3.54



-------------------------

(1) The historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock and preferred stock, on an as if converted basis, outstanding at the end of the period.

(2) The pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock outstanding at the end of each period.

(3) The Innova equivalent pro forma combined per share amounts are calculated by multiplying the combined pro forma per share amounts by the Exchange Ratio of 1.05 shares of DMC Common Stock for each share of Innova Common Stock.

                                     RISK FACTORS

     THIS PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. DMC'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH FORWARD-LOOKING STATEMENTS AS A RESULT OF A VARIETY OF FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN, OR INCORPORATED BY REFERENCE INTO, THIS PROXY STATEMENT/PROSPECTUS. THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, SHOULD BE CONSIDERED CAREFULLY.

UNCERTAINTIES ASSOCIATED WITH THE INTEGRATION OF INNOVA

     The Merger involves the combination of the business of Innova with the business of DMC. Among the factors considered by the DMC Board and the Innova Board in connection with their approval of the Merger Agreement were the opportunities for operating efficiencies that they expect will ultimately result from the Merger. If the integration of the operations of Innova into DMC following the Merger is to be successful, it will require the dedication of management resources in order to achieve the anticipated operating efficiencies of the Merger, which may distract attention from the day-to-day business of the combined company. There can be no assurance that such integration will be accomplished smoothly or successfully. No assurance can be given that difficulties encountered in integrating the operations of Innova into DMC will be overcome or that the benefits expected from such integration will be realized. The difficulties of combining the operations of Innova into DMC are exacerbated by the necessity of coordinating geographically separated organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. Successful integration of the two companies' sales and marketing organizations will require the sales and marketing personnel of each company to learn about the often technically complex products, services and technologies of the other company. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of DMC's businesses, including the business acquired in the Merger. Difficulties encountered in connection with the Merger and the integration of the operations of Innova could have an adverse effect on the business, results of operations or financial condition of DMC. In addition, as commonly occurs with mergers of technology companies, during the pre-merger and integration phases, aggressive competitors may undertake initiatives to attract customers and to recruit key employees through various incentives which could have a material adverse effect on the business, results of operations and financial condition of the combined company.

SUBSTANTIAL EXPENSES RESULTING FROM THE MERGER

     In connection with the Merger, DMC expects to incur a charge in the quarter ending December 31, 1998, currently estimated to be in the range of $30 million to $40 million, to reflect transaction-related expenses, as well as expenses relating to the integration of the two companies, including inventory write-downs due to duplicative product lines, costs relating to severance and employee relocation, the elimination of duplicate systems and facilities and other integration costs. This amount is a preliminary estimate only and is therefore subject to change. In addition, there can be no assurance that DMC will not incur additional charges in subsequent quarters to reflect costs associated with the Merger. In any event, costs associated with the Merger are expected to have a negative effect on DMC's results of operations in the quarter ending December 31, 1998 and possibly the quarter ended March 31, 1999.

RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

     Both DMC and Innova are highly dependent on sales to customers outside the United States. In fiscal year 1997, fiscal year 1998 and the three months ended June 30, 1998, sales to international customers accounted for 95%, 95% and 72%, respectively, of DMC's net sales. Through fiscal year 1997, and June 30, 1998 approximately 93% and 94%, respectively of Innova's sales have been made to customers located outside of the United States. DMC and Innova expect that international sales will continue to account for the majority of the net sales of DMC and Innova for the foreseeable future. As a result, DMC and Innova are subject to the risks of doing business internationally, including unexpected changes in regulatory requirements, fluctuations in foreign currency exchange rates, imposition of tariffs and other trade barriers and restrictions, the burdens of complying with a variety of foreign laws, and general economic conditions, including inflation. Recent events in Asia, including depreciation of certain Asian currencies, failures of financial institutions, stock market declines, and reduction in planned capital investment at key enterprises, have adversely affected, and may continue to adversely affect, DMC's and Innova's revenues in Asian markets. These events also appear to have had an indirect adverse effect on sales in other international markets. DMC and Innova also are subject to general geopolitical risks, such as political and economic instability and changes in diplomatic and trade relationships, in connection with their international operations. Potential markets for DMC's and Innova's products exist in developing countries that may deploy wireless communications networks. Such countries may decline to construct wireless communications networks, experience delays in the construction of such networks or use the products of a competitor of DMC or Innova to construct such networks. As a result, any demand for DMC's or Innova's products in such countries will be similarly limited or delayed. In addition, DMC or Innova may experience more volatile political, economic and foreign currency fluctuations in developing countries. There can be no assurance that currency fluctuations, changes in the rate of inflation or any of the aforementioned factors will not have a material adverse effect on DMC's or Innova's business, financial condition or results of operations.

NEED FOR ADDITIONAL LINE OF CREDIT

     At June 30, 1998, DMC's principal sources of liquidity consisted of $21.4 million in cash and cash equivalents and short-term investments and an unsecured $25.0 million revolving bank credit facility which expires on September 30, 1998. DMC believes that it will not be able to renew the bank credit facility under its present terms and that it will be necessary to obtain new or additional credit facilities to provide capital for future requirements. DMC is currently negotiating with several different lenders for an asset based lending line of credit in the amount of $30 to $40 million to replace the current credit facility. DMC's management believes it will have this new line of credit in place before the existing line of credit expires on September 30, 1998; however, there can be no assurance that this will occur. DMC's management believes that with the proposed new credit facility DMC will be able to meet both its working capital and capital expenditure requirements through fiscal 1999. DMC's management also has implemented plans to reduce DMC's cash requirements through a combination of reductions in working capital, equipment purchases and operating expenses. DMC's management believes that such plans combined with existing cash balances and other sources of liquidity will enable DMC to meet its cash requirements through fiscal 1999. However, there can be no assurance that DMC will be able to implement these plans or that it will be able to do so without a material adverse effect on DMC's business, financial results or results of operations. Additionally, DMC may require additional financing from other sources in fiscal 2000; however, there can be no assurance that DMC will be able to obtain such additional financing in the required time frame on commercially reasonable terms, or at all. Issuance of additional equity securities by DMC could result in dilution to its present or future stockholders.

UNCERTAINTIES ASSOCIATED WITH THE INTEGRATION OF OTHER ACQUIRED BUSINESSES

     In March 1998, DMC acquired MAS. In connection with that transaction, DMC has dedicated and will continue to dedicate substantial management resources in order to achieve the anticipated operating efficiencies from integrating the two companies. These efforts could reduce the availability of personnel to assist in the integration of Innova with DMC. Difficulties encountered in integrating either companies' operations could adversely affect the business, results of operations or financial condition of DMC. Also, DMC intends to pursue additional acquisition opportunities from time to time. The integration of any businesses that DMC might acquire could require substantial management resources. There can be no assurance that any such integration will be accomplished without having a short or potentially long-term adverse effect on the business, results of operations or financial condition of DMC or that the benefits expected from any such integration will be fully realized.

FIXED EXCHANGE RATIO; CHANGE IN RELATIVE STOCK PRICES MAY CHANGE VALUE OF CONSIDERATION RECEIVED

     The Exchange Ratio is expressed in the Merger Agreement as a fixed ratio of
1.05 shares of DMC Common Stock for each outstanding share of Innova Common Stock. Accordingly, the Exchange Ratio will not be adjusted in the event of any increase or decrease in the price of either DMC Common Stock or Innova Common Stock, although adjustments will be made in the event of stock splits, stock dividends or other like changes with respect to DMC Common Stock. Therefore, the value of the consideration to be received by shareholders of Innova may change. The price of DMC Common Stock at the closing of the Merger is likely to vary from its price at the date of this Proxy Statement/Prospectus and at the date of the DMC Special Meeting. Such variations may be the result of changes in the business, operations or prospects of DMC or Innova, market assessments of the likelihood that the Merger will be consummated and the timing thereof, regulatory considerations, general market and economic conditions and other factors. Shareholders of Innova are urged to obtain current market quotations for

DMC Common Stock and Innova Common Stock. No assurance can be given as to the market prices of DMC Common Stock or Innova Common Stock at any time before the Effective Time or as to the market price of DMC Common Stock at any time thereafter.

FAILURE TO QUALIFY FOR POOLING-OF-INTERESTS ACCOUNTING TREATMENT MAY IMPACT REPORTED OPERATING RESULTS

     The obligations of DMC and Innova to effect the Merger are subject to a number of conditions, one of which is that each of them receive an opinion from their respective independent public accountants that the Merger qualifies for pooling-of-interests treatment under U.S. generally accepted accounting principles ("U.S. GAAP"). Under pooling-of-interests treatment, the accounts of DMC will be combined with those of Innova at their historical carrying amount and DMC's financial statements for all prior periods will be restated to reflect the accounts of DMC as if the two companies had been combined for all periods.

     Nevertheless, should the Merger become or be declared unconditional in all respects and thereafter not qualify for pooling-of-interests treatment, the purchase method of accounting would be applied. Under that method, the estimated fair value of the DMC Common Stock issued to effect the Merger would be recorded as the cost of acquiring the business of Innova. That cost would be allocated to the individual assets acquired and liabilities assumed according to their respective fair values with the excess of the estimated fair value of DMC Common Stock over the fair value of net assets acquired recorded as goodwill, to be amortized over a period up to 40 years, but in all likelihood less than ten years. The estimated fair value of the DMC Common Stock to be issued pursuant to the Merger is substantially in excess of the amount at which the net assets are carried in the accounts of Innova. Accordingly, purchase accounting treatment could have a material adverse effect on the reported operating results of the combined companies as compared to that under pooling-of-interests treatment. See "The Merger -- Accounting Treatment" and "The Merger Agreement -- Conditions."

CHANGES IN THE RIGHTS OF INNOVA SHAREHOLDERS WILL OCCUR

     Innova is incorporated in the State of Washington. Those shareholders of Innova who exchange their shares of Innova Common Stock for DMC Common Stock and whose rights as shareholders of Innova are currently governed by the Washington Business Corporation Act, the Articles of Incorporation of Innova and the Bylaws of Innova, will, upon the exchange of shares of Innova Common Stock, become stockholders of DMC and their rights as stockholders of DMC will be governed by the Delaware General Corporation Law, the Restated Certificate of Incorporation of DMC, and the Bylaws of DMC. DMC and Innova are both currently subject to the U.S. securities laws and the rules and regulations of Nasdaq.

     Certain differences between the rights of the shareholders of Innova and the stockholders of DMC arise from differences between the Washington Business Corporation Act and the Delaware General Corporation Law, as well as from the differences between the corporate governing instruments of the two companies. These differences may have a material effect on the rights of the shareholders of Innova to nominate, vote for and remove directors, approve certain corporate action, receive dividends, and inspect corporate records, among other things. See "Description of DMC Capital Stock," "Description of Innova Capital Stock" and "Comparison of Rights of DMC Stockholders and Innova Shareholders."

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The quarterly operating results of DMC and Innova can vary significantly depending on several factors, any of which could have a material adverse effect on DMC's business, financial condition or results of operations. In particular, DMC's and Innova's quarterly results of operations can vary due to the volume and timing of product orders received and delivered during the quarter, the ability of DMC and Innova and their key suppliers to respond to changes made by customers in their orders, and the timing of new product introductions by DMC and Innova and their competitors. DMC's and Innova's quarterly operating results may also vary significantly depending on other factors, including the mix of products sold, the cost and availability of components and subsystems, relative prices of DMC's and Innova's products, adoption of new technologies and industry standards, competition, fluctuations in foreign currency exchange rates, regulatory developments, and general economic conditions. In addition, wireless infrastructure suppliers are experiencing, and are likely to continue to experience, intense price pressure, which has resulted, and is expected to continue to result, in downward pricing pressure on DMC's and Innova's products. As a result, DMC and Innova have experienced, and expect to continue to experience, declining average sales prices for their products. DMC's and Innova's ability to maintain their gross profit margins depends upon their ability to continue to improve manufacturing efficiencies, reduce material costs of products and to continue to introduce new products and product enhancements. There can be no assurance that after the Merger DMC or Innova will be able to offset such downward price pressure through corresponding cost reductions. Any inability of DMC or Innova to respond to increased price competition would have a material adverse effect on DMC's or Innova's business, financial condition and results of operations. Since DMC's and Innova's customers frequently negotiate supply arrangements far in advance of delivery dates, DMC and Innova often must commit to price reductions for their products before they are aware of how, or if, such cost reductions can be obtained. As a result, such current or future price reduction commitments could have, and any inability of DMC or Innova to respond to increased price competition would have, a material adverse effect on DMC's or Innova's business, financial condition and results of operations. The combined company may also increase spending in response to competition or to pursue new market opportunities. Accordingly, there can be no assurance that either DMC or Innova will be able to sustain profitability in the future, particularly on a quarter-to-quarter basis.

LIMITED OPERATING HISTORY OF INNOVA; HISTORY OF SIGNIFICANT LOSSES FOR INNOVA

     Innova was incorporated in 1989 and was in the development stage until mid-1996, when it began shipment of its XP4 products, its first line of millimeter wave radios to be shipped in commercial quantities. Due to Innova's limited operating history, among other things, there can be no assurance that the integration of Innova into DMC will not adversely affect DMC's earnings. In view of Innova's limited operating history, Innova remains vulnerable to a variety of business risks generally associated with rapidly growing companies. The likelihood of Innova's success must be considered in light of the problems, expenses, complications and delays frequently encountered in connection with the development of new products, markets and operations. As a result of Innova's net losses and limited operating and sales history, period-to-period comparisons of operating results may not be meaningful and results of operations from prior periods may not be indicative of future results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Innova."

IMPORTANCE OF NEW PRODUCTS; RAPID TECHNOLOGICAL CHANGE

     The wireless communications market is characterized by rapidly changing technologies and evolving industry standards. Accordingly, DMC's future performance, and the future performance of Innova, depends on a number of factors, including the ability of each company to identify emerging technological trends in their target markets, to develop and to maintain competitive products, to enhance their products by adding innovative features that differentiate their products from those of their competitors and to manufacture and to bring products to market quickly at cost-effective prices. DMC and Innova believe that to remain competitive in the future they will need to continue to develop new products, which will require the investment of significant financial resources in new product development. There can be no assurance, however, that DMC or Innova will successfully complete the development of any future products, that such products will achieve market acceptance or that such products will be capable of being manufactured at competitive prices in sufficient volumes. In the event that such products are not timely developed, do not gain market acceptance or are not manufacturable at competitive prices, DMC's and Innova's business, financial condition or results of operations could be materially adversely affected. In some instances, DMC and Innova enter into agreements to supply products to customers where the products are not fully developed at the time of entering into the agreement.
The failure of DMC and Innova to develop products required for timely performance under such agreements can have a material impact on DMC's or Innova's business, financial condition and results of operations. Although DMC and Innova extensively test their products prior to introduction, design errors may be discovered after initial product sampling, resulting in delays in volume production or recalls of products sold. The occurrence of such errors could have a material adverse effect on their respective business, financial condition and results of operations. Any significant delay or failure to develop, manufacture or ship new or enhanced products by either DMC or Innova could also have a material adverse effect on their respective business, financial condition and results of operations.

MARKETS FOR THE PRODUCTS OF DMC AND INNOVA ARE HIGHLY COMPETITIVE

     The microwave interconnection and access business is a specialized segment of the wireless telecommunications industry and is extremely competitive. DMC and Innova expect such competition to increase in the future. Several established and emerging companies offer a variety of microwave, fiber optic and other connectivity products for applications similar to those of DMC's and Innova's products. Competitors of DMC and

Innova may have more extensive engineering, manufacturing and marketing capabilities and substantially greater financial, technical and personnel resources than DMC or Innova. In addition, competitors of DMC and Innova may have greater name recognition, broader product lines, a larger installed base of products and longer-standing customer relationships. DMC considers its primary competitors to be L.M. Ericsson, Siemens AG, P-COM, Inc. and the Farinon Division of Harris Corporation. In addition, other existing competitors presently include Alcatel, Nokia, Innova, SIAE, NEC, NERA, and Northern Telecom. Both Northern Telecom and Siemens AG have product lines that compete with those of DMC, and are also OEMs through which DMC markets and sells its products.
Some of DMC's and Innova's largest customers could develop the capability to manufacture products similar to those manufactured by DMC and Innova. DMC and Innova believe that competition in their markets is based primarily on customer service and support, breadth of product line, price and financing terms, performance, rapid delivery, and reliability. Failure to keep pace with technological advances would adversely affect the combined company's competitive position and could have a material adverse effect on their respective businesses, results of operations and financial conditions. DMC's future success after the Merger will depend upon the ability of DMC, and Innova as a subsidiary of DMC, to address the increasingly sophisticated needs of their customers by enhancing current products, by developing and introducing new products in a timely manner that keep pace with technological developments and emerging wireless telecommunications services, and by providing such products at competitive prices. DMC's major contractual awards are often subject to the receipt of firm orders, which, in turn, may be subject to many conditions, including that the equipment purchased be competitive in the wireless telecommunications marketplace with respect to technology, price, quality, and other commercial concerns. In addition, because DMC's major orders often require deliveries for periods over 12 months, such products are subject to risks associated with obsolescence due to rapidly changing technology. There can be no assurance that DMC will have the financial resources, technical expertise, or marketing, sales, distribution, and customer service and support capabilities to compete successfully. Moreover, the Merger may have the effect of inducing certain of DMC's or Innova's competitors to enter into additional business combinations, to accelerate product development or to engage in aggressive price reductions or other competitive practices thereby creating even more powerful or aggressive competitors.

DEPENDENCE ON COMPONENT AVAILABILITY, SUBCONTRACTOR PERFORMANCE AND KEY
SUPPLIERS

     The manufacturing operations of DMC and Innova are highly dependent upon the delivery of materials by outside suppliers in a timely manner. In addition, DMC, and Innova to a lesser extent, depend in part upon subcontractors to assemble major components and subsystems used in their products in a timely and satisfactory manner. The failure of an outside supplier or subcontractor to deliver such materials, components or subsystems in a timely and satisfactory manner could have a material adverse effect on DMC's or Innova's business, financial condition and results of operations. DMC or Innova may increase their reliance on outside suppliers and subcontractors to provide materials, components and subsystems. DMC does not generally enter into long-term or volume purchase agreements with any of its suppliers, and no assurance can be given that such materials, components and subsystems will be available in the quantities required by DMC, if at all. The inability of DMC or Innova to develop alternative sources of supply quickly and on a cost-effective basis could materially impair the ability of DMC or Innova to manufacture and deliver their products in a timely manner. There can be no assurance that DMC or Innova will not experience material supply problems or component or subsystem delays in the future.

MANAGEMENT OF GROWTH

     Future growth of DMC's operations depends, in part, on its ability to introduce new products and product enhancements to meet the emerging trends in the wireless telecommunications industry. DMC has pursued, and after the Merger will continue to pursue, growth opportunities through internal development and acquisitions of complementary businesses and technologies. DMC is unable to predict whether and when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. DMC competes for acquisition and expansion opportunities with many entities that have substantially greater resources than DMC. In addition, acquisitions may involve difficulties in the retention of personnel, diversion of management's attention, unexpected legal liabilities, and tax and accounting issues. There can be no assurance that DMC will be able to successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired businesses into its operations, or expand into new markets. Once integrated, acquired businesses may not achieve comparable levels of revenues, profitability, or productivity as the existing business of DMC or otherwise perform as expected. The occurrence of any of these events could have a material adverse effect on DMC's business, financial condition or results of operation.

CUSTOMER CONCENTRATION

     During any given quarter, a small number of customers may account for a significant portion of the net sales of DMC and Innova. For the three months ended June 30, 1998, the top three customers accounted for 17% of DMC's net sales and two customers accounted for approximately 58% of Innova's sales of XP4 radios. At June 30, 1998, three customers accounted for approximately 23% of DMC's $71.2 million backlog. There can be no assurance that DMC's or Innova's current customers will continue to place orders with DMC or Innova, that orders by existing customers will continue to be at levels of previous periods, or that DMC or Innova will be able to obtain orders from new customers. DMC's and Innova's customers typically are not contractually obligated to purchase any quantity of products in any particular period and product sales to major customers have varied widely from period to period. The loss of any existing customer, a significant reduction in the level of sales to any existing customer, or the failure of DMC or Innova to gain additional customers could have a material adverse effect on DMC's or Innova's business, financial condition and results of operations.

LIMITATIONS ON USE OF NET OPERATING LOSS CARRYFORWARDS

     Section 382 of the Code imposes certain limitations on the ability of a "loss corporation" to use its net operating losses ("NOLs") to offset its future taxable income in taxable years following an "ownership change" (including an ownership change resulting from the issuance of stock). In general, an ownership change occurs if the percentage (as measured by value) of the loss corporation's stock (other than certain preferred stock) which is owned, directly or indirectly, by one or more 5% shareholders (or certain groups of shareholders collectively treated as a 5% shareholder) is increased by more than 50 percentage points over the lowest percentage of stock owned by such 5% shareholders at any time during the applicable "testing period." In the event of an ownership change, the amount of pre-change NOLs that the loss corporation can use to offset its taxable income in a post-change taxable year will be limited to an amount equal to the product of the "long-term tax-exempt rate" then in effect and the value of the loss corporation's stock immediately prior to the ownership change (without taking into account for such valuation purposes certain capital contributions received by the loss corporation during the two-year period preceding the ownership change) (the "Section 382 Limitation"). The long-term tax-exempt rate is an interest rate based upon certain specified U.S. Treasury debt obligations and announced on a monthly basis by the Internal Revenue Service (the "IRS"). In addition, if the loss corporation does not continue its historic business or continue to use a substantial portion of its historic assets in its business for a two-year period following an ownership change, the Section 382 limitation would be reduced to zero, with the effect that no portion of the pre-change NOLs would be available to offset future taxable income (except in certain very limited circumstances).

     Innova has reviewed past issuances of stock, grants of options and warrants to acquire Innova Common Stock and issuances of debt instruments convertible into Innova Common Stock, as well as share transfers among its shareholders, to determine the effect of such events under Section 382 of the Code. Based on such review, Innova believes that ownership changes occurred on both February 20, 1992 and February 13, 1995, and that as a result, the NOLs incurred by Innova prior to such dates are subject to the Section 382 limitation. Thus, to the extent that Innova's taxable income in a post-change taxable year exceeds the amount of the Section 382 limitation, Innova's federal income tax liability for such taxable year would be greater than it would otherwise be if the pre-change NOLs were fully available to offset such taxable income. Innova believes that the availability of the cumulative NOL incurred through February 13, 1995 will not be limited by the Section 382 limitation. However, DMC and Innova believe that the Merger, if consummated, would constitute an ownership change. As a result, DMC's ability to use some or all of Innova's NOLs incurred prior to the Merger would become subject to the Section 382 limitation. As of June 30, 1998, Innova had remaining NOLs of approximately $35.9 million.

YEAR 2000 COMPLIANCE

     DMC and Innova are aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The "Year 2000" problem is concerned with whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Year 2000 problem is pervasive and complex as virtually every company's computer operation will be affected in some way. DMC's computer programs, which process its operational and financial transactions, were designed and developed without considering the impact of the upcoming change in century. In addition, some of DMC's products being shipped today are not Year 2000 compliant. If not corrected, DMC's computer programs and products could fail or create erroneous results by or at the Year 2000. Innova has determined that its newly installed information management system has been certified by Oracle Corporation to be Year 2000 compliant. Innova also has completed an assessment of the embedded software incorporated in its products, and has determined that it is Year 2000 compliant as well. Innova has not yet evaluated its non-IT systems. Non-IT systems include systems or hardware containing embedded technology such as microcontrollers. Innova believes that the costs incurred in investigating and remedying issues related to Year 2000 compliance involving internal operations will not be material. Innova has not yet developed a contingency plan to operate in the event that any non-compliant critical systems are not remedied by January 1, 2000 and has not yet determined a time table for developing such a plan.

     DMC is taking steps to ensure its products and computer programs will continue to operate on and after January 1, 2000. DMC has formed a project team consisting of staff from its Manufacturing, Customer Service, Finance, Human Resources, Sales, Marketing, Legal, Engineering and Information Technology departments and is lead by a project manager. A five phase solution process has been established consisting of (1) awareness, (2) assessment, (3) renovation,
(4) validation, and (5) implementation. This team is currently in the second phase which includes evaluating both DMC's products and information technology ("IT") systems at greatest risk and identifying alternative solutions to correcting the Year 2000 problem. DMC estimates that it will complete this five phase process for all of its significant systems by December 31, 1998. DMC's Year 2000 project team has identified its manufacturing IT system as its highest priority and plans to install an upgrade to DMC's current manufacturing system supplied by the vendor of that system. DMC has not yet evaluated its non-IT systems. DMC believes that it will expend $0.5 million investigating and remedying issues related to Year 2000 compliance involving its internal operations. However, if systems material to DMC's operations have not been made Year 2000 compliant by the completion of the project, the Year 2000 issue could have a material adverse effect on DMC's financial statements. DMC has not yet developed a contingency plan to operate in the event that any noncompliant critical systems are not remedied by January 1, 2000. DMC expects to develop such a contingency plan by December 31, 1998.

     DMC is contacting its primary suppliers and subcontractors to determine that they are developing plans to address processing transactions in the Year 2000 and to monitor their progress toward Year 2000 capability. The responses received by DMC to date have indicated that steps are currently being implemented to address this concern. Innova believes that it will not be dependent upon any single supplier in the Year 2000, and therefore has made a determination not to contact its primary suppliers and subcontractors to determine that they are developing plans to address processing transactions in the Year 2000.

     Based on the steps being taken to address this issue and the progress to date, DMC's and Innova's managements believe that the Year 2000 compliance expenses will not have a material adverse effect on DMC's or Innova's earnings. However, there can be no assurance that Year 2000 problems will not occur with respect to DMC's or Innova's computer systems. Furthermore, the Year 2000 problem may impact other entities with which DMC and Innova transact business, and DMC and Innova cannot predict the effect of the Year 2000 problem on such entities or the resulting effect on DMC or Innova. As a result, if preventative and/or corrective actions by DMC and Innova or those DMC and Innova do business with are not made in a timely manner, the Year 2000 issue could have a material adverse effect on DMC's or Innova's business, financial condition and results of operations.

EURO CONVERSION

     Beginning in January 1999, a new currency called the "euro" is scheduled to be introduced in certain Economic and Monetary Union ("EMU") countries. During 2002, all EMU countries are expected to be operating with the euro as their single currency. Uncertainty exists as to the effect the euro currency will have on the marketplace. Additionally, all of the final rules and regulations have not yet been defined and finalized by the European Commission with regard to the euro currency. DMC has assessed the effect the euro formation will have on its internal systems and the sale of its products. Most of DMC's European sales and operating transactions are based primarily in U.S. dollars or UK pounds sterling, neither of which are subject to the euro conversion. In addition, DMC plans to upgrade its internal computer systems in early 1999 to convert the European currency to euro. DMC's management believes that the cost of upgrading DMC's systems in connection with the euro conversion will not be material and that such conversion will not have a material adverse effect on DMC's business, financial condition and results of operations. Innova has not yet assessed the effect the euro formation will have on its internal systems and the sale of its products. Innova expects to take appropriate actions based on the results of such assessment. Innova has not yet determined the cost related to addressing this issue and there can be no assurance that this issue and its related costs will not have a material adverse effect on Innova's business, financial condition and results of operations.

MULTIPLE REGULATORY ENVIRONMENTS

     Radio communications are subject to regulation by United States and foreign laws and international treaties. Generally, DMC's and Innova's products must conform to a variety of United States and international requirements established to avoid interference among users of transmission frequencies and to permit interconnection of telecommunications equipment. In addition, both in the United States and internationally, DMC and Innova are affected by the allocation and auction of the radio frequency spectrum by governmental authorities. Historically, in many developed countries, the unavailability of frequency spectrum has inhibited the growth of wireless telecommunications networks. In addition, to operate in a jurisdiction, DMC and Innova must obtain regulatory approval for their products. Each jurisdiction in which DMC and Innova market their products has its own regulations governing radio communications. Products that support emerging wireless telecommunications services can be marketed in a jurisdiction only if permitted by suitable frequency allocations, auctions and regulations, and the process of establishing new regulations is complex and lengthy. Failure by the governmental regulatory authorities to allocate suitable frequency spectrum or to establish suitable regulations for emerging wireless telecommunications services could have a material adverse effect on DMC's or Innova's business, financial condition or results of operations. There can be no assurance that governmental authorities, both in the United States and internationally, will allocate sufficient radio frequency spectrum for use by the products of DMC or Innova or that DMC or Innova will be successful in obtaining approval for their products from such authorities.

NO ASSURANCE OF PRODUCT QUALITY; PERFORMANCE AND RELIABILITY

     DMC's and Innova's customers typically require demanding specifications for quality, performance and reliability. There can be no assurance that problems will not occur with respect to the quality, performance and reliability of the systems or related software tools of DMC or Innova. If such problems occur, DMC or Innova could experience increased costs, delays in or cancellations or reschedulings of orders of shipments, delays in collecting accounts receivable and product returns and discounts, any of which would have a material adverse effect on DMC's or Innova's business, financial condition and results of operations.

RELIANCE ON KEY OEM RELATIONSHIPS

     DMC has informal relationships with OEM base station suppliers. Innova has developed relationships with OEMs. See "Innova Corporation -- Business of Innova -- Distribution Relationships." Such relationships increase DMC's and Innova's respective ability to pursue the limited number of major contract awards each year. In addition, such relationships are intended to provide DMC's and Innova's customers with easier access to financing and to integrated systems providers with a variety of equipment and service capabilities. There can be no assurance that after the Merger DMC or Innova will continue to be able to maintain and develop such relationships or that, if such relationships are developed, they will be successful. In selected countries, DMC also markets its products through independent agents and distributors.

DEPENDENCE ON KEY PERSONNEL; NEW MANAGEMENT

     Due to the specialized nature of the business of DMC, DMC's future performance is highly dependent upon the continued services of its key engineering personnel and executive officers, including Charles D. Kissner, who currently serves as DMC's Chairman of the Board and Chief Executive Officer.
The loss of any key personnel could have a material adverse effect on DMC's business, financial condition and results of operations. DMC's Chief Executive Officer, Chief Financial Officer, Senior Vice President of Operations and Senior Vice President of Worldwide Sales, Service and Marketing joined DMC in 1995. In addition, DMC's Treasurer and Vice President of Engineering joined DMC in 1996, its Corporate Controller in 1997, and its President and Chief Operating Officer in 1998. DMC's and Innova's prospects depend upon their ability to attract and retain qualified engineering, manufacturing, marketing, sales and management personnel for their operations. Competition for such personnel is intense and there can be no assurance that DMC or Innova will be successful in attracting or retaining such personnel. The failure of any key employee to perform in his or her current position or DMC's or Innova's inability to attract and retain qualified personnel could have a material adverse effect on DMC's or Innova's business, financial condition and results of operations. See "Management of DMC after the Merger."

IMPORTANCE OF INTELLECTUAL PROPERTY

     The ability of DMC and Innova to compete will depend, in part, on their ability to obtain and enforce intellectual property protection for their technology in the United States and internationally. DMC and Innova rely upon a combination of trade secrets, trademarks, copyrights, patents and contractual rights to protect their intellectual property. DMC and Innova each enter into confidentiality and invention assignment agreements with their employees, and each enter into non-disclosure agreements with their suppliers and appropriate customers so as to limit access to and disclosure of their proprietary information. There can be no assurance that any steps taken by DMC or Innova will be adequate to deter misappropriation or impede independent third party development of similar technologies. In the event that such intellectual property arrangements are insufficient, DMC's or Innova's business, financial condition and results of operations could be materially adversely affected. Moreover, there can be no assurance that the protection provided to the intellectual property of DMC or Innova by the laws and courts of foreign nations will be substantially similar to the remedies available under United States law or that third parties will not assert infringement claims against DMC or Innova.

     The wireless telecommunications industry is characterized by numerous allegations of patent infringement among competitors and considerable related litigation. Accordingly, either DMC or Innova may in the future be notified that it is infringing certain patent or other intellectual property rights of others. Although there are no such pending lawsuits against DMC or Innova or unresolved notices that DMC or Innova is infringing upon intellectual property rights of others, there can be no assurance that litigation or infringement claims will not occur in the future. Such litigation or claims could result in substantial costs and diversion of resources and could have a material adverse effect on DMC's or Innova's business, financial condition and results of operations. In the event of an adverse result of any such litigation, DMC or Innova could be required to expend significant resources to develop non-infringing technology or to obtain licenses to the technology which is the subject of the litigation. There can be no assurance that DMC or Innova would be successful in such development or that any such license would be available on commercially reasonable terms.

POSSIBLE VOLATILITY OF STOCK PRICE

     Announcements of developments related to the business of DMC and Innova, announcements by competitors, quarterly fluctuations in the financial results of DMC and Innova and general conditions in the telecommunications industry in which DMC and Innova compete or the national economies in which DMC and Innova do business, and other factors could cause the price of DMC Common Stock and Innova Common Stock to fluctuate, perhaps substantially. In addition, in recent years the stock market has experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. Such fluctuations could have a material adverse effect on the market price of DMC Common Stock. The value of DMC Common Stock to be issued in the Merger could be affected by fluctuations in the market price of DMC Common Stock. See "The Merger Agreement -- Conversion of Securities."

EFFECT OF ANTITAKEOVER PROVISIONS

     Certain provisions of DMC's Restated Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of DMC. Such provisions could diminish the opportunities for a stockholder to participate in tender offers, including tender offers at a price above the then current market value of DMC Common Stock. Such provisions may also inhibit fluctuations in the market price of DMC Common Stock that could result from takeover attempts. In addition, the DMC Board, without further stockholder approval, may issue DMC Preferred Stock, with such terms as the DMC Board may determine, that could have the effect of delaying or preventing a change in control of DMC. The issuance of DMC Preferred Stock could also adversely affect the voting power of the holders of DMC Common Stock, including the loss of voting control to others. In addition, the DMC Rights Plan is activated by certain change in control transactions and DMC also is afforded the protections of Section 203 of the Delaware General Corporation Law, each of which could delay or prevent a change in control of DMC or could impede a merger, consolidation, takeover or other business combination involving DMC or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of DMC. See "Description of DMC Capital Stock" and "Comparison of Rights of DMC Stockholders and Innova Shareholders."

COMPARATIVE PER SHARE PRICES AND DIVIDEND POLICIES

     Both the DMC Common Stock and the Innova Common Stock are listed and traded on Nasdaq. DMC Common Stock has traded under the trading symbol DMIC since May 19, 1987. Prior to that time, there was no public market for DMC Common Stock. Innova Common Stock has traded under the symbol INVA since August 8, 1997. Prior to that time, there was no public market for Innova Common Stock. The following table sets forth the high and low closing sale prices per share of DMC Common Stock and Innova Common Stock for the periods indicated, as reported by Nasdaq:


                                              DMC                INNOVA
                                     COMMON STOCK(1)(2)      CAPITAL STOCK(3)
                                    ---------------------  -------------------
                                      HIGH        LOW        HIGH        LOW
                                    ---------   ---------  ---------   -------
Calendar 1996:
First Quarter. . . . . . . . . .    $   5.50    $  4.19    $   --     $   --
Second Quarter . . . . . . . . .        9.13       4.00        --         --
Third Quarter. . . . . . . . . .       11.94       6.13        --         --
Fourth Quarter . . . . . . . . .       14.59      10.06        --         --
Calendar 1997:
First Quarter. . . . . . . . . .    $  18.81    $  9.63    $   --     $   --
Second Quarter. . . . . . . . .        16.00       9.63        --         --
Third Quarter. . . . . . . . . .       22.63      13.63     28.13      17.50
Fourth Quarter . . . . . . . . .       25.50      12.63     28.63      12.00
Calendar 1998:
First Quarter. . . . . . . . . .    $  21.63    $ 12.44    $19.00     $13.38
Second Quarter . . . . . . . . .       14.50       7.00     20.63       5.00
Third Quarter (through . . . . .        7.63       3.47      6.13       3.50
August 28)


(1) Per share amounts for DMC Common Stock have been restated to give effect retroactively to a stock dividend, which effected a two-for-one stock split, in November 1997.

(2) DMC's fiscal year ends March 31 of each year. The information set forth above is presented based on calendar year quarters.

(3)  There was no public market for Innova Common Stock until August 8, 1997.

     On July 22, 1998, the last trading day prior to the public announcement of the Merger Agreement, the closing sale prices of DMC Common Stock and Innova Common Stock as reported by Nasdaq were $6.50 per share and $5.88 per share, respectively. Based on the Exchange Ratio of 1.05, the equivalent per share value of DMC Common Stock as of such date was $6.83.

     Because the Exchange Ratio is fixed at 1.05 and because the market price of DMC Common Stock is subject to fluctuation, the market value of the shares of DMC Common Stock that holders of Innova Common Stock will receive in the Merger may increase or decrease prior to and following the Merger. HOLDERS OF DMC COMMON STOCK AND HOLDERS OF INNOVA COMMON STOCK ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS OF DMC COMMON STOCK AND INNOVA COMMON STOCK. NO ASSURANCE CAN BE GIVEN AS TO THE FUTURE PRICES OR MARKETS FOR DMC COMMON STOCK OR INNOVA COMMON STOCK.

     No cash dividends have been paid on the DMC Common Stock. DMC intends to retain all available funds and any future earnings for use in the operation of its business and does not anticipate paying any cash dividends in the foreseeable future. Since the initial quotation of Innova Common Stock on Nasdaq on August 8, 1997, Innova has never declared or paid cash dividends on the Innova Common Stock and does not anticipate paying any cash dividends in the foreseeable future.

                               THE DMC SPECIAL MEETING

DATE, TIME AND PLACE

     The DMC Special Meeting will be held at the corporate offices of DMC, located at 170 Orchard Way, San Jose, California on October 7, 1998 at 11:00 a.m.

PURPOSE

     At the DMC Special Meeting, holders of DMC Common Stock will consider and vote upon proposals to approve the issuance of shares of DMC Common Stock pursuant to the Merger Agreement. Stockholders of DMC will also consider and vote on any other matter that may properly come before the meeting.

     Neither the Delaware General Corporation Law nor the DMC Restated Certificate of Incorporation requires DMC to obtain stockholder approval of the Merger, because Innova is merging with Merger Sub, a wholly owned subsidiary of DMC, rather than with DMC itself. However, due to the number of shares of DMC Common Stock to be issued in the Merger, Nasdaq rules require DMC to obtain stockholder approval of the issuance of such shares. Stockholder approval of the Merger Agreement will constitute the approval required by Nasdaq for the issuance of DMC Common Stock in connection with the Merger.

     THE DMC BOARD HAS UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AGREEMENT AND BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, DMC AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF DMC COMMON STOCK VOTE FOR APPROVAL OF THE MERGER AGREEMENT. SEE "THE
MERGER -- RECOMMENDATION OF THE DMC BOARD; REASONS FOR THE MERGER."

RECORD DATE; VOTING RIGHTS; PROXIES

     Only holders of record of DMC Common Stock at the close of business on August 28, 1998 (the "DMC Record Date") are entitled to notice of and to vote at the DMC Special Meeting. As of the DMC Record Date, there were 46,689,392 shares of DMC Common Stock issued and outstanding, each of which entitled the holder thereof to one vote.

     All shares of DMC Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF DMC COMMON STOCK WILL BE VOTED FOR THE MERGER. DMC does not know of any matters other than as described in the Notice of Special Meeting that are to come before the DMC Special Meeting. If any other matter or matters are properly presented for action at the DMC Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment. A stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of DMC, by signing and returning a later dated proxy, or by voting in person at the DMC Special Meeting. However, mere attendance at the DMC Special Meeting will not in and of itself have the effect of revoking the proxy. Votes cast by proxy or in person at the DMC Special Meeting will be tabulated by the inspector of election appointed for the meeting.

SOLICITATION OF PROXIES

     Proxies are being solicited by and on behalf of the DMC Board. DMC will bear all expenses in connection with such solicitation. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of DMC, in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated for, but may be reimbursed for out-of-pocket expenses incurred in connection with, such solicitation. Arrangements have also been made with brokerage firms, banks, custodians, nominees and fiduciaries for the forwarding of proxy and solicitation materials to owners of DMC Common Stock held of record for such persons, and in connection therewith such firms will be reimbursed for reasonable expenses incurred in forwarding such materials. DMC may retain Corporate Investor Communications, Inc. to aid in the solicitation of proxies from its stockholders. If retained, the aggregate fees of such firm for the solicitation of proxies from the stockholders of DMC are estimated to be $7,000, plus reimbursement for out-of-pocket expenses.

REQUIRED VOTE; QUORUM

     Approval of the Merger requires the affirmative vote of the holders of a majority of the shares of DMC Common Stock present, or represented, and entitled to vote on that proposal at the DMC Special Meeting.

     For purposes of determining whether the Merger has been approved, the inspector of election will include abstentions, but exclude broker non-votes, from the number of shares deemed to be present, or represented, and entitled to vote on such matter at the DMC Special Meeting. Accordingly, abstentions will have the effect of a "NO" vote, and broker non-votes will have no effect, on the voting on the Merger.

     As of the DMC Record Date, directors and executive officers of DMC and their affiliates were beneficial owners of an aggregate of 692,790 shares of DMC Common Stock (exclusive of any shares issuable upon the exercise of stock options remaining unexercised as of such date), or approximately 1.48% of the 46,689,392 shares of DMC Common Stock that were issued and outstanding as of such date. See "Management of DMC After the Merger -- Security Ownership of DMC Management."

     THE MATTERS TO BE CONSIDERED AT THE DMC SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE STOCKHOLDERS OF DMC. ACCORDINGLY, STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                              THE INNOVA SPECIAL MEETING

DATE, TIME AND PLACE

     The Innova Special Meeting will be held at the offices of Innova, located at 3325 South 116th Street, Seattle, Washington on October 7, 1998 at
11:00 a.m.

PURPOSE

     At the Innova Special Meeting, holders of Innova Common Stock will consider and vote upon the Merger Agreement.

     THE INNOVA BOARD HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND CONCLUDED THAT ITS TERMS ARE FAIR TO, AND IN THE BEST INTERESTS OF, INNOVA AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF INNOVA COMMON STOCK VOTE FOR APPROVAL OF THE MERGER AGREEMENT. SEE "THE MERGER -- RECOMMENDATION OF THE INNOVA BOARD; REASONS FOR THE MERGER."

RECORD DATE; VOTING RIGHTS; PROXIES

     Only holders of record of Innova Common Stock at the close of business on August 14, 1998 (the "Innova Record Date") are entitled to notice of and to vote at the Innova Special Meeting. As of the Innova Record Date, there were 14,021,858 shares of Innova Common Stock issued and outstanding, each of which entitled the holder thereof to one vote.

     All shares of Innova Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. Unless contrary instructions or an alternate proxy holder are indicated, such shares of Innova Common Stock will be voted FOR the Merger Agreement. Innova does not know of any matters other than as described in the Notice of Special Meeting that are to come before the Innova Special Meeting. If any other matter or matters are properly presented for action at the Innova Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment. An Innova shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of Innova, by signing and returning a later dated proxy, or by voting in person at the Innova Special Meeting. However, mere attendance at the Innova Special Meeting will not in and of itself have the effect of revoking the proxy. Votes cast by proxy or in person at the Innova Special Meeting will be tabulated by the inspector of election appointed for the meeting.

SOLICITATION OF PROXIES

     Proxies are being solicited by and on behalf of the Innova Board. Innova will bear all expenses in connection with such solicitation. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Innova, in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated for, but may be reimbursed for out-of-pocket expenses incurred in connection with, such solicitation. Arrangements have also been made with brokerage firms, banks, custodians, nominees and fiduciaries for the forwarding of proxy and solicitation materials to owners of Innova Common Stock held of record for such persons, and in connection therewith such firms will be reimbursed for reasonable expenses incurred in forwarding such materials.

REQUIRED VOTE; QUORUM

     Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the total number of shares of Innova Common Stock issued and outstanding and entitled to be voted (voting in person or by proxy) at the Innova Special Meeting. For the purpose of determining whether the Merger Agreement has been approved, no account will be taken of abstentions or non-votes.

     Innova's directors, executive officers and affiliates hold in the aggregate approximately 45.9% of the issued and outstanding Innova Common Stock entitled to vote at the Innova Special Meeting. Pursuant to the Merger

Agreement, Mr. Paul Bachow ("Mr. Bachow") and Mr. V. Frank Mendicino ("Mr. Mendicino"), both of whom are directors of Innova, have agreed to vote their shares in favor of the Merger Agreement. Mr. Bachow and Mr. Mendicino are the beneficial holders of 3,196,498 shares and 1,571,937 shares, respectively, or approximately 34.0% in the aggregate, of the Innova Common Stock outstanding (exclusive of any shares issuable upon the exercise of stock options or warrants remaining unexercised as of such date) on the Innova Record Date. Their agreements to so vote their shares are irrevocable, except in the event the Innova Board withdraws its recommendation to the Innova shareholders in favor of the Merger Agreement.

     A quorum is required to be present at the Innova Special Meeting. The holders of a majority of the votes entitled to be cast at the meeting (represented in person or by proxy) constitute a quorum.

     THE MATTERS TO BE CONSIDERED AT THE INNOVA SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF INNOVA. ACCORDINGLY, SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                      THE MERGER

     THIS SECTION OF THE PROXY STATEMENT/PROSPECTUS DESCRIBES CERTAIN ASPECTS OF THE PROPOSED MERGER. TO THE EXTENT THAT IT RELATES TO THE MERGER AGREEMENT AND THE TERMS OF THE MERGER, THE FOLLOWING DESCRIPTION DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. ALL STOCKHOLDERS OF DMC AND SHAREHOLDERS OF INNOVA ARE URGED TO READ THE MERGER AGREEMENT.

GENERAL

     The Merger Agreement provides that the Merger will be consummated if the approvals of the DMC stockholders and the Innova shareholders required therefore are obtained and all other conditions to the Merger are satisfied or waived as provided in the Merger Agreement. Upon consummation of the Merger, Merger Sub will be merged with and into Innova, and Innova will become a wholly owned subsidiary of DMC.

     Upon consummation of the Merger, each outstanding share of Innova Common Stock will be converted into the right to receive 1.05 fully paid and nonassessable shares of DMC Common Stock and the associated purchase rights under the DMC Rights Agreement, subject to dissenters' rights under Washington law. Cash will be delivered in lieu of fractional shares as described in the Merger Agreement.

     Based upon the capitalization of DMC and Innova as of June 30, 1998, the shareholders of Innova will own approximately 24% of the outstanding DMC Common Stock following consummation of the Merger and assuming no exercise of outstanding options to acquire DMC Common Stock or options or Stock Purchase Rights to acquire Innova Common Stock. Such percentage could change depending on whether and to what extent shares of DMC Common Stock and Innova Common Stock issuable upon exercise of outstanding DMC or Innova stock options or warrants are issued and whether any Innova shareholders perfect their statutory dissenters' rights.

BACKGROUND OF THE MERGER

     During 1996, DMC developed a strategic objective to expand its product line and enhance its competitive position in the wireless telecommunications industry by growth through acquisitions and strategic combinations. As part of this growth strategy, DMC acquired (i) Granger, Inc. in May 1997 to expand its service and support capability in the U.S. market and (ii) MAS to further expand its product line offerings in low frequency, low capacity microwave radio solutions.

     In the Fall of 1997, economic conditions in Asia began to destabilize, causing significant fluctuations in currency valuations for several countries where DMC conducts business. Primarily due to such currency fluctuations, the operating margins of the major telecommunication operators in Asia began to deteriorate, which resulted in intense competitive pricing pressure on infrastructure suppliers in Asia. In the beginning of 1998, DMC believes that this pricing pressure spread to other market areas, including Europe, Latin America, and Africa.

     In order to respond to such intense pricing pressure, DMC began to investigate its options to reduce its product costs and to improve its operating margins. On June 22, 1998, Charles D. Kissner, Chairman and Chief Executive Officer of DMC, initiated a meeting with Mr. Grenon, President and Chief Executive Officer of Innova, to discuss the competitive pressures and market conditions in the industry. The parties discussed potential synergies for new, low-cost product offerings and worldwide distribution channels.

     On June 24, 1998, DMC retained CIBC Oppenheimer to serve as DMC's financial advisor and provide assistance in connection with the possible acquisition of other companies. On June 25, 1998, in response to DMC's request, CIBC Oppenheimer provided DMC with the preliminary transaction analysis for a pooling of interests reorganization with Innova.

     On June 29, 1998, during a special telephonic DMC Board meeting to review the possible acquisition of Innova, Mr. Kissner advised the DMC Board of the possible strategic benefits of the acquisition of Innova, and of the intention of the management of DMC to explore such a possibility in the near future. The DMC Board also was provided with a copy of the transaction analysis prepared by CIBC Oppenheimer. The DMC Board appointed a subcommittee to review matters related to the possible Innova transaction (the "DMC Subcommittee").

     On July 2, 1998 the DMC Subcommittee met to discuss the terms of the possible Innova transaction. Later that day, CIBC Oppenheimer, on behalf of DMC, orally presented a possible framework to Hambrecht & Quist, as representative of Innova, regarding a potential business combination with Innova.

     On July 8, 1998, DMC provided Innova with a preliminary draft form of a merger agreement and discussions ensued between outside counsel for DMC and outside counsel for Innova regarding the proposed structure and other principal terms of the proposed merger agreement. During the week, the parties, their legal, accounting and investment advisers discussed the structure of the transaction.

     On July 16, 1998, a confidentiality agreement was executed by the parties. The DMC Subcommittee met to discuss the proposed transaction. Thereafter, during the week of July 16, 1998, the senior management teams of each company and their respective advisors met to explore the feasibility of the business combination and nonpublic information was exchanged by DMC and Innova. During this time, various representatives of DMC and Innova conducted due diligence investigations on behalf of DMC and Innova, respectively. During and subsequent to this time, CIBC Oppenheimer and Hambrecht & Quist, on behalf of the managements of DMC and Innova, respectively, continued the negotiations regarding a potential transaction.

     On July 18, 1998, outside legal counsel for DMC and Innova, respectively, met in Seattle, Washington to receive legal comments on the proposed merger agreement and to negotiate changes to the agreement.

     On July 19, 1998, DMC's counsel circulated a revised merger agreement. DMC received Innova's additional comments on the revised merger agreement later that day. Additional drafts of the reorganization agreement and related documents were circulated on July 21 and July 22, 1998.

     On July 20, 1998, the DMC Subcommittee met to discuss the proposed transaction.

     On July 21, 1998, members of the Innova Board met with Hambrecht & Quist and outside legal counsel and considered certain terms of the proposed merger agreement as well as, the financial and the strategic business implications of the proposed organization, and the attendant risks and benefits.

     On July 22, 1998, the Innova Board, at a meeting called for that purpose, reviewed the fairness opinion of Hambrecht & Quist to the effect that the consideration to be received by holders of Innova Common Stock in the proposed Merger was fair to such holders from a financial point of view as of that date. In reliance thereon, the Innova Board concluded that the proposed reorganization was fair to, and in the best interests of, Innova and its shareholders. Consequently, the Innova Board voted unanimously to approve the proposed Merger, approved the final terms of the Merger Agreement, authorized certain officers to execute, deliver and perform the Merger Agreement and voted to recommend that Innova shareholders vote in favor of the Merger Agreement.

     At a July 22, 1998 telephonic meeting of the DMC Board, at which representatives from CIBC Oppenheimer and outside legal counsel were present to advise the DMC Board, Mr. Kissner informed the DMC Board of the status of the discussions with Innova, various proposals that had been suggested by DMC and the final terms and conditions accepted by Innova. Mr. Kissner reviewed the material terms of the proposed Merger Agreement which had previously been circulated to the DMC Board. In addition to the foregoing, the DMC Board also considered the financial and the strategic business implications of the Merger, together with the potential risks and benefits of the transaction. Representatives of CIBC Oppenheimer made a presentation regarding their analyses of the proposed transaction and then provided its oral opinion, which was subsequently confirmed in writing, that as of such date, subject to certain assumptions, factors, limitations and other matters stated in its opinion, the Exchange Ratio was fair, from a financial point of view, to DMC. The DMC Board unanimously voted to approve the Merger, approved the final terms of the Merger Agreement, authorized management to execute, deliver, and perform the Merger Agreement and to recommend on behalf of the DMC Board to the DMC stockholders that the DMC stockholders vote in favor of the Merger Agreement. After such approval, DMC and Innova executed and delivered the Merger Agreement. On July 23, 1998, DMC and Innova publicly announced the execution of the Merger Agreement.

RECOMMENDATION OF THE DMC BOARD; REASONS OF DMC FOR THE MERGER

     THE DMC BOARD HAS UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AGREEMENT AND THE MERGER, BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, DMC AND ITS STOCKHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF DMC COMMON STOCK VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     The DMC Board has concluded that the financial aspects of the proposed Merger are fair to, and in the best interests of, DMC and its stockholders. The DMC Board also has concluded that the proposed Merger is in the best interests of DMC and its stockholders because, among other reasons, the Merger would further DMC's strategic objectives of enhancing its competitive position in the wireless telecommunications industry, primarily by growth through acquisition and expansion of its existing product line and distribution channels to provide a full range of wireless connection products to customers worldwide. In addition, DMC believes the Merger is a strategic step in response to the intense global competition for short-haul, medium capacity radios, and the rapid emergence of the synchronous, fiber-line wireless market.

     The DMC Board concluded that the proposed Merger will further such strategic objectives because of its belief that:

     1. The Merger will increase DMC's ability to reduce rapidly the costs for its plesiochronous digital hierarchy ("PDH"), medium capacity microwave and millimeter wave radio products by combining DMC's ability to design and implement manufacturing process improvements with Innova's cost-efficient product design. The Merger will allow the combined company to compete more effectively in the current market of intense global competition for short-haul, medium capacity radios.

     2. With the minimal customer overlap between DMC and Innova and DMC's strong worldwide sales and support organization, the Merger will enhance the combined company's market presence in the interconnection segment of the industry.

     3. The Merger will allow DMC to focus its resources more effectively on the rapidly emerging synchronous, fiber-like wireless market. Such focus will include DMC's previously introduced ALTIUM radio as well as DMC's ability to more rapidly develop lower capacity synchronous extensions to the ALTIUM product line. The DMC Board believes that the Merger will assist DMC in establishing a significant lead over its competition in developing products for the synchronous market.

     In reaching its conclusion that the proposed Merger is fair to, and in the best interests of, DMC and its stockholders, the DMC Board also considered, among other factors, (i) its knowledge of the business, operations, properties, assets, financial condition, operating results and prospects of DMC and Innova;
(ii) current industry, economic and market conditions; (iii) presentations by DMC's management with respect to, and the fairness opinion rendered by CIBC Oppenheimer in connection with the Merger (see " Opinion of CIBC Oppenheimer");
(iv) the terms of the Merger Agreement (see "The Merger Agreement"); (v) the accounting and tax treatment of the Merger; and (vi) the opportunity for DMC stockholders to participate in a larger, more diversified company.

     In view of the variety of factors considered in connection with its evaluation of the Merger, the DMC Board did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the DMC Board may have given different weights to different factors.

RECOMMENDATION OF THE INNOVA BOARD; REASONS OF INNOVA FOR THE MERGER

     THE INNOVA BOARD HAS UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AGREEMENT, BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, INNOVA AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF INNOVA COMMON STOCK VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

     The Innova Board has concluded that the financial aspects of the proposed Merger are fair to, and in the best interests of, Innova and its shareholders. The Innova Board has also concluded that the proposed Merger is in the best interests of Innova and its shareholders because, among other reasons, the Merger would advance Innova's current strategic objectives of expanding the distribution network for its products, increasing sales of its products and diversifying its product range.

     The Innova Board concluded that the proposed Merger will further such strategic objectives because of its belief that:

     1. DMC's broad product line, which complements Innova's low to medium capacity radios, would increase Innova's market presence in an increasingly competitive market dominated by larger suppliers.

     2. DMC's strong sales and marketing organization and its established global distribution network will increase Innova's ability to sell its low to medium capacity radios. The increased product presence and market diversity could result in the combined company achieving dominance as an independent supplier of microwave systems worldwide.

     3. By combining with a company with greater financial resources and a broader product line, Innova increases its ability to compete with suppliers of complete telecommunication systems, and to withstand fluctuations in demand in what is becoming an increasingly volatile telecommunications equipment market.

     In reaching the conclusion that the proposed Merger is fair to, and in the best interests of, Innova and its shareholders, the Innova Board also considered, among other factors, (i) its knowledge of the business, operations, properties, assets, financial condition, operating results and prospects of Innova and DMC; (ii) current industry, economic and market conditions;
(iii) presentations by Innova's management with respect to, and the analysis of Hambrecht & Quist of, Innova, DMC and the proposed Merger (see " Opinion of Hambrecht & Quist"); (iv) the terms of the Merger Agreement (see "The Merger Agreement"); (v) the accounting and tax treatment of the Merger; and (vi) the opportunity for Innova shareholders to participate in a larger, more diversified company.

     In view of the variety of factors considered in connection with the evaluation of the proposed Merger, the Innova Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Further, individual members of the Innova Board may have ascribed different weight to different factors.

OPINIONS OF CIBC OPPENHEIMER AND HAMBRECHT & QUIST

     Opinion of CIBC Oppenheimer. CIBC Oppenheimer has acted as financial advisor to DMC in connection with the Merger. On July 22, 1998, CIBC Oppenheimer delivered its oral opinion, which opinion was subsequently confirmed in writing as of that date ("CIBC Oppenheimer Opinion"), to the DMC Board to the effect that, subject to the assumptions, factors, limitations and other matters set forth therein, as of the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to DMC.

     THE FULL TEXT OF THE CIBC OPPENHEIMER OPINION, WHICH SETS FORTH ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS OF ITS REVIEW, IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF DMC COMMON STOCK ARE URGED TO, AND SHOULD, READ THE CIBC OPPENHEIMER OPINION CAREFULLY AND IN ITS ENTIRETY. THE CIBC OPPENHEIMER OPINION IS DIRECTED TO THE DMC BOARD AND IS LIMITED TO THE FAIRNESS OF THE EXCHANGE RATIO, FROM A FINANCIAL POINT OF VIEW, TO DMC, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER OF DMC AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE DMC SPECIAL MEETING. THE SUMMARY OF THE CIBC OPPENHEIMER OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In connection with its opinion, CIBC Oppenheimer (i) reviewed the financial terms and conditions of the Merger Agreement and related agreements;
(ii) reviewed the Annual Reports on Form 10-K and Annual Reports to Stockholders for the two fiscal years ended March 31, 1998 of DMC; (iii) reviewed the Annual Report on Form 10-K/A for the fiscal year ended December 31, 1997 of Innova and Form S-1/A dated August 8, 1997 of Innova; (iv) reviewed the Quarterly Reports on Form 10-Q of DMC for the fiscal year 1998; (v) reviewed the

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Quarterly Reports on Form 10-Q of Innova for the fiscal year 1997 and 1998 year to date; (vi) reviewed certain internal financial statements and other financial and operating data concerning DMC and Innova prepared by the managements of DMC and Innova, respectively; (vii) reviewed certain other communications from DMC and Innova to its stockholders, respectively; (viii) reviewed certain internal financial and operating analyses and forecasts of (a) DMC prepared by DMC's management and (b) Innova prepared by DMC's and Innova's managements; (ix) held discussions with senior members of the managements of DMC and Innova regarding the past and current business operations and financial condition and the future prospects of their respective companies as well as the estimates of the operating savings and other benefits and cost reductions expected by the respective managements to be realized from the Merger and analyzed the pro forma financial impact of the Merger on DMC's earnings per share; (x) considered the strategic rationale and objectives for the Merger as outlined to CIBC Oppenheimer by the managements of DMC and Innova; (xi) reviewed the reported prices and trading activity for DMC Common Stock and Innova Common Stock and compared certain financial and stock market information, to the extent applicable, for DMC and Innova with similar information for other companies whose securities are publicly traded; (xii) reviewed, to the extent publicly available, the financial terms of certain recent business combinations in the wireless equipment industry; and (xiii) performed such other studies and analyses and considered such other financial, economic and market criteria as CIBC Oppenheimer considered necessary to arrive at its opinion.

     In rendering its opinion, CIBC Oppenheimer, at the direction of the DMC Board, relied upon and assumed the accuracy and completeness of all the financial and other information reviewed by CIBC Oppenheimer for purposes of its opinion, without assuming responsibility for the independent verification of such information. In that regard, CIBC Oppenheimer assumed, at the direction of the DMC Board, that the financial forecasts prepared by the respective managements of DMC and Innova and other information as provided or otherwise discussed have been reasonably prepared on bases reflecting the best currently available judgments and estimates of the competitive, operating and regulatory environments and the related financial prospects of DMC and Innova for the relevant periods. CIBC Oppenheimer assumes no responsibility for and expresses no view as to such forecasts or the information or the assumptions on which they are based. CIBC Oppenheimer has further relied upon the assurance of management of DMC that they are unaware of any facts that would make the information provided to CIBC Oppenheimer incomplete in any meaningful respect or misleading in any respect. CIBC Oppenheimer has not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of DMC or Innova or any of their subsidiaries, and has not been furnished with any such evaluation or appraisal, nor did CIBC Oppenheimer make a physical inspection of all of the properties or assets of DMC or Innova. CIBC Oppenheimer's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion, and CIBC Oppenheimer has not been requested, nor has undertaken any responsibility, to update its opinion in light of future developments. CIBC Oppenheimer has further assumed, with the consent of the DMC Board, that (i) the representations and warranties contained in the Merger Agreement are true and correct in all material respects; (ii) the Merger will be consummated in accordance with the terms described in the Merger Agreement and related agreements, without any amendment thereto (including, among other things, that the Merger will qualify as a tax-free reorganization pursuant to Section 368(a) of the Code and that the Merger will be treated as a "pooling of interests" business combination in accordance with U.S. GAAP), and without waiver by DMC of any of the conditions to its obligation to close thereunder; and (iii) the Merger will be consummated in a manner that complies in all material respects with the applicable provisions of the Securities Act, the Exchange Act and all other applicable federal and state statutes, rules and regulations.

     In connection with rendering its opinion to the DMC Board, CIBC Oppenheimer performed a variety of financial analyses, the material portions of which are summarized below. The summary set forth below does not purport to be a complete description of the analyses performed by CIBC Oppenheimer. In addition, CIBC Oppenheimer believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying CIBC Oppenheimer's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not susceptible to partial analysis or summary description. CIBC Oppenheimer performed certain procedures, including each of the financial analyses described below, and reviewed with the managements of DMC and Innova the assumptions on which such analyses were based and other factors, including the historical, current and projected financial results of such companies. The forecasts provided by the managements of DMC and Innova underlying CIBC Oppenheimer's analyses are forward looking, were not prepared with a view to public disclosure, are not necessarily indicative of future results or values, which may be significantly more or less favorable than such forecasts, and are subject to numerous risks and uncertainties. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities actually may be sold.

     The following is a brief summary of all material financial analyses performed by CIBC Oppenheimer in connection with its opinion and discussed with the DMC Board on July 22, 1998.

     COMPARABLE COMPANY ANALYSIS. To obtain comparative market information and other data, CIBC Oppenheimer compared certain historical and estimated earnings, operating and financial data and ratios and multiples of income statement parameters of certain other publicly traded companies deemed to be generally comparable to Innova. The comparable companies (the "Innova Selected Companies") selected by CIBC Oppenheimer for purposes of this analysis were: DMC, DSP Communications Inc., LM Ericsson Telephone Co. ("LM Ericsson"), Glenayre Technologies, Inc. ("Glenayre"), Nokia Corporation ("Nokia"), P-Com, Inc. ("P-Com") and Proxim, Inc. ("Proxim"). The Innova Selected Companies were used in this analysis because they were deemed by CIBC Oppenheimer to operate in the same general industry sector as Innova. Although CIBC Oppenheimer used the Innova Selected Companies for comparison purposes, none of such companies is directly comparable to Innova. Financial data compared included market capitalization, firm (or "aggregate") value (defined as market capitalization plus debt less cash), revenues, operating cash flow (defined as earnings before interest, taxes, depreciation and amortization ("EBITDA")), operating income (defined as earnings before interest and taxes ("EBIT")), net income, earnings per share ("EPS"), projected EPS, gross margin, EBIT margin, net margin, EBITDA margin, historical revenues, projected revenues and revenue and EPS growth rates. Multiples considered included firm value to revenues, firm value to EBITDA, firm value to EBIT and price per share to historical and projected EPS. Projected revenues and EPS for the Innova Selected Companies were based upon the consensus published estimates of securities analysts when available or upon individual research analysts when consensus estimates were not available, while the projected revenues and EPS for Innova are based on DMC's and Innova's management estimates.

     Such analyses indicated that the Innova Selected Companies traded at multiple range of firm value to revenues for the trailing twelve months ("TTM") ended June 30, 1998 (with the exception of LM Ericsson, Nokia and Proxim whose results are as of March 31, 1998) of 1.1x to 5.9x with a mean of 3.1x, compared with an implied transaction value multiple of 2.4x. The analysis also indicated that the Innova Selected Companies traded at a multiple range of firm value to projected 1999 revenues of 1.0x to 3.6x with a mean of 2.1x; as compared with an implied transaction multiple of 2.2x. CIBC Oppenheimer noted that the implied transaction multiple contemplated by the Exchange Ratio pursuant to the Merger was within the range of multiples of the Innova Selected Companies. CIBC Oppenheimer drew no specific conclusion from this analysis but subjectively factored its observations from this analysis into its qualitative assessment of the relevant facts and circumstances.

     CIBC Oppenheimer also compared certain historical and estimated earnings, operating and financial data and ratios and multiples of income statement parameters of certain other publicly traded companies deemed to be generally comparable to DMC. The comparable companies (the "DMC Selected Companies") selected by CIBC Oppenheimer for purposes of this analysis were: Allen Telecom Inc., LM Ericsson, Glenayre, Innova, Nera ASA, P-Com, Stanford Telecommunications, Inc., and Teledata Communications Ltd. The DMC Selected Companies were used in this analysis because they were deemed by CIBC Oppenheimer to operate in the same general industry sector as DMC. Although CIBC Oppenheimer used the DMC Selected Companies for comparison purposes, none of such companies is directly comparable to DMC. Financial data compared included market capitalization, firm value, revenues, EBITDA, EBIT, EPS, projected EPS, gross margin, EBIT margin, EBITDA margin, net margin, historical revenues, projected revenues and revenue and EPS growth rates. Multiples considered included firm value to revenues, firm value to EBITDA, firm value to EBIT and price per share to historical and projected EPS. Projected revenues and EPS for the DMC Selected Companies were based upon the consensus published estimates of securities analysts when available or upon individual research analysts when consensus estimates were not available, while the projected revenue and EPS for DMC are based on DMC's management estimates.

     Such analysis indicated that the DMC Selected Companies traded at a multiple range of firm value to revenues for the TTM ended March 31, 1998 (with the exception of Glenayre, Innova, and P-Com whose results are as of June 30,
1998) of 0.2x to 2.8x with a mean of 1.3x, as compared with a multiple of 1.1x for DMC. The market values of DMC Selected Companies as a multiple of projected 1998 revenues ranged from 0.2x to 2.3x with a mean of 1.2x, as compared with a multiple of 1.3x for DMC. The analysis also indicated that the DMC Selected

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

Companies traded at a multiple range of firm value to projected 1999 revenues of 0.2x to 1.9x, with a mean of 1.0x; as compared with a multiple of 1.1x for DMC. CIBC Oppenheimer noted that DMC was trading within the range of multiples of the DMC Selected Companies. CIBC Oppenheimer drew no specific conclusion from this analysis but subjectively factored its observations from this analysis into its qualitative assessment of the relevant facts and circumstances.

     COMPARABLE M&A TRANSACTION ANALYSIS. CIBC Oppenheimer analyzed the multiples of certain financial performance measures implied by the consideration paid in eight proposed, pending or completed merger and acquisition transactions since February 1995 involving companies in the communications sector. To the extent that information was publicly available for these transactions, multiples analyzed were firm transaction value (defined as transaction value plus debt less cash) to TTM revenues. Recent communications sector transactions included the following (acquiree/acquiror): Microwave Networks, Inc./California Microwave, Inc.; Granger Inc./DMC; Celcore, Inc./DSC Communications Corporation; Broadband Networks, Inc./Northern Telecom; MAS Technology Limited/DMC; Cylink Corporation Wireless Group/P-Com; Subscriber Computing, Inc./Corsair Communications, Inc.; and Coherent Communications Systems Corporation/Tellabs, Inc. ("Selected Transactions"). No company or transaction used in the analysis described herein was directly comparable to Innova or the proposed Merger. Accordingly, the analysis of the results of the foregoing involved complex considerations and judgments concerning differences in financial and operating characteristics of the companies that could affect public trading values.

     Such analysis indicated that the multiple of firm transaction value to TTM revenues ranged from 1.8x to 21.9x, with a mean and median of 7.9x and 2.8x, respectively; as compared with a multiple of 2.4x for the Merger. CIBC Oppenheimer also reviewed premiums paid in transactions, involving technology companies valued between $75.0 million and $150.0 million, proposed, pending or completed since January 1997. CIBC Oppenheimer noted that the implied premium of 16.2% for the proposed Merger was within the range of premiums paid in such transactions. CIBC Oppenheimer drew no specific conclusion from this analysis but subjectively factored its observations from this analysis into its qualitative assessment of the relevant facts and circumstances.

     MARKET TRADING ANALYSIS. CIBC Oppenheimer reviewed trading activity including the prices and volumes of Innova Common Stock and DMC Common Stock for certain historical periods. With respect to Innova, CIBC Oppenheimer noted that during the period from August 8, 1997 (Innova's initial public offering) through July 17, 1998, Innova Common Stock closing prices ranged from a high of $28.63 to a low of $4.75, with an average price of $16.65. As for DMC, CIBC Oppenheimer noted that during the period from July 17, 1997 through July 17, 1998, DMC Common Stock closing prices ranged from a high of $25.50 to a low of $7.00 with an average price of $15.81. CIBC Oppenheimer noted that during the period from April 17, 1998 through July 17, 1998, Innova Common Stock closing prices ranged from a high of $19.50 to a low of $4.75, with an average price of $10.21. For DMC, CIBC Oppenheimer noted that during the period from April 17, 1998 through July 17, 1998, DMC Common Stock closing prices ranged from a high of $13.31 to a low of $7.00 with an average price of $9.40. CIBC Oppenheimer noted that during the period from June 17, 1998 through July 17, 1998, Innova Common Stock closing prices ranged from a high of $5.75 to a low of $4.75, with an average price of $5.20. For DMC, CIBC Oppenheimer noted that during the period from June 17, 1998 through July 17, 1998, DMC Common Stock closing prices ranged from a high of $7.63 to a low of $7.00 with an average price of $7.28. CIBC Oppenheimer also observed that during the period from July 16, 1993 through July 17, 1998, DMC Common Stock closing prices ranged from a high of $25.50 to a low of $4.00 with an average price of $9.97. In addition, CIBC Oppenheimer compared the relative performance of Innova Common Stock and DMC Common Stock, to the Innova Selected Companies and DMC Selected Companies Index, respectively, and the Nasdaq Composite Index over the periods from August 8, 1997 to July 17, 1998 and January 2, 1998 to July 17, 1998 for Innova and for the periods from July 17, 1995 to July 17, 1998, July 17, 1997 to July 17, 1998 and January 2, 1998 to
July 17, 1998 for DMC. CIBC Oppenheimer also considered that Innova's and DMC's high and low closing prices per share during the period August 8, 1997 (Innova's initial public offering) to July 17, 1998 were $28.63 and $4.75 and $25.50 and $7.00, respectively. The exchange ratios derived by comparing the respective low to high prices and high to low prices of the Innova Common Stock and DMC Common Stock were 0.186 to 4.089, respectively; as compared to the Exchange Ratio of 1.05 pursuant to the Merger. The market trading analysis was performed to provide background information and to add context to the other analyses performed by CIBC Oppenheimer as described herein. CIBC Oppenheimer drew no specific conclusion from this analysis but subjectively factored its observations from this analysis into its qualitative assessment of the relevant facts and circumstances.

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

     HISTORICAL EXCHANGE RATIO. CIBC Oppenheimer analyzed the historical exchange ratio between Innova Common Stock and DMC Common Stock over two time periods. For each time period selected, CIBC Oppenheimer calculated the high, mean, median and low exchange ratios. The time periods selected for the analysis ended on July 17, 1998 and included (i) last twelve months (corresponding to Innova's public offering on August 8, 1997) and (ii) last 90 days. The ranges of exchange ratios to each of the aforementioned time periods were 0.64x to 1.85x, with a mean and median of 1.06x and 1.25x, respectively; and 0.64x to 1.85x, with a mean and median of 1.03x and 1.25, respectively. CIBC Oppenheimer noted that the Exchange Ratio pursuant to the Merger was within these ranges. CIBC Oppenheimer drew no specific conclusion from this analysis but subjectively factored its observations from this analysis into its qualitative assessment of the relevant facts and circumstances.

     RELATIVE CONTRIBUTION ANALYSIS. CIBC Oppenheimer analyzed the pro forma contribution of each of DMC and Innova to the combined entity, based on a comparison of certain financial information and projections for each company on a stand-alone basis. Accordingly, this analysis did not consider any potential operating savings, other benefits and cost reductions that may result from the Merger. Such analysis included, among other things, relative contributions determined in accordance with revenues, operating income and net income. CIBC Oppenheimer observed that Innova would contribute a range of 12.9% to 16.7% of 1998 to 2000 historical and projected revenues, 5.9% to 25.1% of 1998 to 2000 historical and projected operating income and 7.7% to 30.8% of 1998 to 2000 historical and projected net income. On a corresponding basis, CIBC Oppenheimer observed that DMC would contribute a range of 87.1% to 83.3% of 1998 to 2000 historical and projected revenues, 94.1% to 74.9% of 1998 to 2000 historical and projected operating income and 92.3% to 69.2% of 1998 to 2000 historical and projected net income. CIBC Oppenheimer observed that the above referenced pro forma contributions by Innova to the combined company's pro forma historical and projected operating results was consistent with the ownership position that the current holders of Innova Common Stock are anticipated to have in the combined company following consummation of the Merger. CIBC Oppenheimer drew no specific conclusion from this analysis but subjectively factored its observations from this analysis into its qualitative assessment of the relevant facts and circumstances.

     PRO FORMA MERGER IMPACT ANALYSIS. CIBC Oppenheimer analyzed certain pro forma effects resulting from the Merger. In conducting its analysis, CIBC Oppenheimer relied upon certain assumptions described above and the financial forecasts provided by the managements of DMC and Innova. CIBC Oppenheimer also discussed, without independent verification, with the managements of DMC and Innova the estimates of the operating savings and other benefits and cost reductions expected by the respective managements to be realized from the Merger. Additionally, using the financial information and forecasts provided to CIBC Oppenheimer by DMC's and Innova's respective managements, CIBC Oppenheimer reviewed the accretion of or dilution to DMC's 1999 to 2001 pro forma projected earnings per share resulting from the Merger. Based on this analysis, CIBC Oppenheimer observed that the Merger would be accretive to DMC's earnings per share in fiscal year 2000 and 2001 on the basis described herein. CIBC Oppenheimer drew no specific conclusion from this analysis but subjectively factored its observations from this analysis into its qualitative assessment of the relevant facts and circumstances.

     The summary set forth above sets forth the material aspects of CIBC Oppenheimer's analyses but does not purport to be a complete description of the analyses performed by CIBC Oppenheimer. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, an opinion is not necessarily susceptible to partial analysis or summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighting of the results of individual analyses performed, but requires CIBC Oppenheimer to exercise its professional judgment in considering a wide variety of analyses taken as a whole. CIBC Oppenheimer did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support its fairness determination. Rather, in arriving at its determination, CIBC Oppenheimer considered each analysis in light of the other analyses and ultimately reached its opinion based on the results of all analyses taken as a whole. Accordingly, notwithstanding the separate factors summarized above, CIBC Oppenheimer's analyses should be considered as a whole and that selecting portions of the analyses or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of processes underlying CIBC Oppenheimer's opinion. No company or transaction used in the above analysis for comparison is identical to DMC or Innova or the contemplated transaction and, accordingly, an analysis of the results of the foregoing is not purely quantitative. The analyses were prepared solely for purposes of CIBC Oppenheimer's providing its opinion as to the fairness, from a financial point of view, of the Exchange Ratio to DMC and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold.

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

Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors and events beyond the control of the parties or their respective advisors, none of DMC, Innova or CIBC Oppenheimer or any other person assumes responsibility if future results are materially different from those forecast. As described above, CIBC Oppenheimer's opinion to the DMC Board was one of many factors taken into consideration by the DMC Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by CIBC Oppenheimer and is qualified by reference to the written opinion of CIBC Oppenheimer set forth in Appendix B hereto.

     DMC selected CIBC Oppenheimer as its financial advisor because CIBC Oppenheimer is an internationally recognized investment banking firm and the principals of CIBC Oppenheimer have substantial experience in transactions similar to the Merger, are familiar with DMC, Innova and their respective businesses and are familiar with the wireless communications equipment industry in general. As part of its investment banking business, CIBC Oppenheimer is continually engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, negotiated underwritings, competitive biddings, secondary sales and distributions of listed and unlisted securities, and private placements. In the ordinary course of business, CIBC Oppenheimer and its affiliates may actively trade the securities of DMC and Innova for its own account or for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. CIBC Oppenheimer, or one of its affiliated companies, currently makes a market in the securities of DMC and its equity research department provides published research coverage of DMC.

     Pursuant to a letter agreement dated June 24, 1998 (the "CIBC Oppenheimer Engagement Letter"), DMC engaged CIBC Oppenheimer to act as its financial advisor in connection with the Merger. Pursuant to the terms of the CIBC Oppenheimer Engagement Letter, DMC has agreed to pay CIBC Oppenheimer a transaction fee, based on the average last sale price for DMC Common Stock for the twenty trading days prior to the consummation of the Merger, which such fee as of the execution of the Merger Agreement would be approximately $1.6 million according to the following schedule: (i) $25,000 retainer; (ii) $250,000 upon delivery of CIBC Oppenheimer's opinion to the DMC Board on July 22, 1998; and (iii) the balance of approximately $1.3 million upon consummation of the Merger. DMC has agreed to indemnify CIBC Oppenheimer against certain liabilities, including certain liabilities under United States federal securities laws.

     Opinion of Hambrecht & Quist. Innova engaged Hambrecht & Quist to act as its financial advisor in connection with the Merger and to render an opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock of Innova of the consideration to be received by such holders in the Merger. Hambrecht & Quist was selected by the Innova Board based on Hambrecht & Quist's qualifications, expertise and reputation, as well as Hambrecht & Quist's historic investment banking relationship and familiarity with Innova. Hambrecht & Quist rendered its oral opinion (subsequently confirmed in writing) on July 22, 1998 to the Innova Board that, as of such date, the consideration to be received by the holders of the Innova Common Stock in the Merger is fair to the holders of the Innova Common Stock from a financial point of view. A COPY OF HAMBRECHT & QUIST'S OPINION DATED JULY 22, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED, THE SCOPE AND LIMITATIONS OF THE REVIEW UNDERTAKEN AND THE PROCEDURES FOLLOWED BY HAMBRECHT & QUIST IS ATTACHED AS APPENDIX C TO THIS PROXY STATEMENT/PROSPECTUS. INNOVA SHAREHOLDERS ARE ADVISED TO READ THE OPINION IN ITS ENTIRETY. The assumptions made, matters considered and limits of review contained in Hambrecht & Quist's written opinion delivered July 22, 1998 were substantially the same as those contained in the opinion attached hereto. No limitations were placed on Hambrecht & Quist by the Innova Board with respect to the investigation made or the procedures followed in preparing and rendering its opinion.

     In its review of the Merger, and in arriving at its opinion, Hambrecht & Quist, among other things: (i) reviewed the publicly available consolidated financial statements of DMC for recent years and interim periods to date and certain other relevant financial and operating data of DMC made available to Hambrecht & Quist from published sources and from the internal records of DMC;
(ii) reviewed certain internal financial and operating information, including certain projections, relating to DMC based upon information provided by the management of DMC; (iii) discussed the business, financial condition and prospects of DMC with certain of its officers; (iv) reviewed the consolidated financial statements of Innova for recent years and interim periods to date and certain other relevant financial and operating data of Innova made available to Hambrecht & Quist from published sources and from the internal records of Innova; (v) reviewed certain internal financial and operating information relating to Innova prepared by the management of Innova; (vi) discussed the business, financial condition and prospects of Innova with certain of its officers; (vii) reviewed the recent reported prices and trading activity for the Common Stocks of DMC and Innova and compared such information and certain financial information for DMC and Innova with similar information for certain other companies engaged in businesses Hambrecht & Quist considered comparable; (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;
(ix) reviewed the Merger Agreement; and (x) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as Hambrecht & Quist deemed relevant.

     Hambrecht & Quist did not independently verify any of the information concerning Innova or DMC considered in connection with their review of the Merger and, for purposes of its opinion, Hambrecht & Quist assumed and relied upon the accuracy and completeness of all such information. In connection with its opinion, Hambrecht & Quist did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Innova or DMC, nor did they conduct a physical inspection of the properties and facilities of Innova or DMC. With respect to the financial forecasts and projections used in their analysis, Hambrecht & Quist assumed that they reflected the best currently available estimates and judgments of the expected future financial performance of DMC and Innova. For the purposes of their opinion, Hambrecht & Quist also assumed that neither Innova nor DMC was a party to any pending transactions, including external financings (other than those contemplated that have been disclosed to Hambrecht & Quist), recapitalizations or merger discussions, other than the Merger and those in the ordinary course of conducting their respective businesses. For purposes of their opinion, Hambrecht & Quist assumed that the Merger will qualify as a tax-free reorganization under the Internal Revenue Code for the stockholders of Innova and that the Merger will be accounted for as a pooling of interests. Hambrecht & Quist's opinion is necessarily based upon market, economic, financial and other conditions as they existed and can be evaluated as of the date of the opinion and any subsequent change in such conditions would require a reevaluation of such opinion.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. The summary of the Hambrecht & Quist analyses set forth below does not purport to be a complete description of the presentation by Hambrecht & Quist to the Innova Board. In arriving at its opinion, Hambrecht & Quist did not attribute any particular weight to any analyses or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Hambrecht & Quist believes that its analyses and the summary set forth below must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or of the following summary, without considering all factors and analyses, could create an incomplete view of the processes underlying the analyses set forth in the Hambrecht & Quist presentation to the Innova Board and its opinion. In performing its analyses, Hambrecht & Quist made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Innova and DMC. The analyses performed by Hambrecht & Quist (and summarized below) are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be acquired.

     In performing its analyses, Hambrecht & Quist relied upon published Wall Street projections for both Innova and DMC for calendar years 1998 and 1999 adjusted for discussions with the respective management teams ("Base Case").

     The following is a brief summary of certain financial analyses performed by Hambrecht & Quist in connection with providing its written opinion to the Innova Board on July 22,1998:

     CONTRIBUTION ANALYSIS: Hambrecht & Quist analyzed the contribution of each of Innova and DMC to certain calendar 1998 and 1999 financial statement categories of the pro forma combined company with no revenue or expense adjustments. The financial statement categories included revenue, operating income and net income. This contribution analysis was then compared to the pro forma ownership percentage of Innova and DMC stockholders in the pro forma post-Merger combined company (the "Combined Company"). Hambrecht & Quist observed that, calculated on a fully-diluted basis using the treasury stock method, Innova shareholders are expected to own approximately 28% of the Combined Company equity at the close of the Merger and DMC stockholders are expected to own approximately 72% of the Combined Company equity at the close of the Merger. Hambrecht & Quist examined the expected contribution to the Combined Company's revenues by Innova using the Base Case for calendar year 1998. It was estimated that Innova and DMC would contribute approximately 15% and 85%, respectively, of the combined revenues. For calendar year 1999, it was estimated that Innova and DMC would contribute approximately 20% and 80%, respectively, of the combined revenues and approximately 83% and 17%, respectively, of the combined operating income. It was also estimated that Innova would contribute 100% of net income and that DMC would contribute approximately 0%.

     PRO FORMA MERGER ANALYSIS: Hambrecht & Quist analyzed the pro forma impact of the Merger on the Combined Company's calendar 1998 and 1999 earnings per share ("EPS") using the Base Case of Innova's EPS in calendar 1998 and 1999 of ($0.14) and $0.30. Hambrecht & Quist observed that the Base Case resulted in greater earnings for the combined company than for DMC as a stand-alone company. The foregoing analysis did not assume any adjustments in revenues or costs resulting from the operating synergies potentially realized from the Merger. The actual results and savings achieved by the Combined Company resulting from the Merger may vary from the projected results and variations may be material.

     PREMIUM ANALYSIS: Hambrecht & Quist compared the implied price per share of the offer as of July 22, 1998 to similar premiums for certain technology transactions announced since 1993. Hambrecht & Quist analyzed 35 such public company transactions in the communications industry. Hambrecht & Quist observed that the average one trading-day premium paid in the selected public company technology transactions was 27%. This compared with the proposed acquisition in which, as of July 22, 1998, the one day premium offered over the closing price for Innova Common Stock was 16%. Hambrecht & Quist also analyzed the implied premiums to average historical closing prices for the 1 week, 2 weeks, 1 month, 3 months, 6 months and 1 year ending July 22, 1998 using the implied offer price based on the 1.05 exchange ratio and found that the implied premiums were 31%, 33%, 42%, 6%, (1%) and 1%, respectively.

     DISCOUNTED CASH FLOW ANALYSIS: Hambrecht & Quist analyzed the theoretical valuation of Innova based on the unleveraged discounted cash flow of the projected financial performance estimates of Innova. However, because of the nature of Innova's business, the absence of meaningful multi-year cash flow projections, and the overwhelming proportion of total value that would be ascribed to Innova's highly speculative terminal value after a five-year time period, Hambrecht & Quist determined that this analysis did not provide meaningful information in the context of analyzing the fairness from a financial point of view of the Merger.

     ANALYSIS OF PUBLICLY TRADED COMPARABLE COMPANIES: Hambrecht & Quist compared selected historical and projected financial information of Innova to publicly traded companies Hambrecht & Quist deemed to be comparable to Innova. Such information included the ratio of market value to historical net income, market value to book value, and market value to projected calendar year 1998 and 1999 net income. Hambrecht & Quist also examined the ratio of the enterprise value (market value plus debt less cash) to historical revenue, historical EBITDA, historical EBIT, and projected calendar year 1998 and 1999 revenue. Companies deemed comparable included selected wireless communication companies such as California Microwave, Inc., DMC, P-Com, Proxim, Inc., and SR Telecom Inc. (the "Wireless Communication Comparables"). The foregoing multiples were applied to historical financial results of Innova for the latest-twelve-month ("LTM") period ended March 31, 1998 and projected Base Case financial results of Innova. Hambrecht & Quist determined average multiples for the Wireless Communication Comparables of 1.6 times LTM revenue, 8.2 times LTM EBITDA, 11.3 times LTM EBIT, 17.6 times LTM net income, 1.4 times projected calendar year 1998 revenue, 1.1 times projected calendar year 1999 revenue, 27.4 times projected calendar 1998 net income, 17.5 times projected calendar year 1999 net income, and 2.1 times book value.

     Based on the analysis of the Wireless Communication Comparables, Innova's implied equity value per share applying wireless communication multiples to historical results and the Base Case ranged from $2.41 per share to approximately $6.21 per share. This compared with an offer in the proposed acquisition of approximately $6.83 per share for Innova, based on the closing price of DMC Common Stock on July 22, 1998.

     ANALYSIS OF SELECTED MERGER AND ACQUISITION TRANSACTIONS: Hambrecht & Quist compared the proposed acquisition with selected merger and acquisition transactions. This analysis included 7 transactions involving companies in the wireless communications industry. Such transactions included Cylink Wireless/P-Com, Microwave Networks/Tadiran Communications, MAS Technology/DMC, Broadband Networks/Northern Telecom,

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

Celecore/DSC Communications, Microwave Networks/California Microwave, and Western Multiplex/Glenayre (the "Wireless Communications Transactions"). In examining the Wireless Communications Transactions, Hambrecht & Quist analyzed certain income statement and balance sheet parameters of the acquired company relative to the consideration offered in the Merger. The foregoing multiples were applied to historical financial results of Innova for the twelve-month period ended March 31, 1998. Multiples analyzed included consideration offered to LTM revenue, LTM EBITDA, LTM EBIT, and LTM net income. The consideration offered in the Wireless Communications Transactions was an average multiple of
1.7 times LTM revenue, 13.5 times LTM EBITDA, 15.5 times LTM EBIT, and 23.5 times LTM net income. Based on the analysis of selected merger and acquisition transactions, Innova's implied equity per share applying multiples of the Wireless Communications Transactions to historical results range from values between approximately $2.02 per share and approximately $5.55 per share. This result compared with an implied value in the proposed acquisition of approximately $6.83 per share of Innova Common Stock, based on the closing price of DMC Common Stock on July 22, 1998.

     No company or transaction used in the above analyses is identical to Innova or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies or company to which they are compared.

     The foregoing description of Hambrecht & Quist's opinion is qualified in its entirety by reference to the full text of such opinion which is attached as Appendix C to this Proxy Statement/ Prospectus.

     Hambrecht & Quist, as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, strategic alliances, negotiated underwriting, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the past, Hambrecht & Quist has provided investment banking and other financial advisory services to Innova and has received fees for rendering these services. In particular, Hambrecht & Quist acted as a co-managing underwriter in Innova's initial public offering in 1997. In the ordinary course of business, Hambrecht & Quist may actively trade in the equity and derivative securities of Innova and of DMC for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide investment banking or other financial advisory services to DMC.

     Pursuant to an engagement letter dated June 29, 1998, Innova has agreed to pay Hambrecht & Quist a fee (a "Fairness Opinion Fee") of $350,000 in connection with the delivery of a fairness opinion that is credited against any future fees payable in connection with the transaction. Innova has also agreed to pay Hambrecht & Quist, in connection with its services as financial advisor to Innova, an additional fee payable upon the closing of the Merger (the "Transaction Fee") equal to 1.0% of the aggregate consideration received in the Merger up to $90 million and 2.0% of the consideration greater than $90 million. Innova also has agreed to reimburse Hambrecht & Quist for its reasonable out-of-pocket expenses and to indemnify Hambrecht & Quist against certain liabilities, including liabilities under the federal securities laws or relating to or arising out of Hambrecht & Quist's engagement as financial advisor.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the DMC Board and the Innova Board with respect to the Merger Agreement and the transactions contemplated thereby, stockholders of DMC and shareholders of Innova should be aware that certain members of the Boards and managements of DMC and Innova, respectively, have interests in the Merger that are in addition to the interests of the stockholders of DMC and shareholders of Innova generally.

     Employment Agreement. In connection with the Merger, DMC has agreed that it will offer Mr. Grenon an annual employment agreement, which is effective as of the Effective Time and is renewable at the mutual consent of DMC and Mr. Grenon. Pursuant to such agreement, Mr. Grenon will serve as President of the PDH Division of DMC at an annual salary of $235,000. As President of the PDH Division of DMC, Mr. Grenon will report to Mr. Kissner, Chairman of the Board and Chief Executive Officer of DMC, and will be responsible for overseeing all PDH divisional functions and for ensuring the attainment of profit and operations goals of such division. Mr. Grenon also will be entitled to certain benefits, including an option to purchase 300,000 shares of DMC

Common Stock, an automobile allowance in accordance with DMC's standard policy for executive officers, and severance payments upon certain termination events as described below.

     Mr. Grenon's employment agreement will provide that (i) if Mr. Grenon is terminated without cause, he shall be entitled to receive (a) severance pay for twelve months at his normal salary; (b) the continuation of vesting of his stock options for twelve months from the date of his termination; and (c) a proration of his incentive bonus, if earned, for the then current fiscal year based on the number of months he was employed during the year by DMC and (ii) if DMC is merged or acquired in a transaction in which there is a change of control of DMC, he shall be entitled to receive (a) severance pay for twenty-four months at his normal salary; (b) a bonus payment equal to the average of the bonuses paid to him by DMC in the last two fiscal years, divided by two; and (c) a proration of his incentive bonus, if earned, for the then current fiscal year based on the number of months he was employed during the year by DMC.

     STOCK OPTION PLANS AND STOCK PURCHASE RIGHTS. Under the terms of the Merger Agreement, DMC has agreed that all outstanding stock options of Innova and Stock Purchase Rights as of the Effective Time of the Merger will be assumed by DMC at such time. Such assumed options and Stock Purchase Rights shall entitle the holder thereof to purchase that number of shares of DMC Common Stock equal to the number (rounded down to the nearest whole number) of shares of DMC Common Stock as the holder of such stock option or Stock Purchase Right would have been entitled to receive pursuant to the Merger had such holder exercised such option or Stock Purchase Right in full immediately prior to the Effective Time (not taking into account whether or not such option or Stock Purchase Right was in fact exercisable at that time). The exercise price for the DMC Common Stock issuable upon the exercise of such option or Stock Purchase Right will be at a price per share (rounded up to the nearest whole cent) equal to (i) the aggregate exercise price for Innova Common Stock otherwise purchasable pursuant to such stock option or Stock Purchase Right divided by (ii) the number of shares of DMC Common Stock purchasable pursuant to such assumed option or Stock Purchase Right. The exercise schedule of the assumed options and Stock Purchase Rights shall continue to be determined by reference to the applicable Innova stock option plan or the applicable terms and conditions of the Stock Purchase Rights. See "The Merger Agreement -- Innova Stock Option Plans and Stock Purchase Rights."

     As of July 22, 1998, employees (or former employees) of Innova held options to purchase an aggregate of 1,608,737 shares of Innova Common Stock at a weighted average price of $2.60 per share (at exercise prices ranging from $0.24 to $18.75 per share).

     As of July 22, 1998, the two directors of Innova who will become directors of DMC at the Effective Time (see, "DMC Board" below), held Stock Purchase Rights for an aggregate of 1,685,665 shares of Innova Common Stock at a weighted average price of $0.34 per share (at exercise prices ranging from $0.024 to $2.582 per share).

     INDEMNIFICATION AND INSURANCE. DMC has agreed that to the extent, if any, not provided by an existing right under Innova's directors and officers liability insurance policies, from and after the Effective Time, DMC and the Surviving Company shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who was, or had been at any time prior to July 22, 1998, or who becomes prior to the Effective Time, a director, officer or employee of Innova or Innova Europe Limited (the "Innova Subsidiary") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the provision of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time that are in whole or in part
(i) based on, or arising out of the fact that such person is or was a director, officer or employee of Innova or the Subsidiary or (ii) based on, arising out of or pertaining to the transactions contemplated by the Merger Agreement.

     For a period of six years after the Effective Time, DMC and/or the Surviving Company shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by Innova for the benefit of those persons who are covered by such policies at the Effective Time to the extent such policies cover acts and omissions of directors and officers of Innova which occurred or would have occurred in the case of omissions prior to the Effective Time, subject to certain limitations on premiums (or DMC and/or the Surviving Company may substitute therefore policies of at least the same coverage with respect to matters occurring prior to the Effective Time).

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

     To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification existing as of July 22, 1998 in favor of the employees, agents, directors or officers of Innova and the Innova Subsidiary with respect to their activities as such prior to the Effective Time, as provided for in their respective articles of incorporation or bylaws in effect on July 22, 1998, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

     Effective upon consummation of the Merger, Mr. Bachow and Mr. Mendicino, who each will become directors of DMC, will enter into indemnification agreements with DMC in the form entered into by DMC with its current directors and executive officers. These agreements, among other things, provide for the indemnification of DMC's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of DMC, arising out of such person's services as a director or executive officer of DMC, any subsidiary of DMC or any other company or enterprise to which such person provides services at the request of DMC to the fullest extent permitted by applicable law.

     DMC BOARD. Mr. Bachow and Mr. Mendicino, members of the Innova Board, will become members of the DMC Board at the Effective Time. Mr. Bachow shall be nominated by management of DMC to serve as a member of the DMC Board for a one-year term at each of DMC's annual meetings of stockholders to be held in 1999, 2000 and 2001. Mr. Mendicino shall be nominated by management of DMC to serve as a member of the DMC Board for a one-year term at each of DMC's annual meetings of stockholders to be held in 1999 and 2000. However, the obligation of DMC's management to nominate Mr. Mendicino at such meetings lapses upon the date that Woodside Fund III, a private investment fund, liquidates or otherwise distributes all shares of DMC Common Stock held by it. As non-employee directors of DMC, Mr. Bachow and Mr. Mendicino will receive, based on amounts currently provided to other non-employee directors, $1,000 in fees for attendance at each in-person DMC Board meeting, $500 in fees for attendance at each telephone meeting of the DMC Board and a retainer of $3,000 per quarter. Each non-employee director of DMC receives fees of $750 for each in-person committee meeting attended and $375 in fees for each telephone committee meeting attended unless, in either case, such committee meeting was held in conjunction with a DMC Board meeting. In addition, Mr. Bachow and Mr. Mendicino will be able to participate in DMC's 1994 Stock Incentive Plan (the "1994 Incentive Plan"), whereby each new non-employee DMC Board member, upon his or her initial appointment or election to the DMC Board, receives an automatic option grant for 42,000 shares (as adjusted for DMC's two-for-one stock split of DMC Common Stock in November 1997) with an exercise price equal to the fair market value of the option shares on the grant date. In addition, each non-employee DMC Board member receives an option grant of 14,000 shares (as adjusted for DMC's two-for-one stock split of DMC Common Stock in November 1997) after he or she has served on the DMC Board for at least three years. The amount of compensation for attendance at DMC Board and committee meetings, and the number of shares granted to non-employee DMC Board members under the 1994 Incentive Plan, is subject to change. In addition, pursuant to DMC's 1994 Incentive Plan, non-employee DMC Board members may elect to apply all or any portion of their annual retainer fee and/or meeting fees otherwise payable in cash to the acquisition of shares of DMC Common Stock. See "Management of DMC After the Merger -- Directors and Executive Officers After the Merger."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes the anticipated material federal income tax consequences of the Merger that are generally applicable to DMC, Innova and Innova shareholders under the Code. This discussion does not deal with all federal income tax considerations that may be relevant to particular Innova shareholders in light of their particular circumstances, such as shareholders who are dealers in securities; shareholders who are subject to the alternative minimum tax provisions of the Code; shareholders who are foreign persons; shareholders who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions; and shareholders who hold convertible securities, warrants or options. In addition, the following discussion does not address the tax consequences of transactions effectuated before or after the Merger (whether or not such transactions are or were undertaken in connection with the Merger), including transactions in which shares of Innova Common Stock were or are acquired or transactions in which shares of DMC Common Stock are disposed of. Furthermore, no foreign, state or local tax considerations are addressed in this discussion.

     SHAREHOLDERS OF INNOVA ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSIDERATIONS OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER.

     The following discussion is based on the Code, applicable U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all as of the date of this Proxy Statement/Prospectus. The IRS is not precluded from adopting a contrary position. In addition, there can be no assurance that future legislative, judicial, or administrative changes or interpretations will not adversely affect the accuracy of the statements and conclusions set forth in this discussion. Any such changes or interpretations could be applied retroactively and could affect the tax consequences of the Merger to DMC, Innova and the Innova shareholders. The parties have not requested and will not request a ruling from the IRS as to the tax consequences of the Merger.

     The anticipated federal income tax consequences of the Merger are as follows:

     (i)    the Merger will constitute a "reorganization" within the meaning of
Section 368(a) of the Code, and DMC and Innova will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

     (ii) no gain or loss will be recognized by the Innova shareholders upon the conversion of their Innova Common Stock into shares of DMC Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of DMC Common Stock;

     (iii) an Innova shareholder will recognize gain or loss equal to the difference between the cash received in lieu of a fractional share interest of DMC Common Stock and such shareholder's tax basis in the fractional share for which cash is received;

     (iv) the aggregate tax basis of the shares of DMC Common Stock received in exchange for shares of Innova Common Stock pursuant to the Merger (including fractional shares for which cash is received) will be the same as the aggregate tax basis for such shares of Innova Common Stock, decreased by the amount of any tax basis allocable to the fractional share interests for which cash is received;

     (v) the holding period for shares of DMC Common Stock received in exchange for shares of Innova Common Stock pursuant to the Merger will include the period that such shares of Innova Common Stock were held by the Innova shareholder, provided such shares of Innova Common Stock were held as capital assets by the Innova shareholder at the Effective Time;

     (vi) an Innova shareholder exercising his or her dissenters' rights, if any, who receives payment for shares in cash will generally recognize capital gain or loss (if the shares were held as a capital asset at the Effective Time) equal to the difference between the cash received and the holder's basis in such shares, provided the payment neither is essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of the distribution of a dividend within the meaning of Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction"). A sale of shares pursuant to an exercise of dissenters' rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the Innova shareholder owns no shares of DMC Common Stock (either actually or constructively within the meaning of Section 318 of the Code); and

     (vii) no gain or loss will be recognized by DMC or Innova as a result of the Merger.

     It is a condition to the consummation of the Merger that DMC receive an opinion from its counsel, Morrison & Foerster LLP, and that Innova receive an opinion from its counsel, Graham & James LLP, to the effect that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code and that DMC and Innova will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code (such opinions, collectively, the "Tax Opinions"). The Tax Opinions neither bind the IRS nor preclude the IRS from adopting a contrary position. The Tax Opinions are subject to certain assumptions and qualifications and the continued accuracy and completeness of certain representations made by DMC, Merger Sub and Innova, including representations in certificates to be delivered to counsel by the respective managements of DMC and Innova.

ACCOUNTING TREATMENT

     The Merger is intended to qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, the recorded historical cost basis of the assets and liabilities of DMC and Innova will be carried forward to the operations of the combined companies at their recorded amounts. Results of operations of the combined companies will include income of DMC and Innova for the entire fiscal period in which the combination occurs and the historical results of operations of the separate companies for fiscal years prior to the Merger will be combined and reported as the results of operations of the combined companies. Adjustments have been made to the unaudited combined condensed pro forma financial statements of DMC and Innova to eliminate certain intercompany and Merger related transactions.

     Consummation of the Merger is conditioned upon receipt by each of DMC and Innova of a letter from their respective independent public accountants stating that, in their respective opinions, they concur with the conclusions of the management of DMC and of Innova that the criteria for pooling of interests for accounting purposes, which can be assessed at that time, have been met. However, some of the conditions to be met for pooling of interests accounting cannot be fully assessed until the passage of specified periods of time after the Effective Time, as certain of the conditions for pooling of interests accounting address transactions occurring within such specified periods of time. See "The Merger Agreement -- Conditions." Certain events, including certain transactions with respect to DMC Common Stock or Innova Common Stock by affiliates of DMC and Innova, respectively, may prevent the Merger from qualifying as a pooling of interests for accounting and financial reporting purposes. For information concerning certain restrictions to be imposed on the transferability of DMC Common Stock to be received by affiliates in order, among other things, to ensure the availability of pooling of interests accounting treatment, see "The Merger -- Resale Restrictions."

REGULATORY APPROVALS

     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger cannot be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and specified waiting period requirements have been satisfied. DMC filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on August 19, 1998. Innova filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on August 21, 1998. Accordingly, the waiting period under the HSR Act will expire at 11:59 p.m., Eastern Daylight Time, on September 20, 1998.

     At any time before or after consummation of the Merger, the Antitrust Division or the FTC, or any state, could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of DMC or Innova. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. In addition, non-United States governmental and regulatory authorities may seek to take action under applicable antitrust laws. There can be no assurance that a challenge to the Merger will not be made or, if such challenge is made, that DMC will prevail.

     The obligations of DMC and Innova to consummate the Merger are subject to the condition that there be no preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction that prevents consummation of the Merger, and that there be no statute, rule, regulation, executive order, stay, decree or judgment by any court or governmental authority that prohibits or restricts the consummation of the Merger. See "The Merger Agreement -- Conditions." Either DMC or Innova may terminate the Merger Agreement if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or any other action shall have become final and non-appealable, provided that the party seeking to terminate the Merger Agreement for such reason shall have used all reasonable best efforts to remove such order, decree or ruling. See "The Merger Agreement -- Conditions" and "The Merger Agreement -- Termination."

RESALE RESTRICTIONS

     All shares of DMC Common Stock received by Innova shareholders in the Merger will be freely transferable, except that shares of DMC Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Innova may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Innova generally include individuals or entities that control, are controlled by, or are under common control with, Innova and may include certain officers and directors of Innova as well as principal shareholders of Innova.

     Commission guidelines regarding qualifying for the pooling of interests method of accounting also limit sales by affiliates of the acquiring and acquired companies in a business combination. Commission guidelines indicate further that the pooling of interests method of accounting generally will not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares they own or shares they receive in connection with a merger during the period beginning thirty (30) days before the merger and ending when financial results covering at least thirty
(30) days of combined operations have been published. See "The Merger -- Accounting Treatment."

     The Merger Agreement requires Innova to use its best efforts to cause each of its affiliates to execute a written agreement restricting the disposition by such affiliate of the shares of DMC Common Stock to be received by such affiliate in the Merger.

                      DISSENTERS' RIGHTS OF INNOVA SHAREHOLDERS

     The following summary of the availability of dissenters' rights for holders of Innova Common Stock, does not purport to be complete and is qualified in its entirety by reference to Chapter 23B.13 of the Washington Business Corporation Act (a copy of which is attached as Appendix D to this Proxy
Statement/Prospectus).

     Any Innova shareholder contemplating the exercise of dissenters' rights is urged to review the full text of Chapter 23B.13 of the Washington Business Corporation Act. The procedures set forth in such Chapter must be followed exactly or dissenters' rights may be lost.

     A holder of Innova Common Stock who properly follows the procedures for dissenting and demanding payment for his or her shares pursuant to Chapter 23B.13 (as summarized below) may be entitled to receive in cash the "fair value" of his or her shares in lieu of the consideration provided in the Merger Agreement. The "fair value" of a dissenting shareholder's shares will be the value of such shares immediately prior to the Effective Time, excluding any appreciation or depreciation in anticipation of the Merger, unless such exclusion would be inequitable. The "fair value" could be more than, equal to or less than the value of the consideration the shareholder would have received pursuant to the Merger Agreement if the shareholder had not dissented. In the event the dissenting shareholder and the corporation cannot agree on the "fair value" of the dissenter's Innova Common Stock, "fair value" may ultimately be determined by a court in an appraisal proceeding.

     To properly exercise dissenters' rights with respect to the Merger and to be entitled to payment under Chapter 23B.13 of the Washington Business Corporation Act, a holder of Innova Common Stock must, among other things,
(a) prior to the Innova Special Meeting, deliver to Innova written notice of the shareholder's intent to demand payment for his or her shares if the Merger is effected, (b) not vote his or her shares in favor of the Merger, and (c) upon receipt of a dissenter's notice from the Surviving Company, timely deliver a demand for payment, certifying whether the Innova shareholder acquired beneficial ownership before the date of the first announcement to the news media or to Innova shareholders of the terms of the Merger, and timely deposit the shareholder's certificates in accordance with the terms of the dissenter's notice. Thus, any holder of Innova Common Stock who wishes to dissent and who executes and returns a proxy on one of the accompanying forms must specify that such holder's shares are to be voted against the Merger or that the proxy holder should abstain from voting such holder's shares in favor of the Merger. A vote against the Merger is not a proper exercise of dissenters' rights. If the shareholder returns a proxy without voting instructions, or with instructions to vote in favor of the Merger, such holder's shares will automatically be voted in favor of the Merger, and the shareholder will lose any dissenters' rights. Within 10 days after the Effective Time, the Surviving Company will send a written dissenter's notice to each holder of Innova Common Stock who satisfied the requirements of clauses (a) and (b) above, indicating where the payment demand must be sent and where and when share certificates must be deposited. Such notice will include, among other things, a form of payment demand that includes the date of the first announcement to the news media or to Innova shareholders of the terms of the Merger and requires the person asserting dissenters' rights to certify whether or not such person acquired beneficial ownership of the shares before that date, and will set the date by which the Surviving Company must receive the payment demand, which date may not be less than thirty (30) or more than sixty (60) days after the dissenter's notice is delivered. Innova shareholders who fail to file timely written intent to demand payment or who vote in favor of the Merger will not be entitled to receive the dissenter's notice and will be bound by the terms of the Merger Agreement. Written objections to the Merger by holders of Innova Common Stock should be addressed to John M. Hemingway, Innova Corporation, Gateway North, Building 2, 3325

South 116th Street, Seattle, Washington 98168. Such objections must be received by Innova prior to the Innova Special Meeting.

     A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if (a) the beneficial shareholder submits to Innova the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights and
(b) the beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

     Within thirty (30) days after the date of the Effective Time and the date the payment demand is received, the Surviving Company will pay each dissenter who complied with the conditions above the amount that the Surviving Company estimates to be the fair value of the shareholder's shares, plus accrued interest. The payment must be accompanied by, among other things, (a) Innova's balance sheet as of the end of a fiscal year ended not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any, and (b) an explanation of how the Surviving Company estimated the fair value of the shares and how the interest was calculated. Notwithstanding the foregoing, with respect to shares acquired after the date of the first announcement to the news media or to shareholders of the terms of the Merger, the Surviving Company may elect to withhold payment of the fair value of dissenters' shares plus accrued interest and, in such event, the Surviving Company will estimate after the Effective Time the fair value of the shares, plus accrued interest, and will offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand.

     A dissenter may notify the Surviving Company in writing of the dissenter's own estimate of the fair value of the dissenter's shares and the amount of interest due and demand payment of the dissenter's estimate, less any payment made, or, with respect to after-acquired shares for which the Surviving Company elected to withhold payment, reject the Surviving Company's offer of the fair value determined for such shares and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

     (a) The dissenter believes that the amount paid or offered is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

     (b) The Surviving Company fails to make payment within sixty (60) days after the date set for demanding payment; or

     (c) The Merger is not effected, and Innova does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

     A dissenter will be deemed to have waived the right to demand payment unless the dissenter notifies the Surviving Company of his or her demand in writing within thirty (30) days after the Surviving Company makes or offers payment for the dissenter's shares.

     If a demand for payment remains unsettled, the Surviving Company will commence a proceeding in the Superior Court of King County, Washington within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the Surviving Company does not commence such proceeding within the sixty (60)-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
The Surviving Company will make all dissenters, whether or not residents of the State of Washington, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties must be served with a copy of the petition. The Surviving Company may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the Surviving Company's opinion, complied with the provisions of Chapter 23B.13. If the court determines that such shareholder has not complied with the provisions of Chapter 23B.13, the shareholder shall be dismissed as a party. Each dissenter made a party to the proceeding will be entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the shares, plus interest, exceeds the amount paid by the Surviving Company or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the Surviving Company elected to withhold payment.

     If Innova, DMC and Merger Sub do not effect the Merger within sixty (60) days after the date set for demanding payment and depositing share certificates, then Innova shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

     Failure to follow the steps required by Chapter 23B.13 of the Washington Business Corporation Act for perfecting dissenters' rights may result in the loss of such rights.

     IN VIEW OF THE COMPLEXITY OF THESE PROVISIONS OF WASHINGTON LAW, ANY HOLDER OF INNOVA COMMON STOCK WHO IS CONSIDERING DISSENTING FROM THE MERGER SHOULD CONSULT A LEGAL ADVISOR.

     Holders of DMC Common Stock are not entitled to appraisal rights under the Delaware General Corporation Law in connection with the Merger.

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

                                 THE MERGER AGREEMENT

     THE FOLLOWING IS A BRIEF SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT.

THE MERGER

     Pursuant to the Merger Agreement, and subject to the terms and conditions thereof, at the Effective Time, Merger Sub will be merged with and into Innova, with Innova as the Surviving Company, and the separate existence of Merger Sub shall thereupon cease.

     Effective at the Effective Time, the articles of incorporation and bylaws of Merger Sub will be the articles of incorporation and bylaws of the Surviving Company until duly amended. The directors of Merger Sub will be the initial directors of the Surviving Company and the officers of Innova will be the initial officers of the Surviving Company.

EFFECTIVE TIME OF THE MERGER

     The Effective Time of the Merger will occur upon the filing of all necessary documentation (the "Merger Documents"), together with any required related certificates, with the Secretary of State of the State of Washington, in such form as required by, and executed in accordance with the relevant provisions of, Washington law. The filing of the Merger Documents will occur as soon as practicable after the closing of the transactions contemplated by the Merger Agreement but in no event later than three days thereafter. See "Merger Agreement -- Conditions." The Merger Agreement may be terminated by either party if the Merger has not been consummated on or before January 29, 1999 and under certain other conditions. See "The Merger Agreement -- Conditions" and "The Merger Agreement -- Termination."

CONVERSION OF SECURITIES

     As a result of the Merger and without any action on the part of the holders thereof, each share of Innova Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 1.05 shares of fully paid and nonassessable DMC Common Stock and the associated purchase rights under the DMC Rights Agreement, subject to any dissenters' rights under Chapter 23B.13 of the Washington Business Corporation Act, will cease to be outstanding, and will be canceled and retired, except as described below.

     Each holder of an Innova certificate evidencing outstanding shares of Innova Common Stock (an "Innova Certificate") upon consummation of the Merger will cease to have any rights with respect to such Innova Common Stock, except the right to receive, without interest, shares of DMC Common Stock and cash in lieu of fractional shares (as described in "The Merger Agreement -- Exchange of Shares") upon the surrender of such Innova Certificate, subject to any dissenters' rights under the Washington Business Corporation Act. If, prior to the Effective Time, DMC should split or combine the shares of DMC Common Stock, or pay a stock dividend or other stock distribution in, or in exchange of, shares of DMC Common Stock, or engage in any similar transaction, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend, exchange or other distribution or similar transaction.

INNOVA STOCK OPTION PLANS AND STOCK PURCHASE RIGHTS

     As of the Effective Time, each of the options to acquire shares of Innova Common Stock and each outstanding Stock Purchase Right not expired as of the Effective Date, will be assumed by DMC and converted into an option or Stock Purchase Right to purchase that number of shares of DMC Common Stock (rounded down to the nearest whole number) to which the holder thereof would have been entitled to receive under the Merger Agreement had the stock option or Stock Purchase Right been exercised immediately prior to the Effective Time, and the replacement option or Stock Purchase Right shall have an aggregate exercise price equal to the aggregate exercise price for Innova Common Stock subject to the option or Stock Purchase Right divided by the number of shares of

DMC Common Stock purchasable under the assumed option or Stock Purchase Right, rounded up to the nearest whole cent.

     Except as described above, the assumed stock options and Stock Purchase Rights will be subject to the same terms and conditions (including, without limitation, vesting provisions in the case of stock options) as were applicable to such stock options and Stock Purchase Rights immediately prior to the Effective Time. Consummation of the Merger will not be treated as a termination of employment for purposes of such stock options. In addition, no such option will be converted into a stock option to purchase a partial share of DMC Common Stock.

     The assumption of such options enables participants in Innova's stock options plans to hold options to acquire DMC Common Stock after the Merger, although options granted under Innova's 1990 Employee Stock Option Plan immediately accelerate and vest upon consummation of the Merger. As of July 22, 1998, there were outstanding options to purchase an aggregate of 1,678,737 shares of Innova Common Stock, at a weighted average exercise price of approximately $2.95 per share (at exercise prices ranging from $0.24 to $18.75 per share). As of July 22, 1998, there were outstanding Stock Purchase Rights to purchase an aggregate of 1,951,593 shares of Innova Common Stock, at a weighted average exercise price of $0.4226 per share (at exercise prices ranging from $0.024 to $6.96 per share).

     As soon as practicable, but in no event later than sixty business days after the Effective Time, DMC will file a registration statement on Form S-8 under the Securities Act in order to register the shares of DMC Common Stock issuable upon exercise of the aforesaid assumed Innova stock options under the Innova stock option plans.

EXCHANGE OF SHARES

     As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each holder of record of Innova Common Stock (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the Innova Certificates in exchange for certificates representing shares of DMC Common Stock and, in lieu of any fractional shares thereof, cash. Upon surrender of an Innova Certificate to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be reasonably required pursuant to such instructions, the holder of such Innova Certificate will be entitled to receive in exchange therefore (i) a certificate representing that number of whole shares of DMC Common Stock, (ii) any dividends or other distributions to which such holder is entitled to prior to the Effective Time and (iii) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the Innova Certificate so surrendered. INNOVA SHAREHOLDERS SHOULD NOT SEND IN THEIR INNOVA CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

     No fractional shares of DMC Common Stock will be issued pursuant to the Merger. In lieu thereof, cash adjustments will be paid in an amount equal to the product of (i) the fraction of a share of DMC Common Stock that would otherwise be issuable multiplied by (ii) the average of the last reported sales prices of a share of DMC Common Stock for the fifteen trading days prior to the date which is two days prior to the Effective Time.

     If any certificates for shares of DMC Common Stock are to be issued in a name other than that in which the Innova Certificate surrendered in exchange therefore is registered, the person requesting such exchange must (i) pay to DMC or any agent designated by it any transfer or other taxes required by reason thereof, or (ii) establish to the satisfaction of DMC or any agent designated by it that such tax has been paid or is not applicable.

     At the Effective Time, the stock transfer books of Innova will be closed and no further transfers of shares of Innova Common Stock will be made.

     Neither the Exchange Agent nor any party to the Merger Agreement is liable to a holder of shares of Innova Common Stock for any shares of DMC Common Stock or dividends thereon or the cash payment for fractional interests delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     In the event that any Innova Certificate has been lost, stolen or destroyed, upon (i) the making of an affidavit of that fact by the person claiming such Innova Certificate to be lost, stolen or destroyed, and (ii) if required by DMC, in its reasonable discretion, the posting by such person of a bond in such sum as DMC may direct as indemnity against any claim that may be made against DMC with respect to such Innova Certificate, DMC will issue or cause to be issued in exchange for such Innova Certificate the number of whole shares of DMC Common Stock and cash in lieu of fractional shares into which the shares of Innova Common Stock represented by the Innova Certificate are converted in the Merger.

     Holders of Innova Common Stock are entitled to dissent from the Merger and demand relief with respect to any such Innova Common Stock in accordance with their statutory rights under Chapter 23B.13 of the Washington Business Corporation Act. See "Dissenters' Rights of Innova Shareholders."

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains certain representations and warranties by Innova relating to, among other things: (i) organization and qualification of Innova and its Innova Subsidiary; (ii) Articles of Incorporation and Bylaws of Innova and Memorandum of Association of the Innova Subsidiary;
(iii) capitalization; (iv) authority relative to the Merger Agreement;
(v) absence of breaches or violations of its articles of incorporation and bylaws, agreements and instruments and law; required filings and consents;
(vi) compliance; permits; (vii) filings with the Commission; financial statements; (viii) absence of certain changes or events; (ix) absence of undisclosed liabilities; (x) absence of litigation; (xi) employee benefit plans; employment agreements; (xii) employment matters; (xiii) registration statement; joint proxy statement/prospectus; (xiv) title to property; (xv) taxes;
(xvi) environmental matters; (xvii) brokers; (xviii) full disclosure;
(xix) opinion of financial advisor; (xx) intellectual property; (xxi) interested party transactions; (xxii) insurance; (xxiii) vote required; (xxiv) pooling matters; and (xxv) ownership of DMC Common Stock.

     The Merger Agreement also contains certain representations and warranties by DMC and Merger Sub relating to, among other things: (i) organization and qualification; subsidiaries; (ii) Restated Certificate of Incorporation and Bylaws of DMC and Articles of Incorporation and Bylaws of Merger Sub;
(iii) capitalization; (iv) authority relative to the Merger Agreement; (v) absence of breaches or violations of the articles of incorporation and bylaws of Merger Sub or DMC's certificate of incorporation or bylaws, agreements and instruments and law; required filings and consents; (vi) compliance; permits;
(vii) filings with the Commission; financial statements; (viii) absence of certain changes or events; (ix) absence of undisclosed liabilities; (x) absence of litigation; (xi) employee benefit plans; employment agreements; (xii) labor matters; (xiii) registration statement; joint proxy statement/prospectus;
(xiv) title to property; (xv) taxes; (xvi) environmental matters;
(xvii) brokers; (xviii) full disclosure; (xix) opinion of financial advisor;
(xx) intellectual property; (xxi) interested party transactions;
(xxii) insurance; (xxiii) vote required; (xxiv) pooling matters; (xxv) DMC Rights Agreement; and (xxvi) ownership of Innova Common Stock.

CERTAIN COVENANTS

     The Merger Agreement provides that Innova and the Innova Subsidiary will, prior to the earlier of the termination of the Merger Agreement or the Effective Time, except as agreed to in writing by DMC, (i) conduct its business and shall cause the business of the Innova Subsidiary to be conducted in the ordinary course of business and in a manner consistent with past practice, and (ii) not, except as contemplated by the Merger Agreement, (a) amend its articles of incorporation and bylaws; (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) of Innova, the Innova Subsidiary or Innova's affiliates (except for the issuance of (x) shares of Innova Common Stock issuable pursuant to employee stock options under the Innova stock option plans which options were outstanding on July 22, 1998, (y) the grant of options consistent with past practice to purchase up to 100,000 shares of Innova Common Stock to newly hired employees (excluding officers), provided that the vesting of such new options is not in any manner accelerated by the Merger and (z) shares of Innova Common Stock pursuant to the exercise of Stock Purchase Rights which were outstanding on July 22, 1998);
(c) sell, pledge, dispose of or encumber any assets of Innova or the Innova Subsidiary (except for (x) sales of assets in the ordinary course of business and in a manner substantially consistent with past practice, (y) dispositions of obsolete, worthless or useless assets and (z) sales of immaterial assets not in excess of $100,000); or (d) except as is contemplated by Section 5.05 of the Merger Agreement, accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or restricted stock granted under Innova's employee benefit, bonus, stock option or other employee plans (including the Innova stock option plans) or authorize cash payments in exchange for any options granted under any of such plans.

     The Merger Agreement also provides that Innova and the Innova Subsidiary will not, prior to the earlier of the termination of the Merger Agreement or the Effective Time, except as agreed to in writing by DMC, (i) (a) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that the Innova Subsidiary may declare and pay a dividend to Innova,
(b) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (c) amend the terms of, repurchase, redeem or otherwise acquire, or permit the Innova Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of the Innova Subsidiary, or propose to do any of the foregoing;
(ii) (a) acquire (by merger, consolidation, or acquisition of stock or assets) any company, corporation, partnership or other business organization or division thereof; (b) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of bank debt of the Innova Subsidiary entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; (c) enter into or amend any material contract or agreement other than in the ordinary course of business; (d) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000 for Innova and the Innova Subsidiary taken as a whole, or
(e) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by Section 4.01(f) of the Merger Agreement;
(iii) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of Innova or the Innova Subsidiary who are not officers of Innova in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer (except for officers who are terminated on an involuntary basis) or other employee of Innova or the Innova Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law; (iv) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by U.S. GAAP or applicable law; (v) make any material tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations except to the extent the amount of any such settlement has been reserved for on Innova's most recent filing with the Commission; (vi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of Innova or incurred in the ordinary course of business and consistent with past practice; or
(vii) take, or agree in writing or otherwise to take, any of the actions described above, or any action which would make any of the representations or warranties of Innova contained in the Merger Agreement untrue or incorrect or prevent Innova from performing or cause Innova not to perform its covenants under the Merger Agreement.

     The Merger Agreement provides that Innova and DMC will use their respective best efforts to cause the transactions contemplated by the Merger Agreement to be accounted for as a pooling transaction by each party's independent certified public accountants, by the National Association of Securities Dealers (the "NASD") and by the Commission, respectively, and each of the parties agreed that it will take no action that would cause such accounting treatment not to be obtained.

     The Merger Agreement provides that DMC will not, except as agreed to in writing by Innova, until the earlier of the termination of the Merger Agreement or the Effective Time (a) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities (except convertible debt securities) or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) of DMC, any of its subsidiaries or affiliates (other than with respect to acquisitions by DMC or grants or exercises of options under DMC's existing stock option plans and for sales of stock pursuant to DMC's existing stock purchase plans) pursuant to any transaction pursuant to which any person (or group of persons) acquires more than 50% of the outstanding shares of DMC Common Stock, whether from DMC or pursuant to a tender offer or exchange offer or otherwise, (ii) effect a merger or other business combination involving DMC pursuant to which any person (or group of persons) acquires more than 50% of the outstanding shares of DMC Common Stock or the entity surviving such merger or business combination or (iii) any other transaction pursuant to which any person (or group of persons) acquires control of DMC's assets; (b) in the event that DMC shall consider entering into any transaction involving an acquisition (whether by purchase of assets, merger or otherwise) of a third party prior to the Effective Time which will require approval of DMC's stockholders, agree to enter into such transaction prior to consultation with the Innova Board; or (c) take, or agree in writing or otherwise to take, any of the actions described above, or any action which would make any of the representations or warranties of DMC contained in the Merger Agreement untrue or incorrect or prevent DMC from performing or cause DMC not to perform its covenants under the Merger Agreement.

NO SOLICITATION

     The Merger Agreement provides that Innova shall not initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Alternative Transaction (as defined below), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Alternative Transaction, or agree to, or endorse, any Alternative Transaction, or authorize or permit any of the officers, directors, employees or agents of Innova or the Innova Subsidiary or any investment banker, financial advisor, attorney, accountant or other representative retained by Innova or the Innova Subsidiary to take any such action and Innova shall promptly notify DMC, subject to confidentiality restrictions existing on July 22, 1998, of all relevant terms of any such inquiries or proposals received by Innova or the Innova Subsidiary or by any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, Innova shall promptly deliver or cause to be delivered orally to DMC a detailed summary of such inquiry or proposal, subject to confidentiality restrictions existing on July 22, 1998; provided, however, that nothing in Section 4.02(a) of the Merger Agreement prohibits the Innova Board from (i) furnishing information to, or entering into discussions or negotiations with, any persons or entity in connection with an unsolicited bona fide proposal by such person or entity relating to an Alternative Transaction if, and only to the extent that (a) the Innova Board, after duly considering the advice of Graham & James LLP determines in good faith that such action is required for the Innova Board to comply with its fiduciary duties to its shareholders as imposed by Washington Law and
(b) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity Innova provides written notice to DMC to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity; or (ii) complying with Rule 14e-2 promulgated under the Exchange Act or other applicable law or other requirement with regard to an Alternative Transaction.

DIRECTOR AND OFFICER INDEMNIFICATION

     For a description of the indemnification of Innova directors and officers pursuant to the Merger, see "The Merger -- Interests of Certain Persons in the Merger -- Indemnification and Insurance."

ACCESS AND INFORMATION

     The Merger Agreement provides that, until the Effective Time, each of Innova and DMC, and their respective subsidiaries, shall each afford to the other access to all of its respective properties, books, contracts, commitments and records, and each shall furnish promptly to the other all information concerning its respective business, properties and personnel as such other party may reasonably request and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either party may reasonably request.

     The parties will hold any information which is nonpublic in confidence in accordance with the current confidentiality agreement between the parties.

     DMC and Innova will each obtain the written approval of the other prior to issuing any press release or any other public statement with respect to the Merger or the Merger Agreement, provided however, that a party may, without prior written consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the NASD if it has used all reasonable efforts to obtain the prior written consent of the other party.


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AGREEMENTS RELATING TO APPROVAL OF THE MERGER

     The Merger Agreement provides that Innova and DMC shall call and hold their respective stockholders' meetings as promptly as practicable for the purpose of voting upon the approval of the Merger, and Innova and DMC shall use their reasonable best efforts to hold such stockholders' meetings on the same day (and at the same time of such day) and as soon as practicable after the date on which the Registration Statement filed in connection with this Proxy Statement/Prospectus (the "Registration Statement") becomes effective. Innova and DMC shall use their best efforts to hold such stockholders' meetings not later than October 21, 1998. Innova and DMC shall use their respective reasonable best efforts to solicit from their respective stockholders proxies in favor of the approval of the Merger and the issuance of DMC Common Stock in connection with the Merger, respectively, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the Delaware General Corporation Law with respect to DMC and the Washington Business Corporation Act with respect to Innova and the Restated Certificate of Incorporation and Bylaws of DMC and the Articles of Incorporation and Bylaws of Innova to obtain such approvals, unless otherwise necessary under the applicable fiduciary duties of the respective directors of Innova and DMC, as determined by such directors in good faith after consultation with and based upon the advice of outside legal counsel.

ADDITIONAL AGREEMENTS

     The Merger Agreement provides that Innova and DMC will cooperate with one another and use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement.

     The Merger Agreement provides that Innova will provide DMC with a letter, prior to the date the Registration Statement becomes effective, containing a list of persons who are or may be deemed to be "affiliates" of Innova for purposes of Rule 145 under the Securities Act ("Affiliates"). Innova has agreed to use its best efforts to cause each of its Affiliates to deliver to DMC, prior to the Effective Time, a written agreement in a form mutually agreeable to DMC and Innova that such Affiliate will not sell, pledge, transfer or otherwise dispose of any shares of DMC Common Stock, except pursuant to an effective registration statement or in compliance with such Rule 145 or an exemption from the registration requirements of the Securities Act. See "The Merger -- Resale Restrictions." Innova was obligated under the Merger Agreement to use reasonable best efforts to cause certain specified shareholders of Innova to enter into concurrently with the execution of the Merger Agreement a shareholder agreement with DMC to: (a) provide an irrevocable proxy to DMC to support and vote in favor of the Merger, (b) agree, to the extent required to allow DMC to account for the business combination to be effected by the Merger as a pooling of interests, not to sell, transfer or assign any DMC Common Stock received by them pursuant to the Merger until the expiration of all applicable holding periods required under the pooling of interest accounting rules and (c) take all actions and execute all documents reasonably requested by DMC to carry out the foregoing matters.

     The Merger Agreement provides that at the Effective Time, (i) Mr. Bachow shall be appointed to the DMC Board and shall be nominated by management to serve as a member of the DMC Board for a one-year term at each of the annual meetings of DMC stockholders held in 1999, 2000 and 2001 and (ii) Mr. Mendicino shall be appointed to the DMC Board and shall be nominated by management to serve as a member of the DMC Board for a one-year term at each of the annual meetings of DMC's stockholders held in 1999 and 2000; provided, however, the obligation of DMC's management to nominate Mr. Mendicino at either or both annual meetings of DMC's stockholders, as applicable, shall lapse upon the date that Woodside Fund III liquidates or otherwise distributes all DMC Common Stock held by Woodside Fund III.

CONDITIONS

     The obligations of DMC and Innova to effect the Merger are subject to the satisfaction of certain conditions, including, among others: (a) the Registration Statement shall have been declared effective by the Commission under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the Commission and no proceedings for that purpose and no similar proceeding in respect of the Proxy Statement/Prospectus shall have been initiated or threatened by the Commission;
(b) the Merger Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of Innova and stockholders of DMC; (c) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of


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

the Merger shall be in effect, and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; and (d) DMC and Innova shall have received the opinions of their respective counsel, Morrison & Foerster LLP and Graham & James LLP, in form and substance reasonably satisfactory to each, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a Merger qualifying under the provisions of Section 368(a) of the Code and that DMC and Innova will each be a party to the Merger within the meaning of
Section 368(b) of the Code; and (e) the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     The obligations of DMC and Merger Sub to effect the Merger are also subject to the following additional conditions: (a) the representations and warranties of Innova contained in the Merger Agreement shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by the Merger Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and (iii) where the failure to be true and correct would not have a material adverse effect, with the same force and effect as if made on and as of the Effective Time, and DMC and Merger Sub shall have received a certificate to such effect signed by the President and Chief Financial Officer of Innova;
(b) Innova shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time, and DMC and Merger Sub shall have received a certificate to such effect signed by the President and Chief Financial Officer of Innova; (c) all material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made ("Material Consents"), by Innova for the authorization, execution and delivery of the Merger Agreement and the consummation by it of the transactions contemplated in the Merger Agreement shall have been obtained and made by Innova, except where the failure to receive such Material Consents would not have a material adverse effect on Innova or DMC; (d) since July 22, 1998, there shall have been no change in Innova or the Innova Subsidiary having, or reasonably likely to have, individually or in the aggregate, a material adverse effect; (e) DMC shall have received (i) an opinion of Arthur Andersen LLP, independent public accountants, to the effect that the Merger qualifies for a pooling of interests accounting treatment if consummated in accordance with the Merger Agreement and (ii) a copy of the opinion referred to in Section 6.03(e) of the Merger Agreement; (f) DMC shall have received from each person who is identified by DMC in writing as an Affiliate, an affiliate agreement, and such affiliate agreement shall be in full force and effect as of the Effective Time; and (g) DMC shall have received from each specified shareholder a shareholder agreement, and such shareholder agreement shall be in full force and effect as of the Effective Time.

     The obligations of Innova to effect the Merger are subject to the following additional conditions: (a) the representations and warranties of DMC and Merger Sub contained in the Merger Agreement shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by the Merger Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and (iii) where the failure to be true and correct would not have a material adverse effect, with the same force and effect as if made on and as of the Effective Time, and Innova shall have received a certificate or certificates to such effect signed by the President and Chief Financial Officer of each of DMC and Merger Sub; (b) DMC and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by them on or prior to the Effective Time, and Innova shall have received a certificate or certificates to such effect signed by the President and Chief Financial Officer of each of DMC and Merger Sub; (c) all Material Consents required to be obtained or made by DMC and Merger Sub for the authorization, execution and delivery of the Merger Agreement and the consummation by them of the transactions contemplated in the Merger Agreement shall have been obtained and made by DMC and Merger Sub, except where the failure to receive such Material Consents would not have a material adverse effect on Innova or DMC; (d) since July 22, 1998, there shall have been no change in DMC or any subsidiary of DMC having or reasonably likely to have, individually or in the aggregate, a material adverse effect; (e) Innova shall have received (i) a letter from KPMG Peat Marwick LLP, independent auditors, to the effect that the Merger qualifies for a pooling of interests accounting treatment if consummated in accordance with the Merger Agreement and (ii) a copy of the opinion referred to in Section 6.02(e) of the Merger; (f) no event that would result in the triggering of any right or entitlement of DMC stockholders under the DMC Rights Agreement, including a "flip-in" or "flip-over" or similar event commonly described in such rights plans, has or will occur, including but not limited to, as a result of the Merger Agreement, which would have or be reasonably likely to result in a material


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

adverse effect or materially change the number of outstanding equity securities of DMC, and the rights under the DMC Rights Agreement shall not have become nonredeemable by any action of the DMC Board; and (g) the shares of DMC Common Stock to be issued in the Merger shall have been approved for quotation on Nasdaq, subject only to official notice of issuance.

     At the Effective Time or at any time prior thereto, to the extent legally allowed, each of DMC and Innova, without the approval of the Innova shareholders, may waive compliance with any of the agreements or satisfaction of any of the conditions contained in the Merger Agreement for its respective benefit. See " -- Amendment; Waiver."

TERMINATION

     TERMINATION GENERALLY. The Merger Agreement may be terminated at any time prior to the Effective Time and the Merger abandoned notwithstanding approval thereof by the DMC stockholders or the Innova shareholders: (a) by mutual written consent duly authorized by the DMC Board and the Innova Board; (b) by either DMC or Innova if the Merger shall not have been consummated by January 29, 1999 (provided that the right to terminate the Merger Agreement under Section 7.01(b) of the Merger Agreement shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (c) by either DMC or Innova if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under
Section 5.08 of the Merger Agreement; (d) by DMC or Innova, if, at the DMC stockholders' or Innova shareholders' meetings (including any adjournment or postponement thereof), the requisite vote of the stockholders of DMC or the shareholders of Innova shall not have been obtained; (e) by DMC, if (i) the Innova Board shall withdraw, modify or change its recommendation of the Merger Agreement or the Merger in a manner adverse to DMC or shall have resolved to do any of the foregoing; (ii) the Innova Board shall have recommended to the shareholders of Innova an Alternative Transaction (as defined below); or (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of Innova Common Stock is commenced (other than by DMC or an affiliate of DMC), and the Innova Board recommends that the shareholders of Innova tender their shares in such tender or exchange offer; or (f) by DMC or Innova, upon a breach of any representation, warranty, covenant or agreement on the part of Innova or DMC, respectively, set forth in the Merger Agreement such that the conditions set forth in Section 6.02(a) or 6.02(b) of the Merger Agreement, or Section 6.03(a) or 6.03(b) of the Merger Agreement, respectively, would not be satisfied (a "Terminating Breach"), provided that if such Terminating Breach is curable prior to January 29, 1999 by DMC or Innova, as the case may be, through the exercise of its reasonable best efforts and for so long as DMC or Innova, as the case may be, continues to exercise such reasonable best efforts, neither Innova nor the DMC, respectively, may terminate the Merger Agreement under Section 7.01 of the Merger Agreement.

     The Merger Agreement may also be terminated at any time prior to the Effective Time and the Merger abandoned notwithstanding approval thereof by the DMC stockholders or the Innova shareholders: (a) by Innova, if the DMC Board shall withdraw, modify or change its recommendation of the Merger Agreement or the Merger, including without limitation approval of the issuance of shares of DMC Common Stock in connection with the Merger, in a manner adverse to Innova or shall have resolved to do any of the foregoing; (b) by Innova, if the DMC Board shall approve any transaction described in Section 4.03(a) of the Merger Agreement; or (c) by Innova, upon two days' prior written notice to DMC, if, as a result of a tender offer by a party other than DMC or any of its affiliates or any written offer or proposal with respect to an Alternative Transaction (as defined in Section 7.03(c)) by a party other than DMC or any of its affiliates, the Innova Board determines in good faith that the fiduciary obligations of such directors under applicable law require that such tender offer or other written offer or proposal be accepted; provided, however, that (i) the Innova Board shall have been advised in writing by Graham & James LLP that notwithstanding a binding commitment to consummate an agreement of the nature of the Merger Agreement entered into in the proper exercise of their applicable fiduciary duties, and notwithstanding all concessions which may be offered by DMC in negotiations entered into pursuant to clause (ii) below, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal; and (ii) prior to any such termination, Innova shall, and shall cause its respective financial and legal advisors to negotiate with DMC to make such adjustments in the terms and conditions of the Merger Agreement as


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would enable Innova to proceed with the transactions contemplated in the Merger
Agreement; providing further that DMC and Innova acknowledge and affirm that, notwithstanding anything contained in Section 7.01(i) of the Merger Agreement to the contrary, DMC and Innova intend the Merger Agreement to be an exclusive agreement and, accordingly, nothing in the Merger Agreement is intended to constitute a solicitation of an offer or proposal for an Alternative Transaction (as defined in Section 7.03(c)), it being acknowledged and agreed that any such offer or proposal would interfere with the strategic advantages and benefits that DMC and Innova anticipate deriving from the Merger and other transactions contemplated by the Merger Agreement.

     EFFECT OF TERMINATION; TERMINATION FEES. In the event of termination, the Merger Agreement will be of no further effect and there will be no liability or obligation on the part of either DMC or Innova or their respective affiliates, directors, officers or stockholders except (i) as set forth in Sections 5.09,
7.03 and 8.01 of the Merger Agreement and, (ii) for a termination resulting from a willful breach by a party to the Merger Agreement. Except as set forth in
Section 7.03 of the Merger Agreement, (a) all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses, if the Merger is not consummated or (b) if the Merger is consummated, then the Surviving Company shall pay all such fees and expenses; provided, however, that DMC and Innova shall share equally all fees and expenses, other than attorney's fees, incurred in relation to the printing and filing of the joint proxy statement/prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

     Pursuant to Section 7.03(b) of the Merger Agreement, Innova shall pay DMC a fee of $4,500,000 in cash (the "Fee"), plus actual, documented and reasonable out-of-pocket expenses of DMC relating to the transactions contemplated by the Merger Agreement (including, but not limited to, fees and expenses of DMC's counsel, accountants and financial advisers, but excluding any discretionary fees paid to such financial advisors), upon the earlier to occur of (a) the termination of the Merger Agreement by DMC pursuant to Section 7.01(d) of the Merger Agreement as a result of the failure to receive the requisite vote for approval and adoption by the shareholders of Innova at the Innova shareholders' meeting; (b) the termination of the Merger Agreement by DMC pursuant to
Section 7.01(e) of the Merger Agreement; (c) the termination of the Merger Agreement by DMC pursuant to Section 7.01(f) after a breach by Innova of the Merger Agreement; or (d) the termination of the Merger Agreement by DMC pursuant to Section 7.01(i) regarding Innova's obligations with respect to an Alternative Transaction. "Alternative Transaction" means either (i) a transaction pursuant to which any person (or group of persons) other than DMC or its affiliates (a "Third Party") acquires more than 15% of the outstanding shares of Innova Common Stock, whether from Innova or pursuant to a tender offer or exchange offer or otherwise, (ii) a Merger or other business combination involving Innova pursuant to which any Third Party acquires more than 15% of the outstanding equity securities of Innova or the entity surviving such merger or business combination or (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of subsidiaries of Innova, and the entity surviving any merger or business combination including any of them) of Innova, any of its subsidiaries having a fair market value (as determined by the Innova Board in good faith) equal to more than 15% of the fair market value of all the assets of Innova and its subsidiaries, taken as a whole, immediately prior to such transaction; provided, however, that the term "Alternative Transaction" does not include any acquisition of securities by a broker-dealer in connection with a bona fide public offering of such securities.

     Pursuant to Section 7.03(d) of the Merger Agreement, DMC shall pay Innova the Fee, plus actual, documented and reasonable out-of-pocket expenses of Innova relating to the transactions contemplated by the Merger Agreement (including, but not limited to, fees and expenses of Innova's counsel, accountants and financial advisors, but excluding any discretionary fees paid to such financial advisors), upon the earlier to occur of the following events: (i) the termination by Innova pursuant to Section 7.01(d) of the Merger Agreement as a result of the failure to receive the requisite vote for approval and adoption by the stockholders of DMC at the DMC stockholders' meeting; (ii) the termination of the Merger Agreement by Innova pursuant to Section 7.01(f) of the Merger Agreement after a breach by DMC or Merger Sub of the Merger Agreement; (iii) the termination of the Merger Agreement by Innova pursuant to Section 7.01(g) of the Merger Agreement, unless the DMC Board withdraws its recommendation of the Merger Agreement or the Merger because DMC has terminated the Merger Agreement pursuant to Section 7.01(e) of the Merger Agreement; or (iv) the termination of the Merger Agreement by Innova pursuant to Section 7.01(h) of the Merger Agreement.


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     The Fee payable pursuant to Sections 7.03(b) or 7.03(d) of the Merger
Agreement shall be paid within one business day after the occurrence of an event described in Section 7.03(b) or 7.03(d) of the Merger Agreement, as applicable; provided, that, in no event shall DMC or Innova, as the case may be, be required to pay such Fee to the other, if, immediately prior to the termination of the Merger Agreement, the party to receive the Fee was in material breach of its obligations under the Merger Agreement.

AMENDMENT; WAIVER

     The Merger Agreement may be amended by the parties thereto by action taken by or on behalf of their respective board of directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by either the shareholders of Innova or the stockholders of DMC, no amendment may be made which by law requires further approval by such shareholders or stockholders without such further approval. The Merger Agreement may not be amended except by an instrument in writing signed by the parties thereto.

     At the Effective Time or any time prior thereto, to the extent legally allowed, the parties to the Merger Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto; (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant thereto; and (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party thereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                             COMPARISON OF CAPITAL STOCK

DESCRIPTION OF DMC CAPITAL STOCK

     DMC COMMON STOCK. DMC is authorized to issue up to 95,000,000 shares of DMC Common Stock, par value $0.01 per share. Holders of shares of DMC Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of DMC Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the DMC Board out of funds legally available therefore. Upon liquidation or dissolution of DMC, the holders of DMC Common Stock are entitled to share ratably in the distribution of assets, subject to the rights of the holders of DMC Preferred Stock. Holders of DMC Common Stock have no preemptive rights, subscription rights or conversion rights. There are no redemption or sinking fund provisions with respect to the DMC Common Stock. On June 30, 1998, there were 297 holders of record of DMC Common Stock.

     DMC PREFERRED STOCK. Under its Restated Certificate of Incorporation, DMC has authority to issue 5,000,000 shares of preferred stock, $0.01 par value per share (the "DMC Preferred Stock"), in one or more series as determined by the DMC Board. No shares of DMC Preferred Stock are currently issued or outstanding. The DMC Board may, without further action by the stockholders of DMC, issue a series of DMC Preferred Stock and fix the rights and preferences of those shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designation of such series. The rights of the holders of DMC Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any DMC Preferred Stock issued by DMC in the future.

     DMC STOCKHOLDERS' RIGHTS AGREEMENT. In October 1991, DMC adopted the DMC Rights Agreement pursuant to which one Preferred Share Purchase Right (a "Right") was distributed for each outstanding share of DMC Common Stock. Each Right (as adjusted to give effect to a stock dividend, which effected a two-for-one stock split, in November 1997) entitles DMC stockholders to buy one two-hundredth of a share of Series A Junior Participating DMC Preferred Stock at an exercise price of $50.00 upon certain events. The Rights expire on October 23, 2001, unless earlier redeemed by DMC.

     The Rights become exercisable if a person acquires 15% or more of DMC Common Stock or announces a tender offer that would result in such person owning 15% or more of DMC Common Stock, other than a person who has reported or is required to report beneficial ownership of DMC Common Stock on Schedule 13G under the Exchange Act, with respect to whom the threshold is 20%. If the Rights become exercisable, the holder of each Right (other than the person whose acquisition triggered the exercisability of the Rights) will be entitled to purchase,


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

at the Right's then-current exercise price, a number of shares of DMC Common Stock having a market value of twice the exercise price. In addition, if DMC were to be acquired in a merger or business combination after the Rights became exercisable, each Right would entitle its holder to purchase, at the Right's then-current exercise price, stock of the acquiring company having a market value of twice the exercise price. The Rights (as adjusted to give effect to a stock dividend, which effected a two-for-one stock split, in November 1997) are redeemable by DMC at a price of $0.005 per Right at any time within ten days after a person has acquired 15% (or 20% in the case of a Schedule 13G filer) or more of DMC Common Stock.

     DMC'S TRANSFER AGENT AND REGISTRAR. DMC has appointed ChaseMellon Shareholder Services L.L.C. as the transfer agent and registrar of the DMC Common Stock.

DESCRIPTION OF INNOVA CAPITAL STOCK

     The authorized capital stock of Innova consists of 30,000,000 shares of Innova Common Stock and 5,000,000 shares of Innova Preferred Stock.

     INNOVA COMMON STOCK. As of August 14, 1998, 14,021,858 shares of Innova Common Stock were issued and outstanding. Holders of Innova Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders and do not have the right to cumulate votes with respect to the elections of directors. Accordingly, holders of a majority of the shares of Innova Common Stock voting in any election of directors have the ability to elect all of the directors standing for election. All directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Directors may be removed with or without cause by the holders of a majority of the outstanding shares of Innova Common Stock.

     Holders of Innova Common Stock are entitled to receive ratably any dividends as may be declared by the Innova Board out of legally available funds, subject to any preferences that may be afforded to any outstanding preferred stock. Upon the liquidation, dissolution or winding up of Innova, holders of Innova Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock. Holders of Innova Common Stock have no preemptive, subscription, redemption or conversion rights. All of the outstanding shares of Innova Common Stock are, when issued, fully paid and nonassessable. Innova's Articles of Incorporation and Bylaws provide for release and indemnification of Innova's directors and officers as to certain liabilities arising from their actions in such capacities to the fullest extent permitted by law.

     PREFERRED STOCK. The Innova Board has the authority to issue 5,000,000 shares of preferred stock in one or more series and to fix the relative rights, preferences and privileges thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and number of shares constituting any series up to the maximum number of preferred stock. The market price for Innova Common Stock, and the voting and other rights of the holders thereof, may be adversely affected by the rights, preferences and privileges accorded to any preferred stock issued by Innova. There are currently no shares of preferred stock outstanding. Presently, Innova has no plans to issue any preferred stock.

     WARRANTS TO PURCHASE COMMON STOCK. As of June 30, 1998, warrants to purchase 1,951,593 shares of Innova Common Stock were outstanding. Of these,
(i) warrants to purchase 230,372 shares of Innova Common Stock at an exercise price of $.84 per share expire May 31, 1999, (ii) warrants to purchase 639,117 shares of Innova Common Stock at an exercise price of $.024 per share expire February 13, 2000, (iii) warrants to purchase 565,829 shares of Innova Common Stock at an exercise price of $.024 per share expire September 5, 2000,
(iv) warrants to purchase 172,277 shares of Innova Common Stock at an exercise price of $2.5824 per share and warrants to purchase 322,498 shares of Innova Common Stock at an exercise price of $.024 per share expire April 26, 2001 and
(v) a warrant to purchase 21,500 shares of Innova Common Stock at an exercise price of $6.96 per share expires April 30, 2002. All warrants are currently exercisable. Any warrants not exercised prior to the Effective Time will be deemed assumed by DMC and will constitute warrants to purchase DMC Common Stock on the same terms and conditions, subject to adjustment for the Exchange Ratio.

     CERTAIN VOTING AND OTHER MATTERS OF INNOVA. Under the Washington Business Corporation Act, shareholder approval is required in order for Innova to participate in certain mergers and share exchanges or to sell substantially all of its assets, and for certain other actions. Within certain limits, the Washington Business


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Corporation Act permits a corporation's articles of incorporation to specify the level of shareholder approval required for such transactions. Innova's Articles of Incorporation generally require any such transaction to be approved by the holders of a majority of the outstanding shares of Innova Common Stock.

     Under Innova's Articles of Incorporation and Bylaws, special meetings of the shareholders may be called only by the Innova Board, Innova's Chairman of the Board, or Innova's President, or the holders of at least 25% of all the votes entitled to be cast on any issues proposed to be considered at such special meeting. Amendments to Innova's Articles of Incorporation must generally be approved by the Innova Board and the holders of a majority of the outstanding shares of Innova Common Stock.

     Innova's Bylaws provide that shareholders seeking to bring business before, or to nominate directors at, any meeting of shareholders must provide timely notice thereof in writing. To be timely, a shareholder's notice must be delivered to, or mailed and received at, the principal executive office of Innova not less than seventy (70) days prior to the date of the meeting, or the tenth day after notice of the meeting is first given to stockholders, whichever is later if the meeting is an annual meeting or a special meeting at which directors are to be elected. The Innova Bylaws also contain specific requirements for the form of a shareholder's notice. These provisions may preclude or may make it difficult for some shareholders from bringing matters before the shareholders or from making nominations for directors. The Innova Bylaws may be amended or repealed by the Innova Board or by the majority of the holders of the outstanding shares of Innova Common Stock.

     INNOVA'S ANTITAKEOVER RESTRICTIONS. The Washington Business Corporation Act contains certain provisions that may have the effect of delaying, deferring or preventing a takeover or change of control of Innova, which is not supported by the Innova Board. Chapter 23B.19 of the Washington Business Corporation Act prohibits Innova, with certain exceptions, from engaging in certain significant business transactions with an "acquiring person" (defined as a person who acquires 10% or more of Innova's voting securities without the prior approval of the Innova Board) for a period of five (5) years after such acquisition. The prohibited transactions include, among others, a merger with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, or otherwise allowing the acquiring person to receive any disproportionate benefit as a shareholder. Innova may not exempt itself from coverage of this statute. Notwithstanding the foregoing, an otherwise prohibited transaction may be consummated if such transaction is approved by a majority of the members of the Innova Board prior to the date that the third party becomes an acquiring person.

     INNOVA'S TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for Innova Common Stock is ChaseMellon Shareholder Services, L.L.C.

           COMPARISON OF RIGHTS OF DMC STOCKHOLDERS AND INNOVA SHAREHOLDERS

     The rights of DMC stockholders are currently governed by the Delaware General Corporation Law and the Restated Certificate of Incorporation and Bylaws of DMC (the "DMC Certificate" and the "DMC Bylaws," respectively). The rights of Innova shareholders are currently governed by the Washington Business Corporation Act and the Articles of Incorporation and Bylaws of Innova (the "Innova Articles" and the "Innova Bylaws"). Accordingly, upon consummation of the Merger, the rights of DMC stockholders and of Innova shareholders who become DMC stockholders in the Merger will be governed by the Delaware General Corporation Law, the DMC Certificate and the DMC Bylaws. The following is a summary of the principal differences between the current rights of Innova shareholders and those of DMC stockholders following the Merger.

     The following summary is not intended to be complete and is qualified in its entirety by reference to the Delaware General Corporation Law, the Washington Business Corporation Act, the DMC Certificate, the DMC Bylaws, the Innova Articles and the Innova Bylaws. Copies of the DMC Certificate and the DMC Bylaws are incorporated by reference herein and will be sent to holders of shares of DMC Common Stock and Innova Common Stock upon request of DMC's Secretary. See "Available Information."

COMPARISON OF CURRENT INNOVA SHAREHOLDER RIGHTS AND RIGHTS OF DMC STOCKHOLDERS FOLLOWING THE MERGER

     The DMC Certificate is not being amended in connection with the Merger. The DMC Bylaws are not being amended in connection with the Merger, other than to increase the number of directors on the DMC Board


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

from seven to nine so that Mr. Bachow and Mr. Mendicino may become directors of DMC at the Effective Time. See "Board of Directors" immediately below.

     The rights of Innova shareholders under the Washington Business Corporation Act, the Innova Articles and the Innova Bylaws prior to the Merger are substantially the same as the rights of DMC stockholders (including Innova shareholders who become DMC stockholders as a result of the Merger) under the Delaware General Corporation Law, the DMC Certificate and the DMC Bylaws, with the following principal exceptions.

     AUTHORIZED CAPITAL STOCK. The capital stock of Innova consists of 30,000,000 shares of Innova Common Stock, of which 14,005,877 shares were issued and outstanding as of June 30, 1998. The authorized capital of DMC is set forth under "Comparison of Capital Stock -- Description of DMC Capital Stock."

     BOARD OF DIRECTORS. The Innova Bylaws provide that the number of directors that shall constitute the Innova Board shall be seven directors. Under the Innova Bylaws, Innova directors are elected at the annual meeting of shareholders for a one-year term. Neither the Innova Articles nor the Innova Bylaws provide for cumulative voting for election of directors. Nominations of persons for election to the Innova Board may be made by or at the direction of the Innova Board, or by Innova shareholders in accordance with the procedures set forth in the Innova Bylaws. Under the Innova Bylaws, vacancies in the Innova Board may be filled by the affirmative vote of a majority of the directors present at a meeting of the Innova Board at which a quorum is present, or, if the directors in office constitute less than a quorum, by the affirmative vote of a majority of all of the directors in office. Any director elected to fill a vacancy shall hold office until the next meeting of shareholders at which directors are to be elected and until his successor shall have been elected and qualified. Pursuant to the Innova Bylaws, one or more members of the Innova Board may be removed (with or without cause) at a special meeting of shareholders called for that purpose.

     The DMC Bylaws provide that the number of directors that shall constitute the DMC Board shall be seven. DMC currently has seven directors. In connection with the Merger, the DMC Bylaws will be amended to increase the number of directors to nine. Under the DMC Bylaws, DMC directors are elected at the annual meeting of stockholders for a one-year term. Neither the DMC Certificate nor the DMC Bylaws provide for cumulative voting for election of directors. Nominations of persons for election to the DMC Board may be made by or at the direction of the DMC Board, or by DMC stockholders according to the procedures described in the DMC Bylaws. Under the DMC Bylaws, vacancies in the DMC Board may be filled by resolution of a majority of the DMC Board (or a sole director, if applicable), and any director so appointed will hold office until the next annual meeting of stockholders. The DMC Certificate and the DMC Bylaws do not contain provisions regarding the removal of directors, and accordingly such matter would be governed by the Delaware General Corporation Law. The Delaware General Corporation Law provides that directors may be removed (with or without cause) by vote of the holders of a majority of shares entitled to vote at an election of directors.

     AMENDMENT OF BYLAWS. The Innova Articles may be amended with the approval of each voting group entitled to vote separately thereon by a majority of all votes entitled to be cast by that voting group. The holders of the outstanding shares of a class are entitled to vote as a separate voting group on a proposed amendment to the Innova Articles if such amendment would increase or decrease the aggregate number of authorized shares of the particular class; effect an exchange of all or part of the shares of the class into shares of another class; effect an exchange or reclassification, or create a right of exchange, of all or part of the shares of another class into shares of the class; change the designation, rights, preferences or limitations of all or part of the shares of the class; change the shares of all or part of the class into a different number of shares of the same class; create a new class of shares having rights or preferences with respect to distributions or to dissolution that are prior, superior or substantially equal to the shares of the class; limit or deny an existing preemptive right of all or part of the shares of the class; or cancel or otherwise affect the rights to distributions or dividends that have accumulated but not yet been declared on all or part of the shares of the class. There are no shares of preferred stock of Innova issued or outstanding.

     The Innova Bylaws may be amended by the shareholders and by the Innova Board, unless and until the power to amend such bylaws is specifically reserved to the shareholders.

     The DMC Certificate provides that any provision contained in the DMC Certificate may be amended, altered, changed or repealed as prescribed pursuant to the Delaware General Corporation Law. The Delaware General Corporation Law provides that a charter amendment requires the approval of a majority of a company's


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

board of directors and the approval of the holders of a majority of the voting power of the then outstanding capital stock of such company.

     The DMC Bylaws expressly provide for their amendment by either the DMC Board or a majority of the DMC stockholders.

     VOTING RIGHTS. The outstanding voting securities of Innova are the shares of Innova Common Stock. Under the Washington Business Corporation Act, each holder of Innova Common Stock at the record date set for a meeting of shareholders is entitled to one vote per share owned, subject to certain limitations. Holders of a class of stock may vote as a class if the amendment would increase or decrease the number of authorized shares of such class or the par value of the shares of such class, or would alter the preferences, powers, or special rights of any class so as to affect them adversely. In no event is cumulative voting permitted for the election of directors. For a discussion of the voting rights of preferred stock of Innova, see "Description of Innova Capital Stock -- Preferred Stock."

     The outstanding voting securities of DMC are the shares of DMC Common Stock. Under the Delaware General Corporation Law, each holder of DMC Common Stock at the record date set for a meeting of stockholders is entitled to one vote per share owned, subject to certain limitations. Under the Delaware General Corporation Law, a corporation with stock outstanding or subscribed ordinarily may amend its charter provided that the amendment is recommended by the board of directors and approved by the affirmative vote of a majority of all the votes entitled to be cast. Holders of a class of stock may vote as a class if the amendment would increase or decrease the number of authorized shares of such class or the par value of the shares of such class, or would alter the preferences, powers, or special rights of any class so as to affect them adversely. For a discussion of the voting rights of DMC Preferred Stock, see "Comparison of Capital Stock -- Description of DMC Capital Stock."

     The DMC Certificate does not provide any supermajority requirements or any special voting rights for DMC Common Stock. However, see "Description of DMC Capital Stock -- DMC Stockholders' Rights Agreement" regarding the DMC Rights Agreement.

     RIGHTS PLAN. Innova has not adopted a shareholders' rights plan. For a description of DMC's Rights Agreement, see "Comparison of Capital Stock -- DMC's Stockholders' Rights Agreement."

     LIABILITY OF SHAREHOLDERS. Under the Washington Business Corporation Act, a purchaser of a corporation's shares is not liable to the corporation or its creditors with respect to the shares except to pay the consideration for which the shares were authorized to be issued pursuant to Washington law or an applicable subscription agreement.

     Under the Delaware General Corporation Law, a stockholder of a dissolved corporation, the assets of which were distributed under the Delaware General Corporation Law, is generally not liable for any claims against the dissolved corporation in excess of the amount distributed to him or her in dissolution.

     BUY-BACK RIGHTS. The Innova Articles does not contemplate the repurchase or redemption of shares of Innova Common Stock. Under the Washington Business Corporation Act, any shares of Innova Common Stock repurchased by Innova are characterized as authorized but unissued shares of Innova Common Stock rather than treasury stock of Innova.

     The DMC Certificate does not contemplate the repurchase of shares of DMC Common Stock, but DMC is allowed to repurchase such shares pursuant to the Delaware General Corporation Law. DMC Common Stock is not redeemable pursuant to the DMC Certificate.

     INDEMNIFICATION. Under the Washington Business Corporation Act, if authorized by a corporation's articles of incorporation, a bylaw adopted or ratified by the shareholders or a resolution adopted or ratified, before or after the event, by the shareholders, a corporation has the power, subject to certain exceptions, to indemnify subject to certain requirements a director or officer made a party to a civil, criminal or administrative proceeding, or to advance or reimburse expenses incurred in connection with such a proceeding. Unless otherwise limited by the corporation's articles of incorporation, Washington law requires corporate indemnification if the director or officer is wholly successful on the merits of the action or otherwise. Any indemnification of a director in a derivative action must be reported to the shareholders in writing.

     Under each of the Innova Articles and the Innova Bylaws, the corporation indemnifies, in the manner and to the full extent permitted by law, any person (or the estate of any person) who was or is a party to a civil, criminal or administrative proceeding by reason of the fact that such person is or was a director, officer or agent of the corporation. However, indemnification by the corporation of its directors, officers and agents is not permitted with respect to: (a) acts or omissions of a director finally adjudged to be intentional misconduct or a knowing violation of the law; (b) conduct of a director or officer finally adjudged to be an unlawful distribution; or (c) any transaction with respect to which it is finally adjudged that the director or officer in question, personally received a benefit in money, property or services to which such director or officer was not legally entitled. Innova may also, to the full extent permitted by law, purchase and maintain insurance on behalf of any director, officer or agent of the corporation. The indemnification by the corporation of its directors, officers and agents is not intended to be deemed exclusive of any other rights to which any person seeking indemnification from the corporation may otherwise be entitled under any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in the director, officer or agent's official capacity and as to action in another capacity while holding such office.

     Under the Washington Business Corporation Act, directors also have a duty of loyalty to the corporation and its shareholders. The duty of loyalty requires that, in making a business decision, directors act in good faith and in the honest belief that the action taken was in the best interests of the corporation.

     The Delaware General Corporation Law provides that the indemnification provided for in the Delaware General Corporation Law shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, and provides that expenses may be advanced to officers and directors in a specific case upon receipt of an undertaking to repay such amount if it is ultimately determined that the indemnified party is not entitled to be indemnified. In addition, the Delaware General Corporation Law permits the determination as to whether an officer or director has met the applicable standard of conduct to be made in certain circumstances by independent legal counsel.

     The Delaware General Corporation Law permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believe to be in, or not opposed to, the best interest of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The Delaware General Corporation Law provides that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The Delaware General Corporation Law provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

     The DMC Certificate provides that no director of DMC shall be liable to DMC or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to DMC or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the rights of DMC and its stockholders (through stockholders' derivative suits on behalf of DMC) to recover monetary damages against a director for breach of certain fiduciary duties as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under federal securities laws.

     Under the Delaware General Corporation Law, directors also have a duty of loyalty to the corporation and its stockholders. The duty of loyalty requires that, in making a business decision, directors act in good faith and in the honest belief that the action taken was in the best interests of the corporation.

     Pursuant to the DMC Bylaws, DMC shall indemnify to the full extent permitted by, and in the manner permissible under, the laws of the State of Delaware any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, or his or her testator or intestate, is or was a director of DMC, or served any enterprise as a director or officer at the request of DMC. Expenses incurred by a director of DMC in defending a civil or criminal action, suit or proceeding by reason


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

of the fact that he or she was a director of DMC (or was serving at DMC's request as a director or officer of another enterprise or corporation) shall be paid by DMC in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by DMC as authorized by relevant sections of the Delaware General Corporation Law.

     Pursuant to the DMC Bylaws, the DMC Board has the power on behalf of DMC to indemnify any person, other than a director, made a party to any action, suit or proceeding by reason of the fact that he or she, or his or her testator or intestate, is or was an officer or employee of DMC.

     The indemnification provided by the DMC Bylaws is not deemed exclusive of any other rights to which those seeking indemnification may be entitled under the DMC Certificate, the DMC Bylaws, any agreement, vote of DMC stockholders or disinterested directors, or otherwise, both as to actions of a director in his or her official capacity and as to actions in another capacity while holding such office.

     SHAREHOLDER MEETINGS. Under the Washington Business Corporation Act, Innova is required to hold an annual meeting of shareholders. The Innova Board is empowered to select the place, day and time of such annual meeting. Special shareholder meetings may be called by the Innova Board (or the Chairman thereof), the President or by one or more shareholders holding shares representing not less than 25% of all the votes entitled to be cast on any issue proposed to be considered at a special meeting. Under the Innova Bylaws, Innova shareholders must receive written notice of the annual meeting and any special meeting not less than ten (10) but not more than sixty (60) days prior to such meeting. The record date for determining the shareholders entitled to vote at any meeting may be any date not more than seventy (70) days prior to such meeting. Any action which may be or which is required by law to be taken at any meeting of shareholders may be taken, without a meeting or notice of a meeting, if one or more written consents, setting forth the action to be taken, are signed by all of the shareholders entitled to vote or, in the place of any one or more of such shareholders, by a person holding a valid proxy to vote with respect to the subject matter thereof and which are delivered to Innova's Secretary for inclusion in Innova's corporate minute book.

     Under the Innova Bylaws, a quorum of shareholders exists at any meeting of shareholders if a majority of the votes entitled to be cast is represented in person or by proxy.

     Under the Delaware General Corporation Law, DMC is required to hold an annual meeting of stockholders. The DMC Bylaws provide that the annual meeting shall be held on the third Thursday in July if not a legal holiday, in San Jose, California or at such other date and place as shall be designated from time to time by the DMC Board. Special stockholder meetings may be called only by a majority of the DMC Board or upon written application of one or more stockholders who hold at least 40% of the capital stock entitled to vote at such meeting. DMC stockholders are not otherwise permitted to call a special meeting or to require that the DMC Board call a special meeting of stockholders except as applicable law may require. Under the DMC Bylaws, DMC stockholders must receive written notice of any special meeting not less than ten (10) but not more than sixty (60) days prior to such meeting. DMC stockholders are entitled to written notice of any annual meeting not less than ten (10) days nor more than sixty (60) days prior to such annual meeting. The record date for the meetings of the DMC stockholders shall not be less than ten (10) days before the date of such meetings.

     Pursuant to the DMC Bylaws, the holders of a majority of the DMC Common Stock issued and outstanding and entitled to vote at a stockholders' meeting, present in person or represented by proxy, shall constitute a quorum at such meeting for the transaction of business.

     DISTRIBUTIONS. The Innova Board may from time to time authorize, and the corporation may make, distributions to its shareholders to the extent permitted by Washington law. The Washington Business Corporation Act defines distributions as any "direct or indirect transfer of money or other property, except its own shares, or incurrence of indebtedness by a corporation to or for the benefit of its shareholders in respect to any of its shares."

     The holders of DMC Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the DMC Board out of funds legally available therefore. Pursuant to the DMC Bylaws, dividends may be paid in cash, in property, or in shares of DMC Common Stock.


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

     ISSUE OF SHARES. The Innova Articles authorize the issuance of up to 35,000,000 shares of two classes of stock without par value: 30,000,000 shares of Innova Common Stock and 5,000,000 shares of preferred stock of Innova. The Innova Board is authorized to determine the designations, relative rights and preferences and limitations of each series of the preferred stock of Innova issued by the corporation.

     The DMC Certificate presently authorizes DMC to issue up to 95,000,000 shares of DMC Common Stock, par value $0.01 per share and 5,000,000 shares of DMC Preferred Stock. The DMC Certificate has no restrictions on the issuance of new shares and options. Limitations on the number of options granted under DMC's stock plans are contained within such plans.

     DISSENTERS' RIGHTS. Under the Washington Business Corporation Act, a shareholder is entitled to dissent from, and, upon perfection of his or her appraisal rights, to obtain the fair value of his or shares in the event of certain corporate actions, including certain mergers, consolidations, share exchanges, sales of all or substantially all of the assets of the corporation, and amendments to the corporation's articles of incorporation that materially and adversely affect shareholder rights.

     Under the Delaware General Corporation Law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to receive cash equal to the fair market value of the shares held by such stockholder (as determined by a court of competent jurisdiction or by agreement of the stockholder and the corporation), in lieu of the consideration such stockholder would otherwise receive in the transaction. The Delaware General Corporation Law does not require dissenters' rights with respect to (a) a sale of assets; (b) a merger by a corporation, if the shares of the corporation are either (i) listed on a national securities exchange,
(ii) designated as a national market security on an interdealer quotation system by the NASD, (iii) held by more than 2,000 stockholders of record, (iv) shares of the Surviving Company or (v) of a listed or widely-held corporation; or (c) a merger in which a corporation is a Surviving Company if no vote of its stockholders is required to approve the merger.

     CERTAIN PROVISIONS RELATING TO BUSINESS COMBINATIONS. The Washington Business Corporation Act imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the Washington Business Corporation Act prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" with an "acquiring person" who acquires 10% or more of the voting securities of a "target corporation" for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation's board of directors prior to the date of the acquisition. The prohibited transactions include, but are not limited to, merger, share exchange or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the "acquiring person," termination of 5% or more of the employees of the target corporation as a result of the "acquiring person's" acquisition of 10% or more of the shares of the corporation, or allowing the "acquiring person" to receive any disproportionate benefit as a shareholder. Target corporations include domestic corporations having a class of voting securities registered pursuant to Section 12 or 15 of the Exchange Act, or that elect to be subject to Chapter 23B.19 of the Washington Business Corporation Act, and foreign corporations that meet additional statutory requirements. A corporation may not "opt out" of the statute described herein.

     DMC is subject to Section 203 of the Delaware General Corporation Law ("Section 203"). Section 203 restricts certain transactions and business combinations between a corporation and an "Interested Stockholder" owning 15% or more of the corporation's outstanding voting stock, for a period of three years from the date the stockholder becomes an Interested Stockholder. Subject to certain exceptions, unless the transaction is approved by the DMC Board and the holders of at least 66.67% of the outstanding voting stock of the corporation (excluding shares held by the Interested Stockholder), Section 203 prohibits significant business transactions such as a merger with, disposition of assets to, or receipt of disproportionate financial benefits by, the Interested Stockholder, or any other transaction that would increase the Interested Stockholder's proportionate ownership of any class or series of the corporation's stock. The statutory ban does not apply if, upon consummation of the transaction in which any person becomes an Interested Stockholder, the Interested Stockholder owns at least 85% of the outstanding voting stock of the corporation (excluding shares held by persons who are both directors and officers or by certain employee stock plans).


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               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements have been prepared to give effect to the Merger, using the pooling of interests method of accounting.

     The unaudited pro forma combined condensed financial statements reflect certain assumptions deemed probable by management regarding the Merger (for example, the share information used in the unaudited pro forma information approximates actual share information at the Effective Time). No adjustments to the unaudited pro forma combined condensed financial information have been made to account for different possible results in connection with the foregoing, as management believes that the impact on such information by the varying outcomes, individually or in the aggregate, would not be materially different.

     The unaudited pro forma combined condensed balance sheet as of June 30, 1998 gives effect to the Merger as if it had occurred on June 30, 1998, and combines the unaudited consolidated balance sheet of DMC and the unaudited consolidated balance sheet of Innova as of June 30, 1998. The unaudited pro forma combined statements of income for all periods presented give effect to the Merger as if it had occurred on April 1, 1995. Innova had a fiscal year that ended on March 31 of each year until fiscal 1997, during which it changed its fiscal year to end on December 31. For purposes of the pro forma statements of income, Innova's consolidated statements of income (loss) for the fiscal year ended March 31, 1996, the nine month period ended December 31, 1996, and the fiscal year ended December 31, 1997 have been combined with DMC's consolidated statements of income for each of the fiscal years ended March 31, 1996, 1997 and 1998, respectively. Additionally for purposes of the pro forma statements of income, Innova's consolidated statements of income (loss) for the three month periods ended March 31, 1997 and June 30, 1998 have been combined with DMC's consolidated statements of income (loss) for the three month periods ended
June 30, 1997 and June 30, 1998, respectively (as a result, Innova's results of operations for the three month period ended March 31, 1998 are not included in any periods presented in the pro forma combined statements of income).

     DMC and Innova estimate they will incur direct transaction costs of approximately $4,000,000 associated with the Merger, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and other related charges. These nonrecurring transaction costs will be charged to operations upon consummation of the Merger. It is expected that following the Merger, the combined companies will incur an additional significant charge to operations, which is currently estimated to be in the range of $30 million to $40 million, to reflect costs associated with integrating the two companies. This charge has not been reflected in the pro forma condensed balance sheet or pro forma condensed statements of income. There can be no assurance that the combined companies will not incur additional charges to reflect costs associated with the Merger or that management will be successful in its efforts to integrate the operations of the two companies.

     Such unaudited pro forma combined condensed financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the Merger occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. These unaudited pro forma combined financial statements are based upon the respective historical consolidated financial statements and notes thereto of DMC and Innova included elsewhere in this Proxy Statement/Prospectus, and do not incorporate, nor do they assume, any benefits from cost savings or synergies of operations of the combined companies.

               UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET(2)
                                    JUNE 30, 1998

                                    (IN THOUSANDS)



                                                                                        PRO FORMA         PRO FORMA
                ASSETS                                      DMC          INNOVA         ADJUSTMENTS        COMBINED
--------------------------------------------------      ---------      ----------     --------------      ---------
Current assets:

Cash, cash equivalents and short term investments. .     $ 21,401       $ 10,569         $    --          $  31,970
Accounts receivable, net . . . . . . . . . . . . . .       60,303         13,448            (425)(c)         73,326
Inventories. . . . . . . . . . . . . . . . . . . . .       65,981         22,670             (42)(d)         88,609
Other current assets . . . . . . . . . . . . . . . .       15,140            288              --             15,428
                                                         --------       --------         -------          ---------
    Total current assets . . . . . . . . . . . . . .      162,825         46,975            (467)           209,333
Property and equipment, net. . . . . . . . . . . . .       32,906         16,657              --             49,563
Other assets . . . . . . . . . . . . . . . . . . . .       15,352            701              --             16,053
                                                         --------       --------         -------          ---------
    Total assets . . . . . . . . . . . . . . . . . .     $211,083       $ 64,333         $  (467)         $ 274,949
                                                         --------       --------         -------          ---------
                                                         --------       --------         -------          ---------


      LIABILITIES & STOCKHOLDERS' EQUITY

Current liabilities:
Current maturities of capital lease obligations. . .     $    128       $    894        $     --          $   1,022
Accounts payable . . . . . . . . . . . . . . . . . .       27,002         12,854            (425)(c)         39,431
Accrued merger costs . . . . . . . . . . . . . . . .           --             --         4,000(a)             4,000
Income taxes payable . . . . . . . . . . . . . . . .          736             --              --                736
Accrued liabilities. . . . . . . . . . . . . . . . .       20,542          1,207              --             21,749
                                                         --------       --------         -------          ---------
    Total current liabilities. . . . . . . . . . . .       48,408         14,955           3,575             66,938
Capital lease obligations, net of current maturities          185            611              --                796
                                                         --------       --------         -------          ---------
    Total liabilities. . . . . . . . . . . . . . . .       48,593         15,566           3,575             67,734
Common stock and paid-in capital . . . . . . . . . .      159,346         90,063              --            249,409
Other stockholders' equity . . . . . . . . . . . . .       (3,829)          (145)             --             (3,974)
Retained earnings. . . . . . . . . . . . . . . . . .        6,973        (41,151)         (4,042)           (38,220)
                                                         --------       --------         -------          ---------
    Total stockholders' equity . . . . . . . . . . .      162,490         48,767          (4,042)(a)(d)     207,215
                                                         --------       --------         -------          ---------
    Total liabilities and equity . . . . . . . . . .     $211,083       $ 64,333         $  (467)         $ 274,949
                                                         --------       --------         -------          ---------
                                                         --------       --------         -------          ---------

        UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME(1), (3)
                      (in thousands, except per share amounts)




                                                                                                         THREE MONTHS ENDED
                                                                   YEAR ENDED MARCH 31,                       JUNE 30,
                                                        ---------------------------------------------------------------------
                                                           1996           1997           1998           1997           1998
                                                        ---------      ---------      ---------       --------      ---------

Sales  . . . . . . . . . . . . . . . . . . . . . . .    $ 174,380      $ 213,441      $ 345,116       $ 69,468      $  63,211
Cost of sales. . . . . . . . . . . . . . . . . . . .      137,554        141,000        221,021         45,427         49,502
                                                        ---------      ---------      ---------       --------      ---------
    Gross profit . . . . . . . . . . . . . . . . . .       36,826         72,441        124,095         24,041         13,709

Operating costs and expenses:
    Research and development . . . . . . . . . . . .       17,405         16,192         24,481          5,410          6,583
    Selling, general and administrative. . . . . . .       34,023         46,097         65,280         14,545         16,273
    Merger and reconstructuring. . . . . . . . . . .           --             --         14,602             --          7,212
                                                        ---------      ---------      ---------       --------      ---------
Total operating costs and expenses . . . . . . . . .       51,428         62,289        104,363         19,955         30,068
                                                        ---------      ---------      ---------       --------      ---------
Income (loss) from operations. . . . . . . . . . . .      (14,602)        10,152         19,732          4,086        (16,359)
Other income (expense) . . . . . . . . . . . . . . .         (106)        (1,056)         2,944            287            905
                                                        ---------      ---------      ---------       --------      ---------
Net income (loss) before tax . . . . . . . . . . . .      (14,708)         9,096         22,676          4,373        (15,454)
Provision (benefit) for income taxes . . . . . . . .       (1,175)         2,635          3,858            682             27
                                                        ---------      ---------      ---------       --------      ---------
Net income (loss). . . . . . . . . . . . . . . . . .    $ (13,533)     $   6,461      $  18,818       $  3,691      $ (15,481)
                                                        ---------      ---------      ---------       --------      ---------
                                                        ---------      ---------      ---------       --------      ---------
Basic earnings (loss) per share. . . . . . . . . . .    $   (0.35)     $    0.16      $    0.37       $   0.08      $   (0.25)
                                                        ---------      ---------      ---------       --------      ---------
                                                        ---------      ---------      ---------       --------      ---------
Diluted earnings (loss) per share. . . . . . . . . .    $   (0.35)     $    0.13      $    0.30       $   0.06      $   (0.25)
                                                        ---------      ---------      ---------       --------      ---------
                                                        ---------      ---------      ---------       --------      ---------
Basic weighted average shares outstanding. . . . . .       38,604         39,541         51,446         43,752         61,351
                                                        ---------      ---------      ---------       --------      ---------
                                                        ---------      ---------      ---------       --------      ---------
Diluted weighted average shares outstanding. . . . .       38,604         50,464         62,531         57,033         61,351
                                                        ---------      ---------      ---------       --------      ---------
                                                        ---------      ---------      ---------       --------      ---------

                            NOTES TO UNAUDITED PRO FORMA
                           COMBINED FINANCIAL STATEMENTS

(1)  PRO FORMA BASIS OF PRESENTATION

     The unaudited pro forma combined financial statements for the years ended March 31, 1996, 1997 and 1998 reflect the combination of the financial statements of DMC for the years ended March 31, 1996, 1997 and 1998 with the financial statements of Innova for the year ended March 31, 1996, the nine months ended December 31, 1996 and the year ended December 31, 1997, respectively. The unaudited pro forma combined statements of income for the three month periods ended June 30, 1997 and 1998 reflect the combination of the statements of income (loss) of DMC for the three month periods ended June 30, 1997 and 1998 with the statements of income (loss) of Innova for the three month periods ended March 31, 1997 and June 30, 1998, respectively. As a result, the results of operations for Innova for the three months ended March 31, 1998 are not included in any of the periods presented in the unaudited pro forma combined financial statements. Revenue and net income (loss) of Innova for the three month period ended March 31, 1998 were approximately $14,749,000 and $1,804,000, respectively.

     These unaudited pro forma combined financial statements reflect the issuance of 14,706,170 shares of DMC Common Stock in exchange for an aggregate of 14,005,877 shares of Innova Common Stock (outstanding as of June 30, 1998) in connection with the Merger, based on the Exchange Ratio of 1.05 set forth in the following table:



Innova Common Stock outstanding as of June 30, 1998...............              14,005,877
Exchange Ratio....................................................               1.05:1.00
Number of shares of DMC Common Stock exchanged....................              14,706,170
                                                                                ----------
Number of shares of DMC Common Stock Outstanding as June 30, 1998.              46,688,992
                                                                                ----------
Number of shares of Combined Company Common Stock outstanding at
   June 30, 1998 after giving effect to the Merger................              61,395,162
                                                                                ----------
                                                                                ----------



     The actual number of shares of DMC Common Stock to be issued will be determined at the Effective Time based on the number of shares of Innova Common Stock outstanding at that date.

(2)  PRO FORMA COMBINED BALANCE SHEET

     (a) DMC and Innova estimate they will incur direct transaction costs of approximately $4,000,000 associated with the Merger, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and other related charges. These nonrecurring transaction costs will be charged to operations upon consummation of the Merger. These charges have been reflected in the unaudited pro forma combined balance sheet but have not been included in the unaudited pro forma combined statements of income.

     (b) It is expected that, following the Merger, the combined companies will incur an additional significant charge to operations, which is currently estimated to be in the range of $30 million to $40 million, to reflect costs associated with integrating the two companies. This charge has not been reflected in the pro forma combined condensed balance sheet or combined condensed statements of income. There can be no assurance that the combined companies will not incur additional charges to reflect costs associated with the Merger or that management will be successful in its efforts to integrate the operations of the two companies.

     (c) Represents the elimination of the intercompany accounts payable and accounts receivable balances at June 30, 1998.

     (d) Represents the elimination of profit margin on intercompany sales for which the inventory had not been sold through to the customer at June 30, 1998.

(3)  PRO FORMA COMBINED STATEMENTS OF INCOME

     The following are the historical results of operations of DMC and Innova and their pro forma combined amounts to reflect the Merger as if it were effected for all periods presented below:




                                                                                         THREE MONTHS ENDED
                                                    YEAR ENDED MARCH 31,                      JUNE 30,
                                         ----------------------------------------    -------------------------
                                            1996           1997          1998            1997          1998
                                         ---------      ---------      ---------     ----------      ---------
TOTAL SALES:

DMC                                      $ 172,418      $ 211,337      $ 310,490      $  64,558      $  53,003
INNOVA                                       1,962          2,104        $36,100          4,910      $  10,208
LESS:  INTERCOMPANY SALES                       --          --            (1,474)            --             --
                                         ---------      ---------      ---------      ---------      ---------
                                         $ 174,380      $ 213,441      $ 345,116      $  69,468      $  63,211
                                         ---------      ---------      ---------      ---------      ---------
                                         ---------      ---------      ---------      ---------      ---------

COST OF SALES:
DMC                                      $ 133,612      $ 137,261      $ 197,048      $  41,346      $  41,660
INNOVA                                       3,942          3,739        $25,447          4,081      $   7,842
LESS:  INTERCOMPANY SALES                                      --         (1,474)            --             --
                                         ---------      ---------      ---------      ---------      ---------
                                         $ 137,554        141,000      $ 221,021      $  45,427      $  49,502
                                         ---------      ---------      ---------      ---------      ---------
                                         ---------      ---------      ---------      ---------      ---------

RESEARCH AND DEVELOPMENT:
DMC                                      $  12,885      $  13,225      $  19,879      $   4,299      $   4,975
INNOVA                                       4,520          2,967          4,602          1,111          1,608
                                         ---------      ---------      ---------      ---------      ---------
                                         $  17,405      $  16,192      $  24,481      $   5,410      $   6,583
                                         ---------      ---------      ---------      ---------      ---------
                                         ---------      ---------      ---------      ---------      ---------

SELLING, GENERAL AND ADMINISTRATIVE:
DMC                                      $  31,707      $  43,513      $  58,053      $  12,907      $  13,996
INNOVA                                       2,316          2,584          7,227          1,638          2,277
                                         ---------      ---------      ---------      ---------      ---------
                                         $  34,023      $  46,097      $  65,280      $  14,545      $  16,273
                                         ---------      ---------      ---------      ---------      ---------
                                         ---------      ---------      ---------      ---------      ---------

MERGER AND RESTRUCTURING
DMC                                             --             --         14,602             --          7,212
INNOVA CORP.                                    --             --             --             --             --
                                         ---------      ---------      ---------      ---------      ---------
                                         $      --      $      --      $  14,602      $      --      $   7,212
                                         ---------      ---------      ---------      ---------      ---------
                                         ---------      ---------      ---------      ---------      ---------

OTHER INCOME (EXPENSE):
DMC                                      $     139      $    (913)     $   2,828      $     486      $     905
INNOVA                                        (245)          (143)           116           (199)            --
                                         ---------      ---------      ---------      ---------      ---------
                                         $    (106)     $  (1,056)     $   2,944      $     287      $     905
                                         ---------      ---------      ---------      ---------      ---------
                                         ---------      ---------      ---------      ---------      ---------

PROVISION (BENEFIT) FOR INCOME TAXES:
DMC                                      $  (1,175)     $   2,635      $   3,858      $     682      $      27
INNOVA                                          --             --             --             --             --
                                         ---------      ---------      ---------      ---------      ---------
                                         $  (1,175)     $   2,635      $   3,858      $     682      $      27
                                         ---------      ---------      ---------      ---------      ---------
                                         ---------      ---------      ---------      ---------      ---------

NET INCOME (loss):
DMC                                      $  (4,472)     $  13,790      $  19,878      $   5,810      $ (13,962)
INNOVA                                      (9,061)        (7,329)        (1,060)        (2,119)        (1,519)
                                         ---------      ---------      ---------      ---------      ---------
                                         $ (13,533)     $   6,461      $  18,818      $   3,691      $ (15,481)
                                         ---------      ---------      ---------      ---------      ---------
                                         ---------      ---------      ---------      ---------      ---------


(4)  PRO FORMA NET INCOME PER SHARE

     The following table reconciles the number of shares used in the pro forma per share computations to the numbers set forth in DMC's and Innova's historical statements of operations. The "Historical diluted shares - Innova" share amounts below for the years ended March 31, 1997 and 1998 and the three month period ended June 30, 1997 (which are the actual historical shares used in Innova's per share calculations for the nine months ended December 31, 1996, the year ended December 31, 1997 and the three months ended March 31, 1997, respectively) have been adjusted to include certain Innova Common Stock equivalents that were previously excluded as they were anti-dilutive given Innova's net losses in those periods. However, for purposes of the Pro Forma Combined Condensed Statements of Income the combined company generated positive net income in those periods, thus the Innova Common Stock equivalents were included in the diluted share amounts below as they were dilutive. The Innova Common Stock equivalents included consisted of redeemable convertible preferred stock, warrants, options to purchase Innova Common Stock and other similar Innova Common Stock equivalents.

                   SHARES USED IN PRO FORMA PER SHARE CALCULATIONS




                                                                                                         THREE MONTHS ENDED
                                                                     YEAR ENDED MARCH 31,                 JUNE 30,
                                                           ------------------------------------        ----------------------
                                                            1996           1997           1998           1997           1998
                                                           ------         ------         ------        -------         ------
                                                                           (IN THOUSANDS EXCEPT CONVERSION NUMBER)
SHARES USED IN CALCULATIONS:

Historical basic shares -- DMC . . . . . . . . . . .       37,944         38,611         45,361         42,763         46,682
                                                           ------         ------         ------         ------         ------
Historical basic shares -- Innova. . . . . . . . . .          629            886          5,795            942         13,970
Conversion number. . . . . . . . . . . . . . . . . .         1.05           1.05           1.05           1.05           1.05
                                                           ------         ------         ------         ------         ------
                                                              660            930          6,085            989         14,669
Pro forma combined basic shares. . . . . . . . . . .       38,604         39,541         51,446         43,752         61,351
                                                           ------         ------         ------         ------         ------
                                                           ------         ------         ------         ------         ------

Historical diluted shares -- DMC . . . . . . . . . .       37,944         39,887         47,329         44,755         46,682
                                                           ------         ------         ------         ------         ------
Historical diluted shares -- Innova. . . . . . . . .          629         10,073         14,478         11,693         13,970
Conversion number. . . . . . . . . . . . . . . . . .         1.05           1.05           1.05           1.05           1.05
                                                           ------         ------         ------         ------         ------
                                                              660         10,577         15,202         12,278         14,669
Pro forma combined diluted shares. . . . . . . . . .       38,604         50,464         62,531         57,033         61,351
                                                           ------         ------         ------         ------         ------
                                                           ------         ------         ------         ------         ------

                            DIGITAL MICROWAVE CORPORATION

                                   BUSINESS OF DMC

     THE FOLLOWING SECTION CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. DMC'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN, OR INCORPORATED BY REFERENCE INTO, THIS PROXY STATEMENT/PROSPECTUS.

INTRODUCTION

     DMC. DMC designs, manufactures and markets advanced wireless solutions for worldwide telephone network interconnection and access. DMC provides its customers with a broad product line, which contains products that operate using a variety of transmission frequencies, ranging from 0.3 GHz to 38 GHz, and a variety of transmission capacities, typically ranging from 64 kilobits to OC-3 (155 Megabits per second). DMC's broad product line allows it to market and sell its products to service providers in many locations worldwide with varying interconnection and access requirements. DMC designs its products to meet the requirements of mobile communications networks and fixed access networks worldwide. DMC's products typically enable its customers to deploy and expand their wireless infrastructure and market their services rapidly to subscribers, so that service providers can realize a return on their investments in frequency allocation licenses and network equipment.

     In March 1998, DMC merged with MAS, a New Zealand company, which designs, manufactures, markets and supports digital microwave radio links for the worldwide telecommunications market. The complementary product lines and distribution channels of MAS broadened the range of wireless connection solutions that DMC offers to its customers worldwide.

     DMC believes that it is well-positioned to address worldwide market opportunities for wireless infrastructure suppliers. For example, there are substantial telecommunications infrastructures being built for the first time in many African, Asian and Latin American countries; infrastructures are being expanded in Europe; and personal communications services ("PCS") interconnect networks are being constructed in the United States. DMC believes that maintaining close proximity to its customers provides it with a competitive advantage in securing orders for its products and in servicing its customers. Local offices enable DMC to better understand the local issues and requirements of its customers and to address its customers' individual geographic, regulatory, and infrastructure requirements. As a result, DMC has developed a global sales, service and support organization, with offices in Europe, Africa, Asia, New Zealand, Australia and the Americas. With its 33 sales or support offices in 25 countries, DMC can respond quickly to its customers' needs and provide prompt on-site technical support.

     DMC has sold over 95,000 radios, which have been installed in over 70 countries. DMC markets its products to service providers directly, as well as indirectly through its relationships with original equipment manufacturers ("OEMs") of base stations, such as Motorola, Inc., Siemens AG, and Northern Telecom. Between June 30, 1997 and June 30, 1998, DMC had sold its products to a number of service providers, including China Unicom, BellSouth, Mutiara Telecom and SMART Communications, Inc. in the Asia/Pacific region; IONICA, Jordan Mobile Telephone Services, and Telkom SA in Europe, the Middle East and Africa; and Sprint PCS and Winstar Wireless in the Americas.

THE DMC STRATEGY

     DMC's strategy is to build on the strength of its current products, which offer point-to-point solutions, and its strong customer sales, service and support organization to become a leading provider of integrated wireless solutions. Key elements of DMC's strategy include:

     MAINTAIN COMPREHENSIVE PRODUCT LINE. DMC anticipates that the requirements of its customers will continue to evolve as the telecommunications services market changes and expands. In this regard, since DMC's customers often do not know the exact frequency band and capacity needs of their networks at the time they are awarded franchises, DMC's broad product line provides them with the flexibility to respond to individual market needs, and to coordinate frequencies with existing infrastructure and other significant variables. DMC believes that the use of standard design platforms for both hardware and software components in its products enables DMC to quickly introduce and commercially ship new products and product enhancements to address changing market demands. DMC intends to continue to expand its product line in response to the varying worldwide requirements of wireless networks.

     PURSUE WORLDWIDE MARKET OPPORTUNITIES. DMC believes that the deployment of new wireless telecommunications networks and the upgrade and expansion of existing networks provide it with many global market opportunities. In many emerging markets in Africa, Asia and Latin America, substantial telecommunications networks are being built for the first time; in Europe, infrastructures are being expanded; and, in the United States, PCS interconnect networks are being constructed. DMC intends to continue to pursue global market opportunities through its established worldwide sales, service and support organization, as well as through its relationships with OEM base station suppliers.

     ENHANCE GLOBAL SALES, SERVICE AND SUPPORT ORGANIZATION. DMC believes maintaining close proximity to its customers provides it with a competitive advantage in securing orders and servicing its customers. Local offices provide DMC with a better understanding of its customers' needs and enable DMC to respond to local issues and unique local requirements. As a result, DMC has developed a global sales, service and support organization, with offices in Europe, Africa, Asia, New Zealand, Australia and the Americas. DMC intends to continue to provide its customers with direct sales, service and support from local offices.

     LEVERAGE DISTRIBUTION CHANNELS. DMC markets its products to service providers directly, as well as indirectly through its relationships with OEM base station suppliers, such as Motorola, Inc., Siemens AG, and Northern Telecom, as well as through its relationships with system integrators and private labelers. DMC also markets its products through independent agents and distributors in certain countries. DMC intends to leverage upon such relationships and its direct worldwide presence with service providers to expand its customer base and enhance its global presence.

     FOCUS ON BUSINESS EXPANSION INTO EMERGING APPLICATIONS. DMC believes that it can leverage its core technical competencies and its global sales, service and support organization to enter into emerging applications including wireless local loop, wireless data transport and alternative local telephone facilities access. DMC intends to migrate and expand its product line from a full point-to-point product line to offer multipoint distribution products with a broader range of traffic handling capacities to meet emerging market demands.

PRODUCTS

     DMC's principal product families include the ALTIUM, SPECTRUM II, DMC Net for OpenView, DXR 200 and DXR 100. Each product family has characteristics designed to meet the needs of specific markets or applications and are described further below.

     EXISTING PRODUCTS. As the following table illustrates, DMC has products that operate at the commonly used frequencies worldwide:


                 ----------------------------------------------------------------
                  MOBILE COMMUNICATIONS NETWORKS           ACCESS NETWORKS
                 ----------------------------------------------------------------
                               SOUTH     USA &                   SOUTH     USA &
  FREQUENCY   ASIA   EUROPE   AMERICA   CANADA  ASIA   EUROPE   AMERICA   CANADA
---------------------------------------------------------------------------------
      2 GHz   DMC     --       DMC       --     DMC      --        --       --
---------------------------------------------------------------------------------
      6 GHz    --     --        --      DMC      --      --        --       --
---------------------------------------------------------------------------------
      7 GHz   DMC    DMC       DMC       --     DMC     DMC       DMC       --
---------------------------------------------------------------------------------
      8 GHz   DMC    DMC       DMC       --     DMC     DMC       DMC       --
---------------------------------------------------------------------------------
     10 GHz    --     --        --      DMC      --      --        --       --
---------------------------------------------------------------------------------
     11 GHz    --     --        --      DMC      --      --        --       --
---------------------------------------------------------------------------------
     13 GHz   DMC    DMC        --       --     DMC     DMC        --       --
---------------------------------------------------------------------------------
     15 GHz   DMC    DMC       DMC       --     DMC     DMC       DMC       --
---------------------------------------------------------------------------------
     18 GHz   DMC    DMC       DMC      DMC     DMC     DMC       DMC      DMC
---------------------------------------------------------------------------------
     23 GHz    --    DMC       DMC      DMC      --     DMC       DMC      DMC
---------------------------------------------------------------------------------
     26 GHz    --    DMC       DMC       --      --     DMC       DMC       --
---------------------------------------------------------------------------------
     38 GHz    --    DMC       DMC      DMC      --     DMC       DMC      DMC
---------------------------------------------------------------------------------


-----------------------------

---------------
     DMC            Commonly used and covered by DMC's products
      --            Not commonly used frequencies

     ALTIUM. ALTIUM, announced in March 1998, is a next-generation digital microwave radio aimed at providing higher capacity solutions in microwave and millimeter wave bands. SONET/SDH capable, ALTIUM can wirelessly extend or complete SONET and SDH transport networks to complement or be an alternative to fiber deployment. Key attributes of size, performance, and flexibility bring benefits to both interconnect and access applications. DMC believes that it will begin shipping its ALTIUM product before the end of fiscal 1999.

     SPECTRUM II. The SPECTRUM II product family, introduced in July 1995, offers medium capacity products, ranging from T-1 (1.5 Mbps) to DS-3 (45 Mbps), that operate at 7, 8, 13, 15, 18, 23, 26 and 38 GHz. The SPECTRUM II product line is smaller in size, less expensive and easier to install than previous products. In addition, significantly more functionality is available in the SPECTRUM II product line because of its enhanced software configurability which provides DMC's customers with greater flexibility and control.

     DMC NET FOR OPENVIEW. The latest generation solution, DMC Net for OpenView is a versatile, interoperable network management system based on the HP OpenView platform and is designed for use in small, medium, and large telecommunications networks. Using Simple Network Management Protocol ("SNMP"), DMC Net for OpenView provides customers with an increased ability to manage the hardware of multiple vendors from a common management platform. Centralized management and control allows for the early warning of fault conditions and the rapid diagnosis of problems, which reduce downtime and lower the cost of maintenance. DMC Net for OpenView, which is supported on Windows NT and will be supported on UNIX systems, succeeds standalone network element managers sold previously under the DMC Net name.

     DXR 200.    First shipped in 1994, the DXR 200 product line provides an integrated, modular, linking solution for a wide variety of communications systems in markets with low to medium capacity transmission requirements. The DXR 200's integrated modular design allows it to support over 2,000 different configurations that can incorporate multiple features in the unit to accommodate the differing communications needs of DMC's customers, overcome difficult radio frequency environments, accommodate multiple data speeds and support multiple communication protocols. The DXR 200 can operate on every frequency band from 64 Kbps to 2.7GHz.

     DXR 100.    First shipped in 1996, the DXR 100 product line is designed to address medium and long haul, trunking applications and capacities higher than those addressed by the DXR 200. The DXR 100 supports these higher capacity environments using spectrum efficient transmission techniques such as QPSK or QAM modulation and low error rate technologies such as forward error correction and adaptive equalization. The DXR 100 provides low to medium capacity links for cellular applications, basic telephony transmission and customer access applications, particularly in urban areas. The DXR 100 supports a variety of data rates with high spectrum efficiencies and maintains signal reception in harsh or difficult radio frequency environments.

SALES, MARKETING AND SERVICE

     DMC believes that a direct and continuing relationship with service providers is a competitive advantage in attracting new customers and satisfying existing ones. As a result, DMC offers its products and services principally through its own sales, service and support organization, which allows DMC to closely monitor the needs of its customers. DMC has offices in the United States, New Zealand, Australia, Canada, the United Kingdom, Germany, Jordan, Mexico, Colombia, India, China, Singapore, Argentina, Brazil, Greece, Indonesia, Malaysia, Russia, Sweden, Denmark, South Africa, Zimbabwe, Botswana and the Philippines. DMC's local offices provide it with a better understanding of its customers' needs and enable DMC to respond to local issues and unique local requirements.

     As of June 30, 1998, DMC employed approximately 230 people in its sales, service and support organization, approximately 89% of whom primarily support sales outside the United States. Sales personnel are highly trained to provide the customer with assistance in selecting and configuring a digital microwave system suitable for the customer's particular needs. DMC's customer service and support personnel provide customers with training, installation, service and maintenance of DMC's systems under contract. DMC generally offers a standard two-year warranty for all customers on all of DMC's products other than the DXR 200 and DXR 100 product lines, for which there is generally a standard one-year warranty for all customers. DMC provides warranty and post-warranty services from its manufacturing locations in the United States, the United Kingdom and New Zealand and its service centers in Mexico, Brazil, the Philippines and Canada.

RESEARCH AND DEVELOPMENT

     DMC believes that its ability to enhance its current products, develop and introduce new products on a timely basis, maintain technological competitiveness and meet customer requirements is essential to DMC's continued success. Accordingly, DMC allocates, and intends to continue to allocate, a significant portion of its resources to research and development efforts. During fiscal 1997, fiscal 1998 and the three months ended June 30, 1998, DMC invested
$13.2 million, $19.9 million, and $5 million, respectively on research and development, which represents 6.3%, 6.4%, and 9.4%, respectively, of net sales.

MANUFACTURING AND SUPPLIERS

     DMC's manufacturing operations consist primarily of final assembly, customer software configuration, test and quality control of materials and components. The manufacturing process consists primarily of materials management, extensive unit and environmental testing of components and subassemblies at each stage of the manufacturing process, final assembly of the terminals, and prior to shipment, quality assurance testing and inspection of all products. DMC has three manufacturing facilities, which presently are located in San Jose, California, Wellington, New Zealand and Hamilton, Scotland. DMC's manufacturing operations in San Jose, California and Wellington, New Zealand are certified to ISO 9001, an internationally-recognized quality standard. The manufacturing facility in Wellington, New Zealand is also certified to ISO 14001, an internationally-recognized environmental quality standard.

EMPLOYEES

     As of June 30, 1998, DMC employed 1,096 full-time and temporary employees. None of DMC's employees are represented by a collective bargaining agreement. DMC's future performance will depend in large measure on its ability to attract and retain highly skilled employees. DMC has never experienced a work stoppage and believes its relationship with its employees to be good.

                    MANAGEMENT OF DMC AFTER THE MERGER

EXECUTIVE OFFICERS AND DIRECTORS AFTER THE MERGER

     Pursuant to the Merger Agreement, DMC has agreed to appoint Mr. Bachow and Mr. Mendicino, who are presently directors of Innova, to the DMC Board, effective as of the Effective Time. DMC has agreed to nominate Mr. Bachow to serve as a member of the DMC Board for a one-year term at each of DMC's annual meetings of stockholders to be held in 1999, 2000 and 2001. In addition, DMC has agreed to nominate Mr. Mendicino to serve as a member of the DMC Board for a one-year term at each of DMC's annual meetings of stockholders to be held in 1999 and 2000. However, the obligation of DMC's management to nominate
Mr. Mendicino at such meetings lapses upon the date that Woodside Fund III, a private investment fund liquidates or otherwise distributes all shares of DMC Common Stock held by it. Upon the appointment of Mr. Bachow and Mr. Mendicino, the DMC Board will consist of nine persons, seven of whom were directors of DMC as of the date of the Merger Agreement.

     Set forth below is certain information about each person who is expected to be a member of the Board of Directors of DMC or an executive officer of DMC as of the Effective Time, with the information expected to be true at the Effective Time.



       Name                     Age                       Position
       --------------------     ---     --------------------------------------------

       Charles D. Kissner        51     Chairman of the Board and Chief Executive
                                        Officer
       Sam Smookler              59     President and Chief Operating Officer
       Jean-Francois Grenon      43     President of the PDH Division
       Frank Carretta, Jr.       53     Senior Vice President of Worldwide Sales,
                                        Service and Marketing
       Jack Hillson              47     Senior Vice President and General Manager,
                                        Operations
       John C. Brandt            41     Corporate Controller
       Carol A. Goudey           51     Treasurer and Assistant Secretary
       Timothy R. Hansen         38     Vice President, New Business Development
       Paul A. Kennard           47     Vice President, Engineering
       Shaun McFall              38     Vice President, Corporate Marketing
       John P. O'Neil            60     Vice President, Personnel
       Carl A. Thomsen           53     Vice President, Chief Financial Officer and
                                        Secretary
       Richard C. Alberding      67     Director
       Paul S. Bachow            47     Director
       John W. Combs             51     Director
       Clifford H. Higgerson     58     Director
       James D. Meindl           65     Director
       V. Frank Mendicino        59     Director
       Billy B. Oliver           73     Director
       Howard Oringer            56     Director



     Mr. Charles D. Kissner joined DMC as President and Chief Executive Officer and was elected Director of DMC in July 1995 and Chairman of the Board in August 1996. He currently serves as Chairman of the Board and Chief Executive Officer of DMC. Prior to joining DMC, he served as Vice President and General Manager of the Microelectronics Division of M/A-COM, Inc. ("M/A-COM"), a manufacturer of radio and microwave communication products, from July 1993 to July 1995. From February 1990 to July 1993, Mr. Kissner served as President, Chief Executive Officer, and a Director of Aristacom International, Inc., a communications software company. Mr. Kissner currently is a director of Quickturn Design Systems, Inc. ("Quickturn"), a provider of design emulation systems, Spectrian, Inc., a supplier of linear high power amplifiers for wireless communications, and American Medical Flight Support, Inc., a non-profit medical transportation company.

     Mr. Sam Smookler joined DMC as President and Chief Operating Officer in January 1998. Prior to joining DMC, he served as President and Chief Operating Officer of Signal Technology Corporation, a manufacturer of electronic components and subsystems, from September 1997 to January 1998 and President of East Coast Operations from February 1997 to September 1997. Prior to such time, he served as Vice President and General

Manager of the Interconnection Products Division of Augat Corporation, a manufacturer of telecommunications connection products, from November 1994 to February 1997. From February 1992 to October 1994, he served as General Manager of a division of M/A-COM. In addition, Mr. Smookler served as Group Vice President of Sipex Corporation, a manufacturer of hybrid semiconductors from 1986 to January 1992.

     Mr. Jean-Francois Grenon joined Innova in February 1996 as its President and Chief Executive Officer, and has served as a Director of Innova since June 1996. Mr. Grenon will cease serving in such capacity as of the Effective Time. From March 1994 to December 1995, Mr. Grenon served as President of Microwave Radio Corporation, Digital Radio Group, a division of California Microwave Radio that he helped found, which develops and manufactures digital millimeter wave radios. From April 1990 to March 1994, Mr. Grenon served as Vice President and General Manager of Microwave Radio Corporation, a developer of microwave radio transmission equipment.

     Mr. Frank Carretta, Jr. joined DMC as Vice President, Worldwide Sales and Service in October 1995 and was appointed Senior Vice President, Worldwide Sales, Service and Marketing in November 1996. Prior to joining DMC,
Mr. Carretta served as Area Sales Director of M/A-COM from July 1992 to September 1995. From 1988 to June 1992, Mr. Carretta was Vice President of Ward Davis Associates, a manufacturers' representative company selling electronic test instrumentation and software development tools.

     Mr. Jack Hillson was appointed Senior Vice President and General Manager, Operations of DMC in November 1996. He previously served as Vice President and General Manager, QUANTUM/Magnum Division of DMC from December 1995 to November 1996. Prior to joining DMC, Mr. Hillson was with M/A-COM for eleven years, serving in various technical and management positions with the Semiconductor and Microelectronics Divisions. Most recently, Mr. Hillson served as the Director of Operations for M/A-COM's Power Hybrids Division, which manufactures transistors and amplifier modules for the wireless communications market.

     Mr. John C. Brandt joined DMC as Controller in June 1997. Prior to joining DMC, Mr. Brandt was employed with Honeywell-Measurex, a manufacturer of control systems, from 1981 to June 1997, where he served in a variety of financial positions, and most recently served as Operations Controller from 1988 to June 1997.

     Ms. Carol A. Goudey joined DMC as Treasurer in April 1996 and was additionally appointed Assistant Secretary in May 1996. Prior to joining DMC, she served as Acting Treasurer of California Micro Devices Corporation, a manufacturer of semiconductor devices, since 1994. Ms. Goudey has also previously held the position of Corporate Treasurer at both Ungermann-Bass, Inc., a network systems company from 1985 to 1989, and System Industries, Inc., a computer peripheral company, from 1984 to 1985.

     Mr. Timothy R. Hansen has served as Vice President, New Business Development of DMC since August 1996. He previously served as Vice President and General Manager, SPECTRUM Division of DMC from February 1995 to August 1996, and as Vice President and Program Manager of the SPECTRUM product line. He joined DMC in August 1984 as product manager, and has held management positions in marketing, planning, sales and order management.

     Mr. Paul Kennard joined DMC as Vice President, Engineering in April 1996. From 1989 to March 1996, Mr. Kennard was with California Microwave Corporation, a satellite and wireless communications company, serving as Director of the Signal Processing Technology Department until his promotion in 1994 to Vice President of Engineering, and then to Senior Vice President of Engineering in 1995 for the Microwave Network Systems Division.

     Mr. Shaun McFall has served as Vice President, Corporate Marketing of DMC since February 1995. He joined DMC's UK operations in January 1989, and has held several management positions in marketing. Prior to joining DMC, he worked for GEC Telecommunications Ltd. in England and Ferranti Industrial Electronics PLC, in Edinburgh, Scotland, both of which are telecommunications companies.

     Mr. John O'Neil joined DMC as Vice President, Personnel in May 1993.
Mr. O'Neil was Vice President of Personnel and Administration of BEI Electronics, Inc., a defense electronics firm, from January 1989 to April 1993.

     Mr. Carl A. Thomsen joined DMC as Vice President, Chief Financial Officer and Secretary in February 1995. Prior to joining DMC, he was Senior Vice President and Chief Financial Officer of Measurex Corporation, a manufacturer of sensor based process control systems. Mr. Thomsen joined Measurex Corporation in 1983 as Corporate Controller, was promoted to Vice President in 1986, to Chief Financial Officer in 1992, and to Senior Vice President in 1993.

     Mr. Richard C. Alberding has served as a Director of DMC since July 1993 and served as DMC's Co-Chairman of the Board and Co-Chief Executive Officer from September 1994 to July 1995. Mr. Alberding retired from Hewlett-Packard Company in 1991, where he had served since 1984 as an Executive Vice President with responsibility for worldwide company sales, support and administration activities for measurement and computation products, as well as all corporate-level marketing activities. He also served on the corporate Executive Committee. Mr. Alberding is a director of Kennametal Corporation, a machine tool company, Walker Interactive Systems, a software company, Storm Technology, a computer peripherals company, Quickturn, SyBase, Inc., a computer database and tools company, Digital Link Corp., a network tools company, Paging Network, Inc., a paging services company, JLK Direct Distribution, a metalworking consumables distribution company, and several private companies.

     Mr. Paul S. Bachow has served as a Director of Innova since January 1993. Mr. Bachow will cease serving in such capacity as of the Effective Time. He has served as President of Bachow & Associates, Inc. a venture capital investment company, since its formation in December 1989. Mr. Bachow also acts as President of the General Partner of each of Paul S. Bachow Co-Investment Fund, L.P., and Bachow Investment Partners III, L.P. Mr. Bachow serves as a director of Deb Shops, Inc., a publicly traded company in the women's clothing business, Anadigics, Inc., a publicly traded manufacturer of gallium arsenide chips for use in a broad array of communications devices, Crusader Holding Corporation, a publicly traded savings and loan, and several private companies.

     Mr. John W. Combs has served as a Director of DMC since May 1997. Since June 1993, Mr. Combs has served as President, Southwest Area for Nextel Communications, Inc., a digital communications system provider. From March 1990 to June 1993, he served as Executive Vice President of Sales, Marketing and Customer Care of Los Angeles Cellular Telephone Company, a provider of wireless telecommunications services. In addition, Mr. Combs also serves as a director of Hello Direct, Inc., a direct marketer of telecommunications products.

     Mr. Clifford H. Higgerson has served as a Director of DMC since March 1984. He also served as DMC's Chairman of the Board from July 1995 to August 1996 and as Co-Chairman of the Board and Co-Chief Executive Officer from September 1994 to July 1995. Mr. Higgerson has been a partner with Vanguard Associates, a private venture capital investment partnership, since July 1991 and, since 1986, managing partner of Communications Ventures, a private venture capital investment partnership. Mr. Higgerson also serves as a director of Advanced Fibre Communications, Inc., a manufacturer of telecommunications systems, and CIENA Corp. ("CIENA"), a manufacturer of light wave amplifiers and wave division multiplexing equipment.

     Dr. James D. Meindl has served as a Director of DMC since November 1995. Since 1993, Dr. Meindl has held the Joseph M. Pettit Chaired Professorship in Microelectronics at the Georgia Institute of Technology. Prior to his professorship at the Georgia Institute of Technology, Dr. Meindl served as Senior Vice President for Academic Affairs and Provost at Rensselaer Polytechnic Institute from 1986 to 1993. Dr. Meindl serves as a director of SanDisk Corp., which designs, develops and markets flash memory data storage products, and Zoran Corp., a semiconductor and related devices company.

     Mr. V. Frank Mendicino has served as a Director of Innova since July 1989. Mr. Mendicino will cease serving in such capacity as of the Effective Time. Additionally, Mr. Mendicino has served as Innova's Chairman since February 1992. Since 1983, Mr. Mendicino has served as a General Partner of Woodside Fund, Woodside Fund II and Woodside Fund III, each of which is a private investment fund. He also has served as a director for over 15 private companies.

     Mr. Billy B. Oliver has served as a Director of DMC since February 1987. Since 1985, Mr. Oliver has been a private communications consultant. Mr. Oliver has held various engineering and management positions with AT&T, including Vice President, Planning and Design from 1972 until 1985. Mr. Oliver is also a director of Communications Network Enhancements, a telecommunications service company, and CIENA.

     Mr. Howard Oringer has served as a Director of DMC since March 1998.
Mr. Oringer has been Managing Director of Communications Capital Group, a management consulting firm, since November 1993. From February 1986 to November 1993, Mr. Oringer was the President, Chief Executive Officer and Chairman of the Board of Directors of TeleSciences, a manufacturer of telecommunications equipment. Mr. Oringer serves as a director of Tekelec, which designs, manufactures and markets network switching solutions and diagnostic systems, and Verilink Corporation, which develops, manufactures and markets access products for telecommunications network service providers and corporate end users.

SECURITY OWNERSHIP OF DMC MANAGEMENT

     As of the DMC Record Date, directors and executive officers of DMC and their affiliates were beneficial owners of approximately 1.48% of the outstanding shares of DMC Common Stock (exclusive of any shares issuable upon the exercise of stock options remaining unexercised as of the DMC Record Date).

     Additional information concerning voting securities of DMC and the principal holders thereof is included in the documents filed by DMC with the Commission under the Exchange Act. See "Available Information" and "Incorporation of Documents by Reference."

       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF DMC

     The following table sets forth information regarding the beneficial ownership of DMC Common Stock of DMC as of June 30, 1998, by (i) each person known by DMC to own beneficially more than 5% of the outstanding Common Stock of DMC; (ii) each of DMC's directors; (iii) the Chief Executive Officer and each of the four other most highly compensated executive officers of DMC, determined for DMC's fiscal year ended March 31, 1998; and (iv) all directors and executive officers of DMC as a group.


                                                                                         APPROXIMATE
                                                                       SHARES              PERCENT
                                                                     BENEFICIALLY        BENEFICIALLY
 NAME                                                                  OWNED(1)            OWNED(2)
---------------------------------------------                       ---------------      -------------
 Kopp Investment Advisors, Inc.                                      5,645,355(3)            12.09%
 6600 France Avenue South, Suite 672
 Edina, Minnesota 55435

 Nicholas-Applegate Capital Management                               3,265,219(4)             6.99%
 600 West Broadway, 29th Floor
 San Diego, California 92101

 Neville Jordan                                                      2,583,084(5)             5.53%
 c/o MAS Technology Limited
 24 Bridge Street, Lower Hutt
 Wellington, New Zealand

 Charles D. Kissner                                                    592,788(6)             1.25%

 Richard C. Alberding                                                   44,000(7)                 *

 John W. Combs                                                          44,224(8)                 *

 Clifford H. Higgerson                                                 607,180(9)             1.30%

 James D. Meindl                                                        38,000(10)                *

 Billy B. Oliver                                                        59,824(11)                *

 Howard Oringer                                                         42,000(12)                *

 Frank Carretta, Jr.                                                    69,000(13)                *

 Jack Hillson                                                           46,000(14)                *

 Paul A. Kennard                                                       103,000(15)                *

 Carl A. Thomsen                                                       123,640(16)                *

 All directors and executive officers as a group (17 persons)        1,959,128(17)            4.08%
----------------

*    Less than 1%

(1) To DMC's knowledge, except as set forth in the footnotes to this table, and subject to applicable community property laws, each person named in this table has sole voting and investment power with respect to the shares set forth opposite such person's name.

(2) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of DMC Common Stock subject to options currently exercisable or exercisable on or before August 30, 1998, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. On June 30, 1998, there were 46,688,992 shares of DMC Common Stock outstanding. Options granted to directors under DMC's 1994 Incentive Plan are immediately exercisable; however any shares purchased under such options are subject to repurchase by DMC, upon the director's cessation of DMC Board service prior to vesting in those shares. Such options vest, and DMC's repurchase rights lapse, annually over a period of three years commencing on the first anniversary of the grant date.

(3) Pursuant to a Schedule 13G, dated February 9, 1998, filed with the Commission, Kopp Investment Advisors, Inc. ("KIA"), Kopp Holding Company and LeRoy C. Kopp reported shared dispositive power over 4,738,355 shares (of which KIA votes 142,000) and sole dispositive and voting power over 907,000 shares.

(4) Pursuant to a Schedule 13G, dated February 3, 1998, filed with the Commission, Nicholas-Applegate Capital Management reported sole dispositive power over 3,265,219 shares, sole voting power over 2,436,249 shares and shared voting power over 1,715 shares.

(5) Includes 64,800 shares of DMC Common Stock subject to options which are currently exercisable or will become exercisable on or before August 30, 1998. Also includes 64,800 shares Mr. Jordan beneficially holds in connection with the Marine-Air Systems Employee Share Trustee Limited.

(6) Includes 558,006 shares of DMC Common Stock subject to options which are currently exercisable or will become exercisable on or before August 30, 1998. Also includes 400 shares held of record by a trust for the benefit of Mr. Kissner's children.

(7) Includes 38,000 shares of DMC Common Stock subject to options which are currently exercisable or will become exercisable on or before August 30, 1998, of which 28,000 are subject to repurchase rights.

(8) Includes 42,000 shares of DMC Common Stock subject to options which are currently exercisable or will become exercisable on or before August 30, 1998, of which 42,000 are subject to repurchase rights.

(9) Includes 78,000 shares of DMC Common Stock subject to options which are currently exercisable or will become exercisable on or before August 30, 1998, of which 28,000 are subject to repurchase rights.

(10) Includes 38,000 shares of DMC Common Stock subject to options which are currently exercisable or will become exercisable on or before August 30, 1998, of which 28,000 are subject to repurchase rights.

(11) Includes 48,000 shares of DMC Common Stock subject to options which are currently exercisable or will become exercisable on or before August 30, 1998, of which 28,000 are subject to repurchase rights.

(12) Includes 42,000 shares of DMC Common Stock subject to options which are currently exercisable or will become exercisable on or before August 30, 1998, of which 42,000 are subject to repurchase rights.

(13) Includes 48,000 shares of DMC Common Stock subject to options which are currently exercisable or will become exercisable on or before August 30, 1998.

(14) Includes 46,000 shares of DMC Common Stock subject to options which are currently exercisable or will become exercisable on or before August 30, 1998.

(15) Includes 103,000 shares of DMC Common Stock subject to options which are currently exercisable or will become exercisable on or before August 30, 1998.

(16) Includes 95,860 shares of DMC Common Stock subject to options which are currently exercisable or will become exercisable on or before August 30, 1998.

(17) See Footnotes (6) through (16). Includes 1,286,338 shares of DMC Common Stock subject to options which are currently exercisable or will become exercisable on or before August 30, 1998, of which 196,000 are subject to repurchase rights.

                       COMPENSATION OF DIRECTORS AND CERTAIN
                             EXECUTIVE OFFICERS OF DMC

GENERAL

     This section of the Proxy Statement/Prospectus sets forth certain summary information concerning the compensation earned by DMC's Chief Executive Officer and each of the four other most highly compensated executive officers of DMC for the fiscal year ended March 31, 1998 ("DMC's Fiscal 1998"), as well as information pertaining to the compensation of members of the DMC Board.

                           DMC SUMMARY COMPENSATION TABLE


                                                                                                  Long-Term
                                                         Annual Compensation                    Compensation
                                                                                                   Awards
                                          --------------------------------------------------    -------------
                                                                                                  Securities
                                 Fiscal                                        Other Annual       Underlying         All Other
  Name and Principal Position     Year     Salary ($)       Bonus(1) ($)     Compensation ($)     Options(2)    Compensation(3) ($)
------------------------------   ------   ------------      ------------     ----------------   --------------  -------------------
Charles D. Kissner                1998    $380,000           $321,480                --              100,000           $2,592
Chairman of the Board and         1997     326,009            224,400                --              100,000            1,823
     Chief Executive Officer      1996     212,500(4)          75,000(5)      $197,961(6)            511,008              120

Frank Carretta, Jr.               1998     225,001            237,990                --               40,000            2,056
Senior Vice President,            1997     216,407            129,320(7)             --               30,000            1,980
     Worldwide Sales, Service     1996     103,662(8)              --                --              170,000               60
     and Marketing

Jack Hillson                      1998     185,000           113,178            62,581(9)             40,000            1,079
Senior Vice President and         1997     140,734            62,795(10)        58,376(11)            70,000              810
     General Manager,             1996      34,575(12)            --            16,779(13)           100,000               --
     Operations

Paul A. Kennard                   1998     180,000           110,120                --                40,000            1,053
Vice President, Engineering       1997     136,346            83,055(14)            --               150,000              834
                                  1996          --(15)        --                    --                    --               --

Carl A. Thomsen                   1998     216,000           118,368                --                40,000            2,164
Vice President, Chief             1997     188,104            80,125                --                    --            1,902
     Financial Officer and        1996     175,625                --                --               109,734              120
     Secretary

(1) DMC's executive officers are eligible for annual cash bonuses. Such bonuses are generally based upon achievement of individual, as well as corporate performance objectives determined by the Compensation Committee of DMC.
(2) The number of options have been restated to give effect retroactively to a stock dividend, which effected a two-for-one stock split of DMC Common Stock in November 1997.
(3) Represents compensation paid in the form of premiums for group life insurance.
(4) Represents Mr. Kissner's salary from his appointment as Chief Executive Officer and President of DMC in July 1995.
(5)  Represents Mr. Kissner's signing bonus.
(6)  Includes a relocation expense reimbursement of $187,761.
(7) Represents (i) a $30,000 signing bonus earned in fiscal year 1996, but paid in fiscal year 1997, and (ii) a $99,320 bonus earned in fiscal year 1997.
(8)  Represents Mr. Carretta's salary from joining DMC in September 1995.
(9) Represents $35,133 in housing expenses, $15,427 in transportation expenses, $1,680 in miscellaneous expenses and a car allowance of $10,341.
(10) Represents (i) a $10,000 signing bonus earned in fiscal year 1996, but paid in fiscal year 1997, and (ii) a $52,795 bonus earned in fiscal year 1997.
(11) Includes $32,269 in housing expenses, $24,709 in transportation expenses, and $1,398 in miscellaneous expenses.
(12) Represents Mr. Hillson's salary from joining DMC in January 1996.
(13) Includes a relocation expense reimbursement of $16,301.
(14) Represents (i) a $30,000 signing bonus and (ii) a $53,055 bonus earned in fiscal year 1997.
(15) Mr. Kennard did not join DMC until April 1996.

     The following table contains information concerning stock option grants in DMC's Fiscal 1998 to the named executive officers. No stock appreciation rights were granted during such fiscal year to the persons named in the Summary Compensation Table.

                       OPTION GRANTS IN DMC'S FISCAL 1998(1)

                                                          INDIVIDUAL GRANTS
                                ------------------------------------------------------------------
                                                                                                         Potential Realizable Value
                                                                                                         at Assumed Annual Rates of
                                    Number of      % of Total Options                                   Stock Price Appreciation for
                                    Securities          Granted to        Exercise                            Option Term ($)(2)
                                Underlying Options   Employees in 1998      Price       Expiration      ----------------------------
            Name                   Granted (#)         Fiscal Year        ($/Share)        Date               5%             10%
--------------------            ------------------ --------------------   ---------     ----------      -----------      -----------
 Charles D. Kissner                   100,000                6.10%        $13.1875        05/13/07         $829,355      $2,101,748
 Frank Carretta, Jr.                   40,000                2.44          13.1875        05/13/07          331,742         840,699
 Jack Hillson                          40,000                2.44          13.1875        05/13/07          331,742         840,699
 Paul A. Kennard                       40,000                2.44          13.1875        05/13/07          331,742         840,699
 Carl A. Thomsen                       40,000                2.44          13.1875        05/13/07          331,742         840,699

---------------------------
(1) The number of options and the exercise price have been restated to give effect retroactively to a stock dividend, which effected a two-for-one stock split of DMC Common Stock in November 1997. All options granted, except as specifically noted, had ten-year terms and vest ratably over five years.

(2) The 5% and 10% annual rates of compounded stock price appreciation are mandated by rules of the Commission. There is no assurance provided to any named executive officer or any other holder of DMC's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the DMC Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made to the named executive officers.


STOCK OPTION EXERCISES AND HOLDINGS

     The following table provides information concerning the exercise of stock options during DMC's Fiscal 1998 by the persons named in the Summary Compensation Table and the unexercised options held by such persons as of the end of DMC's Fiscal 1998.

                AGGREGATED OPTION EXERCISES IN DMC'S FISCAL 1998(1)
                         AND FISCAL YEAR-END OPTION VALUES

                                                                                                  Value of Unexercised in-the-
                                                                                                   Money Options at March 31,
                                                                    Number of Securities          1998 (market price of shares
                                                                   Underlying Unexercised          at March 31, 1997  ($14.75
                                                               Options at March 31, 1998  (#)     less exercise price) ($)(2)
                                                               ------------------------------    -------------------------------
                                             Value Realized
                                            (market price at
                                             exercise date
                          Shares Acquired    less exercise
          Name            on Exercise (#)      price)($)        Exercisable    Unexercisable     Exercisable      Unexercisable
----------------------    ---------------    ----------------  ------------------------------    -------------------------------
 Charles D. Kissner              307,000        $3,696,299          217,404          186,604      $1,676,894           $648,669
 Frank Carretta, Jr.             119,000         1,426,970           40,000           81,000         327,250            293,062
 Jack Hillson                     70,000           882,280           34,000          106,000         248,875            375,500
 Paul A. Kennard                  40,000           554,160           65,000           85,000         698,750            546,250
 Carl A. Thomsen                 117,980         1,434,752           75,914           55,840         550,366            193,340


(1) The number of options and the exercise price have been restated to give effect retroactively to a stock dividend, which effected a two-for-one stock split of DMC Common Stock in November 1997.

(2) "In-the-money" options are options with an exercise price less than the market price of DMC Common Stock on March 31, 1998.

EMPLOYMENT AND TERMINATION ARRANGEMENTS

     Mr. Kissner, Mr. Carretta, Mr. Hillson, Mr. Kennard and Mr. Thomsen, the named executive officers, each have written employment agreements with DMC.

     In August 1998, Mr. Kissner entered into a restated employment agreement with DMC pursuant to which Mr. Kissner is to serve as Chairman and Chief Executive Officer of DMC. The term of the agreement extends until terminated by either DMC or Mr. Kissner. The agreement provides that (1) if Mr. Kissner is terminated for any reason except cause, he shall be entitled to receive
(i) severance pay for thirty-six months at his normal monthly salary; (ii) the continuation of vesting of his stock options for thirty-six months from the date of his termination; (iii) a bonus payment equal to three times the average of the annual incentive bonus paid to him in the previous three fiscal years; and
(iv) a proration of his incentive bonus, if earned, for the then current fiscal year based on the number of months he was employed during the year by DMC. In connection with Mr. Kissner entering into the restated employment agreement with DMC, the DMC Board authorized the immediate vesting of 288,000 shares of Mr. Kissner's stock option grants, effective as of the date of the restated employment agreement.

     Mr. Carretta, Mr. Hillson and Mr. Thomsen entered into employment agreements with DMC, effective as of May 1996. The term of each of the agreements extends until terminated by either DMC or the officer. In connection with each of these officers signing employment agreements with DMC, the DMC Board authorized the immediate vesting of fifty percent of each of the stock option grants awarded to these officers in 1995, effective as of the date of the employment agreements. The employment agreements for these officers include the following provisions: (1) if the officer is terminated without cause, the officer shall be entitled to receive (i) severance pay for six months at his normal monthly salary; (ii) the continuation of vesting of his stock options for six months from the date of his termination; and (iii) a proration of his incentive bonus, if earned, for the then current fiscal year based on the number of months he was employed during the year by DMC and (2) if DMC is merged or acquired in a transaction in which there is a change in control of DMC, the officer shall be entitled to receive (i) severance pay in the amount of two times his base annual salary; (ii) a bonus payment equal to that of the average of the bonuses paid to him in the last two fiscal years; and (iii) a proration to him of his incentive bonus, if earned, for the then current fiscal year based on the number of months he was employed during the year by DMC.

     In June 1996, Mr. Kennard entered into an employment agreement with DMC. The term of the agreement extends until terminated by either DMC or Mr. Kennard. In connection with Mr. Kennard signing the employment agreement with DMC, the DMC Board authorized the immediate vesting of fifty percent of the stock option grants awarded to Mr. Kennard in 1996, effective as of the date of the employment agreement. The employment agreement provides that: (1) if Mr. Kennard is terminated without cause, he shall be entitled to receive
(i) severance pay for six months at his normal monthly salary; (ii) the continuation of vesting of his stock options for six months from the date of his termination; and (iii) a proration of his incentive bonus, if earned, for the then current fiscal year based on the number of months he was employed during the year by DMC and (2) if DMC is merged or acquired in a transaction in which there is a change in control of DMC, he shall be entitled to receive
(i) severance pay in the amount of two times his base annual salary; (ii) a bonus payment equal to that of the average of the bonuses paid to him in the last two fiscal years; and (iii) a proration to him of his incentive bonus, if earned, for the then current fiscal year based on the number of months he was employed during the year by DMC.

COMPENSATION OF DIRECTORS

     During DMC's Fiscal 1998, DMC paid each non-employee director $1,000 in fees for each in-person meeting and $500 per telephone meeting, a retainer of $3,000 per quarter, and committee meeting fees of $750 for each in-person committee meeting and $375 for each telephone committee meeting unless, in either case, such committee meeting was held in conjunction with a DMC Board meeting. Directors were also reimbursed for their out-of-pocket expenses incurred in attending meetings of the DMC Board and committees thereof. DMC also pays consulting fees to members of the DMC Board of $1,000 per day, in one half day increments, for DMC Board approved projects (including transportation time) plus reimbursement of all expenses.

     Pursuant to DMC's 1994 Incentive Plan, during the year ended March 31, 1998, each new non-employee DMC Board member, upon his or her initial appointment or election to the DMC Board, received an automatic option grant for 42,000 shares (as adjusted for the two-for-one stock split of DMC Common Stock in November 1997) with an exercise price equal to the fair market value of the option shares on the grant date. Each individual reelected as a non-employee DMC Board member at the 1997 annual stockholders' meeting, and who had been a DMC Board member for the three prior years, received an option grant at that time for 14,000 shares (as adjusted for the two-for-one stock split of DMC Common Stock in November 1997). Each initial or periodic option grant is immediately exercisable for all the option shares, but the shares purchased under the option are subject to repurchase by DMC, at the option exercise price, upon the optionee's cessation of DMC Board service. The option shares vest, and DMC's repurchase right lapses with respect to option shares, in three equal annual installments over the optionee's period of DMC Board service, measured from the grant date. However, upon certain changes in control of DMC, DMC's repurchase rights immediately lapse in full. Each option grant has a maximum term of ten years, subject to earlier termination upon the optionee's cessation of DMC Board service.

     Pursuant to the Stock Fee Program of DMC's 1994 Incentive Plan, non-employee DMC Board members may elect to apply all or any portion of their annual retainer fee and/or meeting fees otherwise payable in cash to the acquisition of shares of DMC Common Stock. For the 1998 calendar year, Mr. Combs and Mr. Oliver have chosen to participate in such program and have elected to receive DMC Common Stock in lieu of their annual retainer fee of $12,000. On January 2, 1998, Mr. Combs and Mr. Oliver each received 824 shares of DMC Common Stock at a purchase price of $14.5625 per share. Such shares will be held in escrow by DMC and will vest ratably each month over the 1998 calendar year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the DMC Board currently consists of three members of the Board: John W. Combs, James D. Meindl and Billy B. Oliver. No member of this committee is a present or former officer or employee of DMC or any of its subsidiaries.

     No executive officer of DMC served on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of DMC's Board or DMC's Compensation Committee.

                                 INNOVA CORPORATION

                                 BUSINESS OF INNOVA

OVERVIEW

     Innova designs, manufactures and supports millimeter wave radios for use as low to medium capacity wireless communication links in developed and developing telecommunications markets. Innova's products enable telecommunications service providers to establish reliable and cost-effective voice, data and video communications links within their networks. Innova's products operate in frequencies ranging from 13 to 38 GHz and may be used in various applications, including cellular and PCS/PCN networks, broadband communications, local loop services and long distance networks.

     Innova's millimeter wave radio systems are designed to operate at a variety of E1/T1 rates, are based on a common system architecture and are software configurable. Innova's principal radio system, the XP4, consist of an IDU, which interfaces with the user's network and is digitally linked to an ODU, which transmits and receives the RF signal. The common embedded software platform in the IDU and ODU is SNMP compliant and provides the ability to remotely monitor and manage Innova's radios within a network using the service provider's network management system. Innova's low-capacity, all outdoor radio, the XP2, also utilizes the common embedded software platform, and combines the user network interface with the transmission and receive functions into the single outdoor unit.

     Innova markets its products principally to systems integrators with a strong regional presence in Europe, Latin America and Asia. Innova seeks to develop strategic relationships with these systems integrators, which provide field engineering, installation, project financing and support to service providers. To date, Innova has entered into distribution agreements with Bosch, NERA, Wireless, Inc. and SAT. Innova also markets its products directly to certain service providers in the U.S. and internationally. To date, Innova has supplied products, either through distribution relationships or directly, to Alestra (Mexico), Associated Communications (Teligent) (U.S.), Avantel (Mexico), Bosch, Bouygues Telecom (France), Ericsson (Mexico), MobilRom (Romania), Globtel (Slovakia), Nortel (Canada), PacBell Mobile Services (U.S.) and Telcel (Venezuela), among others.

PRODUCTS

     Innova's radio systems are designed to operate in millimeter wave bands used for the transmission of voice, data and video traffic over short to medium distances. Innova's XP4 products are based on a common system architecture and are software configurable. Innova's XP4 systems operate at data rates up to and including 8E1 and 8T1, and have been certified for use in the Czech Republic, France, Germany, Mexico, Slovakia, Argentina, the Philippines, Chile, Colombia, Brazil, Venezuela, Canada, Spain, the UK and the U.S.

     The following table provides transmission distances and the number of access lines offered by the 13 GHz, 15 GHz, 18 GHz, 23 GHz, 24 GHz, 26 GHz, 28 GHz and 38 GHz systems currently being marketed by Innova.

                                  XP4 PRODUCT LINE

                           Number of Access Lines
                     -----------------------------------
  Frequency in        2E1/4E1 and             4T1 or              Operational
       Ghz              4E1/8E1               4T1/8T1            Range in Miles
----------------     --------------         ------------         ---------------
       13                 Yes                   Yes                    15

       15                 Yes                   Yes                    15

       18                 Yes                   Yes                    10

       23                 Yes                   Yes                     6

       24                  No                   Yes                     5

       26                 Yes                   No                      5

       28                  No                   Yes                     5

       38                 Yes                   Yes                     3

     XP4 SYSTEM. The XP4 consists of an IDU and an ODU. The IDU is the interface to the user's network. It is an assembly mounted indoors, or in a base station, that contains digital signal processing electronics, including line interface and digital multiplexing circuitry. The IDU also includes the alarm and diagnostic ports, service channel and SNMP-compliant network management capability. The IDU provides for the ability to set capacity, frequency and power output of the radio link through software configuration without requiring access to the outdoor unit.

     Configuration of Innova's radio systems, including frequency selection, power output setting, capacity and link ID, along with alarm monitoring and receive signal level indications, are performed using the five-button keypad located on the front panel of the IDU, or by using a PC and Innova's proprietary XPView software interface. In contrast, many competing millimeter wave systems require mechanical adjustment and manual tuning, which involve sending maintenance personnel with test equipment to the radio's installed location. Software embedded in Innova's radio system also facilitates upgrades of system capacity, with minimal hardware changes.

     The ODU consists of a lightweight, compact, integrated RF electronics enclosure that attaches directly to an antenna. The RF enclosure contains electronics that, when transmitting, convert, modulate and amplify the digital signal received from the IDU. Typically, the ODU is installed outdoors on a tower or rooftop. A simple latch secures the ODU to the antenna, allowing for vertical or horizontal polarization installation, and permits removal of the ODU without tools and without affecting antenna alignment.

     XP2 SYSTEM. Innova shipped the first units of the XP2 in July 1998. The XP2 houses the network interface functions and transmit/receive functions in a single outdoor unit. The XP2 is designed for low capacity applications, and provides for a single E1/T1 access. Innova has shipped a 38 GHz model, and is marketing models operating at 13, 15, 18, 23, 24, and 26 GHz.

     SOFTWARE. Innova's embedded software platform is common to all Innova radio systems. It enables control of user configurable features from the five-button keypad on the IDU or with respect to the XP2, by a personal computer. The embedded software code is also compatible with Innova's custom manufacturing test and calibration software. This approach facilitates automation of the final test process by enabling adjustments to equipment parameters through software commands, rather than the traditional method of manual dip-switches or pots.

     Innova's XPView software provides a remote means of configuring Innova's radio systems, as well as providing for advanced diagnostics and maintenance capabilities, including code downloading.

CUSTOMERS

     Innova's customers consist principally of systems integrators, which incorporate Innova's radio systems into a variety of telecommunications networks to be sold to telecommunications service providers. Systems integrators may also provide engineering and installation services and project financing for service providers. These systems integrators develop the network design and provide the field effort necessary to install, commission and maintain Innova's systems. Systems integrators are extensively used by fixed and mobile service providers in Europe, Asia and developing countries. Innova also sells its products directly to service providers, principally in North America. Service providers can use Innova's products for various applications, including cellular and PCS/PCN networks, broadband communications, local loop services, and access to long distance networks. As of December 31, 1997, 85% of Innova's sales have been to systems integrators, with the remaining 15% being made directly to service providers.

     The systems integrators and service providers set forth below have each placed significant orders for XP4 radios since introduction of the product line in the quarter ended September 30, 1996. In addition, Innova has made its first XP2 systems shipments to a customer.

             Systems Integrators    Service Providers
             -------------------    -----------------------------------------
             Bosch                  Airlink (Brazil)(1)
             Ericsson               Alestra (Mexico)
             NERA                   Associated Communications (Teligent U.S.)
             Nortel                 Avantel (Mexico)
             SAT                    Bachow Communications (U.S.)
             Simtel                 Bouygues Telecom (France)(1)
             Wireless               Globtel (Slovakia)(1)
                                    Iusacel (Mexico)
                                    Mercury (Argentina)
                                    PacBell Mobile Services (U.S.)
                                    MobilRom (Romania)(1)
                                    Smartcom (Philippines)(1)
                                    Telcel (Venezuela)(1)

     ----------------

(1) Indicates service providers that purchased equipment from a systems integrator.

     To date, approximately twenty-five customers have accounted for all of Innova's sales of XP4 systems. Sales to Associated Communications (Teligent), Bachow Communications and Nortel accounted for approximately 14.5%, 12% and 45% of Innova's XP4 sales, respectively, in calendar 1996. Mr. Bachow, a director and greater-than-5% beneficial owner of Innova's Common Stock, is the only shareholder and the President of Bachow Communications. For the year ended December 31, 1997, Associated Communications (Teligent), Nortel and SAT accounted for 5%, 24% and 46%, respectively, of Innova's XP4 sales, and as of December 31, 1997, two customers, NERA and SAT, accounted for approximately 19% and 27%, respectively, or an aggregate of 46%, of Innova's backlog scheduled for shipment in the six months subsequent to December 31, 1997. SAT was a greater-than-5% beneficial owner of Innova's Common Stock at certain times during 1997. Innova has entered into agreements with SAT for exclusive distribution in France, Italy, Poland, Hungary, Andorra and Monaco and nonexclusive distribution in other countries; with Bosch, for global distribution other than France, Italy, Poland and Hungary; with NERA, for distribution principally in Asia, Latin America and parts of Europe; and with Wireless for distribution primarily in Latin America and Asia. Innova also has sold a significant portion of its products to a single customer in Canada. For the nine month fiscal period ended December 31, 1996, 50% of total sales were to a single customer in Canada, and 27% and 43% of total sales for the year ended December 31, 1997 were to a single customer in each of Canada and France, respectively. See Note 13 to Innova's Consolidated Financial Statements.

     Innova's ability to achieve or increase its sales in the future will depend significantly upon its ability to (i) obtain and fulfill orders from existing and new customers; (ii) maintain relationships with and provide support to existing and new customers; (iii) manufacture systems on a timely and cost-effective basis; and (iv) meet stringent customer performance and other requirements and shipment delivery dates. As a result, any cancellation, reduction or delay in orders by, or shipments to, any customer, as a result of manufacturing difficulties or otherwise, may have a material adverse effect upon Innova's business, financial condition and results of operations. There can be no assurance that Innova's sales will continue to increase in the future or that Innova will be able to retain and support existing customers or to attract new customers.

DISTRIBUTION RELATIONSHIPS

     Innova markets its products principally to systems integrators with a strong regional presence in countries in Europe, Latin America and Asia. Innova believes these relationships are a critical component of its ability to include its systems in major network buildout projects. To date, Innova has sold a significant quantity of radios pursuant to agreements with NERA and SAT (the material terms of which are discussed below) as well as other systems integrators.

     NERA ARRANGEMENTS. NERA has entered into an OEM Purchase and Limited Licensing Agreement with Innova (the "NERA Agreement") pursuant to which they have ordered in excess of $5 million of XP4 systems and XP4 product kits and components over a 12-month period. The NERA Agreement authorizes NERA and its affiliated companies to purchase products from Innova on most-favored-customer pricing and terms and to distribute such products on a non-exclusive basis in all countries other than France, Hungary, Poland, Italy, Monaco and Andorra (collectively, the "SAT Territories"), where sales by NERA are to be coordinated with SAT on a case-by-case basis. Under the NERA Agreement, Innova and NERA have committed to cooperative development of certain new XP4 products and features, and Innova has granted NERA certain design approval rights, as well as testing rights on XP4 kits purchased from Innova. Innova also has granted NERA a royalty-free right to manufacture and test XP4 indoor units solely for sale with Innova's outdoor units; and a royalty-bearing right to use Innova's designs and technologies for the purpose of manufacturing XP4 products, effective only upon the occurrence of one of the following restrictive conditions: (i) the failure of Innova to timely deliver products for over two months (such license to be effective until Innova cures its inability to ship); (ii) the bankruptcy, termination of business or dissolution of Innova; or (iii) the termination of manufacturing and promotion by Innova of XP4 products under the NERA Agreement. The NERA Agreement provides for Innova to pay penalties for late delivery, to the extent NERA is obligated to make penalty payments to its customers due to the late delivery. The NERA Agreement has a five-year term expiring May 30, 2002, at which time all distribution, manufacturing and other rights will terminate. However, Innova's warranty, maintenance and repair obligations survive termination. NERA is obligated, during the term of the agreement and for a two-year period following its termination, not to develop, manufacture or sell any product based on Innova's products or technologies, except as described above. Innova also has outsourced some circuit board assembly to NERA's Singapore facility. The NERA Agreement may be terminated under certain circumstances, subject to a thirty (30) day cure period.

     SAT ARRANGEMENTS. Innova has entered into a Cooperation Agreement with SAT the ("Cooperation Agreement") under which it has granted distribution rights to SAT for its XP4 products, including exclusive rights in the SAT Territories and nonexclusive rights in all other countries except in North America, Australia and New Zealand. The Cooperation Agreement prohibits Innova from selling XP4 products directly or indirectly in the SAT Territories. The Cooperation Agreement also grants distribution rights to Innova with respect to certain SAT products; assures each of the parties most-favored-customer pricing and terms; specifies the maximum production capacity required to be allocated to SAT by Innova; assures SAT access to Innova's supply relationships for custom design parts and components, on comparable commercial terms; grants SAT the right to advertise the XP4 products as its own; and provides for cooperation in the development of certain features of Innova's XP4 product line, and sharing of technical data on an ongoing basis, subject to confidentiality and other restrictions on use.

     The Cooperation Agreement also grants SAT a right to immediate use of Innova's XP4 designs and technologies for the purpose of developing and manufacturing (i) any product below 15 GHz within the SAT Territories and (ii) certain products above 15 GHz, subject to limitations as to the place of manufacture and, in certain cases, to quantity limitations. SAT is also granted additional rights to use Innova's designs and technologies for the purpose of manufacturing certain other XP4 products, subject to limitations as to the place of manufacture but without quantity limitations. These additional rights are effective only upon the occurrence of certain failures by Innova to perform certain obligations under the Cooperation Agreement, such as failure of Innova to timely deliver a minimum percentage of products for over three months, discontinuation of the manufacture of products, wrongful rejection of purchase orders or failure to afford SAT "most favored customer" terms. In any such case, Innova's failure must involve at least $100,000 of products. SAT is required to pay specified royalties to Innova on products manufactured pursuant to both its conditional and unconditional rights. The Cooperation Agreement has an initial term of five years, expiring on October 31, 2001, but is automatically renewed for successive five-year terms unless terminated by either party with one year's notice. Upon expiration of the initial term or upon termination of the Cooperation Agreement due to an uncured material breach by Innova, all manufacturing rights which are at that time effective will become irrevocable and fully paid, and SAT will thereafter be entitled to manufacture certain XP4 products free of any royalties or other compensation to Innova.

     In conjunction with the Cooperation Agreement, Innova and SAT have also entered into a Master Purchase Agreement (the "Master Purchase Agreement"), which includes conditional commitments by SAT to purchase a fixed number of XP4 products in various frequencies and configurations from Innova within an initial specified period, and to purchase a specified dollar amount of XP4 products within a subsequent specified period. The Master Purchase Agreement contains other provisions regarding product acceptance testing procedures applicable to SAT's purchase commitment. Uncured material defaults under the Cooperation Agreement may cause termination under the Master Purchase Agreement.

RESEARCH AND DEVELOPMENT

     Innova has an ongoing research and development program to enhance its existing products and to introduce new products. Innova invested approximately $4.5 million in the fiscal year ended March 31, 1996, $3 million in the nine month fiscal period ended December 31, 1996 and $4.6 million for the year ended December 31, 1997 in research and development efforts. Innova expects to continue to invest significant resources in product research and development.

     Innova's research and development efforts focus on using existing product architectures and technology to maintain commonality and minimize time-to-market for new products and enhancements. Innova's research and development efforts are currently focused on developing additional models of Innova's XP4 and XP2 product lines to address both higher and lower capacity applications and greater modulation efficiency. The common architecture of Innova's products, by limiting the number of new components needed to develop products or new frequencies, also allows Innova to react quickly to changing regulatory environments. Innova's research and development efforts continually strive to enhance software features contained in its products, and to develop products which can be manufactured in a simple and cost-effective manner.

MANUFACTURING

     Innova performs final assembly and test, quality assurance, packaging and shipping at its facility in Seattle, Washington. Innova purchases all of the circuit boards, integrated circuits and other components used in its products from third-party suppliers. Innova inspects these components for quality, groups the components into kits by production order and ships the kits to its subcontractors for initial assembly. As a result of the use of common components across the full range of Innova products, Innova's manufacturing process is flexible and can accommodate significant changes in the frequency or data rate of radios produced on a daily basis. This flexibility also reduces Innova's need to maintain a large inventory of finished goods, as radios may be produced to meet specific customer requirements without the need for significant lead times, setup costs or changes to the manufacturing process.

     Innova designs its products to provide a high degree of reliability.
Innova inspects and tests its products during the assembly process and tests finished products using internally developed procedures. Innova believes its testing procedures at extreme temperatures are among the most rigorous in the industry. Innova's quality inspection and testing also include "burn-in" procedures throughout the assembly process to ensure the quality and reliability of Innova's products. Innova has extensively invested in computerized test stations reducing dependency on skilled labor and facilitating a gradual increase in capacity. Innova believes that its practice of conducting all testing and calibration internally has contributed to the reliability of its products. Innova believes the reliability of its XP4 radio systems is the result of its quality assurance procedures. Innova received ISO 9001 certification in May 1996.

     Certain parts incorporated in Innova's products are only available from single or limited sources, including the field programmable gate arrays supplied by Xilinx, MMICs and hybrids of certain frequencies supplied by Hewlett-Packard Company ("Hewlett-Packard") and C&S, saw filters supplied by Sawtek, microprocessors supplied by Motorola and power supplies supplied by Calex and incorporated in Innova's products. Certain other parts and components used in Innova's products are available from a limited number of sources. Innova's reliance on these single or limited source suppliers involves certain risk and uncertainties, including the possibility of a shortage or discontinuation of certain key components and reduced control over delivery schedules, manufacturing capability, quality and cost. Any reduced availability of such parts or components when required could materially impair Innova's ability to manufacture and deliver its products on a timely basis and result in the cancellation of orders which could have a material adverse effect on Innova's business, financial condition and results of operations. In addition, the purchase of certain key components involves long lead times and, in the event of unanticipated increases in demand for Innova's products, Innova may be unable to obtain such components in sufficient quantities to meet its customers' requirements. Innova has established dual sources for transmit and receive hybrids with Hewlett-Packard, among others, through blanket order arrangements covering estimated requirements for 1998. Innova does not have guaranteed supply arrangements with many of its single or limited source suppliers, does not maintain an extensive inventory of parts or components and customarily purchases single or limited source parts and components pursuant to purchase orders. Business disruptions, production shortfalls or financial difficulties of a single or limited source supplier could materially and adversely effect Innova by increasing product costs, or reducing or eliminating the availability of such parts or components. In such event, the inability of Innova to establish alternative sources of supply quickly and on a cost-effective basis could materially impair Innova's ability to manufacture and deliver its products on a timely basis and could have a material adverse effect on its business, financial condition and results of operations.

SALES, MARKETING AND CUSTOMER SUPPORT

     Innova's sales and marketing efforts are headquartered in Seattle, Washington. Innova has also established and staffed sales, service and customer support facilities in Shirley, England. In addition, Innova has sales and customer support representatives in Nashua, New Hampshire, Miami, Florida and Dallas, Texas. Innova has recently opened a service and support facility in Mexico City, Mexico. Innova may increase its overseas presence by opening sales and support offices in countries not served by its distribution partners.
Innova markets its products directly to service providers in North America and certain other countries. Innova believes that the contact it achieves with service providers through such direct sales provides valuable feedback on product performance and customer needs, which assists Innova in developing new and enhanced products. Innova promotes its products through participation and exhibition at trade shows in North America and through promotion of its products by its system integrators in Europe and Asia.

     Innova believes that the ability of its customer service personnel to work with systems integrators in resolving any technical problems experienced by service providers is fundamental to its success. Although system integrators are responsible for providing customer support to the service providers, Innova's technical support team must work closely with the systems integrator's support personnel to promptly and efficiently identify and resolve technical issues.

     If Innova is selected to submit a proposal or bid by a new customer, Innova may also be required to conduct system trials or provide units for customer approval. If system trials or testing are required and successfully completed, Innova then negotiates a contract with the customer to set technical and commercial terms of sale. Innova generally targets systems integrators that are involved in multiple projects including large quantities of radios. Once a radio system has been tested by a systems integrator, determined to meet its specification and designed into a service provider's network, further testing or contract negotiations are generally not required for successive orders from that systems integrator, substantially shortening the sales cycle. The process for sales directly to service providers by Innova is similar to the sales process for the first sale to a systems integrator, in that it may involve field trials, contract negotiation, and take from three to six months to complete.

COMPETITION

     The wireless communications market is intensely competitive. Innova's millimeter wave radio systems compete with other wireless telecommunications products and alternative telecommunications transmission media. The principal competitive factors in this market include price, product performance and reliability, range of product offerings, financing terms and product features. Innova believes that the relatively small size, light weight, low parts count and low power consumption of its products, together with the embedded software platform contained in those products, should allow Innova to compete favorably with its principal competitors in terms of the reliability, adaptability, upgradeability and ease of installation of its products. Innova experiences intense competition

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

worldwide from a number of leading telecommunications companies that offer a variety of competitive products and broader telecommunications product lines, including Alcatel Network Systems, DMC, L.M. Ericsson, the Farinon Division of Harris Corporation, Lucent (TRT), NEC, Nokia and P-Com, most of which have substantially greater installed bases, financial resources and production, marketing, manufacturing, engineering and other capabilities than Innova. This competition has recently intensified in connection with weakening demand and softening prices in Asian markets. Innova also may face competition in the future from new market entrants offering competing technologies. In addition, Innova's current and prospective customers, including SAT, NERA and Bosch, which have access to Innova's technology or under some circumstances are granted the right to use the technology for purposes of manufacturing, could develop or manufacture products competitive with those that have been or may be developed by Innova. Innova's future results of operations may depend in part upon the extent to which Innova's customers elect to purchase from outside sources rather than develop and manufacture their own radio systems. There can be no assurance that such customers will rely on or expand their reliance on Innova as an external source of supply for their radio systems.

     Recently, certain of Innova's competitors have announced the introduction of competitive products, and the acquisition of other competitors and competitive technologies. Within the near future, Innova expects its competitors to continue to improve the performance and lower the price of their current products, and to introduce new products or new technologies that provide added functionality and other features that may or may not be comparable to Innova's products, which could cause a significant decline in sales or loss of market acceptance of Innova's systems, or render Innova's systems or technologies obsolete or noncompetitive. Innova expects to continue to experience significant price competition that may materially adversely affect its gross margins and its business, financial condition and results of operations. Innova believes that to be competitive, it will continue to be required to expend significant resources on, among other items, new product development, and product enhancement and cost reduction.

GOVERNMENT REGULATION

     Radio communications are subject to extensive regulation by foreign and U.S. laws and international treaties. Innova's systems must conform to a variety of international and domestic requirements established to, among other things, avoid interference among users of radio frequencies and to permit interconnection of equipment. In order for Innova's radios to be used in a foreign jurisdiction, regulatory approval for its systems must be obtained and end users must comply with such regulations. Regulatory bodies worldwide are continuing the process of adopting new standards for wireless communication products. The delays inherent in this governmental approval process may cause the cancellation, postponement or rescheduling of the installation of communications systems by Innova's customers, which in turn may have a material adverse effect on the sale of systems by Innova to such customers. Innova's arrangements with its distributors generally provide for the distributor to obtain the regulatory approvals applicable to the use of Innova's products in the countries into which they are sold by the distributors. Innova believes that its XP4 products currently comply with all applicable U.S. and foreign regulations in countries in which its sales are material, but changes in these regulations, the need to comply with regulations in additional countries in the event of sales into those countries, or a failure by Innova's distributors to obtain necessary approvals or permits in connection with sales to service providers in a country could require Innova to change the features of its radio systems and thereby incur substantial costs and experience delays in radio system installation or operations by systems integrators or service providers in countries in which its sales are material. Failure of Innova's radio systems to comply with current or future regulations could result in delay, suspension or cessation of radio systems installation or operations by systems integrators or service providers. Such regulations could require Innova to change the features of its radio systems and incur substantial costs and experience delays to comply with such time-consuming regulations. Equipment to support new services can be marketed only if permitted by suitable frequency allocations, auctions and regulations, and the process of establishing new regulations is complex and lengthy. To the extent systems integrators or service providers are delayed in deploying these systems, Innova could experience delays in orders. These delays could have a material adverse effect on Innova's business, financial condition and results of operations.

     The regulatory environment in which Innova operates is subject to significant change. Regulatory changes, which are affected by political, economic and technical factors, could significantly impact Innova's operations by restricting network deployment efforts by Innova's customers or end users, making current systems obsolete or increasing the opportunity for additional competition. Any such regulatory changes could have a material adverse effect on Innova's business, financial condition and results of operations. Innova might deem it necessary or advisable to modify its products to operate in compliance with such regulations. Such modifications could be extremely expensive and time-consuming.

INTELLECTUAL PROPERTY

     Innova relies on technological innovations, trade secrets and expertise to develop and maintain its competitive position, and upon confidentiality procedures, common law remedies and contractual provisions to protect its proprietary rights. Innova does not hold any patents regarding the technology and expertise involved in the assembly, calibration and testing of its XP4 products. Innova has applied for patents on various elements of its radio systems. There can be no assurance, however, that such pending patent applications will ultimately issue as patents or, if patents do issue, that the claims allowed will be sufficiently broad to protect Innova's proprietary rights or provide any competitive advantage. In addition, there can be no assurance that issued patents or pending applications will not be challenged or circumvented by competitors, or that rights granted will provide any competitive advantage to Innova. Innova's agreements with its distributors generally contain noncompetition and non-disclosure provisions prohibiting the distributor from manufacturing products based on Innova's designs for the term of the agreement and for a short period thereafter. In general, Innova has not entered into non-competition agreements with its management and other employees or into confidentiality and nondisclosure agreements with system integrators or service providers. Furthermore, it is likely that Innova's competitors can obtain samples of Innova's products and, through reverse engineering, obtain access to proprietary knowledge regarding Innova's product designs.

     Innova's success will depend in part on its ability to protect its technology and preserve its trade secrets through common law and contractual restrictions. There can be no assurance that the trade secrecy or other measures taken by Innova will be adequate to prevent misappropriation of its technology, or that competitors will not be able to independently develop technologies having similar or better functions or performance characteristics. In addition, the laws of some foreign countries do not protect Innova's proprietary rights to the same extent as do the laws of the U.S. There can be no assurance that Innova will have adequate legal remedy to prevent or seek redress for future unauthorized misappropriation of Innova's technology.

     The telecommunications industry is characterized by rapid technological change, with frequent introductions of new products and technologies. As a result, industry participants often find it necessary to develop products and features similar to those introduced by others, increasing the risk that their products and processes may give rise to claims that they infringe the patents of others. Accordingly, Innova's current and future products and processes, or uses thereof, may conflict with patents that have been granted or may be granted to competitors or others. Such competitors or others could bring legal actions against Innova or its customers, claiming damages and seeking to enjoin manufacturing, marketing or use of the affected product or processes.
Similarly, Innova may in the future find it necessary to commence litigation in order to enforce and protect its proprietary rights. If Innova becomes involved in any such litigation, it could consume a substantial portion of Innova's resources and result in a significant diversion of management attention. If the outcome of any such litigation were adverse to Innova or its customers, its business, financial condition and results of operations could be materially adversely affected. In addition to any potential liability for damages, Innova or its customers could be enjoined from continuing to manufacture, market or use the affected product or process, and could be required to obtain a license in order to continue such manufacture, marketing or use. There can be no assurance that Innova or its customers would prevail in any such action or that any license required under any such patent would be made available on acceptable terms, if at all.

EMPLOYEES

     As of June 30, 1998, Innova employed 152 full-time and temporary employees. None of Innova's employees is represented by a collective bargaining agreement. Innova's future performance will depend in large measure on its ability to attract and retain highly skilled employees. Innova has never experienced a work stoppage and believes its relationship with its employees to be good.

FACILITIES

     Innova's corporate offices and research, development and manufacturing facilities are located in Seattle, Washington, in three adjacent leased buildings aggregating approximately 85,000 square feet. Innova also leases 2,200 square feet of office space in Shirley, England. Innova believes its facilities are adequate to meet its needs for the next 12 months.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                        AND RESULTS OF OPERATIONS OF INNOVA

     EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE DISCUSSION IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF INNOVA" CONTAINS FORWARD-LOOKING STATEMENTS, WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF INNOVA'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. INNOVA'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HERE.

OVERVIEW

     Innova designs, manufactures and supports millimeter wave radios for use as short to medium distance wireless communications links in developed and developing telecommunications markets. Innova began shipping the 23, 26 and 38 GHz models of its XP4 radio systems in the quarter ended September 30, 1996. In addition, Innova began shipments of the 13, 15 and 24 GHz models of the XP4 line in the quarter ended September 30, 1997 and a 28 GHz model in the quarter ended June 30, 1998. As of June 30, 1998, Innova had sold its XP4 radios and related accessories to a total of 25 customers, generating $63.1 million in total revenues, $10.2 million of which occurred in the quarter ended June 30, 1998. Through June 30, 1998 approximately 58% of Innova's XP4 sales have been to Northern Telecom and SAT. Through June 30, 1998 approximately 93% of Innova's sales have been made to customers located outside of the United States. Innova anticipates that international sales will continue to account for at least a majority of its sales for the foreseeable future. Innova was a development stage company from its incorporation in 1989 through March 31, 1996. As of June 30, 1998, Innova had an accumulated deficit of approximately
$41.2 million.

     Innova's net sales consist primarily of sales of point-to-point millimeter wave radios to systems integrators, other equipment resellers and service providers, principally for installation outside the U.S. Other revenues are generated from the resale of related telecommunications equipment such as antennas, cables and enclosures. Innova recognizes revenue upon shipment.

     Innova launched the XP4 product line in late 1996. In light of the fundamental changes in the character of Innova's operations during the past three years, which resulted in Innova changing from a development stage company to an operating company during the nine-month fiscal period ended December 31, 1996, Innova believes that period-to-period comparisons of its financial results should not be relied upon as an accurate indicator of future performance.

     In calendar 1995, Innova began making significant additions of experienced management in the engineering, manufacturing, sales and administrative areas, including a new Chief Executive Officer who took office in early calendar 1996. From late calendar 1995 to the latter part of calendar 1996, Innova continued to invest in product development and manufacturing infrastructure, in anticipation of the launch of the XP4 product line, which occurred in the third quarter of calendar 1996. After an initial evaluation period, orders for XP4 radios increased late in the final quarter of calendar 1996 and continued to increase in 1997. Since launching the XP4 product line, Innova has increased expenditures in an effort to increase sales and expand manufacturing capacity.

     Prior to the quarter ended June 30, 1998, XP4 orders had increased more rapidly than Innova had been able to expand its manufacturing capacity, resulting in delayed shipping dates and lost orders. However, Innova's backlog decreased substantially in the second quarter of 1998 with shipments exceeding firm orders by a wide margin. The decrease in orders is the result of a sharp increase in competition experienced by Innova in the quarter ended June 30, 1998. Orders for Innova's products have been adversely affected by both an apparent decrease in worldwide demand (in particular Asia but also to a lesser degree other markets) and an increase in competition from other radio manufacturers. Innova's competitors' pricing has become increasingly more competitive due to the continued strength of the U.S. dollar. In addition, many recent radio contract awards have been influenced strongly by the availability of vendor financing or tied to the purchase of entire networks in which radios comprise a relatively small part. Innova does not at this time see any reason to believe that the current competitive market environment, or that the adverse effect of this market environment on orders for Innova's products, or pricing of its product, will improve in the near future.

     Accordingly, Innova has implemented a program of product and operating cost reductions to bolster its competitive position. Included in the operating cost reduction program was a reduction of Innova's labor force of 30% in the month of June, 1998. This reduction is expected to reduce payroll costs in the future at an annual rate of over $3 million. Innova also has begun a redesign of the XP4 product line to incorporate the lower cost technology used in the XP2. When implemented, this redesign of the XP4 line should result in substantially lower costs along with significantly improved performance.

     Innova also expects that its gross margins will continue to be affected by a variety of other factors, such as: increases in lower-margin sales through large distributors; increased investment in manufacturing facilities or equipment; changes in labor costs resulting from increasing manufacturing capacity; increased manufacturing or testing arrangements with distributors; changes in product mix; receipt of royalties under limited manufacturing licenses; increased sourcing of components and subassemblies from third-party manufacturers; and potential increased price competition.

     During 1997, revenue derived from large customers and large-scale projects represented a significant portion of its total revenues. However, significant progress was made during 1997 in reducing the percentage that any one customer represented in order backlog. Innova believes that as its manufacturing capacity increases its sales will continue to be distributed over a broader base of customers. Price competition among manufacturers of millimeter wave radios increased during 1997 and is expected to continue to increase over time. This may adversely affect Innova's margins.

     Innova successfully launched 13, 15 and 24 GHz XP4 radios during 1997. In addition, Innova also began manufacture and shipments of 8x data rate XP4 systems late in the year. In addition to expanding the XP4 product line with additional frequencies and data rates, Innova has continued to devote resources to the development of point-to-point millimeter wave radios with different architectures that are designed to address different market needs than the XP4 and expects that research and development costs will increase over time.

     Innova has entered into distribution agreements whereby it has agreed to sell XP4 products at various fixed prices. Certain of these distribution agreements include "most favored customer" pricing commitments which require Innova to offer lower prices to such distributors in the event such prices are offered under like terms and conditions to other customers. In addition, some of these agreements grant limited manufacturing licenses under certain conditions or impose penalties for late delivery. Innova anticipates that certain of its distributors will manufacture a portion of the XP4 radios they sell. To date, NERA and SAT have exercised manufacturing rights to a limited extent. To the extent such manufacturing by Innova's distributors decreases the number of XP4 units built by Innova, Innova's manufacturing gross profit will be reduced.

     Innova invested $9.8 million in equipment and leasehold improvements during 1997. This investment resulted in significant capacity expansion in 1997. Innova expects to continue to invest substantial amounts in increasing manufacturing capacity. In addition to the investments in manufacturing equipment and leasehold improvements, Innova plans to invest in software and management information systems.

     Innova has granted non-qualified stock options to its employees which in some cases have required attainment of performance goals prior to vesting. Generally, these options have been granted at exercise prices which Innova believed to be no less than the fair market value of the underlying Innova Common Stock as of the date of grant. In 1997, Innova amended previously granted options to eliminate performance-related vesting criteria. In connection with these amendments, Innova recorded a non-cash charge to operations of $1,192,727 for the year ended December 31, 1997, which is due primarily to the estimated fair market value of these amended options exceeding the exercise price on the amendment date. Additional compensation expense of up to $396,550 will be recorded over the next four years as these options vest.

     Innova accrues for warranty expenses on an estimated basis, based on a fixed dollar amount for each radio system shipped. Due to the limited operating history of Innova, this estimate is based on relatively limited operating experience. It also is based on management's experience in the millimeter wave radio industry generally. Actual warranty expenses for XP4 sales may vary significantly from Innova's estimates. If warranty expenses exceed Innova's estimate, or if Innova is required to make in-the-field repairs or adjustments to a significant number of radio systems, Innova's business, financial condition and results of operations could be materially adversely affected.

     Innova's sales may also be affected by a variety of other factors including the establishment of new distribution relationships, the addition of direct sales personnel or sales offices, the introduction of new products by Innova or its competitors, and competitive and other conditions affecting the telecommunications industry generally. Innova remains dependent on significant contracts from a limited number of customers. Such contracts are often with systems integrators, which in turn provide Innova's products to service providers as part of larger telecommunication system infrastructure buildouts. Due to Innova's limited operating history and limited number of customers to date, it is difficult, if not impossible for Innova to accurately predict the mix or nature of infrastructure projects that provide the basis for its product sales to systems integrators. Innova anticipates, however, that revenue derived from current and future large customers and large-scale projects will continue to represent a significant portion of its total revenues. Because of the small size of Innova's customer base, the loss of or reduced demand for products from any customer for any reason, including business failure of the customer, abandonment of the underlying project, or changes in government policy or general economic conditions, for example, could have a material adverse effect on Innova's business, financial condition and results of operations. Innova believes that price competition among manufacturers of millimeter wave radios is likely to increase over time, which could adversely affect Innova's sales and margins.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, selected items from Innova's Consolidated Statements of Operations expressed as a percentage of total revenues.


                                                                 YEAR ENDED            NINE MONTH                  SIX-MONTHS ENDED
                                                                  MARCH 31,           FISCAL PERIOD   YEAR ENDED         JUNE 30,
                                                        ----------------------------  ENDED DEC. 31,   DEC. 31,   -----------------
                                                          1994      1995      1996         1996          1997        1997      1998
                                                        -------   -------   -------   --------------  ----------   -------   -------
STATEMENT OF OPERATIONS DATA:
   Total revenues:
       Net product sales . . . . . . . . . . . . . . .   100.0%     48.8%     22.7%        97.5%        100.0%      100.0%    100.0%
       Manufacturing contract service
          revenues . . . . . . . . . . . . . . . . . .    --        51.2      77.3          2.5          --          --        --
                                                        -------   -------   -------      -------       -------     -------   -------
                                                         100.0%    100.0%    100.0%       100.0%        100.0%      100.0%    100.0%
                                                        -------   -------   -------      -------       -------     -------   -------
   Total cost of products sold and
     manufacturing contract services
     expenses: . . . . . . . . . . . . . . . . . . . .
     Cost of products sold . . . . . . . . . . . . . .   235.2     157.0     123.6        175.2          70.5        76.1      70.6
     Manufacturing contract service
       expenses. . . . . . . . . . . . . . . . . . . .    --        34.4      77.3          2.5           --          --        --
                                                        -------   -------   -------      -------       -------     -------   -------
                                                         235.2     191.4     200.9        177.7          70.5        76.1      70.6
   Gross margin (deficit). . . . . . . . . . . . . . .  (135.2)    (91.4)   (100.9)       (77.7)         29.5        23.9      29.4
   Operating expenses:
      Selling, general and administrative. . . . . . .   178.6      87.6     118.1        122.9          20.0        27.6      17.6
      Research and development . . . . . . . . . . . .   283.0      80.2     230.3        141.0          12.7        17.6      12.1
    Loss from operations . . . . . . . . . . . . . . .  (596.2)   (259.2)   (449.3)      (341.6)         (3.3)      (21.3)     (0.3)
      Other income (expense) . . . . . . . . . . . . .   (18.9)     (8.7)    (12.5)        (6.8)          0.3        (2.7)      0.8
   Cumulative effect of change in
     accounting principle. . . . . . . . . . . . . . .    --        --        --           --            --          --         0.6
                                                        -------   -------   -------      -------       -------     -------   -------
 Net income (loss) . . . . . . . . . . . . . . . . . .  (615.7)%  (267.9)%  (461.8)%     (348.4)%        (2.9)%     (24.0)%     1.1%
                                                        -------   -------   -------      -------       -------     -------   -------
                                                        -------   -------   -------      -------       -------     -------   -------

SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1997

     NET PRODUCT SALES. Net product sales increased to $25.0 million for the six months ended June 30, 1998, as compared to $12.6 million for the six months ended June 30, 1997. The increase was attributable to the substantially higher unit sales volumes of XP4 radios during the first half of 1998 as compared to 1997. International sales represented 87% of total net product sales for the six months ended June 30, 1998. XP4 unit shipment volumes increased steadily until the latter part of the six months ended June 30, 1998 at which time Innova experienced a slow down in orders. XP4 sales prices have declined over time. This decline in prices accelerated late in the quarter ended June 30, 1998.

     GROSS PROFIT. Gross profit increased to $7.3 million for the six months ended June 30, 1998, as compared to $3.0 million for the six months ended
June 30, 1997. The increase in gross profit was primarily attributable to the increased unit sales volume of XP4 radios and reduced unit material and outside processing costs resulting from higher volume purchases and lower, negotiated vendor prices. The gross profit was, however, reduced by lower unit sales prices. See Note 2 to Innova's Consolidated Financial Statements which discusses the effect of a change in accounting for certain elements of cost included in inventories.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased to $4.4 million for the six months ended
June 30, 1998 as compared to $3.5 million for the six months ended June 30, 1997. The increase was due primarily to increased compensation expenses associated with the addition of sales and marketing staff in the U.S., the UK and other sales offices to support the XP4 product line and administrative staff to support increased business activity. In addition, in early 1998, Innova increased staffing associated with the implementation of its Oracle ERP systems. As a result of Innova implementing cost reduction programs and the workforce reductions in June 1998, selling, general and administrative expenses are expected to decline for the three months ending September 30, 1998.

     RESEARCH AND DEVELOPMENT. Research and development expenses increased to $3.0 million for the six months ended June 30, 1998 as compared to $2.2 million for the six months ended June 30, 1997. The increase in research and development expenses was primarily due to increases in staffing. Research and development expenses incurred for the six months ended June 30, 1998 were associated primarily with the 16x data rate and the XP2 low capacity programs.

     OTHER INCOME (EXPENSE). Other income (expense) increased to $209,000 for the six months ended June 30, 1998 as compared to ($338,000) for the six months ended June 30, 1997. The increase was due to the increase of interest income resulting from the investment of funds raised in Innova's initial public offering which closed on August 8, 1997, along with the reduction of interest expense resulting from the repayment of amounts previously borrowed under a working capital bank credit line, which was repaid out of Innova's initial public offering proceeds.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE NINE MONTH FISCAL PERIOD ENDED DECEMBER 31, 1996

     TOTAL REVENUE. Total revenue increased to $36.1 million for the twelve months ended December 31, 1997, as compared to $2.1 million for the nine months ended December 31, 1996. The increase was primarily attributable to sales of XP4 radios, sales of which did not begin until the third quarter of calendar 1996. International sales represented 95% of net product sales for the twelve months ended December 31, 1997. Although XP4 unit shipment volumes have increased steadily since introduction in late 1996, XP4 sales prices have declined over time and are expected to continue to decline in the future due to increased price competition, particularly with respect to larger orders.

     GROSS PROFIT (LOSS). Gross profit (loss) increased to $10.7 million for the twelve months ended December 31, 1997, as compared to a loss of ($1.6) million for the nine months ended December 31, 1996. The increase in gross profit was attributable to the increased sales of XP4 radios, increased manufacturing volumes and reduced unit material and outside processing costs resulting from higher-volume purchases and lower, negotiated vendor prices.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased to $7.2 million for the twelve months ended December 31, 1997 as compared to $2.6 million for the nine months ended December 31, 1996. The increase was due primarily to a $1.2 million charge to compensation expense in connection with amendments to stock options granted in calendar 1996 as well as to increased compensation expense associated with the addition of sales and marketing staff in the U.S. and the UK offices to support the XP4 product line and administrative staff to support increased business activity. Selling, general and administrative expenses declined as a percentage of revenue due to the increase in sales. Innova opened small sales offices in Mexico City and Miami in 1997 and may incur additional expense in connection with opening additional sales offices, particularly in certain international markets and in connection with adding administrative personnel.

     RESEARCH AND DEVELOPMENT. Research and development expenses increased to $4.6 million for the twelve months ended December 31, 1997 as compared to $3.0 million for the nine months ended December 31, 1996. The increase in research and development expenses was due primarily to increases in staffing which offset a large reduction in consulting expenses. Research and development expenses incurred for the twelve months ended December 31, 1997 were related to improvements to and expansion of the XP4 product line along with the continued development of similar products based on different system architectures (the
XP2) and targeted at different market segments. During 1997, Innova completed development on and brought into manufacture 13, 15 and 24 GHz systems along with 8x data rates.

     OTHER INCOME (EXPENSE). Other income (expense) increased to $116,000 for the twelve months ended December 31, 1997 as compared to ($143,000) for the nine months ended December 31, 1996. Increased interest expense was incurred as a result of increases in capitalized leases and borrowings on Innova's working capital line. This was more than offset by the interest income arising from the investment in the third quarter of 1997 of the proceeds from Innova's initial public offering which closed in August of 1997. The proceeds were also used to repay borrowings under its working capital lines.

     INCOME TAXES. No provision for income taxes was recorded, as Innova incurred net operating losses through December 31, 1997. As of December 31, 1997, Innova had remaining net operating loss carryforwards of $35.3 million and additional loss carryovers relating to its UK subsidiary. The U.S. net operating loss carryforwards will begin to expire in 2005. Although the application of these amounts is subject to certain annual limitations under the Code, Innova believes that the availability of the cumulative federal net operating loss carryforward is not currently limited. However, there can be no assurances that future events, such as the issuance of additional shares of Innova Common Stock, or transfers of outstanding shares of Innova Common Stock by Innova's shareholders, will not cause an ownership change to occur in the future and limit the availability of the NOLs. Innova and DMC believe consummation of the Merger would constitute an ownership change, which would limit availability of the NOLs. See "Risk Factors - Limitations on Use of Net Operating Loss Carryforwards." Innova anticipates that its effective income tax rate will approach the statutory rate after these amounts are applied or expire. Innova has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding realizability.

NINE MONTH FISCAL PERIOD ENDED DECEMBER 31, 1996 COMPARED TO THE FISCAL YEAR ENDED MARCH 31, 1996

     TOTAL REVENUE. Net product sales increased to $2.1 million for the nine month fiscal period ended December 31, 1996, as compared to $445,000 for the fiscal year ended March 31, 1996. The increase in net product sales for the nine month fiscal period ended December 31, 1996 was due to the launch of the XP4 product line in the quarter ended September 30, 1996. International sales during this nine month period represented 68% of net product sales. Manufacturing contract service revenues in each of these periods related to the manufacture of the XP3 radios for SAT, which was substantially discontinued in the fiscal year ended March 31, 1996.

     GROSS PROFIT (LOSS). Innova's gross profit (loss) decreased to a loss of $1.6 million for the nine month fiscal period ended December 31, 1996, as compared to a loss of $2.0 million for the fiscal year ended March 31, 1996. The decrease in gross loss for the nine month fiscal period ended December 31, 1996 was due to increased revenue resulting from sales of the XP4 products, which more than offset increased expenses and the decrease in manufacturing contract sales revenue and related costs resulting from termination of subcontracting services. Losses in the fiscal year ended March 31, 1996 were the result of the ramp-up of production capabilities for the XP3 and fixed manufacturing costs associated therewith. Due to the planned introduction of the XP4, these fixed costs were not reduced after the decision to end XP3 production.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased to $2.6 million for the nine month fiscal period ended December 31, 1996, as compared to $2.3 million for the fiscal year ended March 31, 1996. The increase for the nine month fiscal period ended December 31, 1996 was due to increased staffing, both in the U.S. and the UK offices, associated with the launch of the XP4 product line. Selling, general and administrative expenses for the fiscal year ended March 31, 1996 reflect continued investment in marketing and other staff in anticipation of the launch of the XP4 after ending production of XP3 radios.

     RESEARCH AND DEVELOPMENT. Research and development expenditures were $3.0 million for the nine month fiscal period ended December 31, 1996 as compared to $4.5 million for the fiscal year ended March 31, 1996. The decrease for the nine month fiscal period ended December 31, 1996, was due to the shorter period and to Innova's decision to reduce consulting expenses, which were partially offset by increases in internal research and development headcount. Research and development expenses for the nine month fiscal period ended December 31, 1996 were devoted to development of the XP4 product line, including the development of several frequency and data rate product variations. Innova anticipates research and development expenses will increase as Innova focuses on new products in addition to the XP4 product line.

     OTHER INCOME (EXPENSE). Other income (expense) for the nine month fiscal period ended December 31, 1996 decreased as compared to the fiscal year ended March 31, 1996. The decrease was due to interest income from investment of proceeds of equity financing. Interest expense may increase substantially over time if sales and, therefore, eligible accounts receivable and working capital line borrowings, increase and Innova expands its manufacturing capacity. An initial public offering in 1997 allowed Innova to pay down working capital borrowings and reduce interest expense.

     The paragraphs entitled "Selling, General and Administrative Expenses," "Research and Development," and "Other Income (Expense)" in the sections "Six Months Ended June 30, 1998 Compared to the Six Months Ended June 30, 1997," "Year Ended December 31, 1997 Compared to the Nine Month Fiscal Period Ended December 31, 1996," and "Nine Month Fiscal Period Ended December 31, 1996 Compared to the Fiscal Year Ended March 31, 1996," contain forward looking statements. Actual results could differ materially from those anticipated or projected in the forward looking statements as a result of a number of factors, including those set forth in "Risk Factors."

LIQUIDITY AND CAPITAL RESOURCES

     In August 1997, Innova completed the sale of 3,162,500 shares of Innova Common Stock through an initial public offering at a price of $13.00 per share. The net proceeds of the initial public offering totaled approximately
$37.3 million. Innova also raised an additional $8.5 million from the private placement of equity securities in March and June of 1997. Concurrent with Innova's initial public offering, all of Innova's outstanding redeemable preferred stock, totaling 8,682,287 shares with a carrying value of $47,768,859 immediately prior to the closing of Innova's initial public offering, was converted into an equal number of shares of Innova Common Stock.

     Innova used the $37.3 million net proceeds from its initial public offering to repay the $2.0 million outstanding principal and accrued interest of its credit line. In addition, Innova used $1.5 million of the net proceeds to repay Innova's outstanding principal balance and accrued interest on its term loan. Approximately $13.9 million of the net proceeds has been used to acquire equipment and building improvements. The remainder of the net proceeds, $19.9 million, has been used for working capital purposes and investments in short-term securities with maturities of six months or less at date of purchase. As a result of the excess of capacity over current booking levels, Innova expects to invest relatively minor amounts in additional equipment, leasehold improvements and information systems over the balance of 1998. The balance of the net proceeds will be used for working capital and other general corporate purposes.

     Innova had $10.6 million and $21.8 million of cash, cash equivalents and short term investment securities at June 30, 1998 and December 31, 1997 respectively. Working capital decreased from $37.5 million as of December 31, 1997 to $32.0 million as of June 30, 1998. Accounts receivable increased to $13.4 million at June 30, 1998 as compared to $11.2 million at December 31, 1997. This was partially the result of a slowdown in payments by certain large customers. Inventories increased to $22.7 million at June 30, 1998 compared to $12.0 million at December 31, 1997. This increase was related to increased inventory purchases in anticipation of customer demand which did not materialize in the quarter. Accounts payable increased to $12.9 million at June 30, 1998 as compared to $5.8 million at December 31, 1997 largely due to the increase in inventory and includes large balances related to equipment purchases made in the three months ended June 30, 1998.

     Innova believes that its current working capital will be sufficient to meet its liquidity requirements for at least the next 12 months provided that order levels improve from those experienced at the end of the second quarter of 1998. To the extent additional capital is necessary, Innova could be required to obtain additional credit facilities or to sell additional equity, debt or convertible securities. There can be no assurance that additional financing will be available at the time or in the amounts that may be needed, or that any financing which is available will be on terms favorable to Innova and its shareholders.

     Approximately 93% of Innova's sales through June 30, 1998 were made to customers located outside the United States. While the operating income Innova will rely upon to meet a portion of its liquidity needs will come in significant part from international customers, Innova has experienced no appreciable difference in pricing, inventory levels or receivables realization between its domestic and international customers. Additionally, as substantially all of Innova's sales to date have been denominated in U.S. dollars and Innova anticipates that this will continue for the foreseeable future, Innova's operating revenues are not subject to appreciable exchange rate risk and Innova has consequently not implemented any programs to specifically address such risk.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth the unaudited results of operations for each of the ten fiscal quarters beginning January 1, 1996 and ending June 30, 1998. In the opinion of Innova's management, this unaudited financial information includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein, when read in conjunction with Innova's audited Consolidated Financial Statements and the Notes thereto appearing elsewhere in this Joint Proxy Statement/Prospectus.

     Results of operations for any quarter are not necessarily indicative of the results that may be expected for any future period. There can be no assurance that Innova will not experience significant variations in its future results of operations. See "Risk Factors -- Fluctuations in Quarterly Operating Results."

                                                                           QUARTER ENDED
                                  ----------------------------------------------------------------------------------------------
                                                    1996                                              1997
                                  ----------------------------------------------  ----------------------------------------------
                                   MARCH 31     JUNE 30     SEPT. 30     DEC. 31   MARCH 31     JUNE 30    SEPT. 30     DEC. 31
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
Total revenues:
  Net product sales . . . . . . . $       12  $       21  $      373  $    1,657  $    4,910  $    7,672  $   10,418  $   13,100
  Manufacturing contract
     service revenues . . . . . .        125          42           4           7          --          --          --          --
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                         137          63         377       1,664       4,910       7,672      10,418      13,100
Total cost of products sold:
  Cost of products sold . . . . .        985         900       1,097       1,689       4,081       5,489       7,012       8,865
  Manufacturing contract
     service expenses . . . . . .        125          42           4           7          --          --          --          --
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                       1,110         942       1,101       1,696       4,081       5,489       7,012       8,865
  Gross profit (loss) . . . . . .       (973)       (879)       (724)        (32)        829       2,183       3,406       4,235
  Operating expenses:
     Selling, general and
        administrative. . . . . .        796         737         754       1,094       1,638       1,833       1,801       1,955
     Research and development . .      1,576         798         814       1,354       1,111       1,105       1,300       1,086
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Income (loss) from operations .     (3,345)     (2,414)     (2,292)     (2,480)     (1,920)       (755)        305       1,194
  Other income (expense). . . . .        (70)        (59)        (19)        (65)       (199)       (139)         85         369
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Cumulative effect of change in
     accounting principle . . . .         --          --          --          --          --          --          --          --
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Net income (loss) . . . . . . . $   (3,415) $   (2,473) $   (2,311) $   (2,545) $   (2,119) $     (894) $      390  $    1,563
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                  ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------

                                             QUARTER ENDED
                                                  1998
                                          ----------------------
                                           MARCH 31     JUNE 30
                                          ----------  ----------

Total revenues:
  Net product sales . . . . . . . . . .   $   14,749  $   10,208
  Manufacturing contract
     service revenues . . . . . . . . .           --          --
                                          ----------  ----------
                                              14,749      10,208
Total cost of products sold:
  Cost of products sold . . . . . . . .        9,786       7,842
  Manufacturing contract
     service expenses . . . . . . . . .           --          --
                                               9,786       7,842
                                          ----------  ----------
  Gross profit (loss) . . . . . . . . .        4,963       2,366
  Operating expenses:
     Selling, general and
        administrative. . . . . . . . .        2,105       2,277
     Research and development . . . . .        1,404       1,608
                                          ----------  ----------
  Income (loss) from operations . . . .        1,454      (1,519)
  Other income (expense). . . . . . . .          209          --
                                          ----------  ----------
  Cumulative effect of change in
     accounting principle . . . . . . .          140          --
                                          ----------  ----------
  Net income (loss) . . . . . . . . . .   $    1,803  $   (1,519)
                                          ----------  ----------
                                          ----------  ----------

                                                                           QUARTER ENDED
                                --------------------------------------------------------------------------------------------------
                                                  1996                                    1997                          1998
                                ----------------------------------------  -------------------------------------  -----------------
                                MARCH 31    JUNE 30   SEPT. 30   DEC. 31  MARCH 31   JUNE 30  SEPT. 30  DEC. 31  MARCH 31  JUNE 30
                                --------   --------   --------   -------  --------   -------  --------  -------  --------  -------
Total revenues:
  Net product sales                  8.8%      33.3%      98.9%     99.6%    100.0%    100.0%    100.0%   100.0%    100.0%   100.0%
  Manufacturing contract
     service revenues               91.2       66.7        1.1       0.4        --        --        --       --        --       --
                                --------   --------   --------   -------  --------   -------  --------  -------  --------  -------
                                   100.0%     100.0%     100.0%    100.0%    100.0%    100.0%    100.0%   100.0%    100.0%   100.0%
Total cost of products sold:
  Cost of products sold            719.0    1,428.6      291.0     101.5      83.1      71.5      67.3     67.7      66.4     76.8
  Manufacturing contract
     service expenses               91.2       66.7        1.1       0.4        --        --        --       --        --       --
                                --------   --------   --------   -------  --------   -------  --------  -------  --------  -------
                                   810.2    1,495.3      292.1     101.9      83.1      71.5      67.3     67.7      66.4     76.8
Gross profit (loss)               (710.2)  (1,395.3)    (192.1)     (1.9)     16.9      28.5      32.7     32.3      33.6     23.2
Operating expenses:
  Selling, general and
  administrative                   581.0    1,169.8      200.0      65.7      33.4      23.9      17.3     14.9      14.2     22.3
  Research and development       1,150.4    1,266.7      215.9      81.4      22.6      14.4      12.5      8.3       9.5     15.8
                                --------   --------   --------   -------  --------   -------  --------  -------  --------  -------
Income (loss) from operations   (2,441.6)  (3,831.8)    (608.0)   (149.0)    (39.1)     (9.8)      2.9      9.1       9.9    (14.9)
Other income (expense)             (51.1)     (93.6)      (5.0)     (3.9)     (4.1)     (1.8)      0.8      2.8       1.4       --
Cumulative effect of change in
  accounting principle                --         --         --        --        --        --        --       --       0.9       --
                                --------   --------   --------   -------  --------   -------  --------  -------  --------  -------
Net income (loss)               (2,492.7)% (3,925.4)%   (613.0)%  (152.9)%   (43.2)%   (11.6)%    3.7%    11.9%     12.2%    (14.9)%
                                --------   --------   --------   -------  --------   -------  --------  -------  --------  -------
                                --------   --------   --------   -------  --------   -------  --------  -------  --------  -------

                           CERTAIN TRANSACTIONS OF INNOVA

FINANCING TRANSACTIONS

     Between 1989 and June 1997, the following officers, directors and beneficial owners of 5% or more of Innova's capital stock participated in a complex series of financing transactions pursuant to which Innova issued seven series of convertible preferred stock (Series A, B, C, C1, D, E and F), warrants to purchase shares of Series A Preferred Stock, warrants to purchase shares of Innova Common Stock, and convertible notes, all of which were subsequently repaid or converted into one or another series of preferred stock of Innova, and certain other notes, all of which have been paid in full: Woodside Fund, Woodside Fund II and Woodside Fund III (the "Woodside Funds"); UVCC Fund II and UVCC II Parallel Fund, L.P. (collectively, "UVCC"); Tregor Electronique, S.A. ("Tregor"), a holding company of SAT; Bachow Investment Partners III, L.P. ("Bachow Investment Partners"), Paul S. Bachow Co-Investment Fund ("Bachow Co-Investment Fund") and Mr. Bachow (collectively, the "Bachow Entities"); Pomona Capital II, L.P. ("Pomona") and Baupost Limited Partnership 1983 C-1 ("Baupost"); Mr. Mendicino and the V. Frank Mendicino Defined Benefit Pension Plan (the "Benefit Plan") and Brian Flynn ("Mr. Flynn"), former Acting Chief Executive Officer. Each share of preferred stock of Innova was automatically converted into one share of Innova Common Stock upon consummation of Innova's initial public offering. Set forth below are descriptions of insider participation in these transactions over the past three years.

     SERIES C AND C1 FINANCING. In February and April 1995, the Bachow Entities, Tregor, UVCC and Woodside Funds, purchased Series C Preferred Stock with an aggregate purchase price of $997,181, $1,495,771, $159,549 and $944,225, respectively, at a purchase price of $6.3672 per share, Innova Common Stock with an aggregate purchase price of $2,819, $4,229, $458 and $3,669, respectively, at a purchase price of $.024 per share and received warrants to purchase 283,859 shares, 425,789 shares, 45,416 shares, and 268,784 shares, of Innova Common Stock, respectively, at a price of $.024 per share in a financing transaction in which Innova sold Series C Preferred Stock with an aggregate purchase price of $4,229,792 at a price of $6.3672 per share, Innova Common Stock with an aggregate purchase price of $ 11,958 at a price of $.024 per share, and issued warrants to purchase a total of 1,204,050 shares of Innova Common Stock at an exercise price of $.024 per share to these persons and 13 other unaffiliated investors.

     In September and November 1995, Innova sold Series C1 Preferred Stock with an aggregate purchase price of $2,890,428 at a price of $6.3672 per share, Innova Common Stock with an aggregate purchase price of $8,171 at a price of $.024 per share and issued warrants to purchase a total of 680,917 shares of Innova Common Stock with an exercise price of $.024 per share to Bachow Investment Partners, Mr. Bachow, UVCC, Woodside Funds, and 14 other unaffiliated investors. In this transaction, Bachow Investment Partners and Mr. Bachow, UVCC and Woodside Funds acquired Series Cl Preferred Stock with an aggregate purchase price of $1,520,661, $249,296, and $648,168 respectively, shares of Innova Common Stock with an aggregate purchase price of $4,229, $705, and $1,832, respectively, and received warrants to purchase 358,239, 58,728, and 152,695 shares of Innova Common Stock at an exercise price of $.024 per share, respectively.

     Each of the 1,120,592 outstanding shares of Series C and C1 Preferred Stock was automatically converted into one share of Innova Common Stock upon consummation of Innova's initial public offering and all contractual covenants by Innova in favor of the holders of Series C and C1 Preferred Stock automatically terminated, other than the registration rights.

     1995 BRIDGE LOANS. From November 1995 through January 1996, Bachow Investment Partners, UVCC, Woodside Fund III, and nine other unaffiliated investors lent Innova $1,000,000. Of this amount, Bachow Investment Partners, UVCC and Woodside Fund III advanced $491,921, $87,828, and $291,922, respectively. The notes (the "1995 Notes") received by the investors were payable on demand on or after April 1, 1996, and bore interest at a rate of 16% per annum for 90 days from the date of issuance and at the rate of 21% per annum thereafter until paid in full. The investors to whom the 1995 Notes were issued were also granted rights to receive warrants to purchase Innova Common Stock, the exercise price of which was to be the lower of $4.80 per share or 80% of the average price at which the next $20,000,000 of equity was raised by Innova. The number of warrants to be received was determined by multiplying, for each of the 1995 Notes, the principal amount of the note by 50% and dividing the result by the exercise price of the warrants as determined above (the "1995 Bridge Warrants").

     1996 BRIDGE LOANS. In February, March and April 1996, Bachow Investment Partners, Mr. Bachow, UVCC, Woodside Fund III, Mr. Flynn and 13 other unaffiliated persons lent Innova an aggregate of $6,069,869 as advances in respect of possible purchases of Series D Preferred Stock. In this transaction, Bachow Investment Partners and Mr. Bachow, UVCC, and Woodside Fund III and
Mr. Flynn were issued notes bearing interest at a rate of 16% per annum for 90 days from the date of issuance and at a rate of 21% per annum thereafter until paid in full ("Series D Notes") (all of which were subsequently converted into Series D Preferred Stock except $69,869 which was paid in cash) in the principal amount of $3,543,263, $350,000, and $1,258,078 and $135,000, respectively.
Mr. Flynn was Acting Chief Executive Officer of Innova in February 1997 when his Series D Note was issued. In the event Innova closed a financing at a pre-money valuation greater than $22.5 million, holders of the Series D Notes were eligible to receive warrants to purchase Innova Common Stock with an exercise price of $.024 upon the consummation of such financing (the "1996 Bridge Warrants"). The number of shares to be covered by the 1996 Bridge Warrants was equal to the difference between the number of shares of Series D Preferred Stock issuable upon conversion of the Series D Notes, if the Series D Notes were converted at a pre-money valuation of $22.5 million, and the number of shares of Series D Preferred Stock issuable upon conversion of the Series D Notes if the Series D Financing occurred at a higher valuation.

     SERIES D FINANCING. In April 1996, substantially all of the 1995 Notes and Series D Notes were converted into shares of Series D Preferred Stock with an aggregate purchase price of $7,000,000, at a price of $3.228 per share with the balance being paid in cash. Bachow Investment Partners and Mr. Bachow, UVCC and Woodside Fund III received shares of Series D Preferred Stock with an aggregate purchase price of $4,035,184, $437,828 and $1,550,000, respectively. Upon the closing of the Series D financing, Innova issued 1995 Bridge Warrants to purchase an aggregate of 193,611 shares of Innova Common Stock at an exercise price per share of $2.5824. Bachow Investment Partners, UVCC, and Woodside Fund III received 1995 Bridge Warrants to purchase 95,244, 17,004, and 56,521 shares of Innova Common Stock, respectively. Innova also issued 1996 Bridge Warrants to purchase an aggregate of 367,082 shares of Innova Common Stock, with Bachow Investment Partners and Mr. Bachow, UVCC and Woodside Fund III receiving 1996 Bridge Warrants to purchase 211,610, 22,960 and 81,284 shares of Innova Common Stock, respectively.

     In the Series D Financing, Innova also issued to Pomona and Baupost Series D Preferred Stock with an aggregate purchase price of $5,000,000 at a price of $3.228 per share.

     Each of the 3,717,643 shares of Series D Preferred Stock was automatically converted into one share of Innova Common Stock upon consummation of Innova's initial public offering, and all contractual covenants by Innova in favor of the holders of Series D Preferred Stock automatically terminated, other than the registration rights.

     NOVEMBER 1996 THROUGH MARCH 1997 BRIDGE FINANCING. In November 1996 and December 1996, Bachow Investment Partners, Baupost and Pomona, Mr. Flynn, UVCC, Woodside Fund III and 11 other unaffiliated persons lent Innova an aggregate of $1,500,000, and received notes in exchange (the "1996 Series D Notes"). In this transaction, Bachow Investment Partners, Baupost and Pomona, Mr. Flynn, UVCC and Woodside Fund III lent Innova $572,513, $326,535, $6,507, $71,114 and $282,450,
respectively. The 1996 Series D Notes bore interest at 12% per year and were payable on demand 90 days after issuance. The 1996 Series D Notes were convertible into Series D Preferred Stock at the option of the holder 90 days from the date of issuance if not repaid by Innova prior to 91 days from the date of issuance, at a conversion price of $3.228 per share. In a second related bridge financing in January through March 1997, Bachow Investment Partners and Mr. Bachow advanced $1,541,395, Baupost and Pomona advanced $371,303, UVCC advanced $172,902, Woodside Fund III advanced $686,739, and 15 other unaffiliated persons advanced $227,661, or an aggregate of $3,000,000, for additional notes (the "Series E Notes"). The Series E Notes bore interest at 12% per year and were payable on demand 90 days after issuance. The Series E Notes were convertible into Series E Preferred Stock at the option of the holder 90 days from the date of issuance if not repaid by Innova prior to 91 days from the date of issuance, at a conversion price $5.19384 per share. The 1996
Series D Notes were retired with $1,500,000 of the amount received in connection with the issuance of the Series E Notes. Series E Notes with an aggregate principal amount of $3,000,000 were converted into Series E Preferred Stock at a conversion price of $5.19384 per share in connection with the Series E financing described below.

     SERIES E FINANCING.   In March 1997, Bachow Investment Partners and
Mr. Bachow, UVCC, Woodside Fund III and Pomona and Baupost converted all of their Series E Notes into shares of Series E Preferred Stock with an aggregate purchase price of $2,336,581, $287,314, $1,141,171 and $618,838, respectively, at a price of $5.19384
per share. In this transaction, Innova issued Series E Preferred Stock with an aggregate purchase price of $4,999,999.

     Each of the 962,669 shares of Series E Preferred Stock was automatically converted into one share of Innova Common Stock upon consummation of Innova's initial public offering, and all contractual covenants by Innova in favor of the holders of Series E Preferred Stock automatically terminated, other than the registration rights.

     1997 BRIDGE LOANS. In May 1997, Bachow & Associates and Woodside Fund III each advanced Innova $250,000 at an interest rate of 12% per annum in anticipation of the Series F Financing described below. These amounts were repaid in full at the closing of the Series F Financing.

     SERIES F FINANCING. In June 1997, Innova sold Series F Preferred Stock with an aggregate purchase price of $3,500,000 at a price per share of $6.96 to Mr. Mendicino and the Benefit Plan and 10 other unaffiliated investors.
Mr. Mendicino and the Benefit Plan purchased $87,355 of Series F Preferred Stock at a price per share of $6.96.

     Each of the 502,867 shares of Series F Preferred Stock was automatically converted into one share of Innova Common Stock upon consummation of Innova's initial public offering, and all contractual covenants by Innova in favor of the holders of Series F Preferred Stock automatically terminated, other than the registration rights.

     ADDITIONAL NOTE ISSUANCES. In October and November 1994, and November 1995, Innova issued promissory notes (the October and November 1994 notes bearing interest at 15% per annum and the November 1995 notes bearing interest at 21% per annum) in an aggregate amount of $470,000 to Woodside Fund III. In November and December 1994, Innova issued promissory notes (bearing interest at 8% per annum) in an aggregate amount of $1,300,000 to SAT. All of these notes have been repaid in full.

SALES TO BACHOW COMMUNICATIONS

     During the fiscal period ended December 31, 1996, Innova sold XP4 radios and other equipment with an aggregate purchase price of $212,000 to Bachow Communications, Inc. Mr. Bachow, a director of Innova, is the sole shareholder and President of Bachow Communications, Inc.

COMPENSATION TO BACHOW ASSOCIATES FOR ACTING CEO'S SERVICES

     In May 1996, Bachow & Associates received $217,500 for the services provided by Mr. Flynn, formerly a Managing Director of Bachow & Associates, who served as the Acting Chief Executive Officer of Innova from January 1995 to February 1996.

POLICY CONCERNING TRANSACTIONS WITH RELATED PARTIES

     Innova has adopted a policy prohibiting transactions with its directors, officers or controlling shareholders or their affiliates other than those that result from competitive bidding or that a majority of Innova's disinterested directors conclude are expected to benefit Innova and are on terms no less favorable to Innova than could be obtained in arm's-length transactions with unaffiliated third parties.

                    INNOVA MANAGEMENT AND EXECUTIVE COMPENSATION

MANAGEMENT OF INNOVA

     The executive officers and directors of Innova and their ages as of July 22, 1998, are as follows:

       Name                      Age                   Position
       ------------------------ ----    --------------------------------------
       Jean-Francois Grenon      42     President, Chief Executive Officer and
                                            Director
       V. Frank Mendicino        59     Chairman of the Board of Directors
       Colin J. R.               68     Executive Vice President -- Sales and
       Pallemaerts                           Marketing
       Barbara J. Williams       54     Chief Operating Officer
       John M. Hemingway         51     Secretary and Chief Financial Officer
       Randy J. Karr             41     Vice President -- Manufacturing
       Paul S. Bachow            47     Director
       Frances N. Janis          39     Director
       Harold O. Shattuck        61     Director
       Bernard D. Tarr, Jr.      38     Director
       David A. Twyver           51     Director

     Mr. Jean-Francois Grenon joined Innova in February 1996 as its President and Chief Executive Officer, and has served as a Director of Innova since June 1996. From March 1994 to December 1995, Mr. Grenon served as President of Microwave Radio Corporation, Digital Radio Group, a division of California Microwave Radio that he helped found, which develops and manufactures digital millimeter wave radios. From April 1990 to March 1994, Mr. Grenon served as Vice President and General Manager of Microwave Radio Corporation, a developer of microwave radio transmission equipment. Mr. Grenon holds an MBA from Harvard Business School and a BSEE from Ecole Polytechnique, Universite de Montreal.

     Mr. V. Frank Mendicino has served as a Director of Innova since July 1989 and as its Chairman since February 1992. Since 1983, Mr. Mendicino has served as a General Partner of Woodside Fund, Woodside Fund II and Woodside Fund III, each of which is a private investment fund. He has also served as a director of over 15 private companies. Mr. Mendicino holds a B.S. in Business and a J.D. from the University of Wyoming.

     Mr. Colin J. R. Pallemaerts joined Innova in 1992 and now serves as Executive Vice President of Sales and Marketing. From November 1991 to April 1992, Mr. Pallemaerts served as Vice President of Marketing at P-Com, a manufacturer of millimeter wave radio equipment. From January 1989 through November 1991, he served as Vice President International Marketing for Digital Microwave Corporation, a leading manufacturer of digital microwave systems. Mr. Pallemaerts holds a Higher National Certificate in Electrical Engineering from the Mid Essex Technical College and is a Graduate Member of the British Institute of Electrical Engineers, a BSEE equivalent.

     Ms. Barbara J. Williams has served as Innova's Chief Operating Officer since November 1995. From May 1995 to November 1995, she served as the XP4 Project Manager and from November 1994 to May 1995 as Innova's Manufacturing Information Systems Manager. From June 1984 to November 1994, she held various product manager positions at Hewlett-Packard, an electronics manufacturer, including (i) Project Manager of Research and Development, (ii) Manager of Customer Support, Surface Mount Technology Center and (iii) Production Manager, Surface Mount Technology Center. Ms. Williams holds a Ph.D. in Biostatistics from the University of Washington, an M.S. in Mathematics from the University of Alaska and a B.A. in Microbiology from the University of Missouri.

     Mr. John M. Hemingway has served as Innova's Secretary and Chief Financial Officer since joining Innova in June 1991. From September 1988 to December 1990, Mr. Hemingway served as a consultant to Disenos Industriales Plasticus, a manufacturer of video cassettes and similar products located in Mexico and a wholly-owned subsidiary of Grupo Televisa. From April 1978 to September 1988, Mr. Hemingway served as Chief Financial officer and a director of Shape, Inc., a manufacturer of audio and video cassettes, computer tape and diskettes, compact disks and automatic assembly equipment. Mr. Hemingway holds a B.A. degree from Yale University in Latin American Studies and an M.B.A. from Dartmouth College. He is a Certified Public Accountant.

     Mr. Randy J. Karr has served as Vice President-Manufacturing of Innova since January 1997. He joined Innova as Director of Manufacturing in December 1995. From December 1992 to December 1995, Mr. Karr served as Director of Operations for MRC-Digital, a position he held since the inception of MRC-Digital in 1992. From August 1982 to December 1992, Mr. Karr managed the design and development of the Micro-Beam broad band microwave link business at Channel Master, a division of AVNET Corporation, a distributor of electronic components. Mr. Karr holds a BSEE from Missouri State University.

     Mr. Paul S. Bachow has served as a Director of Innova since January 1993. He has been President of Bachow & Associates, Inc., a venture capital investment company ("Bachow & Associates"), since its formation in December 1989.
Mr. Bachow also acts as President of the General Partner of each of Paul S. Bachow Co-Investment Fund, L.P., and Bachow Investment Partners III, L.P.
Mr. Bachow serves as a director of Deb Shops, Inc., a publicly traded company in the women's clothing business, Anadigics, Inc., a publicly traded manufacturer of gallium arsenide chips for use in a broad array of communications devices, Crusader Holding Corporation, a publicly traded savings and loan, and several private companies. He has a B.A. from American University, a J.D. from Rutgers University and a Masters Degree in tax law from New York University, and is a C.P.A.

     Ms. Frances N. Janis has served as a Director of Innova since April 1996. Since February 1994, Ms. Janis has been the Executive Vice President of Pomona Partners Inc., which is the General Partner of Pomona Capital II, L.P., where she is responsible for making direct investments in private companies and purchasing limited partnership interests in Venture Capital/Leveraged Buyout funds. From 1983 to 1994 she served as General Partner in Hambro International Venture Fund II, a private investment firm, where Ms. Janis' responsibilities included investing in early-stage private companies.

     Mr. Harold O. Shattuck has served as a Director of Innova since February 1992. Since May 1991, he has been President of MC Tecinvest Inc., a consulting company specializing in operations, executive consulting and financial advising to early- and growth-stage companies in the computer, software and communications industries. In that capacity, he has advised such clients as Xerox Venture Capital and MC Partners I and II, offshore funds investing in U.S. venture capital funds.

     Mr. Bernard D. Tarr, Jr. has served as a Director of Innova since February 1995. Since April 1997, Mr. Tarr has served as a managing Director of Arete Ventures, Inc. and as a Managing Director of Arete Ventures, LLC. From September 1990 to April 1997 he served as a Vice President of Arete Ventures, Inc. Arete Ventures, Inc. is the Managing Partner of UVCC Fund II and UVCC II Parallel Fund, L.P. Arete Ventures, LLC is the Managing Member of the Utility Competitive Advantage Fund, LLC, which invests in private telecommunications, information technology, and customer service companies.

     Mr. David A. Twyver has served as a Director of Innova since June 1998. From May 1998, Mr. Twyver has served on the Board of Directors of Metawave Communications Corporation, a manufacturer of antenna systems for cellular networks. From 1996 to 1997, Mr. Twyver served as Chief Executive Officer of Teledesic Corporation, a satellite telecommunications company. From 1974 to 1996, Mr. Twyver served in several management positions at Northern Telecom, most recently serving as President of the Wireless Networks division from 1993 to 1996. Mr. Twyver graduated from the University of Saskatchewan with a B.S. in mathematics and physics.

EXECUTIVE COMPENSATION OF INNOVA

     GENERAL. The following table sets forth information regarding compensation earned during Innova's fiscal year ended December 31, 1997, the twelve-month period ended December 31, 1996, and the fiscal year ended March 31, 1996, by Innova's Chief Executive Officer and the other executive officers whose total annual salary and bonus for Innova's fiscal year ended December 31, 1997, exceeded $100,000.

                         INNOVA SUMMARY COMPENSATION TABLE


                                                                                            Long-term
                                                                                           Compensation
                                                         Annual Compensation                  Awards
                                               ------------------------------------   ---------------------
                                                                                      Securities Underlying
           Name and Principal Position         Fiscal Year    Salary ($)  Bonus ($)    Stock Options (#)
 -------------------------------------------   -----------    ----------  ---------   ---------------------
 Jean-Francois Grenon                            1997          $154,698                    305,875 (1)
      President, Chief Executive Officer and     1996 (2)       131,539    $ 10,000        611,750 (3)
      Director                                   1995 (4)        26,154                    611,750

 Colin J.R. Pallemaerts                          1997          126,782                      46,099 (5)
      Executive Vice President -- Sales          1996 (2)      137,198      110,984         67,198 (3)
      and Marketing                              1996 (2)      127,500                      38,022

 Barbara J. Williams                             1997          118,981                      45,147 (6)
      Chief Operating Officer                    1996 (2)      119,246                      90,294 (3)
                                                 1996 (4)       90,209                      30,687

 John M. Hemingway                               1997          119,711                      43,659 (7)
      Secretary and Chief Financial Officer      1996 (2)      117,692                      62,318 (3)
                                                 1996 (4)      115,058                      13,050

 Randy J. Karr                                   1997          103,576                      44,851 (8)
      Vice President -- Manufacturing            1996 (2)       88,561       20,000         89,702 (3)
                                                 1996 (4)       27,228                      10,146

(1) Represents options to purchase 305,875 shares of Innova Common Stock granted in 1997 to replace and amend options granted in 1996 that were subject to performance vesting criteria. The reissued options vest over time instead. See footnote 3 below.

(2) Subsequent to March 31, 1996, Innova changed its fiscal year end to December 31. The amount shown is for the 12-month period ended December 31, 1996. The amount reflects an overlap of three months compensation (January, February, and March) for 1996 for the listed executive officers. Overlap compensation detail for January through March 1996 is as follows: Mr.
     Grenon: $26,154 in salary and 611,750 stock options; Mr. Pallemaerts:
     $27,952 salary; Ms. Williams: $27,861 salary; Mr. Hemingway: $26,308 salary; Mr. Karr: $23,768.

(3) One half of the options were subject to performance vesting criteria when granted, but were cancelled and regranted in 1997 to provide for vesting over time.

(4) The amount shown is for the fiscal year ended March 31, 1996. See also footnote 2 above.

(5) Includes options to purchase 33,599 shares of Innova Common Stock granted in 1997 to replace and amend options granted in 1996 that were subject to performance vesting criteria. The reissued options vest over time instead. See footnote 3 above.

(6) Represents options to purchase 45,147 shares of Innova Common Stock granted in 1997 to replace and amend options granted in 1996 that were subject to performance vesting criteria. The reissued options vest over time instead. See footnote 3 above.

(7) Includes options to purchase 31,159 shares of Innova Common Stock granted in 1997 to replace and amend options granted in 1996 that were subject to performance vesting criteria. The reissued options vest over time instead. See footnote 3 above.

(8) Represents options to purchase 44,851 shares of Innova Common Stock granted in 1997 to replace and amend options granted in 1996 that were subject to performance vesting criteria. The reissued options vest over time instead. See footnote 3 above.

     The following table provides information concerning stock options granted to executive officers of Innova during Innova's fiscal year ended December 31, 1997.

                     OPTION GRANTS IN INNOVA'S FISCAL YEAR 1997


                                                  INDIVIDUAL GRANTS
                          ---------------------------------------------------------------------
                                                                                                      Potential Realizable Value
                           Number Of                                                                  At Assumed Annual Rates Of
                           Securities     Percent Of Total                                             Stock Price Appreciation
                           Underlying    Options Granted To                                             For Option Term ($)(2)
                            Options         Employees In     Exercise Price (1)      Expiration       --------------------------
          Name            Granted (#)        Fiscal Year        ($ Per Share)           Date                5%            10%
-----------------------   -----------    ------------------  ------------------      -----------      ------------    ----------
 Jean-Francois Grenon     305,875(3)           33.3%               $1.97             02/20/2016         $2,730,937    $7,417,248

 Colin J.R. Pallemaerts    33,599(3)            3.7                 1.97             12/17/2016            314,964       886,537
                           12,500(4)            1.4                 9.84             06/17/2007             11,791        91,632

 Barbara J. Williams       45,147(3)            4.9                 1.97             12/17/2016            423,217     1,191,240

 John M. Hemingway         31,159(3)            3.4                 1.97             12/17/2016            292,091       822,156
                           12,500(4)            1.4                 9.84             06/17/2007             11,791        91,632

 Randy J. Karr             44,851               4.9                 1.97             12/17/2016            420,442     1,183,430

-------------
(1) The exercise price of each option was determined by the Innova Board to be not less than the estimated fair value of Innova Common Stock on the date of grant.

(2) Based upon the market price on the date of grant and assumed appreciation over the term of the options at the respective annual rates of stock appreciation shown. These amounts are not intended to forecast possible future appreciation, if any, in the market price of Innova Common Stock.

(3) Represents options granted in 1997 to replace and amend options granted in 1996 that were subject to performance vesting criteria. The reissued options vest as to 25% of the shares on the first anniversary of the date of grant of the cancelled options, with the remaining shares vesting ratably over the next 36 months. See footnote 3 to the Innova Summary Compensation Table.

(4) The options vest as to 25% of the shares on the first anniversary of the date of grant, with the remaining shares vesting ratably over the next 36 months.


STOCK OPTION EXERCISES AND HOLDINGS

     The following table provides information concerning stock options exercised by the persons named in the Summary Compensation Table during Innova's fiscal year ended December 31, 1997, including the aggregate value of any gains realized on such exercise. The table also provides information regarding the number and value of unexercised in-the-money options held by such persons at the end of that fiscal year.

              AGGREGATED OPTION EXERCISES IN INNOVA'S FISCAL YEAR 1997
                         AND FISCAL YEAR-END OPTION VALUES


                                                                        Number Of Securities         Value Of Unexercised In-The-
                                                                      Underlying Unexercised            Money Options At Fiscal
                                                                    Options At Fiscal Year-End (#)          Year-End (2) ($)
                           Shares Acquired On       Value           ------------------------------   -----------------------------
            Name               Exercise (#)      Realized (1) ($)    Exercisable    Unexercisable     Exercisable    Unexercisable
 ------------------------  ------------------    ----------------   -------------   --------------   -------------   -------------
 Jean-Francois Grenon              300                $7,284             280,084          311,366      $3,369,411      $3,986,333

 Colin J.R. Pallemaerts             --                  --                70,026           66,369         893,995         702,304

 Barbara J. Williams                --                  --                40,018           85,129         504,221       1,042,424

 John M. Hemingway                  --                  --                52,077           60,538         661,588         629,897

 Randy J. Karr                      --                  --                25,764           74,354         316,086         900,624



(1) Represents the aggregate fair market value on the respective dates of exercise of the shares of Innova Common Stock received on exercise of the options, less the aggregate exercise price of the options.

(2) Represents the aggregate fair market value on December 31, 1997, of the shares of Innova Common Stock subject to outstanding options, less the aggregate exercise price of the options.

                          PRINCIPAL SHAREHOLDERS OF INNOVA

     The following table sets forth, as of June 30, 1998, certain information regarding beneficial ownership of Innova Common Stock (a) by each person known to Innova to be the beneficial owner of more than five percent of the outstanding Common Stock of Innova, (b) by each director of Innova, (c) by the Chief Executive Officer and the other executive officers of Innova whose total annual salary and bonus, for Innova's fiscal year ended December 31, 1997, exceeded $100,000, and (d) by all of Innova's executive officers and directors as a group. Unless otherwise noted, the named beneficial owner has sole voting and investment power.


                                                                                                      PERCENT OF
                                                                           NUMBER OF SHARES OF          INNOVA
                                                                           INNOVA COMMON STOCK       COMMON STOCK
                            NAME AND ADDRESS                             BENEFICIALLY OWNED (1)     OUTSTANDING (1)
--------------------------------------------------------------------     ----------------------     ---------------
Paul S. Bachow(2)                                                           4,155,450                 27.8%
       c/o Bachow & Associates
       3 Bala Plaza, Suite 502
       Bala Cynwyd, Pennsylvania 19004

V. Frank Mendicino(3)                                                       2,318,650                 15.7%
       c/o Woodside Funds
       4133 Mohr Avenue, Suite H
       Pleasanton, California 94566

Frances N. Janis(4)                                                         1,253,894                  8.9%
       c/o Pomona Capital II, L.P.
       780 Third Avenue, 28th Floor
       New York, New York 10017-7076

The Bessemer Group, Incorporated (5)                                          758,405                  5.4%
       100 Woodbridge Center Drive
       Woodbridge, New Jersey 07095-0980

Bernard D. Tarr, Jr.(6)                                                       584,292                  4.1%
       c/o Arete Ventures, Inc.
       6110 Executive Blvd., Suite 1040
       Rockville, Maryland 20852

Jean-Francois Grenon(7)(8)                                                    382,044                  2.7%

Harold O. Shattuck(7)(9)                                                       33,860                     *

David Twyver(7)(10)                                                            10,000                     *

Colin J.R. Pallemaerts(7)(11)                                                  73,130                     *

John M. Hemingway(7)(12)                                                       56,108                     *

Barbara J. Williams(7)(13)                                                     60,875                     *

Randy J. Karr(7)(14)                                                           12,731                     *

All directors and executive officers as a group (11 persons)(15)            8,941,034                 54.2%


---------------------------

*    Less than 1%

(1) Beneficial ownership is determined in accordance with rules of the Commission and includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of Innova Common Stock subject to options currently exercisable or exercisable within 60 days of June 30, 1998 are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Innova Common Stock shown as beneficially owned by them.

(2) Includes 2,615,090 shares held by Bachow Investment Partners III, L.P. ("Bachow Investment Partners"), and 277,457 shares held by Paul S. Bachow Co.-Investment Fund, L.P. ("Bachow Co-Investment Fund"), both limited partnerships. Mr. Bachow is the President of the General Partner of each of Bachow Investment Partners and Bachow Co-Investment Fund. Also includes 89,013 shares issuable upon exercise of warrants to purchase Innova Common Stock held by Mr. Bachow, 786,887 shares issuable upon exercise of warrants to purchase Innova Common Stock held by Bachow Investment Partners, and 73,052 shares issuable upon exercise of warrants to purchase Innova Common Stock held by Bachow Co-Investment Fund. Also includes options held by Mr. Bachow under Innova's Director Stock Option Plan (the "Director Plan") to purchase 10,000 shares of Innova Common Stock exercisable within 60 days of June 30, 1998. Excludes options to purchase 4,000 shares of Innova Common Stock exercisable more than 60 days after June 30, 1998.

(3) Represents 9,000 shares held by V. Frank Mendicino Defined Benefit Pension Plan (the "Mendicino Benefit Plan"), 2,400 shares held by Mendicino Brothers, 243,212 shares held by Woodside Fund, 130,912 shares held by Woodside Fund II, 1,185,413 shares held by

     Woodside Fund III (Woodside Fund, Woodside Fund II and Woodside Fund III are collectively referred to as "Woodside Funds") and 1,000 shares held by Campus Mall, G.P. ("Campus Mall"). Also represents 294,006 shares issuable upon exercise of warrants to purchase shares of Innova Common Stock held by Woodside Fund, 149,509 shares issuable upon exercise of warrants to purchase shares of Innova Common Stock held by Woodside Fund II, and 293,198 shares issuable upon exercise of warrants to purchase shares of Innova Common Stock held by Woodside Fund III. Mr. Mendicino is a General Partner of Woodside Funds and has shared investment power and shared voting power over such shares with the two other General Partners, Vincent M. Occhipinti and Robert E. Larson. Mr. Mendicino is a General Partner of Campus Mall and has shared investment power and shared voting power over such shares with Kent Boswell, Michael Mendicino, Flory Mendicino and John Mendicino. Mr. Mendicino is a General Partner of Mendicino Brothers and has shared investment power and shared voting power over such shares with two other General Partners, Flory Mendicino and P. Michael Mendicino. Also includes options held by Mr. Mendicino under Innova's Director Plan to purchase 10,000 shares of Innova Common Stock exercisable within 60 days of June 30, 1998. Excludes options to purchase 4,000 shares of Innova Common Stock exercisable more than 60 days after June 30, 1998.

(4) Represents 895,393 shares held by Pomona Capital II, L.P. ("Pomona Capital") and 346,701 shares held by Baupost Limited Partnership 1983 C-1 ("Baupost"), both limited partnerships. Ms. Janis is Executive Vice President of Pomona Partners, Inc., the General Partner of Pomona Capital, and Executive Vice President of Pomona Management Co., Inc., attorney-in-fact of Baupost. Ms. Janis has shared investment power and shared voting power over such shares with each of (i) Michael D. Granoff, President of Pomona Partners, Inc., and Pomona Management Co., Inc., and
     (ii) Stephen Futrell, Treasurer of Pomona Partners, Inc., and Pomona Management Co., Inc. Also includes options held by Ms. Janis under Innova's Director Plan to purchase 10,000 shares of Innova Common Stock exercisable within 60 days of June 30, 1998. Excludes options to purchase 4,000 shares of Innova Common Stock exercisable more than 60 days after June 30, 1998.

(5) Represents 317,705 shares held by Bessemer Trust Company ("BTC"), 346,830 shares held by Bessemer Trust Company, National Association ("BTNA"), and 93,870 shares held by Bessemer Trust Company of Florida ("BTF", and collectively with BTC and BTNA, the "Bessemer Group"). The Bessemer Group, Incorporated ("BGI") is the parent holding company of the Bessemer Group. BTC has shared voting power over 8,680 shares and shared investment power over 309,025 shares of the shares it holds. BTNA has shared voting power over 76,400 shares and shared investment power over 76,400 of the shares it holds. BTF has shared voting power over 7,300 shares and shared investment power over 7,300 shares of the shares it holds. BGI has shared voting power and shared investment power over all 758,405 shares.

(6) Represents 196,322 shares held by UVCC Fund II and 196,322 shares held by UVCC II Parallel Fund, L.P. (UVCC Fund II and UVCC II Parallel Fund, L.P. are collectively referred to as "UVCC"). Also includes 90,824 shares issuable upon exercise of warrants to purchase shares of Innova Common Stock held by UVCC Fund II, and 90,824 shares issuable upon exercise of warrants to purchase shares of Innova Common Stock held by UVCC II Parallel Fund, L.P. Mr. Tarr is Managing Director of Arete Ventures, the General Partner of the UVCC funds. Also includes options held by Mr. Tarr under Innova's Director Plan to purchase 10,000 shares of Innova Common Stock exercisable within 60 days of June 30, 1998. Excludes options to purchase 4,000 shares of Innova Common Stock exercisable more than 60 days after June 30, 1998.

(7)  The address for each of these shareholders is that of Innova.

(8) Represents options to purchase 382,044 shares of Innova Common Stock exercisable within 60 days of June 30, 1998. Excludes options to purchase 229,406 shares of Innova Common Stock exercisable more than 60 days after June 30, 1998.

(9) Excludes options to purchase 4,000 shares of Innova Common Stock exercisable more than 60 days after June 30, 1998.

(10) Represents options to purchase 10,000 shares of Innova Common Stock exercisable within 60 days of June 30, 1998.

(11) Represents options to purchase 73,130 shares of Innova Common Stock exercisable within 60 days of June 30, 1998. Excludes options to purchase 49,455 shares of Innova Common Stock exercisable more than 60 days after June 30, 1998.

(12) Represents options to purchase 56,108 shares of Innova Common Stock exercisable within 60 days of June 30, 1998. Excludes options to purchase 46,507 shares of Innova Common Stock exercisable more than 60 days after June 30, 1998.

(13) Includes options to purchase 59,193 shares of Innova Common Stock exercisable within 60 days of June 30, 1998. Excludes options to purchase 64,272 shares of Innova Common Stock exercisable more than 60 days after June 30, 1998.

(14) Includes options to purchase 12,731 shares of Innova Common Stock exercisable within 60 days of June 30, 1998. Excludes options to purchase 57,668 shares of Innova Common Stock exercisable more than 60 days after June 30, 1998.

(15) Includes options to purchase an aggregate of 633,206 shares of Innova Common Stock, and an aggregate of 1,867,313 shares of Innova Common Stock issuable upon exercise of warrants to purchase shares of Innova Common Stock.

                                   OTHER MATTERS

     It is not expected that any matters other than those described in this Proxy Statement/Prospectus will be brought before the DMC Special Meeting or the Innova Special Meeting. If any other matters are presented, however, it is the intention of the persons named in the DMC proxy and the Innova proxy to vote such proxies in accordance with their respective discretion.

     It is expected that representatives of Arthur Andersen LLP, DMC's independent public accountants, will be present at the DMC Special Meeting and representatives of KPMG Peat Marwick LLP, Innova's independent public accountants, will be present at the Innova Special Meeting, where they will have an opportunity to respond to appropriate questions of stockholders of DMC and shareholders of Innova, respectively, and to make statements if they so desire.

                                   LEGAL MATTERS

     Certain legal matters with respect to the validity of the securities offered hereby and the federal income tax consequences of the Merger will be passed upon for DMC by Morrison & Foerster LLP, San Francisco, California. Certain legal matters with respect to the federal income tax consequences of the Merger will be passed upon for Innova by Graham & James LLP, Seattle, Washington.

                                      EXPERTS

     The audited consolidated financial statements of Digital Microwave Corporation as of March 31, 1997 and 1998 and for each of the three years in the period ended March 31, 1998 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in this Proxy Statement/Prospectus in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of Innova Corporation and the Innova Subsidiary as of December 31, 1996 and 1997, and for the year ended March 31, 1996, the nine month period ended December 31, 1996, and the year ended December 31, 1997, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, Seattle, Washington independent auditors, appearing elsewhere herein and in the registration statement, and upon the authority of said firm as experts in accounting and auditing.

                               STOCKHOLDER PROPOSALS

     The deadline for stockholder proposals intended to be considered for inclusion in DMC's proxy statement for its 1999 Annual Meeting of Stockholders is expected to be March 4, 1999.

     The deadline for shareholder proposals intended to be considered for inclusion in Innova's proxy statement for its 1999 Annual Meeting of Shareholders (if the Merger is not consummated), is expected to be January 15, 1999.

                               INDEX TO CONSOLIDATED
                                FINANCIAL STATEMENTS

                                                                           PAGE
DIGITAL MICROWAVE CORPORATION
Report of Independent Public Accountants . . . . . . . . . . . . . . . . . F-2
Consolidated Financial Statements:
     Consolidated Balance Sheets as of March 31, 1998 and 1997
       and June 30, 1998 (unaudited) . . . . . . . . . . . . . . . . . . . F-3
     Consolidated Statements of Operations for the three
       years in the period ended March 31, 1998 and for
       the three months in the period ended June 30, 1998
       and 1997 (unaudited). . . . . . . . . . . . . . . . . . . . . . . . F-4
     Consolidated Statements of Stockholders' Equity for the
       three years in the period ended March 31, 1998. . . . . . . . . . . F-5
     Consolidated Statements of Cash Flows for the three years
       in the period ended March 31, 1998 and for the three
       months in the period ended June 30, 1998 and 1997
       (unaudited) . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-6
Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . . F-7

INNOVA CORPORATION
Report of Independent Public Accountants . . . . . . . . . . . . . . . . .F-20
Consolidated Financial Statements:
     Consolidated Balance Sheets, December 31, 1996 and 1997,
       and June 30, 1998 (unaudited) . . . . . . . . . . . . . . . . . . .F-21
     Consolidated Statements of Operations for the Year Ended
       March 31, 1996, the Nine-Month Period Ended December 31,
       1996, the Year Ended December 31, 1997, and for the six
       months ended June 30, 1997 and 1998 (unaudited) . . . . . . . . . .F-22
     Consolidated Statements of Stockholders' Equity (Deficit)
       for the Year Ended March 31, 1996, the Nine-Month
       Fiscal Period Ended December 31, 1996, the Year Ended
       December 31, 1997, and for the six months ended
       June 30, 1998 (unaudited) . . . . . . . . . . . . . . . . . . . . .F-23
     Consolidated Statements of Cash Flows for the Year Ended
       March 31, 1996, the Nine-Month Fiscal Period Ended
       December 31, 1996, the Year Ended December 31, 1997,
       and the six months ended June 30, 1997 and 1998 (unaudited) . . . .F-24
Notes to Consolidated Financial Statements . . . . . . . . . . . . . . . .F-25

                       REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Digital Microwave Corporation:

We have audited the accompanying consolidated balance sheets of Digital Microwave Corporation (a Delaware Corporation) and subsidiaries as of March 31, 1998 and 1997, and the related Consolidated Statements of Operations, Stockholders' Equity and Cash Flows for each of the three years in the period ended March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Digital Microwave Corporation and subsidiaries as of March 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1998 in conformity with generally accepted accounting principles.

                                                            ARTHUR ANDERSEN LLP

San Jose, California
April 21, 1998

                             CONSOLIDATED BALANCE SHEETS

                                                 March 31,           June 30,
                                         ----------------------      --------
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)       1998          1997          1998
                                         --------      --------      --------
                                                                    (UNAUDITED)
ASSETS:
CURRENT ASSETS:
Cash and cash equivalents               $  25,130     $  40,374      $  14,764
Short-term investments                     15,220        17,947          6,637
Accounts receivable, net of
  allowance of $3,795 in
  1998 and $3,362 in 1997                  74,897        57,873         60,303
Inventories                                60,981        51,469         65,981
Deferred tax asset                          6,685           361          6,321
Other current assets                        8,896         5,232          8,819
                                         --------      --------       --------
  Total current assets                    191,809       173,256        162,825
                                         --------      --------       --------
PROPERTY AND EQUIPMENT:
Machinery and equipment                    56,308        41,921         56,762
Land and buildings                          4,125         1,575          5,726
Furniture and fixtures                      8,749         7,341          9,273
Leasehold improvements                      3,332         2,120          3,776
                                         --------      --------       --------
                                           72,514        52,957         75,537
Accumulated depreciation and
  amortization                            (39,986)      (33,757)       (42,631)
                                         --------      --------       --------
Net property and equipment                 32,528        19,200         32,906
Other assets                               16,063           743         15,352
                                         --------      --------       --------
                                         $240,400      $193,199       $211,083
                                         --------      --------       --------
                                         --------      --------       --------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Lines of credit                          $             $  6,601       $     --
Current maturities of capital lease
  obligations                                 238           681            128
Accounts payable                           33,793        29,824         27,002
Income taxes payable                        1,298         2,440            736
Accrued liabilities                        26,373        28,188         20,542
                                         --------      --------       --------
  Total current liabilities                61,702        67,734         48,408

LONG-TERM LIABILITIES:
Capital lease obligations, net of
  current maturities                          204           158            185
                                         --------      --------       --------
  Total liabilities                        61,906        67,892         48,593
                                         --------      --------       --------

COMMITMENTS AND CONTINGENCIES (NOTE 4)
STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value;
  5,000,000 shares authorized; none
  outstanding                                  --            --              --
Common stock, $.01 par value;
  95,000,000 shares authorized;
  46,663,581 shares in 1998 and
  37,021,138 shares in 1997 issued
  and outstanding                             466           370            467
Additional paid-in capital                158,707       123,899        158,879
Unrealized holding loss on
  available-for-sale securities               (17)          (63)           (18)
Retained earnings                          20,936         1,058          6,973
Cumulative translation adjustment          (1,598)           43         (3,811)
                                         --------      --------       --------
  Total stockholders' equity              178,494       125,307        162,490
                                         --------      --------       --------
                                         $240,400      $193,199       $211,083
                                         --------      --------       --------
                                         --------      --------       --------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                       CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                        Year Ended March 31,                           Three Months Ended June 30,
                                                  1998              1997              1996               1998               1997
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    (UNAUDITED)        (UNAUDITED)
Net Sales                                       $310,490          $211,337          $172,418           $ 53,003           $ 64,558
Cost of sales                                    197,048           137,261           133,612             41,660             41,346
                                                --------          --------          --------           --------           --------
  Gross profit                                   113,442            74,076            38,806             11,343             23,212
                                                --------          --------          --------           --------           --------
Operating Expenses:
Research and development                          19,879            13,225            12,885              4,975              4,299
Selling, general and
  administrative                                  58,053            43,513            31,707             13,996             12,907
Merger and restructuring                          14,602                                  --              7,212                 --
                                                --------          --------          --------           --------           --------
  Total operating expenses                        92,534            56,738            44,592             26,183             17,206
                                                --------          --------          --------           --------           --------

  Income (loss) From Operations                   20,908            17,338            (5,786)           (14,840)             6,006

Other Income (expense):
Interest income                                    2,486               371               538                424                629
Interest expense                                    (310)           (1,333)           (1,968)               (27)              (203)
Other income, net                                    652                49             1,569                508                 60
                                                --------          --------          --------           --------           --------
  Total other income (expense)                     2,828              (913)              139                905                486
                                                --------          --------          --------           --------           --------
  Income (loss) before provision
     (credit) for income taxes                    23,736            16,425            (5,647)           (13,935)             6,492
Provision (credit) for income
  taxes                                            3,858             2,635            (1,175)                27                682
                                                --------          --------          --------           --------           --------
Net Income (Loss)                               $ 19,878          $ 13,790          $ (4,472)          $(13,962)          $  5,810
                                                --------          --------          --------           --------           --------

Basic Earnings (Loss) Per Share                 $   0.44          $   0.36          $  (0.12)          $  (0.30)          $   0.14
Diluted Earnings (Loss) Per Share               $   0.42          $   0.35          $  (0.12)          $  (0.30)          $   0.13

Basic weighted average shares                     45,361            38,611            37,944             46,682             42,763
  outstanding
Dilutive stock options                             1,968             1,276                --                 --              1,992
                                                --------          --------          --------           --------           --------
Diluted weighted average shares
  outstanding                                     47,329            39,887            37,944             46,682             44,755


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                             Common Stock        Additional    Unrealized    Retained     Cumulative       Total
 Years Ended March 31, 1998,           ------------------------    Paid-In      Holding      Earnings    Translation   Stockholders'
 1997, and 1996                           Shares      Amount       Capital        Loss       (Deficit)     Adjustment       Equity
------------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)
BALANCE, MARCH 31, 1995                26,935,386       $ 269      $46,101         $  --     $ (8,260)      $    --        $ 38,110
Sale of stock to private
  investors                             4,127,964          41       19,051            --           --            --          19,092
Stock options exercised                   578,216           6        2,096            --           --            --           2,102
Tax benefits related to
  employee stock
  transactions                                 --                       55            --           --            --              55
Net loss                                       --          --           --            --       (4,472)           --          (4,472)
                                       ----------       -----     --------         -----     --------       -------        --------
BALANCE, MARCH 31, 1996                31,641,566         316       67,303            --      (12,732)           --          54,887

Sale of stock in secondary
  offering                              4,400,000          44       51,546            --           --            --          51,590
Stock options exercised                   979,572          10        4,765            --           --            --           4,775
Tax benefit related to employee
  stock transactions                           --          --          285            --           --            --             285
Unrealized holding loss on
  available-for-sale securities                --          --           --           (63)          --            --             (63)
Net income                                     --          --           --            --       13,790            --          13,790
Translation adjustment                         --          --                         --           --            43              43
                                       ----------       -----     --------         -----     --------       -------        --------
BALANCE, MARCH 31, 1997                37,021,138         370      123,899           (63)       1,058            43        $125,307

Proceeds from sale of stock             8,327,894          83       24,786            --           --            --          24,869
Stock options exercised                 1,314,549          13        7,830            --           --            --           7,843
Tax benefit related to employee
  stock transactions                           --          --        2,192            --           --            --           2,192
Unrealized holding gain on
  available-for-sale securities                --          --           --            46                         --              46
Net income                                     --          --           --            --       19,878            --          19,878
Translation adjustment                         --          --           --            --           --        (1,641)         (1,641)
                                       ----------       -----     --------         -----     --------       -------        --------
BALANCE, MARCH 31, 1998                46,663,581       $ 466     $158,707         $ (17)    $ 20,936       $(1,598)       $178,494
                                       ----------       -----     --------         -----     --------       -------        --------
                                       ----------       -----     --------         -----     --------       -------        --------


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS

                       CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                           Three Months Ended
                                                                           Year Ended March 31,                   June 30,
                                                                ------------------------------------     --------------------------
                                                                  1998           1997           1996           1998          1997
-----------------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)                                                                                           (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                              $ 19,878       $ 13,790      $ (4,472)      $(13,962)      $  5,810
Adjustments to reconcile net income (loss) to net cash
  provided by (used for) operating activities:
  Depreciation and amortization                                  10,887          6,717         6,735          3,289          2,203
  Provision for uncollectable accounts                              356          1,400           580          1,838            402
  Provision for inventory reserves                               12,862          4,271         8,795          3,071            481
  Provision for warranty reserves                                 5,310          2,385         1,678          1,975            606
  Tax benefit of disqualifying dispositions                       2,192            285            --                            --
  Changes in assets and liabilities:
     (Increase) in accounts receivable                          (18,320)       (19,818)       (3,464)        12,617         (2,921)
     (Increase) in inventories                                  (23,510)       (17,147)         (128)        (9,404)        (5,323)
     (Increase) in deferred taxes                                (6,496)          (193)         (351)           238           (777)
     Decrease in tax refund receivable                               --                        1,820                            --
     (Increase) decrease in other current assets                 (3,444)          (548)        1,441         (1,310)           (80)
     Increase (decrease) in accounts payable                      5,556          8,272        (2,580)        (6,297)           848
     Increase (decrease) in income tax payable                   (1,065)         1,072           (96)          (565)           816
     Increase (decrease) in other accrued liabilities            (5,810)         4,594           523         (7,264)       (10,131)
                                                               --------       --------      --------       --------       --------
       Net cash provided by (used for) operating
         activities                                              (1,604)         5,080        10,481        (15,774)        (8,066)
                                                               --------       --------      --------       --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of available-for-sale securities                        (8,671)       (17,947)           --         (6,132)          (991)
Maturity/sale of available for-sale securities                   11,327             --            --         15,086          3,823
Purchase of property and equipment                              (22,576)        (9,255)       (4,922)        (5,883)        (3,523)
Acquisition of business, net of cash received                   (11,491)          (374)           --             --        (11,883)
Proceeds from sale of investments                                                   --            --            461             --
Investment in Granger Associates, Ltd.                           (4,000)            --            --             --         (4,000)
       Proceeds from disposal of fixed assets                        --             61            --             --             --
                                                               --------       --------      --------       --------       --------
       Net cash used for investing activities                   (35,411)       (27,515)       (4,922)         3,071        (16,574)


CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings from banks                                                --         20,245        16,188                            --
Repayments to banks                                              (6,159)       (21,561)      (29,682)            --         (6,849)
Exchange gains (losses) from currency hedging                     1,070            (10)          637             --             --
Payment of assumed Granger, Inc. debt                            (3,286)                          --                        (3,286)
Payments of capital lease obligations                            (1,056)        (1,025)       (1,119)          (130)          (247)
Sale of common stock                                             32,712         55,329        15,812            171         26,009
                                                               --------       --------      --------       --------       --------
       Net cash provided by (used for) financing
         activities                                              23,281         52,978         1,836             41         15,627
                                                               --------       --------      --------       --------       --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                          (1,510)            72           559          2,296            364
                                                               --------       --------      --------       --------       --------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS                                                   (15,244)        30,471         6,836        (10,366)        (8,649)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                   40,374          9,903         3,067         25,130         39,908
                                                               --------       --------      --------       --------       --------
CASH AND CASH EQUIVALENTS AT END OF YEAR                       $ 25,130       $ 40,374      $  9,903       $ 14,764       $ 31,259
                                                               --------       --------      --------       --------       --------


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.   DESCRIPTION OF BUSINESS

          Digital Microwave Corporation (the "Company") designs, manufactures, and markets advanced wireless solutions for worldwide telephone network interconnection and access. Transmitting and receiving multiple digital lines, the Company's high performance digital microwave systems carry voice, data, and digitized video signals across a full spectrum of frequencies and capacities. The Company has sold over 95,000 radios, which operate in nearly every kind of environment around the world. The Company was founded in January 1984, and is traded under the symbol DMIC on the Nasdaq National Market.

NOTE 2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          BASIS OF PRESENTATION. The consolidated financial statements include the accounts of Digital Microwave Corporation and its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated. Prior year information has been restated to reflect the merger with MAS Technology Limited ("MAS Technology"), a New Zealand company which designs, manufactures, markets and supports digital microwave radio links for the worldwide telecommunications market.

          ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

          CASH AND CASH EQUIVALENTS. For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

          The following is a summary of cash and cash equivalents as of March 31:


                                                        1998          1997
          --------------------------------------------------------------------
          (IN THOUSANDS)
          Cash and money market funds                  $25,130        $16,583
          U.S. Treasuries and government agencies           --          4,844
          Commercial paper                                  --         18,947
                                                       -------        -------
          Total                                        $25,130        $40,374
                                                       -------        -------
                                                       -------        -------

          SHORT-TERM INVESTMENTS. The Company invests its excess cash in high-quality and easily marketable instruments to ensure cash is readily available for use in its current operations. Accordingly, all of the Company's marketable securities are classified as "available-for-sale" in accordance with the provisions of the Statement of Financial Accounting Standards No. 115. At March 31, 1998, the Company's available-for-sale securities had contractual maturities ranging from 1 month to 19 months, with a weighted average maturity of 5 months.

          All short-term investments are reported at fair market value with the related unrealized holding gains and losses reported as a component of stockholders' equity. Unrealized holding losses on the portfolio of approximately $17,000 and $63,000 were recorded as of March 31, 1998 and 1997, respectively. There were realized gains of approximately $6,000 on the sale of securities during Fiscal 1998, and no realized gains or losses on sales of securities during Fiscal 1997 and Fiscal 1996.

          The following is a summary of short-term investments as of March 31:

                                                                                                    1998
                                                                        ----------------------------------------------------------
                                                                                                   Market
                                                                                                  Value at              Unrealized
                                                                          Cost at               Balance Sheet           Holding
                                                                         Each Issue                  Date               Gain (Loss)
           ------------------------------------------------------------------------------------------------------------------------
           (IN THOUSANDS)
           Corporate notes                                                 13,737                   13,720                     (17)
           Municipal notes                                                    500                      500                       0
           Auction rate preferred notes                                   $ 1,000                  $ 1,000                  $    0
                                                                          -------                  -------                  ------
                Total                                                     $15,237                  $15,220                  $  (17)



                                                                                                     1997
                                                                      -------------------------------------------------------------
                                                                                                   Market
                                                                                                  Value at              Unrealized
                                                                          Cost at               Balance Sheet           Holding
                                                                         Each Issue                  Date               Gain (Loss)
           -------------------------------------------------------------------------------------------------------------------------
           (IN THOUSANDS)
           Corporate notes                                                15,010                   14,947                      (63)
           Auction rate preferred notes                                  $ 3,000                  $ 3,000                   $    0
                                                                         -------                  -------                   ------
                Total                                                    $18,010                  $17,947                   $  (63)
                                                                         -------                  -------                   ------

          SUPPLEMENTAL STATEMENTS OF CASH FLOWS DISCLOSURES. Cash paid for interest and income taxes for each of the three fiscal years presented in the consolidated statements of cash flows was as follows:

           Years Ended March 31,                                            1998                    1997                     1996
          --------------------------------------------------------------------------------------------------------------------------
           (IN THOUSANDS)
           Interest                                                       $   310                  $ 1,324                 $ 1,864
           Income taxes                                                   $ 8,885                  $ 1,754                 $   813
                                                                          -------                  -------

          The following non-cash transactions occurred during the fiscal years ended:

           March 31,                                                          1998                   1997                     1996
          -------------------------------------------------------------------------------------------------------------------------
           (IN THOUSANDS)
           Tax benefit related to employee stock
                  transactions                                             $ 2,192                 $   285                $     55
           Property purchased under capital leases                             --                       --                $  1,324
           Reduction of accounts payable to vendor in
                  connection with the sale of stock                            --                       --                $  5,000
                                                                           -------                 -------                --------

          INVENTORIES. Inventories are stated at the lower of cost (first-in, first-out) or market, where cost includes material, labor, and manufacturing overhead. Inventories consisted of:

          March 31,                        1998        1997
         ------------------------------------------------------------
         (IN THOUSANDS)
         Raw materials                   $23,524     $20,132
         Work-in-process                  18,545      16,753
         Finished goods                   18,912      14,584
                                         -------     -------
                                         $60,981     $51,469
                                         -------     -------
                                         -------     -------

          Inventories contained components and assemblies in excess of the Company's current estimated requirements and were, therefore, reserved at March 31, 1998 and 1997. In Fiscal 1998, the Company charged
          $7.1 million to cost of sales due to ongoing inventory valuation analysis and approximately $5.8 million to restructuring costs for excess and obsolete inventories as a result of product transitions.

          PROPERTY AND EQUIPMENT. Property and equipment is stated at cost. Depreciation and amortization are calculated using the straight-line method over the shorter of the estimated useful lives of the assets (ranging from three to five years for equipment and furniture, and forty years for buildings) or the lease term. Included in property and equipment are assets held under capital leases with a cost of $1,303,000 and $2,691,000 for Fiscal 1998 and 1997, respectively.
          Accumulated amortization on leased assets was $594,000 and $1,016,000 as of March 31, 1998 and 1997, respectively.

          OTHER ASSETS. Other assets include goodwill and other intangible assets which are being amortized on a straight line basis over their useful lives ranging from five to ten years, as well as minority investments accounted for using the cost method of accounting. Goodwill is the excess of the purchase price over the fair value of net assets acquired. At March 31, 1998 and 1997, goodwill amounted to $12,574,000 and $767,000, respectively, gross of accumulated amortization. Accumulated amortization of goodwill amounted to $1,215,000 and $25,000 at March 31, 1998 and 1997, respectively.

          Effective April 1, 1997, the Company adopted Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of long-lived Assets and for Long-Lived Assets to be Disposed of", which did not have a material effect on the Company's financial condition or results of operation.

          ACCRUED LIABILITIES.  Accrued liabilities included the following:

          March 31,                                        1998          1997
         ----------------------------------------------------------------------
          (IN THOUSANDS)
          Customer deposits                               $ 3,387       $ 9,954
          Accrued contract obligations (See Note 7)         1,038         1,632
          Accrued payroll and benefits                      5,079         4,810
          Accrued commissions                               6,162         4,131
          Accrued warranty                                  3,097         2,923
          Accrued restructuring                             4,520            --
          Accrued professional fees                         1,108         1,982
          Other                                             1,982         2,756
                                                          -------       -------
                                                          $26,373       $28,188
                                                          -------       -------
                                                          -------       -------

          FOREIGN CURRENCY TRANSLATION. The functional currency of the Company's subsidiaries located in the United Kingdom and Latin America is the U.S. dollar. Accordingly, all of the monetary assets and liabilities of these subsidiaries are remeasured into U.S. dollars at the current exchange rate as of the applicable balance sheet date, and all non-monetary assets and liabilities are remeasured at historical rates. Sales and expenses are remeasured at the average exchange rate prevailing during the period. Gains and losses resulting from the remeasurement of the subsidiaries' financial statements are included in the Consolidated Statements of Operations. The Company's other international subsidiaries use their local currency as their functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rates in effect at the balance sheet date, and income and expense accounts are translated at the average exchange rates during the year. The resulting translation adjustments are recorded directly to a separate component of stockholders' equity.

          Gains and losses resulting from foreign exchange transactions are included in other income (expense) in the accompanying Consolidated Statements of Operations. The net foreign exchange gain was $1,070,000 in Fiscal 1998, a loss of $10,000 in Fiscal 1997, and a $637,000 gain in Fiscal 1996.

          OFF-BALANCE SHEET FINANCIAL INSTRUMENTS. The Company hedges certain portions of its exposure to foreign currency fluctuations through the use of forward foreign exchange contracts. The Company enters into foreign exchange contracts for purposes other than trading, but not to engage in any foreign currency speculation. Forward foreign exchange contracts represent agreements to buy or sell a specified amount of foreign currency at a specified price in the future. These contracts generally have maturities that do not exceed one month. At March 31, 1998, the Company had forward foreign exchange contracts to exchange various foreign currencies for U.S. dollars in the aggregate amount of $36.9 million. Gains and losses associated with currency rate changes on forward foreign exchange contracts are recorded currently in income as they offset corresponding gains and losses on the foreign currency-denominated assets and liabilities being hedged. Therefore, the carrying value of forward foreign exchange contracts approximates their fair value. The Company believes that the credit risk with respect to its forward foreign exchange contracts is minimal because the Company's enters into contracts with very large financial institutions. Market risk with respect to forward foreign exchange contracts is offset by the corresponding exposure related to the underlying assets and liabilities.

          CONCENTRATION OF CREDIT RISK. Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company has cash investment policies that limit the amount of credit exposure to any one financial institution and restrict placement of investments with financial institutions evaluated as highly credit worthy. Trade receivables concentrated with certain customers primarily in the telecommunications industry and in certain geographic locations potentially subject the Company to concentration of credit risk. The Company actively markets and sells products in North America, Europe, the Far East, the Pacific, Africa, the Middle East, and Central and South America. The Company performs ongoing credit evaluations of its customers' financial conditions and generally requires no collateral.

          REVENUE RECOGNITION. Revenue from product sales is generally recognized upon shipment and is net of third-party commissions, freight, and duty charges. Service revenue, which is less than 10% of net sales for each of the three fiscal years presented, is recognized when the related services are performed.

          PRODUCT WARRANTY. The Company provides, at the time of sale, for the estimated cost to repair or replace products under warranty.

          RESEARCH AND DEVELOPMENT. All research and development costs are expensed as incurred.

          NET INCOME (LOSS) PER SHARE. Stockholders approved a two-for-one stock split paid in the form of a stock dividend in November 1997. Accordingly, all share and earnings per share data for all periods presented have been adjusted to reflect the stock split.

          In February 1997, the Financial Accounting Standards Board (the "FASB") issued Statement on Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings per Share," which became effective on December 15, 1997. As a result, the Company's reported earnings per share, after adjustment for the November 1997 stock split, for the prior two years were restated. Under the new requirements, primary earnings per share have been replaced with basic earnings per share, and fully diluted earnings per share have been replaced with diluted earnings per share.

          Under SFAS 128, basic earnings per share are computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed by dividing net income by the weighted average number of common shares and dilutive stock options outstanding during the period. Net loss per share is computed using only the weighted average number of common shares outstanding during the period, as the inclusion of common equivalent shares would be anti-dilutive.

          As of March 31, 1998 and 1997, there were 151,000 and 429,000 weighted average options outstanding, respectively, to purchase shares of Common Stock that were not included in the computation of diluted earnings per share as the options' exercise prices were greater than the average market price of the shares of Common Stock for the respective years. Additionally, as of March 31, 1996, there were 1,588,000 weighted average options outstanding to purchase shares of Common Stock that were not included in the computation of diluted earnings per share because they were anti-dilutive as a result of the net loss incurred in Fiscal 1996.

          STOCK COMPENSATION. Effective April 1, 1996, the Company adopted the disclosure provisions of Financial Accounting Standards No. 123 ("SFAS 123"), Accounting for Stock-Based Compensation. In accordance with the provisions of SFAS 123, the Company applies APB Opinion 25 and related interpretations in accounting for its stock option plans. Note 6 of the Notes to Consolidated Financial Statements contains a summary of the pro forma effects on reported net income and earnings per share for Fiscal 1998, 1997 and 1996 based on the fair market value of the options granted at the grant date as prescribed by SFAS 123.

          RECENT ACCOUNTING PRONOUNCEMENTS. In June 1997, the FASB issued Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income and its components in general purpose financial statements. Also, in June 1997, the FASB issued Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosures About Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for business segments of a company and related disclosures. Both SFAS No. 130 and SFAS No. 131 are effective for companies with fiscal years beginning after December 15, 1997. The Company believes that the adoption of these new pronouncements will not have a material effect on the Company's financial statements.

NOTE 3.   CREDIT ARRANGEMENTS

          At March 31, 1998, the Company had an unsecured $20 million credit facility with a major U.S. bank that expires on June 30, 1998. The facility provides borrowings at either (a) the greater of the bank's prime reference rate or the federal funds rate plus 0.5% per annum (8.50% at March 31, 1998) or (b) the applicable London Interbank Offering Rate plus 1% per annum. At March 31, 1998, there were no borrowings outstanding under this credit facility, and $19.6 million of credit was available net of outstanding letters of credit. The credit facility agreement requires the Company to maintain certain financial covenants, including various liquidity and debt ratios, minimum tangible net worth and profitability requirements. The Company is currently negotiating an increase in and extension of this credit facility.

          On June 30, 1997, the Company repaid in full all of the outstanding borrowings under a $25 million credit facility with a U.S. bank and a credit company, which credit facility expired on that date. In April 1997, the Company had exercised its option to terminate the facility as of June 30, 1997 and notified the lenders of its intent. The facility was secured by certain assets of the Company and had required minimum borrowings of $2 million.

NOTE 4.   COMMITMENTS AND CONTINGENCIES

          The Company leases certain property and equipment, as well as its headquarters and manufacturing facilities, under noncancelable operating and capital leases which expire at various periods through 2018. At March 31, 1998, future minimum payment obligations under these leases were as follows:

          Years Ending March 31,                        Capital       Operating
          ---------------------------------------------------------------------
          (IN THOUSANDS)
          1999                                               $ 265      $ 3,837
          2000                                                 103        3,466
          2001                                                  82        3,192
          2002                                                  30        1,886
          2003                                                  11          125
          2004 and beyond                                        -        1,626
                                                             -----      -------
          Future minimum lease payments                        491      $14,132
                                                                        -------
                                                                        -------
          Less amount representing interest (9% to 12%)        (49)
                                                             -----
          Present value of future minimum lease
          payments                                             442
          Less current maturities                             (238)
                                                             -----
          Long-term lease obligations                        $ 204
                                                             -----
                                                             -----


          Rent expense under operating leases was approximately $5,540,000, $3,628,000 and $3,736,000 for the years ended March 31, 1998, 1997 and
          1996, respectively.

          LEGAL CONTINGENCIES. The Company is a party to various legal proceedings which arise in the normal course of business. In the opinion of management, the ultimate disposition of these proceedings will not have a material adverse effect on the consolidated financial position, liquidity or results of operations of the Company.

          CONTINGENCIES IN MANUFACTURING AND SUPPLIERS. The Company's manufacturing operations are highly dependent upon the timely delivery of materials and components by outside suppliers. In addition, the Company depends in part upon subcontractors to assemble major components and subsystems used in its products in a timely and satisfactory manner. The Company does not generally enter into long-term or volume purchase agreements with any of its suppliers, and no assurance can be given that such materials, components and subsystems will be available in the quantities required by the Company, if at all. The inability of the Company to develop alternative sources of supply quickly and on a cost-effective basis could materially impair the Company's ability to manufacture and deliver its products in a timely manner. There can be no assurance that the Company will not experience component delays or other supply problems in the future.

NOTE 5.   INCOME TAXES

          The Company provides for income taxes using an asset and liability approach, under which deferred income taxes are provided based upon enacted tax laws and rates applicable to periods in which the taxes become payable.

          The domestic and foreign components of income (loss) before provision for income taxes were as follows:

           Years Ended March 31,              1998        1997        1996
          -------------------------------------------------------------------
           (IN THOUSANDS)
           Domestic                          $20,922     $11,962     $(9,845)
           Foreign                             2,814       4,463       4,198
                                             -------     -------     -------
                                             $23,736     $16,425     $(5,647)
                                             -------     -------     -------
                                             -------     -------     -------

          The provision (credit) for income taxes consisted of the following:

           Years Ended March 31,              1998        1997        1996
           -----------------------------------------------------------------
           (IN THOUSANDS)
           Current:
              Federal                       $6,770       $1,118    $(2,018)
              State                            365           44         --
              Foreign                        3,047        1,473        843
                                           -------      -------    -------
                 Total current             $10,182      $ 2,635    $(1,175)
           Deferred:                        (6,324)          --         --
                                           -------      -------    -------
                                           $ 3,858      $ 2,635    $(1,175)
                                           -------      -------    -------
                                           -------      -------    -------

          The provision (credit) for income taxes differs from the amount computed by applying the statutory Federal income tax rate as follows:

           Years Ended March 31,                     1998        1997     1996
           --------------------------------------------------------------------
           (IN THOUSANDS)
           Expected tax provision (credit)         $ 8,191     $ 5,749  $(1,920)
           State taxes net of Federal benefit          565         367     (343)
           Change in valuation allowance            (4,956)     (3,079)   3,346
           Non-deductible acquisition costs          2,704          --       --
           Reversal of previously provided
              taxes upon settlement of the
              IRS audit                                 --          --   (2,018)
           FSC commission                           (1,657)       (581)      --
           Other                                      (989)        179    2,110
                                                   -------     -------  -------
                                                   $ 3,858     $ 2,635  $ 1,175
                                                   -------     -------  -------
                                                   -------     -------  -------

          The major components of the net deferred tax asset consisted of the following:

           Years Ended March 31,                    1998         1997
           ---------------------------           --------      --------
           (IN THOUSANDS)
           Inventory reserves                    $  9,461    $  4,583
           Warranty reserves                        1,154       1,023
           Bad debt reserves                        1,408         696
           Accrued commissions                      1,163         893
           Net operating loss carry-forwards          651       2,942
           Tax credits                                901       5,084
           Other                                    2,806         955
                                                 --------    --------
                                                   17,544      16,176
           Less: Valuation reserve - Operations   (10,859)    (15,815)
           Net deferred tax asset                   6,685         361
                                                 --------    --------
                                                 --------    --------

          The valuation allowance provides a reserve against deferred tax assets that may expire or go unutilized by the Company. In accordance with Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes," the Company believes it is more likely than not that the Company will not fully realize these benefits and, accordingly, has continued to provide a valuation allowance for them. Net operating loss carry-forwards are all foreign losses that total $1,925,000 and carry forward indefinitely. Tax credits are all state credits that total $1,390,000 and carry forward indefinitely.

NOTE 6:   COMMON STOCK

          The Company's stockholders approved a two-for-one stock split paid in the form of a stock dividend in November 1997, and in March 1998, the stockholders approved an increase in the total number of authorized shares of Common Stock from 60,000,000 shares to 95,000,000 shares.

          STOCK OPTION PLANS. The Company's 1984 Stock Option Plan (the "1984 Plan") provides for the grant of both incentive and nonqualified stock options to key employees and certain independent contractors of the Company. At March 31, 1998, the options to purchase 303,410 shares of Common Stock were outstanding under the 1984 Plan, of which 183,970 shares were exercisable at prices ranging from $2.63 to $12.44 per share. Upon the adoption of the Company's 1994 Stock Incentive Plan ("the 1994 Plan"), the Company terminated future grants under the 1984 Plan.

          In July 1994, the stockholders approved 2,366,660 shares of Common Stock to be reserved for issuance under the 1994 Plan over a ten-year term, as adjusted for a two-for-one stock split in November 1997. In August 1996, the stockholders approved the reservation for issuance of 2,000,000 additional shares of Common Stock under the 1994 Plan, as adjusted for the two-for-one stock split. In March 1998, the stockholders approved the reservation for issuance of 2,500,000 additional shares of Common Stock under the 1994 Plan. The terms of the 1994 Plan also provide for an automatic increase on the first trading day of each calendar year for five years after the adoption of the 1994 Plan, beginning January 1995, of an amount equal to one percent (1%) of the number of shares of Common Stock outstanding, but in no event is such annual increase to exceed 300,000 shares. The total number of shares of Common Stock reserved for issuance under the 1994 Plan is 7,166,660. At March 31, 1998, the options to purchase 3,538,866 shares were outstanding, of which 884,613 were exercisable at prices ranging from $4.00 to $23.31 per share. At March 31, 1998, the number of shares available for future grants was 2,830,535.

          The 1994 Plan contains: (i) a discretionary grant program for key employees and consultants whereby options generally vest over five years and expire after 10 years, (ii) an automatic grant program for non-employee Board members, whereby options vest over three years and expire after 10 years, (iii) a salary reduction grant program under which key employees may elect to have a portion of their base salary reduced each year in return for stock options, (iv) a stock fee program under which the non-employee Board members may elect to apply all or a portion of their annual retainer fee to the acquisition of shares of Common Stock, and (v) a stock issuance program under which eligible individuals may be issued shares of Common Stock as a bonus tied to their performance of services or the Company's attainment of financial milestones, or pursuant to their individual elections to receive such shares in lieu of base salary. The implementation and use of any of these equity incentive programs (other than the automatic grant program and the stock fee program) is within the sole discretion of the Compensation Committee of the Board of Directors of the Company.

          On April 18, 1996, the Company adopted the 1996 Non-Officer Employee Stock Option Plan (the "1996 Plan"). The 1996 Plan authorizes 1,000,000 shares of Common Stock to be reserved for issuance to non-officer key employees as an incentive to continue in the service of the Company, as adjusted for the two-for-one stock split. The 1996 Plan will terminate on the date on which all shares available have been issued. At March 31, 1998, 868,810 shares were outstanding, of which 63,600 were exercisable, at prices ranging from $4.13 to $13.19, and 37,010 shares were available for future grants.

          On November 11, 1997, the Company adopted the 1998 Non-Officer Employee Stock Option Plan (the "1998 Plan") which became effective on January 2, 1998. The 1998 Plan authorizes 500,000 shares of Common Stock to be reserved for issuance to non-officer key employees as an incentive to continue in the service of the Company. The 1998 Plan will terminate on the date on which all shares available have been issued. At March 31, 1998, there were no shares outstanding, and 500,000 were available for future grants.

          In connection with the Company's merger with MAS Technology (see Note
          9), the Company assumed the MAS Technology 1997 Stock Option Plan (the "1997 MAS Plan") under the same terms and conditions as were
          applicable under the 1997 MAS Plan prior to the merger.   Each
          outstanding option to purchase MAS ordinary shares, whether vested or unvested, was assumed and converted into an option to receive 1.20 shares of the Company's Common Stock. The 1997 MAS Plan provided for the grant of stock options to employees and certain independent contractors of MAS. Options granted under the 1997 MAS Plan vest from one to three years from the date of grant. Additionally, options granted under the 1997 MAS Plan automatically vest upon the involuntary termination of the employment of an option holder within 18 months of the change in ownership of the Company. At March 31, 1998, options to purchase 496,560 shares of Common Stock were outstanding under the 1997 MAS Plan, of which 70,800 were exercisable at exercise prices ranging from $11.67 to $17.92 per share. The 1997 MAS Plan has been terminated as to future grants.

          At March 31, 1998, the Company had reserved 8,575,191 shares for future issuance under the 1984, 1994, 1996 and 1998 Plans, as well as the 1997 MAS Plan.

          The following table summarizes the Company's stock option activity under all of its Plans:


                                                        1998                        1997                        1996
                                              ----------------------------------------------------------------------------------
                                                         Wdg Avg Ex                   Wdg Avg Ex                    Option Price
           Fiscal Years Ended March 31,       Shares        Price*         Shares        Price*         Shares        Per Share
           ---------------------------------------------------------------------------------------------------------------------
           (SHARES IN THOUSANDS)
           Options outstanding at
             beginning of year                 4,621        $ 7.13          3,620         $5.75          2,927            $5.24
           Granted                             2,282         14.63          2,235          8.19          1,795             6.15
           Exercised                          (1,315)         5.97           (919)         4.36           (541)            3.22
           Expired or canceled                  (380)         7.92           (315)         6.47           (561)            6.88
           Options outstanding at end
             of year                           5,208        $10.79          4,621         $7.13          3,620            $5.75
           Exercisable at end of year          1,203                        1,383                        1,208
           Weighted average fair
             value of options granted        $  7.62                       $ 4.51                       $ 2.94
                                             -------                       ------                       ------

          *WEIGHTED AVERAGE EXERCISE PRICE

          The following summarizes the stock options outstanding at March 31, 1998:


                                                  Options Outstanding                  Options Exercisable
                                        ------------------------------------------------------------------------------
                                                       Weighted
                                                       Average          Weighted                       Weighted
                                        Number         Remaining        Average       Number           Average
           Actual Range of              Outstanding    Contractual      Exercise      Exercisable      Exercise
           Exercise Prices              3/31/98        Life             Price         3/31/98          Price
           -----------------------------------------------------------------------------------------------------------
           (SHARES IN THOUSANDS)
           $ 2.625 -  7.813                1,720        7.25             $ 5.98         760            $ 5.80
           $ 7.875 - 11.875                1,523        9.03              10.52         301             10.55
           $12.438 - 23.313                1,965        9.31              15.22         142             17.02
           ----------------
           $ 2.625 - 23.313                5,208        8.55             $10.79       1,203            $ 7.57
           ----------------

          In accordance with the disclosure requirements of SFAS 123, if the Company had elected to recognize compensation cost based on the fair market value of the options granted at grant date as prescribed, income and earnings per share would have been reduced to the pro forma amounts indicated in the table below. The pro forma effect on net income for Fiscal 1998 and 1997 is not representative of the pro forma effect on net income in future years because it does not take into consideration pro forma compensation expense related to grants made prior to Fiscal 1996.

                                                 1998        1997        1996
           ----------------------------------------------------------------------
           (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
           Net income (loss)-as reported       $ 19,878     $ 13,790   $ (4,472)
           Net income (loss)-pro forma         $ 10,806     $  9,927   $( 6,799)
           Basic net income (loss) per share-
             as reported                       $   0.44     $   0.36   $  (0.12)
           Basic net income (loss) per share-
             pro forma                         $   0.24     $   0.25   $  (0.18)
           Diluted net income per share -
             as reported                       $   0.42     $   0.35   $  (0.12)
           Diluted net income per share -
             pro forma                         $   0.25     $   0.24   $  (0.18)
           ---------------------------------------------------------------------


          The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

                                                       1998        1997 and 1996
          ----------------------------------------------------------------------
           Expected dividend yield                         0.0%             0.0%
           Expected stock volatility                      74.7%            74.3%
           Risk-free interest rate                  5.5% - 6.4%      5.3% - 7.1%
           Expected life of options from
             vest date                                0.8 years       0.7 years
           Forfeiture rate                               actual         actual

          EMPLOYEE STOCK PURCHASE PLAN. In August 1996, the Company adopted an Employee Stock Purchase Plan (the "Purchase Plan") and reserved 600,000 shares of Common Stock for issuance under the Purchase Plan, as adjusted for a two-for-one stock split in November 1997.
          Employees, subject to certain restrictions, may purchase Common Stock under the Purchase Plan through payroll withholding at a price per share of 85% of the fair market value at the beginning or end of the purchase period, as defined under the terms of the Purchase Plan. The Company sold 166,597 and 60,626 shares under the Purchase Plan in Fiscal 1998 and Fiscal 1997, respectively. At March 31, 1998, 372,777 shares remained available for future issuance under the Purchase Plan.

          STOCKHOLDERS' RIGHTS AGREEMENT. In October 1991, the Company adopted a Stockholders' Rights Agreement pursuant to which one Preferred Share Purchase Right (a "Right") was distributed for each outstanding share of Common Stock. Each Right, as adjusted to give effect to a stock dividend, which effected a two-for-one stock split in November 1997, entitles stockholders to buy one two-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $50.00 upon certain events. The Rights expire on October 23, 2001, unless earlier redeemed by the Company.

          The Rights become exercisable if a person acquires 15% or more of the Company's Common Stock or announces a tender offer that would result in such person owning 15% or more of the Company's Common Stock, other than a person who has reported or is required to report beneficial ownership of the Company's Common Stock on Schedule 13G under the Securities Exchange Act of 1934, as amended, with respect to whom the threshold is 20%. If the Rights become exercisable, the holder of each Right (other than the person whose acquisition triggered the exercisability of the Rights) will be entitled to purchase, at the Right's then-current exercise price, a number of shares of the Company's Common Stock having a market value of twice the exercise price. In addition, if the Company were to be acquired in a merger or business combination after the Rights became exercisable, each Right will entitle its holder to purchase, at the Right's then-current exercise price, stock of the acquiring company having a market value of twice the exercise price. The Rights, as adjusted to give effect to a stock dividend, which effected a two-for-one stock split, in November 1997, are redeemable by the Company at a price of $0.005 per Right at any time within ten days after a person has acquired 15% (or 20% in the case of a Schedule G filer) or more of the Company's Common Stock.

NOTE 7.   CUSTOMER AGREEMENT

          In November 1993, the Company entered into an agreement with Siemens AG to supply SPECTRUM II digital microwave radios to E-Plus Mobilfunk GmbH. As of March 31, 1995, the Company had not met its product acceptance or delivery schedule, and, as a result, recorded significant reserves for product discounts on interim equipment, equipment returns and other related costs. In July 1995, the Company received product acceptance from E-Plus, and began delivery and installation of the SPECTRUM II equipment. During the third quarter of Fiscal 1996, the Company provided additional reserves of approximately $1.0 million related to the final resolution of other remaining open issues on this contract.

Note 8.   Industry Segment, Geographic and Customer Information

          The Company operates in a single industry segment, the design and manufacture of short- and medium-haul digital transmission products.

          One customer (Siemens AG) accounted for 5%, 12% and 19% of net sales for Fiscal 1998, 1997 and 1996, respectively. No other customers accounted for more than 10% of net sales during Fiscal 1998, 1997, or 1996.

          Geographic information for Fiscal 1998, 1997, and 1996 is as follows:



                                     United States   United Kingdom   New Zealand       Others     Eliminations       Total
-----------------------------------------------------------------------------------------------------------------------------
(IN THOUSANDS)
1998
SALES TO UNAFFILIATED CUSTOMERS           $187,832        $58,961      $  50,256        $13,441             --       $310,490
INTERCOMPANY SALES                          54,135             --                            --      $ (54,135)            --
                                          --------        -------      ---------        -------      ---------       --------
NET SALES                                 $241,967        $58,961      $  50,256        $13,441      $ (54,135)      $310,490
                                          --------        -------      ---------        -------      ---------       --------
OPERATING INCOME (loss)                   $ 22,775        $ 1,444      $  (1,912)       $   235      $  (1,634)      $ 20,908
                                          --------        -------      ---------        -------      ---------       --------
IDENTIFIABLE ASSETS                       $168,016        $24,033      $  44,693        $10,174      $  (6,516)      $240,400
                                          --------        -------      ---------        -------      ---------       --------

1997
Sales to unaffiliated customers           $147,575        $22,416      $  35,300        $ 6,046             --       $211,337
Intercompany sales                          24,540          --             --               --       $ (24,540)
                                          --------        -------      ---------        -------      ---------       --------
Net sales                                 $172,115        $22,416      $  35,300        $ 6,046      $ (24,540)      $211,337
                                          --------        -------      ---------        -------      ---------       --------
Operating income (loss)                   $ 12,533        $ 2,893      $   3,520        $   141      $  (1,749)      $ 17,338
                                          --------        -------      ---------        -------      ---------       --------
Identifiable assets                       $155,341        $15,858      $  23,850        $   759      $  (2,609)      $193,199

1996

Sales to unaffiliated customers           $128,667        $13,935      $  26,702        $ 3,114             --      $ 172,418
Intercompany sales                          14,684                            --             --      $ (14,684)            --
                                          --------        -------      ---------        -------      ---------       --------
Net sales                                 $143,351        $13,935      $  26,702        $ 3,114      $ (14,684)     $ 172,418
                                          --------        -------      ---------        -------      ---------       --------
Operating income                          $(10,138)       $ 1,767      $   2,237        $   220      $     128      $  (5,786)
                                          --------        -------      ---------        -------      ---------       --------
Identifiable assets                       $ 92,760        $ 6,539      $  11,527        $ 2,016      $  (5,992)     $ 106,850
                                          --------        -------      ---------        -------      ---------       --------

          Intercompany sales to the Company's foreign subsidiaries are transacted at prices comparable to those offered to unaffiliated customers, after taking into account the value added to products and services by the subsidiaries.

          The following table represents export sales from the United States to unaffiliated customers by geographic region:

 Years Ended March 31,                  1998          1997            1996
-------------------------------------------------------------------------------
 (IN THOUSANDS
 Canada and South America             $ 39,393       $28,718        $14,876
 Europe                                 44,622        54,594         59,732
 Asia/Pacific                           86,750        53,431         35,867
                                      --------      --------       --------
 Total export sales                   $170,765      $136,743       $110,475
                                      --------      --------       --------
                                      --------      --------       --------
 Export sales as a % of net sales       71%           80%            77%

NOTE 9.   MERGERS AND ACQUISITIONS

          In May 1997, the Company acquired all of the outstanding shares of Granger, Inc., a U.S. manufacturer of wireless products and provider of installation services. The purchase price of Granger, Inc., including the assumption of debt and the purchase of certain product rights, totaled $14.7 million. A portion of the purchase price was allocated to the net assets acquired based on their estimated fair
          values.   The fair value of the tangible assets acquired and
          liabilities assumed was $5.8 million and $1.9 million, respectively. The purchase price in excess of the net assets acquired of $10.8 million is recorded as goodwill on the balance sheet and is being amortized over 10 years. The acquisition has been accounted for using the purchase method of accounting. Accordingly, the accompanying financial statements include the results of Granger, Inc. since the date of acquisition. No pro forma financial statements for the periods prior to the acquisition have been provided due to the amounts being immaterial.

          In addition, concurrent with the acquisition of Granger, Inc., the Company made a minority investment in Granger Associates, Ltd., a privately held company based in the United Kingdom, for $4.0 million. This minority investment has been accounted for using the cost method of accounting. Subsequent to March 31, 1998, the Company sold approximately 10% of this investment for approximately $470,000, net of selling costs.

          In March 1998, stockholders approved the issuance of Common Stock of the Company pursuant to an agreement to merge with MAS Technology Limited ("MAS Technology"), a New Zealand company, which designs, manufactures, markets and supports digital microwave radio links for the worldwide telecommunications market. Under the terms of the agreement, the Company exchanged 1.2 shares of its Common Stock for each outstanding share of MAS Technology stock and stock options. The Company issued approximately 8.2 million shares to MAS Technology share and option holders. The combination is intended to qualify as a tax-free reorganization accounted for as a pooling-of-interests transaction. Accordingly, the historical financial statements of the Company has been restated to reflect the results of MAS Technology for all periods presented.

          The following table shows the reconciliation of the historical results of the Company to the results presented in the accompanying Statements of Operations for Fiscal 1997 and Fiscal 1996.

                                                       Year Ended March 31,
                                                       --------------------
                                                       1997           1996
                                                       ----           ----
          Revenue:       Digital Microwave          $178,344       $150,419
                         MAS Technology               35,300         26,702
                         Intercompany sales           (2,307)        (4,703)
                                                    --------       --------
                         Total                      $211,337       $172,418
                                                    --------       --------
          Net Income:    Digital Microwave          $ 11,707       $ (5,955)
                         MAS Technology                2,165          1,483
                         Intercompany profit
                            eliminations                 (82)            --
                                                    --------       --------
                         Total                      $ 13,790       $ (4,472)
                                                    --------       --------

          Merger and restructuring expenses for Fiscal 1998 primarily included payments to the Company's investment bankers of $3.4 million for brokering the Company's merger with MAS Technology, legal and accounting fees of $0.9 million, asset valuation reserves for inventory, receivables and warranty totaling $7.1 million, as well as various other costs of $3.2 million, which included office closures and contract terminations. As of March 31, 1998, the remaining restructuring reserve was comprised principally of $7.1 million for asset valuation reserves, and $3.2 million for other restructuring costs.

NOTE 10.  EVENT SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED)

          On July 22, 1998, the Company entered into a Merger Agreement pursuant to which the Company will acquire Innova Corporation ("Innova"), a manufacturer of microwave radio equipment (the "Merger"). In the Merger, each outstanding share of common stock of Innova shall be converted into 1.05 shares of capital stock of the Company. The Company will also assume all outstanding options, warrants and other rights to acquire Innova capital stock. The Merger is subject to approval by the stockholders of both companies and certain other conditions, including the receipt of opinion that the Merger may be accounted for as a pooling of interests.

          If the Merger is accounted for under the pooling of interests method, historical financial data in future reports will be restated to include Innova data. The following unaudited pro forma summary presents the combined condensed consolidated results of operations as if the merger had been completed on April 1, 1995.

                               (unaudited pro forma)

                       (in thousands, except per share data)


                                                     YEAR ENDED MARCH 31,                        THREE MONTHS ENDED JUNE 30,
                                                     --------------------                        ---------------------------
                                           1998              1997              1996               1998                 1997
                                           ----              ----              ----               ----                 ----
 Sales...............................    $ 345,116         $ 213,441        $ 174,380           $ 63,211             $  69,468
 Net income (loss)...................       18,818             6,461          (13,533)            15,481)                3,691
 Basic earnings (loss) per share.....    $    0.37            $ 0.16        $   (0.35)          $  (0.25)            $    0.08
 Diluted earnings (loss) per share...    $    0.30            $ 0.13        $   (0.35)          $ ( 0.25)            $    0.06



          The unaudited pro forma combined condensed consolidated statements of income for the years ended March 31, 1996, 1997 and 1998 reflect the combination of the financial statements of DMC for the years ended March 31, 1996, 1997 and 1998 with the financial statements of Innova for the year ended March 31, 1996, the nine months ended December 31, 1996 and the year ended December 31, 1997, respectively. The unaudited pro forma combined statements of income for the three month periods ended June 30, 1997 and 1998 reflect the combination of the statements of income (loss) of DMC for the three month periods ended June 30, 1997 and 1998 with the statements of income (loss) of Innova for the three month periods ended March 31, 1997 and June 30, 1998, respectively. As a result, the results of operations for Innova for the three months ended March 31, 1998 are not included in any of the periods presented in the unaudited pro forma combined financial statements.

          The Company and Innova estimate that they will incur direct transaction costs of approximately $4,000,000 associated with the Merger, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and other related charges. These nonrecurring transaction costs will be charged to operations upon consummation of the Merger. It is expected that following the Merger the combined companies will incur an additional significant charge to operations, which is currently estimated to be in the range of $30 million to $40 million, to reflect costs associated with integrating the two companies. This charge and the direct transaction costs have not been reflected in the pro forma financial data. There can be no assurance that the combined company will not incur additional charges to reflect costs associated with the Merger or that management will be successful in its efforts to integrate the operations of the two companies.

          Pursuant to the Merger Agreement, it may be terminated by either party under certain circumstances. The Company and Innova have each agreed that if the Merger is not consummated as a result of certain specified events, it will pay to the other party a termination fee of $ 4,500,000.

          If the Merger is not consummated, expenses incurred in connection with the proposed Merger (including the possible "termination" fees described above) could have a material adverse effect on the Company's results of operations.

                            INDEPENDENT AUDITORS' REPORT

The Board of Directors
Innova Corporation:

     We have audited the accompanying consolidated balance sheets of Innova Corporation and subsidiary as of December 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year ended March 31, 1996, the nine month fiscal period ended December 31, 1996, and the year ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Innova Corporation and subsidiary as of December 31, 1996 and 1997, and the results of their operations and their cash flows for the year ended March 31, 1996, the nine month fiscal period ended December 31, 1996 and the year ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          /s/ KPMG Peat Marwick LLP

Seattle, Washington
February 3, 1998

                               INNOVA CORPORATION
                                 AND SUBSIDIARY
                          Consolidated Balance Sheets
                       (In thousands, except share data)


                                                                                  DECEMBER 31,       DECEMBER 31,       JUNE 30,
                                   ASSETS                                            1996               1997              1998
                                                                             -----------------    ---------------   --------------
                                                                                                                      (UNAUDITED)
Current assets:
   Cash and cash equivalents                                                 $         173              2,455              4,348
   Short-term investment securities                                                     --             19,319              6,221
   Accounts receivable, net of allowance for doubtful
     accounts of $15, $205 and $450 at December 31, 1996 and
     1997, and June 30, 1998 (unaudited), respectively                               1,740             11,164             13,448
   Inventories                                                                       2,534             12,048             22,670
   Other current assets                                                                 73                250                288
                                                                             -----------------    ---------------   --------------
                Total current assets                                                 4,520             45,236             46,975
Equipment and leasehold improvements, at cost, net                                   2,647             11,134             16,657
Other assets                                                                           138                425                701
                                                                             -----------------    ---------------   --------------
                                                                             $       7,305             56,795             64,333
                                                                             -----------------    ---------------   --------------
                                                                             -----------------    ---------------   --------------

               LIABILITIES AND STOCKHOLDERS' EQUITY (Deficit)

Current liabilities:
   Notes payable                                                             $         506                 --                 --
   Current installments of obligations under capital leases                            504              1,103                894
   Notes payable to stockholders                                                     1,500                 --                 --
   Accounts payable                                                                  1,944              5,780             12,854
   Accrued liabilities                                                                 356                837              1,207
                                                                             -----------------    ---------------   --------------
                Total current liabilities                                            4,810              7,720             14,955
Obligations under capital leases, excluding current
   installments                                                                        542                970                611
Redeemable preferred stock, no par value.  Authorized
   11,874,998 shares at December 31, 1996, and 5,000,000
   shares at December 31, 1997 and June 30, 1998 (unaudited), issued and outstanding 7,216,751 shares at December 31, 1996 and 0 shares at December 31, 1997 and June 30, 1998 (unaudited)
   [liquidation preference of $40,022 at December 31, 1996
   and $0 at December 31, 1997 and June 30, 1998 (unaudited)
   and redemption value of $36,474 at December 31, 1996
   and $0 at December 31, 1997 and June 30, 1998 (unaudited)]                       39,313                 --                 --

Stockholders' equity (deficit):
   Common stock, no par value.  Authorized 15,625,000 shares
     at December 31, 1996 and 30,000,000 shares at
     December 31, 1997 and June 30, 1998 (unaudited); issued
     and outstanding 941,334 shares at December 31, 1996,
     13,679,593 shares at December 31, 1997 and 14,005,877
     shares at June 30, 1998 (unaudited)                                             1,377             86,621             86,801
   Additional paid-in capital                                                        1,605              3,262              3,262
   Deferred stock compensation expense                                                  --               (397)              (235)
   Accumulated other comprehensive income                                               33                 54                 90
   Accumulated deficit                                                             (40,375)           (41,435)           (41,151)
                                                                             -----------------    ---------------   --------------

                Total stockholders' equity (deficit)                               (37,360)            48,105             48,767

Commitments, contingencies and subsequent event
                                                                             -----------------    ---------------   --------------
                                                                             $       7,305             56,795             64,333
                                                                             -----------------    ---------------   --------------
                                                                             -----------------    ---------------   --------------

See accompanying notes to consolidated financial statements.

                                  INNOVA CORPORATION
                                    AND SUBSIDIARY
                        Consolidated Statements of Operations
                        (In thousands, except per share data)

                                                                           NINE MONTH
                                                                         FISCAL PERIOD                       SIX MONTHS ENDED
                                                            YEAR ENDED       ENDED         YEAR ENDED             JUNE 30,
                                                             MARCH 31,    DECEMBER 31,    DECEMBER 31,  ----------------------------
                                                               1996           1996           1997           1997           1998
                                                           -------------  -------------  -------------  -------------  -------------
                                                                                                                (UNAUDITED)
Net product sales                                         $        445          2,050         36,100         12,582         24,957
Manufacturing contract service revenues                          1,517             54             --             --             --
                                                           -------------  -------------  -------------  -------------  -------------

            Total revenues                                       1,962          2,104         36,100         12,582         24,957
                                                           -------------  -------------  -------------  -------------  -------------

Cost of products sold                                            2,425          3,685         25,447          9,570         17,628
Manufacturing contract service expenses                          1,517             54             --             --             --
                                                           -------------  -------------  -------------  -------------  -------------

            Total cost of products sold and manu-
               facturing contract service expenses               3,942          3,739         25,447          9,570         17,628
                                                           -------------  -------------  -------------  -------------  -------------

            Gross profit (loss)                                 (1,980)        (1,635)        10,653          3,012          7,329

Operating expenses:
  Selling, general and administrative                            2,316          2,584          7,227          3,471          4,382
  Research and development                                       4,520          2,967          4,602          2,216          3,012
                                                           -------------  -------------  -------------  -------------  -------------

            Total operating expenses                             6,836          5,551         11,829          5,687          7,394
                                                           -------------  -------------  -------------  -------------  -------------

            Loss from operations                                (8,816)        (7,186)        (1,176)        (2,675)           (65)

Other income (expense):
  Interest income                                                   38            102            594             --            401
  Interest expense                                                (287)          (249)          (546)          (338)          (202)
  Other income                                                       4              4             68             --             10
                                                           -------------  -------------  -------------  -------------  -------------

                                                                  (245)          (143)           116           (338)           209
                                                           -------------  -------------  -------------  -------------  -------------

            Net income (loss) before cumulative effect
               of change in accounting principle                (9,061)        (7,329)        (1,060)        (3,013)           144

Cumulative effect of change in accounting principle                 --             --             --             --            140
                                                           -------------  -------------  -------------  -------------  -------------

            Net income (loss)                             $     (9,061)        (7,329)        (1,060)        (3,013)           284
                                                           -------------  -------------  -------------  -------------  -------------
                                                           -------------  -------------  -------------  -------------  -------------

                                                          $     (14.40)         (8.27)         (0.18)         (3.17)          0.02
Basic and diluted net income (loss) per share
                                                           -------------  -------------  -------------  -------------  -------------
                                                           -------------  -------------  -------------  -------------  -------------


Shares used in computing basic net income (loss)
  per share                                                        629            886          5,795            949         13,867

Shares used in computing diluted net income (loss)
  per share                                                        629            886          5,795            949         17,294
                                                           -------------  -------------  -------------  -------------  -------------
                                                           -------------  -------------  -------------  -------------  -------------

See accompanying notes to consolidated financial statements.

                                  INNOVA CORPORATION
                                    AND SUBSIDIARY
              Consolidated Statements of Stockholders' Equity (Deficit)
                          (In thousands, except share data)

                                                                                                          DEFERRED
                                                                   COMMON STOCK           ADDITIONAL        STOCK
                                                           ---------------------------      PAID-IN     COMPENSATION
                DESCRIPTION                                   SHARES         AMOUNT         CAPITAL        EXPENSE
                                                           ------------   ------------   ------------   ------------
Balances at March 31, 1995                                     523,810       $  1,302          1,605             --

Sale of common stock for cash                                  340,467              8             --             --
Common stock issued upon exercise of stock options              18,565             20             --             --
Net loss                                                            --             --             --             --
Translation adjustment                                              --             --             --             --
                                                           ------------   ------------   ------------   ------------


Balances at March 31, 1996                                     882,842          1,330          1,605             --

Common stock issued upon exercise of stock options              10,684             12             --             --
Stock issued to vendors for services                            47,808             35             --             --
Net loss                                                            --             --             --             --
Translation adjustment                                              --             --             --             --
                                                           ------------   ------------   ------------   ------------

Balances at December 31, 1996                                  941,334          1,377          1,605             --

Deferred compensation expense related to common
  stock options                                                     --             --          1,590         (1,590)
Amortization of deferred stock compensation                         --             --             --          1,193
Estimated fair value of warrant issued in connection
  with note payable                                                 --             --             67             --
Common stock issued upon exercise of stock options             104,191            174             --             --
Common stock issued upon conversion of preferred stock       8,682,287         47,769             --             --

Common stock issued in connection with initial public
  offering, net of issuance expenses of $3,811               3,162,500         37,301             --             --

Common stock issued upon exercise of warrants                  789,281             --             --             --
Net loss                                                            --             --             --             --
Translation adjustment                                              --             --             --             --
                                                           ------------   ------------   ------------   ------------

Balances at December 31, 1997                               13,679,593         86,621          3,262           (397)

Amortization of deferred stock compensation (unaudited)             --             --             --            162
Common stock issued upon exercise of stock options             129,917            177             --             --
(unaudited)
Common stock issued upon exercise of warrants (unaudited)      196,367              3             --             --
Net income (unaudited)                                              --             --             --             --
Translation adjustment (unaudited)                                  --             --             --             --
                                                           ------------   ------------   ------------   ------------

Balances at June 30, 1998 (unaudited)                       14,005,877       $ 86,801          3,262           (235)

                                                           ------------   ------------   ------------   ------------
                                                           ------------   ------------   ------------   ------------


                                                              ACCUMULATED
                                                                 OTHER                          TOTAL
                                                             COMPREHENSIVE   ACCUMULATED    STOCKHOLDERS'
                DESCRIPTION                                     INCOME        DEFICIT     EQUITY (DEFICIT)
                                                             -------------  ------------  ----------------
Balances at March 31, 1995                                            25        (23,985)       (21,053)

Sale of common stock for cash                                         --             --              8
Common stock issued upon exercise of stock options                    --             --             20
Net loss                                                              --         (9,061)        (9,061)
Translation adjustment                                                 1             --              1
                                                             -------------  ------------  ----------------

Balances at March 31, 1996                                            26        (33,046)       (30,085)

Common stock issued upon exercise of stock options                    --             --             12
Stock issued to vendors for services                                  --             --             35
Net loss                                                              --         (7,329)        (7,329)
Translation adjustment                                                 7             --              7
                                                             ------------   ------------   ------------

Balances at December 31, 1996                                         33        (40,375)       (37,360)

Deferred compensation expense related to common
  stock options                                                       --             --             --
Amortization of deferred stock compensation                           --             --          1,193
Estimated fair value of warrant issued in connection
  with note payable                                                   --             --             67
Common stock issued upon exercise of stock options                    --             --            174
Common stock issued upon conversion of preferred stock                --             --         47,769

Common stock issued in connection with initial public                                --             --
  offering, net of issuance expenses of $3,811                        --             --         37,301

Common stock issued upon exercise of warrants                         --             --             --
Net loss                                                              --         (1,060)        (1,060)
Translation adjustment                                                21             --             21
                                                             ------------   ------------   ------------

Balances at December 31, 1997                                         54        (41,435)        48,105

Amortization of deferred stock compensation (unaudited)               --             --            162
Common stock issued upon exercise of stock options                    --             --            177
(unaudited)
Common stock issued upon exercise of warrants (unaudited)             --             --              3
Net income (unaudited)                                                --            284            284
Translation adjustment (unaudited)                                    36             --             36
                                                             ------------   ------------   ------------

Balances at June 30, 1998 (unaudited)                                 90        (41,151)        48,767

                                                             ------------   ------------   ------------
                                                             ------------   ------------   ------------

See accompanying notes to consolidated financial statements.

                                  INNOVA CORPORATION
                                    AND SUBSIDIARY
                        Consolidated Statements of Cash Flows
                                    (In thousands)

                                                                                    NINE MONTH
                                                                                  FISCAL PERIOD                  SIX MONTHS ENDED
                                                                       YEAR ENDED     ENDED      YEAR ENDED          JUNE 30,
                                                                        MARCH 31,  DECEMBER 31,  DECEMBER 31, ----------------------
                                                                          1996         1996         1997         1997        1998
                                                                       ----------   -----------  ----------   ----------  ----------
                                                                                                                   (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)                                                   $   (9,061)     (7,329)      (1,060)     (3,013)         284
  Adjustments to reconcile net income (loss) to net cash
    used in operating activities:
      Depreciation and amortization                                          759         634        1,331         493        1,423
      Stock issued to vendors for services                                    --          49           --          --           --
      Amortization of deferred stock compensation                             --          --        1,193         966          162
      Amortization of note payable discount                                   --          --           51          17           --
      Change in certain assets and liabilities:
        Decrease (increase) in accounts receivable                           160      (1,662)      (9,424)     (3,377)      (2,284)
        Increase in inventories                                              (22)     (1,926)      (9,514)     (3,400)     (10,622)
        Decrease (increase) in other current assets                            3         (17)        (420)       (113)         (38)
        Increase in accounts payable and accrued
          liabilities                                                        798         700        4,334       1,222        7,444
                                                                       -----------  -----------  ----------  -----------  ----------
            Net cash used in operating activities                         (7,363)     (9,551)     (13,509)     (7,205)      (3,631)
                                                                       -----------  -----------  ----------  -----------  ----------

Cash flows from investing activities:
  Purchase of short-term investment securities                                --          --      (19,319)         --       13,098
  Purchase of equipment and leasehold improvements                          (549)       (325)      (7,896)       (843)      (6,946)
  Increase in other assets                                                   (43)        (25)         (45)        (35)        (276)
                                                                       -----------  -----------  ----------  -----------  ----------
            Net cash provided by (used in)
             investing activities                                           (592)       (350)     (27,260)       (878)       5,876
                                                                       -----------  -----------  ----------  -----------  ----------

Cash flows from financing activities:
  Repayments of obligations under capital leases                            (561)       (404)        (895)       (417)        (568)
  Net proceeds from (repayments of) notes payable                             --         506         (506)      5,163           --
  Net proceeds from notes payable to vendor                                1,000          --           --          --           --
  Net repayment of notes payable to vendor                                (1,000)         --           --          --           --
  Proceeds from (repayments of) notes payable to
    stockholders                                                              70         (70)          --          --           --
  Net proceeds from issuance of convertible notes payable                  3,702       4,782           --          --           --
  Proceeds from sale of redeemable preferred stock                         3,080       4,953        6,956       6,956           --
  Proceeds from sale of common stock                                           8          --       37,301          --           --
  Proceeds from exercise of common stock options and warrants                 20          12          174          21          180
                                                                       -----------  -----------  ----------  -----------  ----------
            Net cash provided by (used in)
             financing activities                                          6,319       9,779       43,030      11,723         (388)
                                                                       -----------  -----------  ----------  -----------  ----------
Effect of translation and exchange rate changes on cash
  flows                                                                        1           8           21          21           36
                                                                       -----------  -----------  ----------  -----------  ----------
            Net increase (decrease) in cash and cash
             equivalents                                                  (1,635)       (114)       2,282       3,661        1,893
Cash and cash equivalents at beginning of period                           1,922         287          173         173        2,455
                                                                       -----------  -----------  ----------  -----------  ----------

Cash and cash equivalents at end of period                            $      287         173        2,455       3,834        4,348
                                                                       -----------  -----------  ----------  -----------  ----------
                                                                       -----------  -----------  ----------  -----------  ----------

Supplemental disclosure of cash flow information -- cash
  paid during the period for interest                                 $       17         364          546         312          202
                                                                       -----------  -----------  ----------  -----------  ----------
                                                                       -----------  -----------  ----------  -----------  ----------

Supplemental schedule of noncash financing activities:
  Notes payable to stockholders converted into redeemable
    preferred stock                                                   $       --       6,984        1,500       1,500           --
  Notes payable to stockholders converted into
    mandatorily convertible notes payable                                  1,000          --           --          --           --
  Estimated fair value of warrant issued in connection
    with notes payable                                                        --          --           67          67           --
  Capital lease obligations incurred to acquire equipment                    531         633        1,922       1,967           --
  Conversion of redeemable preferred stock into common
    stock                                                                     --          --       47,769          --           --
  Stock subscriptions receivable                                           3,282          --           --          --           --

See accompanying notes to consolidated financial statements.

                                  INNOVA CORPORATION
                                    AND SUBSIDIARY

                      Notes to Consolidated Financial Statements

                     (Information as of June 30, 1998 and for the
                six months ended June 30, 1997 and 1998 is unaudited)

                   (In thousands, except share and per share data)


(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a)  NATURE OF BUSINESS

          Innova Corporation (Company) was formed to develop, manufacture and market communication systems utilizing conical horn technology. In November 1993, the Company shipped the first production units of a line of point-to-point radios. In November 1994, the Company discontinued manufacture for its own account of the original radio line; however, production of this product was continued under a "Processor For Hire Agreement" for the account of one of Innova's stockholders [see note 7(a), Related Party Transactions] until approximately March 31, 1996. Also in 1994, a program to redesign the original radios was launched. The redesign program was undertaken due to changing market demands. For the period from January 17, 1989 (inception) through March 31, 1996, the Company was considered to be in the development stage as the Company had not generated significant revenues from its research and development efforts and "Processor For Hire Agreement" and operations had been financed primarily through the issuance of equity securities. Subsequent to March 31, 1996, the Company effected a change in its year-end to December 31. During the nine month fiscal period ended December 31, 1996, the Company began manufacturing and selling redesigned radios and emerged from the development stage.

     (b)  PRINCIPLES OF CONSOLIDATION

          The consolidated financial statements include the Company and its wholly-owned subsidiary, Innova Europe Limited.

          Innova Europe Limited was formed to sell products developed and manufactured by the Company to customers in Europe. All significant intercompany balances and transactions have been eliminated in consolidation.

     (c)  CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

          The Company considers all highly liquid debt securities with a maturity of three months or less at date of purchase to be cash equivalents.

          The Company classifies its short-term investments as available-for-sale. Accordingly, these investments are carried at fair value. The fair value of such securities approximated cost, and there were no unrealized holding gains or losses at December 31, 1996, and 1997, and June 30, 1998. Realized gains and losses are determined using the specific identification method. At December 31, 1997 and June 30, 1998, all short-term investments consisted of U.S. government agency securities with a maturity of less than one year.

     (d)  INVENTORIES

          Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value).

     (e)  DEPRECIATION AND AMORTIZATION

          Depreciation of equipment and amortization of leasehold improvements is provided on the straight-line method over the estimated useful lives of the assets which range from two to five years, not to exceed lease terms for leasehold improvements.

     (f)  PATENTS

          The Company has filed several patent applications in the United States and other countries. Costs associated with filing patent applications are capitalized and are amortized using the straight-line method over the estimated economic lives of the patents ranging from two to five years.

     (g)  RESEARCH AND DEVELOPMENT COSTS

          Research and development costs are charged to expense as incurred. Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility.

          Based on the Company's product development process, software development costs incurred by the Company between the establishment of technological feasibility and the point at which the product is ready for general release have not been significant.

     (h)  REVENUE RECOGNITION

          The Company recognizes revenue on product sales upon shipment. Under the Processor For Hire Agreement -- (PFHA) as discussed in note 7(a), manufacturing contract service revenues were recognized as the services were performed.

          The Company provides warranties, which generally last for two years, on the products that it sells. The provision for warranty expense is based on historical industry and Company experience and is accrued when products are sold.

     (i)  INCOME TAXES

          Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established for deferred tax assets to the extent there is uncertainty regarding the Company's ability to generate taxable income in the future and when it is more likely than not that such deferred tax assets will not be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in net deferred tax assets and liabilities.

     (j)  FOREIGN CURRENCY TRANSLATION

          The functional currency of Innova Europe Limited is the British Pound Sterling. Assets and liabilities of Innova Europe Limited have been translated to U.S. dollars using rates of exchange in effect at the balance sheet date. Income and expense accounts have been translated to U.S. dollars using average rates of exchange during the periods. The net gain or loss resulting from translation is shown as accumulated other comprehensive income in stockholders' equity.

     (k)  RECLASSIFICATIONS

          Certain reclassifications have been made to the March 31 and December 31, 1996 amounts to conform to the December 31, 1997 and June 30, 1998 presentation.

     (l)  CONCENTRATION OF CREDIT RISK AND SUPPLIER CONCENTRATION

          The Company currently purchases an important component of its products from two principal suppliers. Although there are a limited number of potential manufacturers of such component, management believes that other suppliers could provide similar components on comparable terms. A change in suppliers, however, could cause a delay in manufacturing and a possible loss of sales, which could have a material adverse effect on the manufacturing and delivery of the Company's products. Purchases from these principal suppliers were as follows:

                                          NINE MONTH
                                       FISCAL PERIOD
                                           ENDED       YEAR ENDED
                          YEAR-ENDED      DECEMBER      DECEMBER      SIX MONTHS ENDED JUNE 30,
                           MARCH 31,         31,           31,
                             1996           1996          1997           1997            1998
                        -------------  -------------  -------------  -------------  -------------
          Supplier     $         64            945          4,792          1,750          5,961
             A
          Supplier               --            131          2,628            854          2,335
             B


          The Company also purchases other components of lesser significance which are available from a limited number of manufacturers.

          Credit is extended to customers based on an evaluation of their financial condition and collateral is generally not required. The Company's customers consist principally of telecommunications service providers and system integrators. The Company maintains an allowance for doubtful accounts to reduce the effects of credit losses. Through June 30, 1998, actual credit losses have not been significant and, therefore, a limited allowance for doubtful accounts has been recorded. See major customers and segment information at note 13.

     (m)  IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED
          OF

          The Company adopted the provisions of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on April 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on the consolidated financial statements.

     (n)  STOCK-BASED COMPENSATION

          The Company accounts for its stock-based compensation arrangement in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense under fixed plans would be recorded on the date of grant only if the fair value of the underlying stock at the date of grant exceeded the exercise price. Statement of Financial Accounting Standard (SFAS) No. 123, Accounting for Stock-Based Compensation, requires entities that continue to apply the provisions of APB Opinion No. 25 for transactions with employees to provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied to these transactions.

     (o)  NET INCOME (LOSS) PER SHARE

          The Financial Accounting Standards Board (FASB) recently issued SFAS No. 128, Earnings Per Share. SFAS No. 128 requires the presentation of basic earnings per share, and for companies with complex capital structures, diluted earnings per share. Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period.

          The Company has presented basic and diluted net loss per share in accordance with SFAS No. 128. Since the Company had a net loss for the year ended March 31, 1996, nine month fiscal period ended
          December 31, 1996, year ended December 31, 1997 and for the six months ended June 30, 1997, basic and diluted net loss per share is the same. The following table reconciles the shares used to compute basic and diluted net income per share for the six months ended June 30, 1998 (in thousands):

               Shares used to compute basic net income per share        13,867
               Impact of stock options and warrants                      3,427
                                                                    ------------
               Shares used to compute diluted net income per share      17,294
                                                                    ------------
                                                                    ------------

          Excluded from the computation of diluted earnings per share for the year ended December 31, 1997 are options to acquire 1,759,368 shares of Common Stock with a weighted-average exercise price of $3.60 and warrants to acquire 2,151,760 shares of Common Stock with a weighted average exercise price of $0.4328 because their effects would be anti-dilutive. Also excluded from the computation of diluted earnings per share for the year ended December 31, 1997 are the common equivalent shares resulting from the assumed conversion of 8,682,287 shares of redeemable preferred stock because the effects were antidilutive prior to the conversion of the preferred stock into common stock upon the closing of the Company's initial public offering on August 8, 1997. The accretion of the difference between the carrying value of the redeemable preferred stock and the redemption price has not been reflected in the net loss per share calculations because the amounts were not significant for the year ended December 31, 1997.

          Excluded from the computation of diluted earnings per share for the six months ended June 30, 1998 are options to acquire 192,000 shares of common stock because the options' exercise price was greater than the average market price of the common shares.

     (p)  COMPREHENSIVE INCOME (LOSS)

          In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income (Statement 130). Statement 130 establishes standards for reporting and disclosure of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. Statement 130, which is effective for fiscal years beginning after December 15, 1997, requires reclassification of financial statements for earlier periods to be provided for comparative purposes. The Company has not determined the manner in which it will present the information required by Statement 130 in its annual financial statements. The Company's total comprehensive income (loss) for the year ended March 31, 1996, the nine month fiscal period ended

          December 31, 1996, the year ended December 31, 1997 and the six months ended June 30, 1997 and 1998 was $(9,060), $(7,322), $(1,039),
          $(2,993) and $320, respectively. Comprehensive income (loss) consisted of net income (loss) in foreign currency translation adjustments.

     (q)  ACCOUNTING CHANGE

          During the first quarter of 1998, the Company implemented a new enterprise reporting software package, the "Oracle ERP Implementation" which permits the capturing of detailed manufacturing costs. As a result of being able to capture detailed manufacturing costs, the Company changed its method of accounting for certain elements of cost included in its inventories. Effective January 1, 1998, the Company includes certain additional purchasing administrative costs as elements of overhead cost included in its inventories and allocates cost overhead pools to inventory based on cost of materials and direct labor hours. Previously, certain purchasing administrative costs were expensed as incurred and overhead was allocated to inventory solely based on direct labor hours. The Company believes that the change in accounting for its inventories is preferable in the circumstances because it provides a better matching of the costs incurred to manufacture the inventories with their related revenues.

          The change in accounting is reported as the cumulative effect of a change in accounting principle in the consolidated statement of operations. The cumulative effect of the change in accounting principle as of January 1, 1998 was to increase net income for the six months ended June 30, 1998 by approximately $140 or $0.01 per basic and diluted share. Had the new method of accounting for certain elements of cost included in inventories been in effect for the year ended December 31, 1997 net loss and net loss per basic and diluted share would have been $(920) and $(0.16), respectively.

          The effect of this change in accounting principle for the nine month fiscal period ended December 31, 1996, and for the six months ended June 30, 1997 was immaterial.

          Net income before the change in accounting principle increased by $243 ($0.02 per basic and diluted share) for the six months ended June 30, 1998 as a result of the change in accounting.

     (r)  NEW ACCOUNTING PRONOUNCEMENTS

          In June 1997, the FASB issued SFAS No. 131, Disclosure About Segments of an Enterprise and Related Information (Statement 131). Statement 131 establishes standards for the way that public business enterprises report information about operating segments. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Statement 131 is effective for fiscal years beginning after December 15, 1997. In the initial year of application, comparative information for earlier years must be restated. The Company has not determined the manner in which it will present the information required by Statement 131.

(2)  USE OF ESTIMATES

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(3)  INVENTORIES

     Inventories consist of the following:

                                                 DECEMBER 31,      DECEMBER 31,     JUNE 30,
                                                    1996             1997            1998
                                              ----------------  ---------------  ------------
     Raw materials                           $         1,875         10,383         17,450
     Work-in-progress                                    504          1,612          2,306
     Finished goods                                      155             53          2,914
                                              ----------------  ---------------  ------------

                                             $         2,534         12,048         22,670
                                              ----------------  ---------------  ------------
                                              ----------------  ---------------  ------------

(4)  EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Equipment and leasehold improvements consist of the following:

                                                DECEMBER 31,     DECEMBER 31,      JUNE 30,
                                                    1996             1997            1998
                                              ----------------  ---------------  ------------
     Equipment                               $         5,152         14,616         21,160
     Leasehold improvements                              141            495            850
                                              ----------------  ---------------  ------------
                                                       5,293         15,111         22,010

     Less accumulated depreciation and
        amortization                                   2,646          3,977          5,353
                                              ----------------  ---------------  ------------
                                             $         2,647         11,134         16,657
                                              ----------------  ---------------  ------------
                                              ----------------  ---------------  ------------

     Included in equipment and leasehold improvements are the gross cost of equipment and related accumulated amortization recorded under capital leases as follows:

                                                DECEMBER 31,      DECEMBER 31,     JUNE 30,
                                                    1996              1997           1998
                                              ----------------  ---------------  ------------
     Equipment                               $         2,633          4,610          4,298
     Less accumulated amortization                     1,182          1,869          2,227
                                              ----------------  ---------------  ------------

                                             $         1,451          2,741          2,071
                                              ----------------  ---------------  ------------
                                              ----------------  ---------------  ------------

     Amortization of assets held under capital leases is included with depreciation expense.

(5)  NOTES PAYABLE

     In October 1996, the Company entered into a $5,000 revolving credit agreement which bore interest at the LIBOR rate plus 4.875% with a minimum of 8% per annum (10.545% at December 31, 1996). Amounts outstanding were $506 at December 31, 1996, and $0 at December 31, 1997. Under the terms of the agreement, advances under the credit facility were limited to 80% of billed trade receivables outstanding. The agreement was subject to automatic renewals for successive one-year terms. In April 1997, the Company amended the credit agreement to include an additional term loan for $1,500 on the earlier of:

     (a)  April 30, 1998;
     (b) the date the initial October 1996 revolving credit agreement terminated; or
     (c) the date the Company first issued equity, debt or other securities, other than the Series F financing discussed in note 8, subsequent to April 1997.

     In connection with the term loan, the Company issued to the lender a warrant, expiring in April 2003, to purchase 21,500 shares of the Company's common stock, at $6.96 per share. The estimated value of the warrant, $67 was recorded as debt discount and was amortized to interest expense over the period that the debt was outstanding. This agreement was terminated as of December 1997 and all amounts borrowed thereunder repaid.

(6)  ACCRUED LIABILITIES

     A summary of accrued liabilities is as follows:

                                                 DECEMBER 31,     DECEMBER 31,       JUNE 30,
                                                    1996              1997            1998
                                              ----------------  ---------------  ------------
     Accrued compensation expense            $           289            687            941
     Provision for warranty                               20            150            266
     Other accruals                                       47             --             --
                                              ----------------  ---------------  ------------

                                             $           356            837          1,207
                                              ----------------  ---------------  ------------
                                              ----------------  ---------------  ------------

(7)  RELATED PARTY TRANSACTIONS

     (a)  SALES, MANUFACTURING AND SERVICE REVENUES

          Sales totaling approximately $212, $15 and $0 were made to one of the Company's major stockholders during the nine month fiscal period ended December 31, 1996, the year ended December 31, 1997 and the six months ended June 30, 1998, respectively.

          Substantially all of the total revenues recognized in the year ended March 31, 1996 were to Societe Anonyme de Telecommunications (SAT), a stockholder of the Company. In November 1994, the Company entered into a Processor For Hire Agreement -- (PFHA) with SAT whereby SAT purchased substantially all of the Company's inventories as of November 1994 for cash. The PFHA called for the Company to continue to manufacture radios for SAT; however, SAT was responsible for supplying the materials used in the manufacture of these radios.
          Under the PFHA, SAT reimbursed the Company for the costs incurred by the Company in the assembly and testing of the radios. In addition, SAT paid to the Company a fee to cover administrative costs plus a profit. This fee was based on the volume of materials purchased for SAT for the production of the radios. The Company managed all of the manufacturing and purchasing functions associated with the manufacture of radios and the purchase of radio components. The PFHA was substantially terminated as of March 31, 1996.

          The reimbursement of the costs of manufacture along with the administration fee during the year ended March 31, 1996 and the nine month fiscal period ended December 31, 1996 have been recorded as manufacturing contract service revenues in the consolidated statements of operations. The identifiable costs associated with the manufacture of the radios covered by the PFHA have been summarized in the consolidated statements of operations as manufacturing contract service expenses.

          Product sales made to SAT for the nine month fiscal period ended December 31, 1996, for the year ended December 31, 1997 and the six months ended June 30, 1997 and 1998 were $3, $15,400, $3,532 and
          $9,100, respectively.

     (b)  ACCOUNTS RECEIVABLE

          Accounts receivable due from SAT were $58, $5,473 and $3,107 at December 31, 1996 and 1997 and June 30, 1998, respectively.

     (c) MANDATORILY CONVERTIBLE NOTES PAYABLE FOR PREFERRED STOCK, STOCK SUBSCRIPTIONS RECEIVABLE, AND RELATED EQUITY TRANSACTION

          On March 27, 1996, the Company entered into stock subscription agreements with certain existing stockholders for the purpose of selling Series D preferred stock for an aggregate price of $7,000.
          The $7,000 includes $1,000 in unsecured notes payable to stockholders issued in November and December 1995 as discussed in the following paragraph. As of March 31, 1996, proceeds of $3,702 net of offering costs of $16, had been received by the Company related to the stock subscription agreements. The remaining $3,282 was received during the nine month fiscal period ended December 31, 1996. Mandatorily convertible notes payable were issued as the cash was received by the Company. Mandatorily convertible notes payable accrued interest at 16% annually and were convertible into Series D preferred shares at the earlier of a "qualified financing" event or April 26, 1996. A "qualified financing" event, as defined in the stock subscription agreements, was consummated on April 26, 1996 when the Company issued 1,548,940 shares of Series D preferred stock, at $3.228 per share to a new stockholder for proceeds of $4,953. The mandatorily convertible notes payable outstanding at April 26, 1996 were then converted into 2,168,523 shares of Series D preferred stock at $3.228 per share, and contingent common stock purchase warrants (contingent upon the pricing of the "qualified financing" event) totaling 367,082 with an exercise price of $0.024 per share, were issued to the former holders of the mandatorily convertible notes payable. No separate value has been assigned to the warrants as the value was not significant at the date of issuance.

          Unsecured notes payable to stockholders were issued in November and December 1995 totaling $1,000, bearing interest at rates ranging from 16%-21%. In connection with these notes, 193,611 warrants were issued to purchase common stock for $2.5824 per share which expire April 26, 2001. No separate value has been assigned to the warrants as the value was not significant at the date of issuance. On March 27, 1996, these unsecured notes payable were exchanged for mandatorily convertible notes payable as part of the stock subscription agreements described above.

          Interest expense on unsecured borrowings from stockholders amounted to $108, $70, $63, $63 and $0 for the year ended March 31, 1996, the nine month fiscal period ended December 31, 1996, the year ended December 31, 1997 and the six months ended June 30, 1997 and 1998 respectively.

          In November 1996, the Company issued $1,500 in unsecured 12% convertible promissory notes payable to stockholders, which were subsequently converted into Series E preferred stock in March 1997.

     (d)  COMPENSATION EXPENSE

          In May 1996, the Company paid a representative of a stockholder $218 for services rendered from January 1995 to February 1996, who served as the acting Chief Operating Officer of the Company.

(8)  COMMON AND REDEEMABLE PREFERRED STOCK

     The Company had authorized issuance of redeemable preferred stock at December 31, 1996 as follows:

                                                            SHARES
                                                         ISSUED AND
                                                         OUTSTANDING      LIQUIDATION
                                           SHARES        DECEMBER 31,      PREFERENCE
            TYPE             SERIES      AUTHORIZED         1996           PER SHARE
                           ----------  --------------  ----------------  --------------
     A Preferred              A.1          833,333         667,120      $     13.2360
     A Preferred              A.2          833,333              --             0.8400
     A Preferred              A.3        2,500,000         907,023             7.9176
     B Preferred              B          2,083,333         804,553             6.0600
     C Senior Preferred       C            833,333         664,298             6.3672
     C Senior Preferred       C.1          625,000         456,294             6.3672
     D Preferred              D          4,166,666       3,717,463             3.2280

The following table summarizes activity of the Company's preferred stock for the year ended March 31, 1996, the nine month fiscal period ended December 31, 1996 and the year ended December 31, 1997:

                                                                                            PREFERRED STOCK
                                                                        PRICE PER    ---------------------------
                        DESCRIPTION                                       SHARE         SHARES         AMOUNT
                                                                       -----------   ------------   ------------
     Balances at March 31, 1995                                       $       --      3,042,994        $24,497

     Sale of Series C1 senior preferred stock, net of issuance
       costs of $22                                                       6.3672        422,625          2,669
     Sales of Series C1 senior preferred stock, net of issuance
       costs of $3                                                        6.3672         31,320            196
                                                                       -----------   ------------   ------------
     Balances at March 31, 1996                                               --      3,496,939         27,362
     Sale of Series D preferred stock for cash, net of issuance
       costs of $47                                                        3.228      1,548,940          4,953
     Conversion of convertible notes for Series D preferred
       stock, net of issuance costs of $16                                 3.228      2,168,523          6,984
     Series C1 preferred stock issued to vendors for services                 --          2,349             14
                                                                       -----------   ------------   ------------

     Balances at December 31, 1996                                            --      7,216,751         39,313
     Conversion of notes payable to Series E preferred stock             5.19384        288,799          1,500
     Sale of Series E preferred stock for cash, net of issuance
       costs of $14                                                      5.19384        673,870          3,486
     Sale of Series F preferred stock for cash, net of issuance
       costs of $30                                                      6.96000        502,867          3,470
     Conversion of preferred to common stock                                  --     (8,682,287)       (47,769)
                                                                       -----------   ------------   ------------

     Balance at December 31, 1997                                     $       --             --    $        --
                                                                       -----------   ------------   ------------
                                                                       -----------   ------------   ------------

     The shares of preferred stock were convertible into an equal number of common shares at any time, were automatically convertible upon the consummation of an initial public offering (IPO), had certain liquidation and dividend preferences over common shares, and also had certain antidilution rights. The preferred shares were redeemable, at the holder's option (subject to approval by 50% of all preferred shares then outstanding), at any time after October 1, 1997. The redemption value was $7.9176 per share for the Series A preferred shares. The redemption value was equal to the liquidation preference for all other preferred shares (appropriately adjusted for stock splits, stock dividends, combinations, recapitalizations, reclassification and similar corporate rearrangements) plus the amount of all declared and unpaid dividends thereon. All Series C Senior Preferred and Series D Preferred shares had preference over other preferred shares with regard to liquidation. Holders of all preferred shares had the right as a group to elect three members of the Company's Board of Directors. The remaining directors were elected by the holders of all outstanding preferred and common shares. The voting rights were the same for all preferred and common shares. Pursuant to the rules of the Securities and Exchange Commission, the Company had classified redeemable preferred stock outside stockholders' equity (deficit). All of the shares of preferred stock converted to common stock in conjunction with the Company's successful consummation of an IPO on August 8, 1997.

     In March 1997, the Company revised its Articles of Incorporation, increasing the authorized number of preferred shares to 12,874,998 of which 1,000,000 shares were designated as Series E Preferred stock which had identical preferences as the Series C Senior Preferred and Series D Preferred, except that the liquidation preference was $5.1936 per share. In June 1997, the Company revised its Articles of Incorporation, increasing the authorized number of common shares to 16,666,666 and preferred shares to 13,379,164 of which 504,166 shares were designated as Series F Preferred stock which had identical preferences as the Series C Senior Preferred and Series D Preferred, except that the liquidation preference was $6.96 per share.

     During 1997, the Board of Directors authorized a 24:1 reverse stock split on its common and preferred stock and eliminated the par values related thereto. In addition, the Board approved changes in the authorized number of preferred shares to 5,000,000 and common shares to 30,000,000 effective upon closing of the IPO in August 1997. These consolidated financial statements and notes thereto have been restated for these actions.

     In conjunction with various financing rounds, warrants have been issued.
     No separate value has been assigned to the warrants as the values were not significant at the date of issuance, other than 21,500 warrants with an exercise price of $6.96 per share issued in connection with debt financing in April 1997. Outstanding warrants at December 31, 1996 and 1997 and June 30, 1998 are summarized as follows:

                                                   WARRANTS OUTSTANDING                 EXERCISE
               ISSUED IN                ------------------------------------------     PRICE OF
           CONJUNCTION WITH              12/31/96       12/31/97        6/30/98         WARRANT             EXPIRE
    ------------------------------      -----------    -----------    ------------    -----------    --------------------
     Series A.2 preferred
        stock                              481,977        327,078        230,372     $   0.8400       May 31, 1999
     Series C and D preferred
        stock                            2,252,049      1,622,002      1,527,444         0.0240       February 13, 2000
                                                                                                      through April 26,
                                                                                                      2001
     Series D preferred stock              193,611        181,180        172,277         2.5824       April 26, 2001
     Term loan                                  --         21,500         21,500         6.9600       April 30, 2002
                                        -----------    -----------    ------------

                  Total                  2,927,637      2,151,760      1,951,593
                                        -----------    -----------    ------------
                                        -----------    -----------    ------------

     In June 1997, the Company amended the terms of the warrants to purchase 481,977 of Series A.2 preferred stock to provide that if the outstanding preferred shares of the Company are converted into common shares, the warrants will be for the purchase of 481,977 shares of common stock.

(9)  STOCK OPTION PLAN

     The Company has two stock option plans (the Plans) to compensate directors, key employees, consultants and vendors for past and future services and has authorized a total of 2,703,333 shares of common stock (2,583,333 for the employee and vendor plan and 120,000 for the director plan) reserved for grants. Options may be granted under the Plans as either incentive stock options or as nonqualified stock options.

     Incentive stock options may be granted at prices not less than fair market value of the stock, generally are exercisable based on continued employment over a five-year period in equal increments each year beginning one year from the date of grant, and expire ten years from the date of grant. The Company has granted no incentive stock options to date.

     Nonqualified options may be granted at prices determined by the Company and generally expire ten to twenty years from the date of grant. The options vest and become exercisable over one to four years in cumulative increments beginning one year from the date of grant. A distinction is made between nonqualified time vesting and nonqualified time and performance vesting options. Nonqualified time and performance vesting options require the attainment of certain performance goals in addition to the passage of time prior to vesting. As of December 31, 1997, no performance vesting options were outstanding.

     In accounting for the options requiring the attainment of certain performance goals, the Company must include a determination of compensation cost at the end of each period if the market value of the shares of the Company's stock exceeds the exercise price. Any compensation cost shall be charged to expense over the periods the employee performs the related service. During the first quarter of 1997, the Company amended the terms of 460,633 stock options by eliminating the performance criteria. The table below reflects these performance options as being amended to time vesting. The Company recorded deferred stock compensation totaling $1,590 during the year ended December 31, 1997. The deferred stock compensation relates principally to the 460,633 options with performance goals outstanding prior to the elimination of the performance criteria. In addition, the deferred stock compensation includes some amounts recorded for nonqualified time vesting grants where the estimated market value of the shares of the Company's stock exceeded the exercise price at the date of the grant. The estimated market value of the Company's common stock used in calculating the majority of the deferred stock compensation was approximately $4.32 per share. Additional deferred stock compensation relates principally to the authorization by the Board of Directors for the grant of 56,247 options to employees that vest upon the attainment of certain performance goals. The estimated fair market value of the Company's Common Stock used in calculating deferred stock compensation related to the 56,247 future option grants was approximately $10.00 per share. In June 1997, the Company amended the terms of these stock option grants by eliminating the performance criteria.

     A summary of nonqualified time vesting and time and performance vesting stock options is as follows:

                                                  EMPLOYEE AND VENDOR PLAN OUTSTANDING OPTIONS NUMBER OF SHARES
                                                 -------------------------------------------------------------
                                                                                                WEIGHTED
                                                    SHARES                        TIME AND      AVERAGE
                                                 AVAILABLE FOR                  PERFORMANCE     EXERCISE
                                                  FUTURE GRANT   TIME VESTING     VESTING         PRICE
                                                 -------------  -------------  -------------  -------------
     Balances at March 31, 1995                       69,392        347,033             --   $     1.0584
     Plan amendment                                1,041,667             --             --             --
     Options granted                              (1,235,293)       602,780        632,513         1.5840
     Options expired                                 299,657       (136,338)      (163,319)        0.8736
     Options exercised                                    --        (18,565)            --         1.0608
                                                 -------------  -------------  -------------  -------------

     Balances at March 31, 1996                      175,423        794,910        469,194         1.5120
     Options granted                                (409,896)       255,138        154,758         1.7280
     Options expired                                 238,753        (75,434)      (163,319)        0.7560
     Options exercised                                    --        (10,684)            --         1.1136
                                                 -------------  -------------  -------------  -------------

     Balances at December 31, 1996                     4,280        963,930        460,633         1.6128
     Plan amendment                                  625,000             --             --             --
     Options granted                                (917,194)       860,947         56,247         5.6488
     Options canceled                                526,461       (526,461)            --         2.7255
     Options exercised                                    --        (95,928)            --         0.8854
     Options amended                                      --        516,880       (516,880)        2.2435
                                                 -------------  -------------  -------------  -------------

     Balances at December 31, 1997                   238,547      1,719,368             --         3.4548
     Plan amendment                                  500,000             --             --             --
     Options granted                                (461,110)       461,110             --         9.7756
     Options canceled                                424,213       (424,213)            --        14.2678
     Options exercised                                    --       (129,917)            --         1.3661
                                                 -------------  -------------  -------------  -------------

     Balances at June 30, 1998                       701,650      1,626,348             --   $     2.5990
                                                 -------------  -------------  -------------  -------------
                                                 -------------  -------------  -------------  -------------

                                                  DIRECTOR PLAN OUTSTANDING OPTIONS NUMBER OF SHARES
                                                 ---------------------------------------------------
                                                      SHARES                             WEIGHTED
                                                  AVAILABLE FOR                          AVERAGE
                                                  FUTURE GRANT      TIME VESTING      EXERCISE PRICE
                                                 ---------------   ---------------    --------------
     Balances at December 31, 1996                        --               --       $        --
     Plan adoption                                   120,000               --                --
     Options granted                                 (48,263)          48,263              9.84
     Options exercised                                    --           (8,263)             9.84
                                                 ---------------   ---------------    --------------

     Balances at December 31, 1997                    71,737           40,000              9.84
     Options granted                                 (30,000)          30,000             12.19
                                                 ---------------   ---------------    --------------

     Balances at June 30, 1998                        41,737           70,000       $    $10.85
                                                 ---------------   ---------------    --------------
                                                 ---------------   ---------------    --------------

     The Company applies APB Opinion No. 25 in accounting for its Plans, and accordingly compensation cost is recognized only for those options in which the fair value of the underlying common stock exceeds the exercise price at the date of grant. Had the Company determined compensation cost of employee stock options based on the fair value of the option at the grant date for its stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amount indicated below:

                                                    NINE MONTH
                                                   FISCAL PERIOD
                                    YEAR ENDED         ENDED        YEAR ENDED
                                     MARCH 31,      DECEMBER 31,   DECEMBER 31,
                                        1996           1996           1997
                                    -------------  -------------  -------------
          Net loss:
            As reported            $   (9,061)        (7,329)        (1,060)
            Pro forma                  (9,065)        (7,339)          (993)
          Net loss per share:
            As reported                (14.40)         (8.27)         (0.18)
            Pro forma                  (14.40)         (8.28)         (0.38)

     Because the SFAS No. 123 method of accounting has not been applied to stock options granted before April 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

     The weighted-average fair value per share of the grants made during the year ended March 31, 1996, the nine month fiscal period ended December 31, 1996 and the year ended December 31, 1997 was approximately $0.02, $0.054 and $3.392, respectively. The fair value of the stock options granted prior to the Company's IPO was estimated on the date of grant using the minimum-value method with the following weighted-average assumptions: expected dividend yield 0%, risk-free interest rate averaging approximately 6.3%, and an expected life ranging from two to six years. The fair value of the stock options granted after the Company's IPO was estimated on the date of grant using the Black-Scholes method with the following weighted average assumptions: expected dividend yield 0%, volatility 50%, risk-free interest rate averaging approximately 6.0%, and an expected life ranging from two to six years.

     The following table summarizes information about stock options outstanding at December 31, 1997:

                                          OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
                         ---------------------------------------------------   --------------------------------
                                              WEIGHTED-
                                               AVERAGE           WEIGHTED-                          WEIGHTED-
                                              REMAINING          AVERAGE                             AVERAGE
        EXERCISE            NUMBER           CONTRACTUAL         EXERCISE           NUMBER           EXERCISE
         PRICES           OUTSTANDING           LIFE               PRICE         EXERCISABLE          PRICE
   ------------------    -------------   -----------------    --------------   ---------------    -------------
   $           0.240          6,794         12.21 years       $    0.240             6,794        $     0.2400
               0.790        384,091         17.57 years            0.790           235,668              0.7900
       1.920 - 1.970        994,631         18.45 years            1.969           359,357              1.9700
               2.880         34,387          14.6 years            2.880            33,242              2.8800
       3.600 - 4.320         53,190         18.23 years            3.684             4,175              3.6000
               6.000         21,093         19.46 years            6.000                 -                   -
               9.840        170,416          9.65 years            9.840            40,242              9.8400
      13.00 - 18.750         28,857          9.76 years           16.379                 -                   -
     20.500 - 21.625         53,786          9.75 years           21.260                 -                   -
              24.750         12,123          9.81 years           24.750                 -                   -
                         -------------                                         ---------------

                          1,759,368         16.82 years       $    3.599           679,478        $     2.0641
                         -------------                                         ---------------
                         -------------                                         ---------------

(10)  EMPLOYEE BENEFIT PLAN

     In January 1996, the Company implemented a 401(k) plan that covers all employees who satisfy certain eligibility requirements relating to minimum age, length of service and hours worked. Under the profit sharing portion of the plan, the Company may make an annual contribution for the benefit of eligible employees in an amount determined by the Board of Directors. As of December 31, 1997, the Company had not made any contributions to the plan. Under the 401(k) portion of the plan, eligible employees may make pretax elective contributions of up to 15% of their compensation, subject to maximum limits on contributions prescribed by law. The Company elected, in 1998, to match employee contributions to the plan, not to exceed 4% of each employee's base pay.

(11)  INCOME TAXES

     The expected U.S. federal income tax expense (benefit) is different than the amount computed by applying the U.S. federal income tax rate of 34% to pretax income (loss) for the year ended March 31, 1996, the nine month fiscal period ended December 31, 1996, the year ended December 31, 1997 and the six months ended June 30, 1997 and 1998 as a result of the following:

                                                   NINE
                                               MONTH FISCAL
                                               PERIOD ENDED    YEAR ENDED         SIX MONTHS ENDED
                                 YEAR ENDED      DECEMBER       DECEMBER               JUNE 30,
       % OF PRE-TAX NET           MARCH 31,         31,            31,       ---------------------------
         INCOME (LOSS)              1996           1996           1997           1997           1998
    ------------------------    ------------  --------------  -------------  ------------  -------------
     Computed
       "expected"
       income tax
       expense (benefit)           (34.0)%        (34.0)%        (34.0)%        (34.0)%        34.0%
     Permanent tax
       differences                    .1             .1             .1             .1           6.5
     Other                           (.2)          --             --                           --
     Valuation allowance
       change                       34.1%          33.9%          33.9%          33.9%        (40.5)%
                                ------------  --------------  -------------  ------------  -------------

                                     --%           --%            --%            --%             %
                                ------------  --------------  -------------  ------------  -------------
                                ------------  --------------  -------------  ------------  -------------

     The Company has not recorded an income tax benefit for the year ended March 31, 1996, the nine month fiscal period ended December 31, 1996, the year ended December 31, 1997 and the six months ended June 30, 1997 and 1998, due to the recording of a valuation allowance as an offset to net deferred tax assets. A valuation allowance is provided due to uncertainties relating to the realization of deferred tax assets.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets (liabilities) are presented below:

                                                   DECEMBER 31,     DECEMBER 31,      JUNE 30,
                                                      1996             1997            1998
                                                 ---------------  --------------  -------------
     Write down of inventories,
       deductible in different years for
       tax purposes                            $         158            185            243
     Equipment and leasehold
       improvements, principally due to
       differences in depreciation and
       amortization                                       99             53             71
     Accrued liabilities deductible in
       different years for tax purposes                  182            128            156
     Amortization of stock option
       expense deductible in different
       years for tax purposes                            293            208           (382)
     Net operating loss carry forwards                12,545         13,062         13,433
                                                 ---------------  --------------  -------------
           Total gross deferred tax
             assets                                   13,277         13,636         13,521

     Less valuation allowance                        (13,277)       (13,636)       (13,521)
                                                 ---------------  --------------  -------------

           Net deferred tax assets             $          --             --             --
                                                 ---------------  --------------  -------------
                                                 ---------------  --------------  -------------

     The valuation allowance for deferred tax assets increased $2,487 for the nine month fiscal period ended December 31, 1996, and $359 for the year ended December 31, 1997 and decreased $115 for the six months ended
     June 30, 1998. Approximately $491 of the valuation allowance at December 31, 1997 is attributable to stock options, the benefit of which will be credited to additional paid-in capital when realized.

     At December 31, 1997, the Company had U.S. federal tax net operating loss carry forwards available to offset future Federal taxable income, if any, of approximately $35,300 that begin to expire in 2005. At December 31, 1997, the Company also has net operating tax loss carry forwards available to offset future United Kingdom taxable income, if any, of approximately $3,100 that begin to expire in 2006.

     The utilization of the tax net operating loss carry forwards are limited due to ownership changes that have occurred as a result of the sale of common and preferred stock. Consequently, utilization of approximately $19,000 of net operating loss carry forwards will be limited to approximately $1,400 per year.

(12)  COMMITMENTS

     (a)  LEASE COMMITMENTS

          The Company is obligated under various capital leases for certain equipment that expire at various dates during the next three years. The Company also has certain noncancelable operating leases that expire over the next five years and require the Company to pay certain executory costs such as maintenance and taxes. Future minimum lease payments under noncancelable operating leases and future minimum capital lease payments as of December 31, 1997 are:

                                                                                        CAPITAL        OPERATING
                                                                                        LEASES          LEASES
                                                                                   ---------------   ------------
               Years ending December 31:
                 1998                                                            $        1,179            613
                 1999                                                                       986            665
                 2000                                                                       452            689
                 2001                                                                        --            614
                 2002                                                                        --            137
                                                                                   ---------------   ------------
                        Total minimum lease payments                                      2,617    $     2,718
                                                                                                     ------------
                                                                                                     ------------
               Less amount representing interest (at rates averaging 15%)                   544
                                                                                   ---------------
                        Present value of net minimum capital lease
                          payments                                                        2,073

               Less current installments of obligations under capital leases              1,103
                                                                                   ---------------

                        Obligations under capital leases, excluding
                          current installments                                   $          970
                                                                                   ---------------
                                                                                   ---------------

          Rental expense for operating leases totaled $235 for the year ended March 31, 1996, $241 for the nine month fiscal period ended December 31, 1996, $543 for the year ended December 31, 1997, $264 and $436 for the six months ended June 30, 1997 and 1998, respectively.

     (b)  INVENTORIES

          The Company is obligated by contract to purchase inventory from a foreign supplier. The obligation is denominated in Singapore dollars and at December 31, 1997, the obligation in U.S. dollars was $868. In 1997, the Company recorded a foreign exchange gain of $32 as a result of purchases of components denominated in foreign currencies pursuant to this obligation. The obligation was satisfied by June 30, 1998.

(13) MAJOR CUSTOMERS AND SEGMENT INFORMATION

     The Company currently operates in a single segment selling millimeter wave radio systems. Product sales during the nine month fiscal period ended December 31, 1996, the year ended December 31, 1997 and the six months ended June 30, 1997 and 1998 to individual customers and by geographic region accounting for more than 10% of total revenues are shown below:

                                           NINE
                                      MONTH FISCAL
                                      PERIOD ENDED      YEAR ENDED
                     GEOGRAPHIC       DECEMBER 31,      DECEMBER 31,     SIX MONTHS ENDED JUNE 30,
       CUSTOMER        REGION             1996             1997             1997           1998
       --------     ------------   ------------------  --------------   ------------   -------------
          A           Canada              50%               27%             50%            5%
          B           U.S.                13%               4%              12%            --
          C           U.S.                10%               --              --             --
          D           France              --                43%             28%            36%
          E           Germany             --                --              --             20%
          F           U.K.                --                --              --             18%

     The Company actively markets its products in numerous geographical locations, including North America, Europe, Asia, and South America.
     The following customers individually account for more than 10% of accounts receivable as shown below:

                                    DECEMBER 31,     DECEMBER 31,      JUNE 30,
                 CUSTOMER              1996              1997           1998
                 --------         ---------------  ---------------   ----------
                    A                   60%               6%             4%
                    B                   15%               --             --
                    C                   --                49%            22%
                    D                   --                --             19%
                    E                   --                --             23%

     Also see related discussion for SAT in note 7(b).

     Product sales to customers domiciled in the indicated geographic region were as follows (end users of the Company's products may be located in different geographic regions than the Company's customers):

                                 NINE MONTH
                              FISCAL PERIOD
                                  ENDED            YEAR ENDED
                                DECEMBER 31,       DECEMBER 31,      SIX MONTHS ENDED JUNE 30,
                                   1996                1997            1997             1998
                           --------------------  ----------------   ----------       ----------
        Canada           $       1,035                 9,872           6,341            1,291
        Europe                      --                17,403           3,532           18,788
        U.S.                       656                 1,908           1,549              286
        Latin America              280                 5,210             730            4,592
        Other                       79                 1,707             430               --
                           --------------------  ----------------   ----------       ----------

                         $       2,050                36,100          12,582           24,957
                           --------------------  ----------------   ----------       ----------
                           --------------------  ----------------   ----------       ----------

     Manufacturing contract service revenues for all periods presented were to a single customer located in France (see note 7a).

(14) CONTINGENCIES

     The Company is subject to various legal proceedings and claims which have arisen in the ordinary course of its business. These actions when ultimately concluded and determined will not, in the opinion of management, have a material effect on results of operations or the financial condition of the Company.

(15) FINANCIAL INSTRUMENTS

     The Company's financial instruments consist primarily of cash and cash equivalents, short-term investment securities, accounts receivable, accounts payable, accrued liabilities, notes payable and notes payable to stockholders. The carrying amount of obligations under notes payable and notes payable to stockholders approximates their fair values based on current rates available to the Company. The remaining financial instruments have a short-term until maturity or settlement in cash and, therefore, the carrying value approximates fair value.

(16) PROPOSED MERGER WITH DIGITAL MICROWAVE CORPORATION (UNAUDITED)

     On July 22, 1998 the Company signed a definitive agreement to merge with Digital Microwave Corporation ("DMIC") which designs, manufactures, markets and supports advanced wireless solutions for the worldwide telecommunications market. Under the terms of the agreement, DMIC will exchange 1.05 shares of its Common Stock for each outstanding share of the Company's stock. Based upon the capitalization of the Company and DMIC as of June 30, 1998, the Company's shareholders will own approximately 27% of the combined company, assuming no exercise of outstanding options or warrants to acquire DMIC or the Company's common stock. The combination is intended to qualify as a tax-free reorganization accounted for as a pooling-of-interests transaction. There can be no assurance that the proposed merger will be consummated by the Company.

                                  APPENDICES TO THE
                              PROXY STATEMENT/PROSPECTUS

APPENDIX A     MERGER AGREEMENT
APPENDIX B     OPINION OF CIBC OPPENHEIMER CORP.
APPENDIX C     OPINION OF HAMBRECHT & QUIST LLC
APPENDIX D     CHAPTER 23B.13 OF THE WASHINGTON BUSINESS CORPORATION ACT
APPENDIX E     FORMS OF PROXY OF DMC AND INNOVA

                                                                      APPENDIX A





                               AGREEMENT AND PLAN OF

                             REORGANIZATION AND MERGER

                                       AMONG

                           DIGITAL MICROWAVE CORPORATION

                                IGUANA MERGER CORP.

                                        AND

                                 INNOVA CORPORATION


                                   JULY 22, 1998

                                  TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----

ARTICLE I           THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1

  SECTION 1.01.     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
  SECTION 1.02.     Effective Time . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-1
  SECTION 1.03.     Effect of the Merger . . . . . . . . . . . . . . . . . . . . . . . . .A-2
  SECTION 1.04.     Articles of Incorporation. . . . . . . . . . . . . . . . . . . . . . .A-2
  SECTION 1.05.     Directors and Officers . . . . . . . . . . . . . . . . . . . . . . . .A-2
  SECTION 1.06.     Merger Consideration; Conversion and Cancellation of Securities. . . .A-2
  SECTION 1.07.     Exchange of Certificates.. . . . . . . . . . . . . . . . . . . . . . .A-3
  SECTION 1.08.     Stock Transfer Books . . . . . . . . . . . . . . . . . . . . . . . . .A-4
  SECTION 1.09.     Dissenting Shares. . . . . . . . . . . . . . . . . . . . . . . . . . .A-4
  SECTION 1.10.     Lost, Stolen or Destroyed Certificate. . . . . . . . . . . . . . . . .A-5
  SECTION 1.11.     Tax and Accounting Consequences. . . . . . . . . . . . . . . . . . . .A-5
  SECTION 1.12.     Material Adverse Effect. . . . . . . . . . . . . . . . . . . . . . . .A-5

ARTICLE II          REPRESENTATIONS AND WARRANTIES OF THE COMPANY. . . . . . . . . . . . .A-5

  SECTION 2.01.     Organization and Qualification; Subsidiary.. . . . . . . . . . . . . .A-5
  SECTION 2.02.     Articles of Incorporation. . . . . . . . . . . . . . . . . . . . . . .A-6
  SECTION 2.03.     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . .A-6
  SECTION 2.04.     Authority Relative to this Agreement.. . . . . . . . . . . . . . . . .A-6
  SECTION 2.05.     No Conflict; Required Filings and Consents.. . . . . . . . . . . . . .A-7
  SECTION 2.06.     Compliance; Permits. . . . . . . . . . . . . . . . . . . . . . . . . .A-7
  SECTION 2.07.     SEC Filings; Financial Statements. . . . . . . . . . . . . . . . . . .A-7
  SECTION 2.08.     Absence of Certain Changes or Events . . . . . . . . . . . . . . . . .A-8
  SECTION 2.09.     No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . .A-8
  SECTION 2.10.     Absence of Litigation. . . . . . . . . . . . . . . . . . . . . . . . .A-8
  SECTION 2.11.     Employee Benefit Plans; Employment Agreements. . . . . . . . . . . . .A-9
  SECTION 2.12.     Employment Matters . . . . . . . . . . . . . . . . . . . . . . . . . .A-9
  SECTION 2.13.     Registration Statement; Joint Proxy Statement Prospectus.. . . . . . A-10
  SECTION 2.14.     Title to Property. . . . . . . . . . . . . . . . . . . . . . . . . . A-10
  SECTION 2.15.     Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-10
  SECTION 2.16.     Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . A-11
  SECTION 2.17.     Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-11
  SECTION 2.18.     Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . A-11
  SECTION 2.19.     Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . A-12
  SECTION 2.20.     Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . A-12
  SECTION 2.21.     Interested Party Transactions. . . . . . . . . . . . . . . . . . . . A-12
  SECTION 2.22.     Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-12
  SECTION 2.23.     Vote Required. . . . . . . . . . . . . . . . . . . . . . . . . . . . A-12
  SECTION 2.24.     Pooling Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . A-12
  SECTION 2.25.     Ownership of Parent Common Stock.. . . . . . . . . . . . . . . . . . A-12

ARTICLE III         REPRESENTATIONS AND WARRANTIES OF
                     PARENT AND MERGER SUB . . . . . . . . . . . . . . . . . . . . . . . A-12

  SECTION 3.01.     Organization and Qualification; Subsidiaries.. . . . . . . . . . . . A-12
  SECTION 3.02.     Certificate  of Incorporation and Bylaws . . . . . . . . . . . . . . A-13
  SECTION 3.03.     Capitalization.. . . . . . . . . . . . . . . . . . . . . . . . . . . A-13
  SECTION 3.04.     Authority Relative to this Agreement . . . . . . . . . . . . . . . . A-13
  SECTION 3.05.     No Conflict; Required Filings and Consents.. . . . . . . . . . . . . A-14
  SECTION 3.06.     Compliance; Permits. . . . . . . . . . . . . . . . . . . . . . . . . A-14


                                                                                          PAGE
                                                                                          ----

  SECTION 3.07.     SEC Filings; Financial Statements. . . . . . . . . . . . . . . . . . A-15
  SECTION 3.08.     Absence of Certain Changes or Events . . . . . . . . . . . . . . . . A-15
  SECTION 3.09.     No Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . A-15
  SECTION 3.10.     Absence of Litigation. . . . . . . . . . . . . . . . . . . . . . . . A-15
  SECTION 3.11.     Employee Benefit Plans; Employment Agreements. . . . . . . . . . . . A-16
  SECTION 3.12.     Labor Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . A-16
  SECTION 3.13.     Registration Statement; Joint Proxy Statement Prospectus . . . . . . A-17
  SECTION 3.14.     Title to Property. . . . . . . . . . . . . . . . . . . . . . . . . . A-17
  SECTION 3.15.     Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-17
  SECTION 3.16.     Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . . A-17
  SECTION 3.17.     Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-18
  SECTION 3.18.     Full Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . A-18
  SECTION 3.19.     Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . A-18
  SECTION 3.20.     Intellectual Property. . . . . . . . . . . . . . . . . . . . . . . . A-18
  SECTION 3.21.     Interested Party Transactions. . . . . . . . . . . . . . . . . . . . A-18
  SECTION 3.22.     Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-18
  SECTION 3.23.     Vote Required. . . . . . . . . . . . . . . . . . . . . . . . . . . . A-19
  SECTION 3.24.     Pooling Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . A-19
  SECTION 3.25.     Parent Rights Agreement. . . . . . . . . . . . . . . . . . . . . . . A-19
  SECTION 3.26.     Ownership of Company Common Stock. . . . . . . . . . . . . . . . . . A-19

ARTICLE IV          CONDUCT OF BUSINESS PENDING THE MERGER . . . . . . . . . . . . . . . A-19

  SECTION 4.01.     Conduct of Business by the Company Pending the Merger. . . . . . . . A-19
  SECTION 4.02.     No Solicitation. . . . . . . . . . . . . . . . . . . . . . . . . . . A-21
  SECTION 4.03.     Conduct of Business by Parent Pending the Merger.. . . . . . . . . . A-21

ARTICLE V           ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . . . . A-22

  SECTION 5.01.     Joint Proxy Statement Prospectus; Registration Statement.. . . . . . A-22
  SECTION 5.02.     Stockholders' Meetings . . . . . . . . . . . . . . . . . . . . . . . A-22
  SECTION 5.03.     Access to Information; Confidentiality . . . . . . . . . . . . . . . A-22
  SECTION 5.04.     Consents; Approvals. . . . . . . . . . . . . . . . . . . . . . . . . A-22
  SECTION 5.05.     Indemnification and Insurance. . . . . . . . . . . . . . . . . . . . A-23
  SECTION 5.06.     Agreements of Affiliates; Irrevocable Proxies. . . . . . . . . . . . A-24
  SECTION 5.07.     Notification of Certain Matters. . . . . . . . . . . . . . . . . . . A-24
  SECTION 5.08.     Further Assurances; Tax Treatment. . . . . . . . . . . . . . . . . . A-24
  SECTION 5.09.     Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . A-24
  SECTION 5.10.     Listing of Parent Common Shares. . . . . . . . . . . . . . . . . . . A-25
  SECTION 5.11.     Conveyance Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . A-25
  SECTION 5.12.     Accountant's Letters . . . . . . . . . . . . . . . . . . . . . . . . A-25
  SECTION 5.13.     Pooling Accounting Treatment . . . . . . . . . . . . . . . . . . . . A-25
  SECTION 5.14.     Appointment of Director. . . . . . . . . . . . . . . . . . . . . . . A-25
  SECTION 5.15.     Disclosure Schedules.. . . . . . . . . . . . . . . . . . . . . . . . A-25

ARTICLE VI          CONDITIONS TO THE MERGER . . . . . . . . . . . . . . . . . . . . . . A-25

  SECTION 6.01.     Conditions to Obligation of Each Party to Effect the Merger. . . . . A-25
  SECTION 6.02.     Additional Conditions to Obligations of Parent and Merger Sub. . . . A-26
  SECTION 6.03.     Additional Conditions to Obligation of the Company . . . . . . . . . A-27

ARTICLE VII         TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-27

  SECTION 7.01.     Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-27
  SECTION 7.02.     Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . A-29
  SECTION 7.03.     Fees and Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . A-29

                                                                                          PAGE
                                                                                          ----

ARTICLE VIII        GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . A-30

  SECTION 8.01.     Effectiveness of Representations, Warranties
                      and Agreements; Knowledge, Etc.. . . . . . . . . . . . . . . . . . A-30
  SECTION 8.02.     Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-30
  SECTION 8.03.     Certain Definitions.  For purposes of this Agreement, the term:. . . A-31
  SECTION 8.04.     Amendment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-31
  SECTION 8.05.     Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-32
  SECTION 8.06.     Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-32
  SECTION 8.07.     Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-32
  SECTION 8.08.     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . A-32
  SECTION 8.09.     Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-32
  SECTION 8.10.     Parties in Interest. . . . . . . . . . . . . . . . . . . . . . . . . A-32
  SECTION 8.11.     Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . A-32
  SECTION 8.12.     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . A-32
  SECTION 8.13.     Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . . . A-33


  EXHIBIT 5.06      Form of Company Shareholder Agreement. . . . . . . . . . . . . . . . Ex-1

                   AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

     AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, dated as of July 22, 1998 (this "Agreement"), among DIGITAL MICROWAVE CORPORATION, a Delaware corporation ("Parent"), IGUANA MERGER CORP., a Washington corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and INNOVA CORPORATION, a Washington corporation (the "Company").

                                   WITNESSETH:

     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interest of their respective stockholders and shareholders for Parent to enter into a business combination with the Company upon the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance of such combination, the Boards of Directors of Parent, Merger Sub and the Company have each approved the Merger (the "Merger") of Merger Sub with and into the Company in accordance with the applicable provisions of the laws of the State of Washington ("Washington Law"), and upon the terms and subject to the conditions set forth herein;

     WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder; and

     WHEREAS, pursuant to the Merger, each outstanding share (a "Share") of Company Common Stock shall be exchanged for the right to receive the Merger Consideration (as defined in Section 1.07(b)), upon the terms and subject to the conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                      ARTICLE I

                                      THE MERGER

     SECTION 1.01.  THE MERGER.

     (a) At the Effective Time (as defined in Section 1.02 hereof), and subject to and upon the terms and conditions of this Agreement and Washington Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease upon filing of articles of merger with the Secretary of State of the State of Washington pursuant to Chapter 23B of the Washington Business Corporation Act (the "WBCA"), and the Company shall continue as the surviving company being the successor to all the property, rights, powers, privileges, liabilities and obligations of both the Merger Sub and the Company. The Company, as the surviving company after the Merger, is hereinafter sometimes referred to as the "Surviving Company."

     (b) The exchange and delivery of all documents required to be delivered as a condition to the Merger shall be held immediately prior to the Effective Time at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, California 94105, unless another date, time or place is agreed to in writing by the parties hereto.

     SECTION 1.02. EFFECTIVE TIME. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, but in no event later than three days thereafter, the parties hereto shall cause the Merger to be consummated by filing all necessary documentation (the "Merger Documents"), together with any required related certificates, with the Secretary of State of the State of Washington, in such form as required by, and executed in accordance with the relevant provisions of, the WBCA (the time of such filing being the "Effective Time").

     SECTION 1.03. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Merger Documents and the applicable provisions of the WBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, powers and privileges of the Company and Merger Sub shall vest in the Surviving Company, and all liabilities and obligations of the Company and Merger Sub shall become the liabilities and obligations of the Surviving Company.

     SECTION 1.04. ARTICLES OF INCORPORATION. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Articles of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Company until thereafter amended as provided by the WBCA and such Articles of Incorporation and Bylaws.

     SECTION 1.05. DIRECTORS AND OFFICERS. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company, each to hold office in accordance with the Articles of Incorporation and the Bylaws of the Surviving Company, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified.

     SECTION 1.06. MERGER CONSIDERATION; CONVERSION AND CANCELLATION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

     (a) CONVERSION OF SECURITIES. Each Share issued and outstanding immediately prior to the Effective Time (excluding any Shares to be canceled pursuant to Section 1.06(b) and any Company Dissenting Shares as defined in
Section 1.09) shall be converted, subject to Section 1.06(f), into the right to receive 1.05 shares (the "Exchange Ratio") of validly issued, fully paid and nonassessable shares of Parent Common Stock, $0.01 par value and the associated purchase rights under the Parent Rights Agreement (as defined in Section 3.25) ("Parent Common Shares").

     (b) CANCELLATION. Each Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled without payment of any consideration therefor and cease to exist.

     (c)  ASSUMPTION OF STOCK OPTIONS AND STOCK PURCHASE RIGHTS.

               (i) At the Effective Time, each outstanding option to purchase Company Common Stock (a "Stock Option") granted under the Company's 1990 Stock Option Plan and the Company's Director Stock Option Plan (collectively, the "Company Stock Option Plans"), whether vested or unvested, and each outstanding warrant or other right to purchase Company Common Stock ("Stock Purchase Right") shall either (A) be deemed assumed by Parent and deemed to constitute an option or stock purchase right to acquire, on the same terms and conditions as were applicable under such Stock Option or Stock Purchase Right prior to the Effective Time or (B) in the case of Stock Options, be, in Parent's discretion, substituted for an option to acquire under Parent's applicable stock option plan, in either case the number (rounded down to the nearest whole number) of Parent Common Shares as the holder of such Stock Option or Stock Purchase Right would have been entitled to receive pursuant to the Merger had such holder exercised such Stock Option or Stock Purchase Right in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable), at a price per share rounded up to the nearest whole cent equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Stock Option or Stock Purchase Right divided by (y) the number of Parent Common Shares deemed purchasable pursuant to such Stock Option or Stock Purchase Right; PROVIDED, HOWEVER, that the vesting schedule of the assumed options shall continue to be determined by reference to the applicable Company Stock Option Plan.

               (ii)   As soon as practicable, but in no event later than ten
     (10) days after the Effective Time, Parent shall deliver to each holder of an outstanding Stock Option or Stock Purchase Right an appropriate notice setting forth such holder's rights pursuant thereto as a result of the Merger and such Stock Option or Stock Purchase Right shall continue in effect on the same terms and conditions (including anti-dilution provisions, and subject to the adjustments required by this
     Section 1.06(c) after giving effect to the Merger). Parent shall comply with the terms of all such Stock Options (to the extent not substituted) or Stock Purchase Rights and ensure, to the extent required by, and subject to the provisions of, the applicable Company Stock Option Plan, that Stock Options which qualified for special tax treatment prior to the Effective Time continue to so qualify after the Effective Time. Prior to the Effective Time, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Common Shares for delivery pursuant to the terms set forth in this Section 1.06(c).

               (iii)  As soon as practicable, but in no event later than sixty
     (60) business days after the Effective Time, Parent shall file with the SEC an amendment to its existing registration statement on Form S-8 or file a new registration statement on Form S-8 covering the shares of Parent Common Stock issuable pursuant to the exercise of outstanding Stock Options assumed by Parent. The shares of Parent Common Stock to be issued upon exercise of such options shall be duly authorized, validly issued, fully-paid and nonassessable.

     (d) COMMON STOCK OF MERGER SUB. Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for a validly issued, fully paid and nonassessable ordinary share of the Surviving Company. Each share certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of the Surviving Company.

     (e) ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect fully the effect of any share split, reverse split, share dividend (including any dividend or distribution of securities convertible into Parent Common Shares or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Shares or Company Common Stock occurring after the date hereof and prior to the Effective Time.

     (f) FRACTIONAL SHARES. No fraction of a Parent Common Share will be issued, but in lieu thereof each holder of Company Common Stock who would otherwise be entitled to a fraction of a Parent Common Share (after aggregating all fractional Parent Common Shares to be received by such holder) shall receive from Parent an amount of cash (rounded up to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the product of the Exchange Ratio multiplied by the average of the last reported sales prices of a share of Parent Common Stock for the fifteen (15) trading days prior to the date which is two (2) days prior to the Effective Time.

     SECTION 1.07.    EXCHANGE OF CERTIFICATES.

     (a) EXCHANGE AGENT. Parent shall supply, or shall cause to be supplied, to or for the account of a bank or trust company designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), in trust for the benefit of the holders of Company Common Stock (other than Dissenting Shares), for exchange in accordance with this Section 1.07, through the Exchange Agent, certificates evidencing the Parent Common Shares issuable pursuant to
Section 1.06 in exchange for outstanding Shares.

     (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding Shares (other than Dissenting Shares) (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing Parent Common Shares and, in lieu of any fractional shares thereof, cash. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole Parent Common Shares which such holder has the right to receive in accordance with the Exchange Ratio in respect of the Shares formerly evidenced by such Certificate,
(B) any dividends or other distributions to which such holder is entitled to receive prior to the Effective Time, and (C) cash in lieu of fractional Parent Common Shares to which such holder is entitled pursuant to Section 1.06(f) (the Parent Common Shares, dividends, distributions and cash described in clauses (A)-(C) being, collectively, the "Merger Consideration"), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, Parent Common Shares and cash may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.07(b) and by evidence that any applicable stock/share transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full Parent Common Shares into which such Shares shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.06.

     (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED PARENT COMMON SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Shares such holder is entitled to receive until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Shares issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Shares.

     (d) TRANSFERS OF OWNERSHIP. If any certificate for Parent Common Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent, or any agent designated by it, any transfer or other taxes required by reason of the issuance of a certificate for Parent Common Shares in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

     (e) NO LIABILITY. Neither Parent, Merger Sub nor the Company shall be liable to any holder of Shares for any Merger Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     (f) WITHHOLDING RIGHTS. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

     SECTION 1.08. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed, and the Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Company of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Article I.

     SECTION 1.09.    DISSENTING SHARES.

     (a) Shares held by any holder entitled to and seeking relief as a dissenting stockholder under Section 23B.13.020 of the WBCA (the "Company Dissenting Shares") shall not be converted into the right to receive Parent Common Shares but shall be converted into such consideration as may be due with respect to such shares pursuant to the applicable provisions of the WBCA, unless and until the right of such holder to receive fair cash value for such Company Dissenting Shares terminates in accordance with Section 23B.13.020 of the WBCA. If such right is terminated otherwise than by the purchase of such shares by the Surviving Corporation, then such shares shall cease to be Company Dissenting Shares and shall be converted into and shall represent the right to receive Parent Common Shares as provided in Section 1.07(b).

     (b) The Company shall give Parent (i) prompt notice of any written demands received by the Company to require the Company to purchase shares of capital stock of the Company pursuant to Section 23B.13.020 of the WBCA, withdrawals of such demands, and any other instruments served pursuant to Section 23B.13.020 of the WBCA and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands.

     SECTION 1.10. LOST, STOLEN OR DESTROYED CERTIFICATE. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Parent Common Shares as may be required pursuant to Section 1.06; provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     SECTION 1.11. TAX AND ACCOUNTING CONSEQUENCES. It is intended by the parties here to that the Merger shall (i) constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) qualify for accounting treatment as a pooling of interests under United States generally accepted accounting principles ("U.S. GAAP"). The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Section 368 of the Code.

     SECTION 1.12. MATERIAL ADVERSE EFFECT. For purposes of this Agreement, when used in connection with the Company or its subsidiary, or Parent or any of its respective subsidiaries, as the case may be, the term "Material Adverse Effect" means any change or effect that, individually or when taken together with all other such changes or effects that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company and its subsidiary or Parent and its respective subsidiaries, respectively, in each case taken as a whole; PROVIDED, HOWEVER, that a "Material Adverse Effect" with respect to the Company or its Subsidiary shall not include (i) any change or effect directly resulting from execution, delivery or performance of this Agreement or the announcement of the transactions contemplated by this Agreement including any change or effect resulting from the overlap in customers of the Company and Parent, (ii) any change or effect resulting from the failure of Parent or Merger Sub to perform any of their respective obligations hereunder or under any agreement or instrument in connection with the transactions contemplated hereby or (iii) any change or effect generally applicable to the industries in which the Company or its Subsidiary operates.

                                      ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule previously delivered by the Company to Parent (the "Company Disclosure Schedule") or as set forth in the Company SEC Reports (as defined below):

     SECTION 2.01.    ORGANIZATION AND QUALIFICATION; SUBSIDIARY.

     (a) Each of the Company and its subsidiary, Innova Europe Limited (the "Subsidiary"), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and corporate authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("Approvals") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such power, authority and Approvals would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company and the Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect. The Subsidiary is the only subsidiary in which the Company has any equity interest, except for TechInnova S.A. de C.V., a Mexican corporation, which is dormant under Mexican law and which has no material assets or liabilities.

     SECTION 2.02. ARTICLES OF INCORPORATION. The Company has heretofore furnished to Parent a complete and correct copy of the Articles of Incorporation and Bylaws, including any amendments to date of the Company and the Memorandum of Association of the Subsidiary. The Articles of Incorporation and Bylaws of the Company and the Memorandum of Association of the Subsidiary are in full force and effect. The Company is not in material violation of any of the provisions of its Articles of Incorporation and Bylaws. The Subsidiary is not in material violation of any of the provisions of its Memorandum of Association.

     SECTION 2.03. CAPITALIZATION. The authorized Common Stock of the Company consists of 30,000,000 shares of Company Common Stock. As of June 30, 1998, (i) 14,005,877 Shares were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) no shares of Company Common Stock were held in treasury or by the Subsidiary, (iii) 1,695,748 shares of Company Common Stock were reserved for future issuance pursuant to outstanding employee stock options granted pursuant to the Company's Stock Option Plans and
(iv) 1,951,593 shares of Company Common Stock were reserved for future issuance pursuant to Stock Purchase Rights. No shares of Company Common Stock have been issued between June 30, 1998 and the date hereof. Except as set forth in
Section 2.03 or Section 2.11 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares of the Company or the Subsidiary or obligating the Company or the Subsidiary to issue or sell any shares of, or other equity interests in, the Company or the Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of the Company or the Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the shares of the Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Subsidiary or any other entity other than guarantees of bank obligations of the Subsidiary entered into in the ordinary course of business. Except as set forth in Section 2.03 of the Company Disclosure Schedule, all of the outstanding shares of the Subsidiary are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in the Company's voting rights, charges or other encumbrances of any nature whatsoever.

     SECTION 2.04. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement, and subject to obtaining any necessary shareholder approval of this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the approval and adoption of the Merger by the shareholders of the Company entitled to vote in accordance with the WBCA and the Company's Articles of Incorporation). The Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's shareholders for the Company to enter into a business combination with Parent upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company.

     SECTION 2.05.     NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

     (a) Section 2.05(a) of the Company Disclosure Schedule contains a list of all Company Material Contracts. For purposes hereof, "Company Material Contracts" shall mean all material agreements required to be filed with the Securities Exchange Commission ("SEC") as of the date hereof pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the SEC's rules thereunder (collectively, the "Exchange Act") as "material contracts" of the Company and the Subsidiary, as applicable.

     (b) Except as set forth in Section 2.05(b) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or the Subsidiary or by which any of their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or the Subsidiary's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Material Contract, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or the Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary or any of their respective properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect.

     (c) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except
(i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, the rules of the Nasdaq National Market, state securities laws ("Blue Sky Laws"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the rules and regulations thereunder, and the filing and recordation of appropriate Merger Documents as required by Washington Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent or delay the Company from performing its obligations under this Agreement, or would not otherwise have a Material Adverse Effect.

     SECTION 2.06.    COMPLIANCE; PERMITS.

     (a) Neither the Company nor the Subsidiary is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or the Subsidiary or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or the Subsidiary is a party or by which the Company or the Subsidiary or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect.

     (b) The Company and the Subsidiary hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company and the Subsidiary taken as a whole as it is now being conducted (collectively, the "Company Permits"). The Company and the Subsidiary are in compliance with the terms of the Company Permits, except where the failure to so comply would not have a Material Adverse Effect.


     SECTION 2.07.     SEC FILINGS; FINANCIAL STATEMENTS.

     (a) The Company has filed all forms, reports and documents required to be filed with the SEC since December 31, 1997 and has made available to Parent
(i) its Quarterly Report on Form 10-Q for the period ended March 31, 1998 and its Annual Report on Form 10-K for the period ended December 31, 1997, (ii) all proxy statements relating to the Company's meetings of shareholders (whether annual or special) held since December 31, 1997, (iii) all other reports or registration statements filed by the Company with the SEC since December 31, 1997, and
(iv) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC (collectively, the "Company SEC Reports"). The Company SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Subsidiary is not required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presented the consolidated financial position of the Company and the Subsidiary as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     (c) The Company has heretofore furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

     SECTION 2.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Section 2.08 of the Company Disclosure Schedule or in the Company SEC Reports, since December 31, 1997, the Company has conducted its business substantially in the ordinary course and there has not occurred: (i) any Material Adverse Effect; (ii) any amendments or changes in the Articles of Incorporation or the Bylaws of the Company; (iii) any damage to, destruction or loss of any assets of the Company, (whether or not covered by insurance) that could have a Material Adverse Effect; (iv) any material change by the Company in its accounting methods, principles or practices; (v) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) except as disclosed in the Company Disclosure Schedule, any other action or event that would have required the consent of Parent pursuant to Section 4.01 had such action or event occurred after the date of this Agreement, or (vii) any sale of a material amount of property of the Company, except in the ordinary course of business.

     SECTION 2.09.    NO UNDISCLOSED LIABILITIES.  Except as is disclosed in
Section 2.09 of the Company Disclosure Schedule or in the Company SEC Reports, neither the Company nor the Subsidiary has any liabilities (absolute, accrued, contingent or otherwise) which are, in the aggregate, material to the business, operations or financial condition of the Company and the Subsidiary taken as a whole, except liabilities (a) reflected and adequately provided for in the Company's audited balance sheet (including any related notes thereto) for the fiscal year ended December 31, 1997 (the "1997 Company Balance Sheet");
(b) incurred in the ordinary course of business and not required under U.S. GAAP to be reflected on the 1997 Company Balance Sheet; (c) incurred since December 31, 1997 in the ordinary course of business and consistent with past practice, or (d) liabilities incurred in connection with this Agreement.

     SECTION 2.10.    ABSENCE OF LITIGATION.  Except as set forth in
Section 2.10 of the Company Disclosure Schedule or the Company SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or the Subsidiary, or any properties or rights of the Company or the Subsidiary, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, could have a Material Adverse Effect.

     SECTION 2.11.    EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS.

     (a) Section 2.11 of the Company Disclosure Schedule lists all employee benefit plans and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (a "Company ERISA Affiliate") within the meaning of Section 414 of the Code, or the Subsidiary, as well as each plan with respect to which the Company or a Company ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (together, the "Company Employee Plans"), excluding agreements under which the Company has no remaining monetary obligations and any of the foregoing that are required to be maintained by the Company under the laws of any foreign jurisdiction. A copy of each such written Company Employee Plan (other than those referred to in Section 4(b)(4) of ERISA) has been made available to Parent.

     (b) (i) Except as set forth in Section 2.11(b) of the Company Disclosure Schedule, none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (ii) there has been no prohibited transaction with respect to any Company Employee Plan, which could result in any material liability of the Company or the Subsidiary; (iii) all Company Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes, orders, or governmental rules and regulations currently in effect with respect thereto, and the Company and the Subsidiary have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Company Employee Plans; (iv) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years; (vi) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred, and (vii) neither the Company nor any Company ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course of the administration of the Company Employee Plans).

     (c) Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company or the Subsidiary who holds any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the date of grant of such option, the extent to which such option is vested (or will become vested within six months from the date hereof, or as a result of, the Merger), the option price of such option and the expiration date of such option. Section 2.11(c) of the Company Disclosure Schedule also sets forth the total number of such options.

     (d) Except as set forth in Section 2.11(d) of the Company Disclosure Schedule, the Company has made available to Parent (i) copies of all employment agreements with officers of the Company; (ii) copies of all agreements with consultants who are individuals obligating the Company to make annual cash payments in an amount exceeding $50,000, (iii) a schedule listing all officers of the Company who have executed a non-competition agreement with the Company;
(iv) copies (or descriptions) of all severance agreements, programs and policies of the Company with or relating to its employees, excluding programs and policies required to be maintained by law, and (v) copies of all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions.

     SECTION 2.12. EMPLOYMENT MATTERS. Except as set forth in Section 2.12 of the Company Disclosure Schedule or in the Company SEC Reports, (i) there are no controversies pending or, to the knowledge of the Company or the Subsidiary, threatened, between the Company or the Subsidiary and any of their respective employees, which controversies have or may reasonably be expected to have a Material Adverse Effect; (ii) neither the Company nor the Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or the Subsidiary nor does the Company or the Subsidiary know of any activities or proceedings of any labor union to organize any such employees, and (iii) neither the Company nor the Subsidiary has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company or the Subsidiary.

     SECTION 2.13. REGISTRATION STATEMENT; JOINT PROXY STATEMENT PROSPECTUS. Subject to the accuracy of the representations of Parent in Section 3.13, the information supplied by the Company for inclusion in the registration statement to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the "Registration Statement") shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the joint proxy statement/prospectus to be sent to the shareholders of the Company in connection with the meeting of the shareholders of the Company to consider the Merger (the "Company Shareholders' Meeting") and to be sent to the stockholders of Parent in connection with the meeting of the stockholders of Parent to consider the Merger (the Parent Stockholders Meeting," and together with the Company Stockholder Meeting, the "Stockholders' Meetings") (such joint proxy statement/prospectus as amended or supplemented is referred to herein as the "Joint Proxy Statement/Prospectus") will not, on the date the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to shareholders or stockholders, at the time of the Stockholders' Meetings, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, the Company shall promptly inform Parent and Merger Sub. The Joint Proxy Statement/Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

     SECTION 2.14. TITLE TO PROPERTY. The Company and the Subsidiary each own or lease no material real property other than as set forth in Section
2.14 of the Company Disclosure Schedule or the Company SEC Reports. Except as reflected in the Company's financial statements included in the Company SEC Reports, the Company and the Subsidiary each have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect; and, to the knowledge of the Company, all leases pursuant to which the Company or the Subsidiary lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or the Subsidiary, as applicable, has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not have a Material Adverse Effect.

     SECTION 2.15.    TAXES.

     (a) For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes, fees, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation)
(i) income, franchise, profits, gross
receipts, ad valorem, net worth, goods and services, fringe benefits, withholding, sales, use, service, real or personal property, special assessments, Common Stock, license, payroll, employment, social security, accident compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports and information statements with respect to Taxes required to be filed with the United States Internal Revenue Service (the "IRS") or any other taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

     (b) Except as disclosed in Section 2.15(b) of the Company Disclosure Schedule, each of the Company and the Subsidiary has filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them, and have duly paid or made adequate provision on their books for the payment of all taxes which have been incurred or are due and payable.
Except as disclosed in Section  2.15(b) of the Company Disclosure Schedule
(i) there are no pending audits, examinations or proposed audits or examinations of any tax returns filed by the Company or the Subsidiary and (ii) neither the Company nor the Subsidiary has given or been requested to give waivers or extensions of any statute of limitations relating to the payment of Taxes for which the Company or the Subsidiary may be liable. Except as set forth in
Section 2.15(b) of the Company Disclosure Schedule, as of the date of this Agreement the Tax Returns of the Company have not been audited by the IRS and the Tax Returns of the Subsidiary have been audited by the Inland Revenue Service (or the appropriate statute of limitations has expired) for all fiscal years through 1996.

     SECTION 2.16. Except as set forth in Section 2.15(c) of the Company Disclosure Schedule, neither the Company nor the Subsidiary: (i) is a party to any agreement providing for the allocation, payment or sharing of taxes among the Company, the Subsidiary, or any third parties; or (ii) has an application pending with respect to any Tax requesting permission for a change in accounting method.ENVIRONMENTAL MATTERS. Except as set forth in Section 2.16 of the Company Disclosure Schedule, and except in all cases as, in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect, each of the Company and the Subsidiary to the best of the Company's knowledge (i) have obtained all applicable permits, licenses and other authorization which are required under federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or the Subsidiary (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorization, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) as of the date hereof, are not aware of nor have received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from the Company's or any of the Subsidiary's (or any of their respective agents') manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste, and (iv) have taken all actions necessary under applicable requirements of federal, state or local laws, rules or regulations to register any products or materials required to be registered by the Company or the Subsidiary (or any of their respective agents) thereunder.

     SECTION 2.18. BROKERS. No broker, finder or investment banker (other than Hambrecht & Quist LLC ("H&Q")) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and H&Q pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder.

     SECTION 2.19. FULL DISCLOSURE. No statement contained in any certificate or schedule furnished or to be furnished by the Company or the Subsidiary to Parent or Merger Sub in, or pursuant to the provisions of, this

Agreement contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

     SECTION 2.20. OPINION OF FINANCIAL ADVISOR. Company has been advised by its financial advisor, H&Q, that in its opinion, as of July 22, 1998, the Exchange Ratio is fair from a financial point of view to Company and has delivered a written copy of such opinion dated July 22, 1998 to the Company.

     SECTION 2.21. INTELLECTUAL PROPERTY. To the Company's knowledge, neither the Company nor the Subsidiary utilizes or has utilized any patent, trademark, tradename, service mark, copyright, software, trade secret or know-how, except for those which are owned, possessed or lawfully used by the Company or the Subsidiary in their operations, and, to the best knowledge of the Company, neither the Company nor the Subsidiary infringe upon or unlawfully or wrongfully use any patent, trademark, tradename, service mark, copyright or trade secret owned or validly claimed by another.

     SECTION 2.22.    INTERESTED PARTY TRANSACTIONS.  Except as set forth in
Section 2.21 of the Company Disclosure Schedule or in the Company SEC Reports, since December 31, 1997, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     SECTION 2.23. INSURANCE. The Company and the Subsidiary maintain fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance that the Company believes to be reasonably prudent for its business.

     SECTION 2.24. VOTE REQUIRED. The affirmative vote of the holders (entitled to vote and voting on the Merger) of at least a majority of the shares of the Company Common Stock is the only vote of the holders of the Company's Common Stock necessary to approve the Merger.

     SECTION 2.25. POOLING MATTERS. Neither the Company nor any of its affiliates has, to the Company's knowledge and based upon consultation with its independent public accountants, taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests in accordance with U.S. GAAP and applicable SEC regulations.

     SECTION 2.26.    OWNERSHIP OF PARENT COMMON STOCK.

The Company is not the beneficial owner of any shares of Parent Common Stock.


                                     ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby represent and warrant to the Company that, except as set forth in the written disclosure schedule previously delivered by Parent to the Company (the "Parent Disclosure Schedule") or as set forth in the Parent SEC Reports (as defined below):

     SECTION 3.01.    ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

     (a) Parent and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and corporate authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such power, authority and Approvals would not, individually or in the aggregate, have a Material Adverse Effect. Parent and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect. A true and complete list of all of Parent's subsidiaries, together with the jurisdiction of incorporation of each subsidiary and the percentage of each subsidiary's outstanding Common Stock owned by Parent or another subsidiary, is set forth in Section 3.01 of the Parent Disclosure Schedule.

     SECTION 3.02. CERTIFICATE OF INCORPORATION AND BYLAWS. Parent has heretofore furnished to the Company a complete and correct copy of the Certificate of Incorporation and Bylaws, as amended to date, of Parent and the Articles of Incorporation and Bylaws, as amended to date, of Merger Sub. Such Certificate of Incorporation and Bylaws of Parent and Articles of Incorporation and Bylaws of Merger Sub are in full force and effect. Parent is not in material violation of any of the provisions of its Certificate of Incorporation or Bylaws. Merger Sub is not in material violation of any of the provisions of its Articles of Incorporation or Bylaws.

     SECTION 3.03.    CAPITALIZATION.

     (a) As of June 30, 1998, the authorized Common Stock of Parent consisted of (i) 95,000,000 shares of Parent Common Stock of which: (x) 46,688,992 shares were issued and outstanding, (y) no shares were held in treasury, (z) 5,850,021 shares were reserved for issuance pursuant to outstanding options under Parent's stock option plans as set forth in Section 3.11(a) of the Parent Disclosure Schedule ("Parent's Stock Option Plans"); and (ii) 5,000,000 shares of Preferred Stock, $0.01 par value ("Parent Preferred Stock"), none of which were issued and outstanding. No shares of Parent Common Stock have been issued between June 30, 1998 and the date hereof, except for shares issued upon exercise of options outstanding under Parent's Stock Option Plans. The authorized Common Stock of Merger Sub consists of 100 shares of common stock, all of which, as of the date hereof, are issued and outstanding. All of the outstanding shares of Parent's and Merger Sub's respective Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except for options outstanding under Parent's Stock Option Plans and as set forth in Section 3.03 or
Section 3.11 of the Parent Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Common Stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue or sell any shares of Common Stock of, or other equity interests in, Parent or any of its subsidiaries. There are no obligations, contingent or otherwise, of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the Common Stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any subsidiary or any other entity other than guarantees of bank obligations of any subsidiary entered into in the ordinary course of business. Except as set forth in Section 3.03(a) of the Parent Disclosure Schedule or as will not have a Material Adverse Effect, all of the outstanding shares of Common Stock of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Parent or another subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature whatsoever.

     (b) The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and shall be available for trading on the Nasdaq National Market.

     SECTION 3.04. AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Merger Sub has all necessary corporate power and corporate authority to execute and deliver this Agreement, and subject to obtaining any necessary stockholder approval of this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than approval by the holders of the outstanding shares of Parent Common Stock entitled to vote in accordance with Delaware Law and Parent's Certificate of Incorporation and Bylaws). The Board of Directors of Parent has determined that it is advisable and in the best interest of Parent's stockholders for Parent to enter into a business combination with the Company upon the terms and subject to the conditions of this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub.

     SECTION 3.05.    NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

     (a) Section 3.05(a) of the Parent Disclosure Schedule includes all Parent Material Contracts. For purposes hereof, "Parent Material Contracts" shall mean all material agreements required to be filed with the SEC as of the date hereof pursuant to the requirements of the Exchange Act as "material contracts" of Parent and its subsidiaries, as applicable.

     (b) Except as set forth in Section 3.05(b) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub shall not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or the Articles of Incorporation or Bylaws of Merger Sub, (ii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Parent Material Contract, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect.

     (c) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the rules of the Nasdaq National Market, the Blue Sky Laws, the pre-merger notification requirements of the HSR Act and the filing and recordation of appropriate Merger Documents as required by Washington Law and
(ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement, and would not have a Material Adverse Effect.

     SECTION 3.06.    COMPLIANCE; PERMITS.

     (a) Neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any law, rule, regulation, order, judgment or decree applicable to the Company or its subsidiaries or by which its or any of their respective properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or its subsidiaries is a party or by which the Company or its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect.

     (b) Parent and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company and its subsidiaries taken as a whole as it is now being conducted (collectively, the "Parent Permits"). Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply would not have a Material Adverse Effect.

     SECTION 3.07.    SEC FILINGS; FINANCIAL STATEMENTS.

     (a) Parent has filed all forms, reports and documents required to be filed with the SEC since March 31, 1998 and has heretofore delivered to the Company, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal year ended March 31, 1998, (ii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) to be held up to August 4, 1998, (iii) all other reports or registration statements (other than Forms 3, 4 or 5 filed on behalf of affiliates of Parent) filed by Parent with the SEC since March 31, 1998 and (iv) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC (collectively, the "Parent SEC Reports"). The Parent SEC Reports (i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

     (c) Parent has heretofore furnished to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by Parent with the SEC pursuant to the Securities Act or the Exchange Act.

     SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Section 3.08 of the Parent Disclosure Schedule or in the Parent SEC Reports, since March 31, 1998, Parent has conducted its business substantially in the ordinary course and there has not occurred: (i) any Material Adverse Effect; (ii) any amendments or changes in the Certificate of Incorporation or Bylaws of Parent; (iii) any damage to, destruction or loss of any assets of the Parent (whether or not covered by insurance), that could have a Material Adverse Effect; (iv) any material change by Parent in its accounting methods, principles or practices; (v) any material revaluation by Parent of any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;
(vi) except as disclosed in the Parent Disclosure Schedule, any other action or event that would have required the consent of the Company pursuant to
Section 4.03 had such action or event occurred after the date of this Agreement, or (vii) any sale of a material amount of assets of Parent, except in the ordinary course of business.


     SECTION 3.09.    NO UNDISCLOSED LIABILITIES.  Except as is disclosed in
Section 3.09 of the Parent Disclosure Schedule or in the Parent SEC Reports, neither the Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are, in the aggregate, material to the business, operations or financial condition of the Parent and its subsidiaries taken as a whole, except liabilities (a) reflected and adequately provided for in the Parent's balance sheet (including any related notes thereto) as of March 31, 1998 (the "1998 Parent Balance Sheet"), (b) incurred in the ordinary course of business and not required under U.S. GAAP to be reflected on such balance sheet, (c) incurred since March 31, 1998 in the ordinary course of business and consistent with past practice, or (d) liabilities incurred in connection with this Agreement.

     SECTION 3.10.    ABSENCE OF LITIGATION.  Except as set forth in
Section 3.10 of the Parent Disclosure Schedule or the Parent SEC Reports, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, or any properties or rights of Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, could have a Material Adverse Effect.

     SECTION 3.11.    EMPLOYEE BENEFIT PLANS; EMPLOYMENT AGREEMENTS.

     (a) Section 3.11 of the Parent Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of Parent, any trade or business (whether or not incorporated) which is a member of a controlled group including Parent or which is under common control with Parent (an "ERISA Affiliate") within the meaning of Section 414 of the Code, or any subsidiary of Parent, as well as each plan with respect to which Parent or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (together, the "Parent Employee Plans"), excluding agreements under which Parent has no remaining monetary obligations and any of the foregoing that are required to be maintained by the Company under the laws of any foreign jurisdiction. A copy of each such written Parent Employee Plan (other than those referred to in Section 4(b)(4) of ERISA) has been made available to the Company.

     (b) (i) Except as set forth in Section 3.11(b) of the Parent Disclosure Schedule, none of the Parent Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person and none of the Parent Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) there has been no "prohibited transaction", as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Parent Employee Plan, which could result in any material liability of Parent or any of its subsidiaries; (iii) all Parent Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, the IRS or Secretary of the Treasury), and Parent and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Parent Employee Plans; (iv) each Parent Employee Plan intended to qualify under
Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made to any Parent Employee Plan pursuant to Section 412 of the Code, or the terms of the Parent Employee Plan or any collective bargaining agreement, have been made and a reasonable amount has been accrued for contributions to each Parent Employee Plan for the current plan years; (vi) with respect to each Parent Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in
Section 4062, 4063 or 4041 of ERISA has occurred, and (vii) neither Parent nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the Pension Benefit Guaranty Corporation arising in the ordinary course of the administration of the Parent Employee Plans).

     SECTION 3.12. LABOR MATTERS. Except as set forth in Section 3.12 of the Parent Disclosure Schedule or in the Parent SEC Reports, (i) there are no controversies pending or, to the knowledge of Parent or any of its subsidiaries, threatened between Parent or any of its subsidiaries and any of their respective employees, which controversies have or may reasonably be expected to have a Material Adverse Effect; (ii) neither Parent nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or its subsidiaries nor does Parent or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees, and (iii) neither Parent nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any employees of Parent or any of its subsidiaries.

     SECTION 3.13. REGISTRATION STATEMENT; JOINT PROXY STATEMENT PROSPECTUS. Subject to the accuracy of the representations of the Company in Section 2.13, the Registration Statement shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Joint Proxy Statement/Prospectus will not, on the date the Joint Proxy Statement/Prospectus is first mailed to shareholders or stockholders (or at the time of any subsequent amendment or supplement), at the time of the Stockholders' Meetings or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Parent or Merger Sub will promptly inform the Company. The Registration Statement and Joint Proxy Statement/ Prospectus shall comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in, or furnished in any of the foregoing documents.

     SECTION 3.14. TITLE TO PROPERTY. Except as reflected in the Parent's financial statements included in the Parent SEC Reports, Parent and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect; and, to Parent's knowledge, all leases pursuant to which Parent or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of Parent, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which Parent or such subsidiary, as applicable, has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect.

     SECTION 3.15.    TAXES.  Except as disclosed in Section  3.15 of the
Parent Disclosure Schedule, Parent and each of its subsidiaries have filed all United States federal income Tax Returns and all other material Tax Returns required to be filed by them, and have duly paid or made adequate provision on their books for the payment of all taxes which have been incurred or are due and payable. Except as disclosed in Section 3.15 of the Company Disclosure Schedule
(i) there are no pending audits, examinations or proposed audits or examinations of any tax returns filed by Parent or its subsidiaries and (ii) neither the Parent nor any of its subsidiaries has given or been requested to give waivers or extensions of any statute of limitations relating to the payment of Taxes for which Parent or any of its subsidiaries may be liable. Except as set forth in
Section 3.15 of the Parent Disclosure Schedule, as of the date of this Agreement the consolidated Tax Returns of Parent and each of its subsidiaries have been audited by the IRS (or the appropriate statute of limitations has expired) for all fiscal years through March 31, 1994. Except as set forth in Section 3.15 of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries:
(i) is a party to any agreement providing for the allocation, payment or sharing of taxes among Parent, its subsidiaries, or any third parties; or (ii) has an application pending with respect to any Tax requesting permission for a change in accounting method.

     SECTION 3.16.    ENVIRONMENTAL MATTERS. Except as set forth in
Section 3.16 of the Parent Disclosure Schedule, and except in all cases as, in the aggregate, have not had and could not reasonably be expected to have a Material Adverse Effect, Parent and each of its subsidiaries to the best of Parent's knowledge (i) have obtained all applicable permits, licenses and other authorization which are required under federal, state or local laws relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes by Parent or its subsidiaries (or their respective agents); (ii) are in compliance with all terms and conditions of such required permits, licenses and authorization, and also are in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in such laws or contained in any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; (iii) as of the date hereof, are not aware of nor have received notice of any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, based on or resulting from Parent's or any of its subsidiaries' (or any of their respective agents') manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant, or hazardous or toxic material or waste, and (iv) have taken all actions necessary under applicable requirements of federal, state or local laws, rules or regulations to register any products or materials required to be registered by Parent or its subsidiaries (or any of their respective agents) thereunder.

     SECTION 3.17. BROKERS. No broker, finder or investment banker (other than CIBC Oppenheimer Corp. ("CIBC Oppenheimer")) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub. Parent has heretofore furnished to the Company a complete and correct copy of all agreements between Parent and CIBC Oppenheimer pursuant to which such firm would be entitled to any payment relating to the transaction contemplated hereunder.

     SECTION 3.18. FULL DISCLOSURE. No statement contained in any certificate or schedule furnished or to be furnished by Parent or Merger Sub to the Company in, or pursuant to the provisions of, this Agreement contains or will contain any untrue statement of a material fact or omits or shall omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

     SECTION 3.19. OPINION OF FINANCIAL ADVISOR. Parent has been advised by its financial advisor, CIBC Oppenheimer, that, in its opinion, as of July 22, 1998, the Exchange Ratio is fair from a financial point of view to Parent and delivered a written copy of such opinion dated July 22, 1998 to Parent.

     SECTION 3.20. INTELLECTUAL PROPERTY. To Parents' knowledge, neither Parent nor any of its subsidiaries utilizes or has utilized any patent, trademark, tradename, service mark, copyright, software, trade secret or know-how, except for those which are owned, possessed or lawfully used by Parent or its subsidiaries in their operations, and, to the best knowledge of Parent, neither Parent nor any of its subsidiaries infringes upon or unlawfully or wrongfully uses any patent, trademark, tradename, service mark, copyright or trade secret owned or validly claimed by another.

     SECTION 3.21.    INTERESTED PARTY TRANSACTIONS.  Except as set forth in
Section 3.21 of the Parent Disclosure Schedule or in the Parent SEC Reports, since the date of the Parent's most recent proxy statement dated July 13, 1998, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     SECTION 3.22. INSURANCE. Parent and its subsidiaries maintain fire and casualty, general liability, business interruption, product liability and sprinkler and water damage insurance that Parent believes to be reasonably prudent for its business.

     SECTION 3.23. VOTE REQUIRED. The affirmative vote of the holders of at least a majority of the outstanding Parent Common Shares is the only vote of the holders of the Parent's Common Stock necessary to approve the Merger.

     SECTION 3.24. POOLING MATTERS. Neither Parent nor any of its affiliates has, to the Parent's knowledge and based upon consultation with its independent public accountants, taken or agreed to take any action that (without giving effect to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests in accordance with U.S. GAAP and applicable SEC regulations.

     SECTION 3.25.    PARENT RIGHTS AGREEMENT.

     Prior hereto, Parent has delivered to the Company a true and complete copy of the Rights Agreement dated as of October 24, 1991 between Parent and Manufacturers Hanover Trust Company of California (the "Parent Rights Agreement") in effect on the date hereof, and, assuming the accuracy of the representations contained in Sections 2.25 and 3.05, this Agreement will not result in the triggering of any right (including, without limitation a "flip-in" or "flip-over" or similar event commonly described in rights agreements) or entitlement of Parent stockholders under the Parent Rights Agreement or any similar agreement to which Parent or any of its affiliates is a party.

     SECTION 3.26.    OWNERSHIP OF COMPANY COMMON STOCK.

Parent is not the beneficial owner of any shares of Company Common Stock.

                                      ARTICLE IV

                        CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 4.01. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except as set forth in Section 4.01 of the Company Disclosure Schedule or contemplated by this Agreement, the Company covenants and agrees that, unless Parent shall otherwise agree in writing, the Company shall conduct its business and shall cause the business of the Subsidiary to be conducted in the ordinary course of business and in a manner substantially consistent with past practice; and the Company shall use reasonable commercial efforts to preserve substantially intact the business organization of the Company and the Subsidiary, to keep available the services of the present officers, employees and consultants of the Company and the Subsidiary and to preserve the present relationships of the Company and the Subsidiary with customers, suppliers and other persons with which the Company or the Subsidiary has significant business relations. By way of amplification and not limitation, except as set forth in Section 4.01 of the Company Disclosure Schedule or contemplated by this Agreement, neither the Company nor the Subsidiary shall, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

     (a) amend or otherwise change the Company's Articles of Incorporation or Bylaws;

     (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of Company Common Stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Company Common Stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company, the Subsidiary or any of its affiliates (except for the issuance of (i) shares of Company Common Stock issuable pursuant to stock options under the Company Stock Option Plans which options are outstanding on the date hereof,
(ii) the grant of options consistent with past practice to purchase up to 100,000 shares of Company Common Stock to newly hired employees (excluding officers); PROVIDED THAT the vesting of such new options is not in any manner accelerated by the Merger; and (iii) shares of Company Common Stock pursuant to the exercise of Stock Purchase Rights which are outstanding on the date hereof);

     (c) sell, pledge, dispose of or encumber any assets of the Company or the Subsidiary (except for (i) sales of assets in the ordinary course of business and in a manner substantially consistent with past practice, (ii) dispositions of obsolete or worthless assets and (iii) sales of immaterial assets not in excess of $100,000);

     (d) except as is contemplated by Section 5.05, accelerate, amend or change the period (or permit any acceleration, amendment or change) of exercisability of options or restricted stock granted under the Employee Plans (including the Company Stock Option Plans) or authorize cash payments in exchange for any options granted under any of such plans;

     (e) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its Common Stock, except that the Subsidiary may declare and pay a dividend to the Company, (ii) split, combine or reclassify any of its Common Stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its Common Stock or
(iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit the Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of the Subsidiary, or propose to do any of the foregoing;

     (f) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any company, corporation, partnership or other business organization or division thereof; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee (other than guarantees of bank debt of the Subsidiary entered into in the ordinary course of business) or endorse or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business consistent with past practice; (iii) enter into or amend any material contract or agreement other than in the ordinary course of business; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $100,000 for the Company and the Subsidiary taken as a whole, or
(v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by Section 4.01(f);

     (g) increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or the Subsidiary who are not officers of the Company in accordance with past practices, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer (except for officers who are terminated on an involuntary basis) or other employee of the Company or the Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

     (h) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) except as required by U.S. GAAP or applicable law;

     (i) make any material tax election inconsistent with past practices or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations except to the extent the amount of any such settlement has been reserved for on the most recent Company SEC Report;

     (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements of the Company or incurred in the ordinary course of business and consistent with past practice; or

     (k) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.01(a) through (j) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

     SECTION 4.02.    NO SOLICITATION.

     (a) The Company shall not, and shall use its reasonable best efforts to cause the Company shareholders listed on Schedule 5.06 hereto to not, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal relating to, or that may reasonably be expected to lead to, any Alternative Transaction (as defined in Section 7.03(c)), or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Alternative Transaction, or agree to, or endorse, any Alternative Transaction, or authorize or permit any of the officers, directors, employees or agents of the Company or the Subsidiary or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or the Subsidiary to take any such action and the Company shall promptly notify Parent, subject to confidentiality restrictions existing on the date hereof, of all relevant terms of any such inquiries or proposals received by the Company or the Subsidiary or by any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant or other representative relating to any of such matters and if such inquiry or proposal is in writing, the Company shall promptly deliver or cause to be delivered to Parent a copy of such inquiry or proposal, subject to confidentiality restrictions existing on the date hereof; PROVIDED, HOWEVER, that nothing contained in this subsection (a) shall prohibit the Board of Directors of the Company from (i) furnishing information to, or entering into discussions or negotiations with, any persons or entity in connection with an unsolicited bona fide proposal in writing by such person or entity relating to an Alternative Transaction if, and only to the extent that (A) the Board of Directors of the Company, after duly considering the advice of Graham & James LLP determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary duties to shareholders imposed by Washington Law and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity the Company provides written notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity; or
(ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Transaction.

     (b) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from any confidentiality or standstill agreement to which the Company is a party.

     (c) The Company shall ensure that the officers, directors and employees of the Company and the Subsidiary and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 4.01.

     SECTION 4.03.    CONDUCT OF BUSINESS BY PARENT PENDING THE MERGER.

     During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent covenants and agrees that, unless the Company shall otherwise agree in writing, Parent shall not do any of the following:

     (a) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities (except convertible debt securities) or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) of Parent, any of its subsidiaries or affiliates (other than with respect to acquisitions by Parent or grants or exercises of options under Parent's existing stock option plans and for sales of stock pursuant to Parent's existing stock purchase plans) pursuant to any transaction pursuant to which any person (or group of persons) acquires more than 50 percent of the outstanding shares of Parent Common Stock, whether from Parent or pursuant to a tender offer or exchange offer or otherwise, (ii) effect a merger or other business combination involving Parent pursuant to which any person (or group of persons) acquires more than 50 percent of the outstanding shares of Parent Common Stock or the entity surviving such merger or business combination or (iii) any other transaction pursuant to which any person (or group of persons) acquires control of Parent's assets; or

     (b) in the event that Parent shall consider entering into any transaction involving an acquisition (whether by purchase of assets, merger or otherwise) of a third party prior to the Effective Time which will require approval of Parent's stockholders, agree to enter into such transaction prior to consultation with the Board of Directors of the Company;

     (c) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.03(a) or 4.03(b) above, or any action which would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect or prevent Parent from performing or cause Parent not to perform its covenants hereunder.


                                      ARTICLE V

                                ADDITIONAL AGREEMENTS

     SECTION 5.01.  JOINT PROXY STATEMENT PROSPECTUS; REGISTRATION STATEMENT.
As promptly as practicable (but in no event later than August 31, 1998), the Company and Parent shall prepare and file with the SEC the Joint Proxy Statement/Prospectus and the Registration Statement of the Parent relating to the Merger, the transactions contemplated hereby and the Parent Common Shares to be issued in connection with the Merger. Parent and the Company will take such actions as may be reasonably required to cause the Registration Statement to become effective as soon thereafter as practicable. The Joint Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company in favor of the Merger and the recommendation of the Board of Directors of Parent in favor of the issuance of Parent Common Shares in connection with the Merger.

     SECTION 5.02. STOCKHOLDERS' MEETINGS. The Company and Parent shall call and hold their respective Stockholders' Meetings as promptly as practicable for the purpose of voting upon the approval of the Merger, and Parent and the Company shall use their reasonable best efforts to hold the Stockholders' Meetings on the same day (and at the same time of such day) and as soon as practicable after the date on which the Registration Statement becomes effective. The Company and Parent shall use their best efforts to hold the Stockholders' Meetings not later than October 21, 1998. The Company and Parent shall use their respective reasonable best efforts to solicit from their respective stockholders proxies in favor of the approval of the Merger and the issuance of Parent Common Shares in connection with the Merger, respectively, and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by Delaware Law with respect to Parent and Washington Law with respect to the Company and the Certificate of Incorporation and Bylaws of Parent and the Articles of Incorporation and Bylaws of the Company to obtain such approvals, unless otherwise necessary under the applicable fiduciary duties of the respective directors of the Company and Parent, as determined by such directors in good faith after consultation with and based upon the advice of outside legal counsel.

     SECTION 5.03. ACCESS TO INFORMATION; CONFIDENTIALITY. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released solely for purposes hereof), the Company and Parent shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, subject to confidentiality restrictions. The Company and Parent each shall (and shall cause each of their subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either party may reasonably request. Each party shall keep such information confidential in accordance with the terms of the letter agreement, entered into on July 15, 1998, (the "Confidentiality Agreement") between Parent and the Company.

     SECTION 5.04. CONSENTS; APPROVALS. The Company and Parent shall each use their reasonable best efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby. The Company and Parent shall furnish all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any governmental body in connection with the transactions contemplated by this Agreement.

     SECTION 5.05.  INDEMNIFICATION AND INSURANCE.

     (a) To the extent, if any, not provided by an existing right under the Company's directors and officers liability insurance policies, from and after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the Company or its Subsidiary (each an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the provision of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of the Company or its Subsidiary or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective Time), (i) Parent and/or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Parent, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the WBCA and upon receipt of any affirmation and undertaking required by the WBCA, (ii) Parent and/or the Surviving Corporation will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under Washington Law and the Surviving Corporation's Restated Articles of Incorporation and Bylaws shall be made by independent counsel mutually acceptable to the Surviving Corporation and Indemnified Party; PROVIDED, HOWEVER, that Parent and/or the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). If Parent or the Surviving Corporation is itself a party in a matter indemnifiable pursuant to this Section 5.05, the Indemnified Parties agree to be represented by counsel for Parent and/or the Surviving Corporation, as applicable, except to the extent that there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of the Indemnified party and Parent and/or the Surviving Corporation, as applicable. The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

     (b) For a period of six years after the Effective Time, Parent and/or the Surviving Corporation shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by the Company for the benefit of those persons who are covered by such policies at the Effective Time to the extent such policies cover acts and omissions of directors and officers of the Company which occurred or would have occurred in the case of omissions prior to the Effective Time (or Parent and/or the Surviving Corporation may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time); PROVIDED, HOWEVER, that in no event shall Parent and/or the Surviving Corporation be required to expend in excess of 150 percent of the annual premium currently paid by the Company for such coverage, and PROVIDED FURTHER, that if the premium for such coverage exceeds such amount, Parent and/or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 150 percent of the annual premium.

     (c) In the event Parent and/or the Surviving Corporation or any of their successors and assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of their properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Parent and/or the Surviving Corporation shall assume the obligations set forth in this Section 5.05.

     (d) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of the Company and its Subsidiary with respect to their activities as such prior to the Effective Time, as provided for in their respective Articles of Incorporation or Bylaws, in effect on the date hereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

     SECTION 5.06. AGREEMENTS OF AFFILIATES; IRREVOCABLE PROXIES. The Company shall deliver to Parent, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "Affiliate Letter") identifying all persons who are, or may be deemed to be, at the time of the Company Stockholders' Meetings, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its best efforts to cause each person who is identified as an "affiliate" in the Affiliate Letter to deliver to Parent, prior to the Effective Time, a written agreement (an "Affiliate Agreement") in a form mutually agreeable to the Company and Parent. The Company shall use its reasonable best efforts to cause the shareholders of the Company listed on Schedule 5.06 hereto (the "Key Company Shareholders") to enter into concurrently with the execution of this Agreement a shareholder agreement, in substantially the form attached hereto as EXHIBIT 5.06 (a "Company Shareholder Agreement"), with Parent to: (a) provide an irrevocable proxy to Parent to support and vote in favor of the Merger, (b) agree, to the extent required to allow Parent to account for the business combination to be effected by the Merger as a pooling of interests, not to sell, transfer or assign any Parent Common Shares received by them pursuant to the Merger until the expiration of all applicable holding periods required under the pooling of interest accounting rules and (c) take all actions and execute all documents reasonably requested by Parent to carry out the foregoing matters.

     SECTION 5.07. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(i) the occurrence or non-occurrence of any event of which it becomes aware or of which it should reasonably have been aware, the occurrence or non-occurrence of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to materially comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and FURTHER PROVIDED that failure to give such notice shall not be treated as a breach of covenant for the purposes of Section 6.02(b) or 6.03(b) unless the failure to give such notice results in material prejudice to the other party.

     SECTION 5.08.   FURTHER ASSURANCES; TAX TREATMENT.

     (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by Parent to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of Parent or the Company.

     (b) Each of Parent, Merger Sub and the Company shall use its best efforts to cause the Merger to qualify, and will not (both before and after consummation of the Merger) take any actions which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368 of the Code.

     SECTION 5.09. PUBLIC ANNOUNCEMENTS. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; PROVIDED, HOWEVER, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the NASD if it has used all reasonable efforts to consult with the other party.

     SECTION 5.10. LISTING OF PARENT COMMON SHARES. Parent shall cause the Parent Common Shares to be issued in the Merger to be approved for quotation on the Nasdaq National Market and shall use commercially reasonable best efforts to effect such quotation prior to the Effective Time.

     SECTION 5.11. CONVEYANCE TAXES. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed on or before the Effective Time.

     SECTION 5.12. ACCOUNTANT'S LETTERS. Upon reasonable notice from the other, the Company or Parent shall use their respective best efforts to cause Arthur Andersen LLP and KPMG Peat Marwick LLP, respectively, to deliver to Parent or the Company, as the case may be, a letter covering such matters as are requested by Parent or the Company, as the case may be, and as are customarily addressed in accountant's "comfort" letters.

     SECTION 5.13. POOLING ACCOUNTING TREATMENT. Each of the Parties will use its best efforts to cause the transactions contemplated by this Agreement to be accounted for as a pooling transaction by each Party's independent certified public accountants, by the NASD and by the SEC, respectively, and each of the Parties agrees that it will take no action that would cause such accounting treatment not to be obtained.

     SECTION 5.14. APPOINTMENT OF DIRECTOR. At the Effective Time, Paul Bachow shall be appointed to the board of directors of Parent and shall be nominated by management to serve as a member of the board of directors of Parent for a one-year term at each of the annual meetings of Parent's stockholders held in 1999, 2000 and 2001. At the Effective Time, V. Frank Mendicino ("Mr. Mendicino") shall be appointed to the board of directors of Parent and shall be nominated by management to serve as a member of the board of directors of Parent for a one-year term at each of the annual meetings of Parent's stockholders held in 1999 and 2000, PROVIDED, HOWEVER; the obligation of Parent's management to nominate Mr. Mendicino at either or both annual meetings of Parent's stockholders, as applicable, shall lapse upon the date that Woodside Fund III liquidates or otherwise distributes all Parent Common Shares held by Woodside Fund III.

     SECTION 5.15. DISCLOSURE SCHEDULES. On the date of this Agreement, (i) the Company has delivered to Parent the Company Disclosure Schedule, accompanied by a certificate signed by the chief financial officer of the Company stating that the Company Disclosure Schedule is being delivered pursuant to this Section 5.15, and (ii) Parent has delivered to the Company the Parent Disclosure Schedule, accompanied by a certificate signed by the chief financial officer of Parent stating that the Parent Disclosure Schedule is being delivered pursuant to this Section 5.15. The Company Disclosure Schedule and the Parent Disclosure Schedule are collectively referred to herein as the "Disclosure Schedules." The Disclosure Schedules, when so delivered, shall be deemed to constitute an integral part of this Agreement and to modify or otherwise affect the respective representations, warranties, covenants or agreements of the parties hereto contained herein to the extent that such representations, warranties, covenants or agreements expressly refer to the Disclosure Schedules. Anything to the contrary contained herein or set forth in the Disclosure Schedules notwithstanding, any and all statements, representations, warranties or disclosures set forth in the Disclosure Schedules shall be deemed to have been made on and as of the date of this Agreement.


                                      ARTICLE VI

                               CONDITIONS TO THE MERGER

     SECTION 6.01. CONDITIONS TO OBLIGATION OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) EFFECTIVENESS OF THE REGISTRATION STATEMENT. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Joint Proxy Statement/Prospectus shall have been initiated or threatened by the SEC;

     (b) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company and Parent;

     (c) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; and

     (d) TAX OPINIONS. Parent and Company shall have received the opinions of their respective counsel, Morrison & Foerster LLP and Graham & James LLP, in form and substance reasonably satisfactory to each, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Effective Time, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of
Section 368(a) of the Code and that each of Parent, Merger Subsidiary and the Company will be a party to the reorganization within the meaning of
Section 368(b) of the Code.

     (e) HSR ACT. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

     SECTION 6.02. ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and (iii) where the failure to be true and correct would not have a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the President and Chief Financial Officer of the Company;

     (b) AGREEMENTS AND COVENANTS. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the President and Chief Financial Officer of the Company;

     (c) CONSENTS OBTAINED. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made ("Material Consents"), by the Company for the authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to receive such Material Consents would not have a Material Adverse Effect on the Company or Parent;

     (d) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no change in the Company or the Subsidiary having or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect;

     (e) OPINION OF ACCOUNTANT. Parent shall have received (i) an opinion of Arthur Andersen LLP, independent public accountants, to the effect that the Merger qualifies for a pooling of interests accounting treatment if consummated in accordance with this Agreement and (ii) a copy of the opinion referred to in
Section 6.03(e) below; and

     (f) AFFILIATE AGREEMENTS. Parent shall have received from each person who is identified in the Affiliate Letter as an "affiliate" of the Company, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect.

     (g) COMPANY SHAREHOLDER AGREEMENTS. Parent shall have received from each Key Company Shareholder a Company Shareholder Agreement, and such Company Shareholder Agreement shall be in full force and effect.

     SECTION 6.03. ADDITIONAL CONDITIONS TO OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is also subject to the following conditions:

     (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date) and (iii) where the failure to be true and correct would not have a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the President and Chief Financial Officer of Parent;

     (b) AGREEMENTS AND COVENANTS. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the President and Chief Financial Officer of Parent;

     (c) CONSENTS OBTAINED. All Material Consents required to be obtained or made by Parent and Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent and Merger Sub, except where the failure to receive such Material Consents would not have a Material Adverse Effect on the Company or Parent;

     (d) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no change in Parent or any subsidiary of the Parent having or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; and

     (e) OPINION OF ACCOUNTANT. The Company shall have received (i) an opinion of KPMG, independent public accountants, to the effect that the Merger qualifies for a pooling of interests accounting treatment if consummated in accordance with this Agreement and (ii) a copy of the opinion referred to in
Section 6.02(e) above.

     (f) TRIGGER OF PARENT RIGHTS. No event that would result in the triggering of any right or entitlement of Parent stockholders under the Parent Rights Agreement, including a "flip-in" or "flip-over" or similar event commonly described in such rights plans, has or will occur, including but not limited to, as a result of this Agreement, which would have or be reasonably likely to result in a Parent Material Adverse Effect or materially change the number of outstanding equity securities of Parent, and the rights under the Parent Rights Agreement shall not have become nonredeemable by any action of the Board of Directors of Parent.

     (g) APPROVAL FOR QUOTATION ON NASDAQ NATIONAL MARKET. The Parent Common Shares to be issued in the Merger shall have been approved for quotation on the Nasdaq National Market, subject only to official notice of issuance.


                                     ARTICLE VII

                                     TERMINATION

     SECTION 7.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or Parent:

     (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

     (b) by either Parent or the Company if the Merger shall not have been consummated by January 29, 1999 (provided that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

     (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under
Section 5.08; or

     (d) by Parent or the Company, if, at the Parent or Company Stockholders' Meetings (including any adjournment or postponement thereof), the requisite vote of the stockholders of the Parent or Company shall not have been obtained; or

     (e) by Parent, if (i) the Board of Directors of the Company shall withdraw, modify or change its recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do any of the foregoing;
(ii) the Board of Directors of the Company shall have recommended to the shareholders of the Company an Alternative Transaction (as defined in Section 7.03(c)); or (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent), and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer; or

     (f) by Parent or the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement such that the conditions set forth in
Section 6.02(a) or 6.02(b), or Section 6.03(a) or 6.03(b), would not be satisfied (a "Terminating Breach"), PROVIDED THAT if such Terminating Breach is curable prior to January 29, 1999 by Parent or the Company, as the case may be, through the exercise of its reasonable best efforts and for so long as Parent or the Company, as the case may be, continues to exercise such reasonable best efforts, neither the Company nor the Parent, respectively, may terminate this Agreement under this Section 7.01;

     (g) by the Company, if the Board of Directors of Parent shall withdraw, modify or change its recommendation of this Agreement or the Merger, including without limitation approval of the issuance of Parent Common Shares in connection with the Merger, in a manner adverse to the Company or shall have resolved to do any of the foregoing;

     (h) by the Company, if the Board of Directors of Parent shall approve any transaction described in Section 4.03(a) hereto; or

     (i) by the Company, upon two days' prior written notice to Parent, if, as a result of a tender offer by a party other than Parent or any of its affiliates or any written offer or proposal with respect to an Alternative Transaction (as defined in Section 7.03(c)) by a party other than Parent or any of its affiliates, the Board of Directors of the Company determines in good faith that the fiduciary obligations of such directors under applicable law require that such tender offer or other written offer or proposal be accepted; PROVIDED, HOWEVER, that (i) the Board of Directors of the Company shall have been advised in writing by Graham & James LLP that notwithstanding a binding commitment to consummate an agreement of the nature of this Agreement entered into in the proper exercise of their applicable fiduciary duties, and notwithstanding all concessions which may be offered by Parent in negotiations entered into pursuant to clause (ii) below, such fiduciary duties would also require the directors to reconsider such commitment as a result of such tender offer or other written offer or proposal; and (ii) prior to any such termination, the Company shall, and shall cause its respective financial and legal advisors to negotiate with parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated herein; providing further that Parent and the Company acknowledge and affirm that, notwithstanding anything in this Section 7.01(i) to the contrary, Parent and the Company intend this Agreement to be an exclusive agreement and, accordingly, nothing in this Agreement is intended to constitute a solicitation of an offer or proposal for an Alternative Transaction (as defined in Section 7.03(c)), it being acknowledged and agreed that any such offer or proposal would interfere with the strategic advantages and benefits that Parent and the Company anticipate deriving from the Merger and other transactions contemplated hereby.

     SECTION 7.02. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or any of its affiliates, directors, officers or stockholders except
(i) as set forth in Sections 5.09, 7.03 and 8.01 hereof, and (ii) nothing herein shall relieve any party from liability for any willful breach hereof.

     SECTION 7.03.  FEES AND EXPENSES.

     (a) Except as set forth in this Section 7.03, either (i) all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, if the Merger is not consummated, or (ii) if the Merger is consummated, then the Surviving Company shall pay all such fees and expenses; PROVIDED, HOWEVER, that Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

     (b) The Company shall pay Parent a fee of $4,500,000 in cash (the "Fee"), plus actual, documented and reasonable out-of-pocket expenses of Parent relating to the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of Parent's counsel, accountants and financial advisers, but excluding any discretionary fees paid to such financial advisors), upon the earlier to occur of the following events:

               (i) the termination by Parent pursuant to Section 7.01(d) as a result of the failure to receive the requisite vote for approval and adoption by the stockholders of the Company at the Company Stockholders' Meeting

               (ii)   the termination of this Agreement by Parent pursuant to
     Section 7.01(e);

               (iii)  the termination of this Agreement by Parent pursuant to
     Section 7.01(f) after a breach by the Company of the Agreement; or

               (iv) the termination of this Agreement by the Company pursuant to Section 7.01(i).

     (c) As used herein, "Alternative Transaction" means either (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates (a "Third Party") acquires more than 15 percent of the outstanding Shares, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 15 percent of the outstanding equity securities of the Company or the entity surviving such merger or business combination or (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of the Subsidiary) of the Company or its Subsidiary having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 15 percent of the fair market value of all the assets of the Company and its Subsidiary, taken as a whole, immediately prior to such transaction; PROVIDED, HOWEVER, that the term Alternative Transaction shall not include any acquisition of securities by a broker dealer in connection with a bona fide public offering of such securities.

     (d) Parent shall pay the Company the Fee, plus actual, documented and reasonable out-of-pocket expenses of the Company relating to the transactions contemplated by this Agreement (including, but not limited to, fees and expenses of the Company's counsel, accountants and financial advisers, but excluding any discretionary fees paid to such financial advisors), upon the earlier to occur of the following events: (i) the termination by the Company pursuant to
Section 7.01(d) as a result of the failure to receive the requisite vote for approval and adoption by the stockholders of Parent at the Parent Stockholders' Meeting, (ii) the termination of this Agreement by the Company pursuant to
Section 7.01(f) after a breach by Parent or Merger Sub of the Agreement, (iii) the termination of this Agreement by the Company pursuant to Section 7.01(g), unless Parent's Board of Directors withdraws its recommendation of this Agreement or the Merger because Parent terminates the Agreement pursuant to Section 7.01(e) or (iv) the termination of this Agreement by the Company pursuant to Section 7.01(h).

     (e) The Fee payable pursuant to Sections 7.03(b) or 7.03(d) shall be paid within one business day after the first to occur of the events described in
Section 7.03(b), or Section 7.03(d); PROVIDED, THAT, in no event shall Parent or the Company, as the case may be, be required to pay such Fee to the other, if, immediately prior to the termination of this Agreement, the party to receive the Fee was in material breach of its obligations under this Agreement.


                                     ARTICLE VIII

                                  GENERAL PROVISIONS

     SECTION 8.01. EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS; KNOWLEDGE, ETC.

     (a) Except as otherwise provided in this Section 8.01, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.01, as the case may be, except that the agreements set forth in Article I and Section 5.05 shall survive the Effective Time indefinitely and those set forth in Section 7.03 shall survive termination indefinitely. The Confidentiality Agreement shall survive termination of this Agreement as provided therein.

     (b) Any disclosure made with reference to one or more Sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosed with respect to each other section therein as to which such disclosure is relevant provided that such relevance is reasonably apparent.

     SECTION 8.02. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address which shall be effective upon receipt) or sent by electronic transmission, with confirmation received, to the telecopy number specified below:

     (a)  If to Parent or Merger Sub:
          DIGITAL MICROWAVE CORPORATION
          170 Rose Orchard Way
          San Jose, CA 95134

          With copies to:
          Morrison & Foerster LLP
          425 Market Street
          San Francisco, CA 94105
          Telecopier No. (415) 268-7522
          Attention: Bruce A. Mann

     (b)  If to the Company:

          INNOVA CORPORATION
          Gateway North, Building 2
          3325 South 116th Street
          Seattle, WA 98168


          With copies to:

          Graham & James LLP
          1001 Fourth Avenue Plaza, Suite 4500
          Seattle, WA 98154
          Telecopier No.: (206) 389-1708
          Attention:  Benjamin F. Stephens

     SECTION 8.03. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

     (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

     (b) "beneficial owner" with respect to any shares of Company Common Stock or Parent Common Stock, means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or
(B) the right to vote pursuant to any agreement, arrangement or understanding or
(iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

     (c) "business day" means any day other than a day on which banks in San Francisco are required or authorized to be closed;

     (d) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

     (e) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

     (f) "subsidiary" or "subsidiaries" of the Company, the Surviving Company, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Company, Parent or such other person, as the case may be, (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     SECTION 8.04. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; PROVIDED, HOWEVER, that, after approval of the Merger by either the stockholders of the Company or Parent, no amendment may be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

     SECTION 8.05. WAIVER. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements, covenants or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 8.06. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 8.07. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal, incapable of being enforced by any rule of law or public policy, or would violate pooling of interest treatment under U.S. GAAP and SEC regulations, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal, incapable of being enforced or would violate pooling of interest treatment under U.S. GAAP and SEC regulations, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 8.08. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other person any rights or remedies hereunder.

     SECTION 8.09. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any subsidiary provided that no such assignment shall relieve the assigning party of its obligations hereunder.

     SECTION 8.10.  PARTIES IN INTEREST.   This Agreement shall be binding upon
and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement other than Section 5.05 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

     SECTION 8.11. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware, without regard to the conflicts of laws provisions thereof, except that the effect of (but not the conditions to) the Merger shall be governed by, and construed in accordance with, the internal laws of the State of Washington.

     SECTION 8.12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 8.13. Waiver of Jury Trial. EACH OF THE PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                   DIGITAL MICROWAVE CORPORATION



                                   By     /s/ Charles D. Kissner
                                          ----------------------------------

                                   Name   Charles D. Kissner

                                   Title  Chairman & Chief Executive Officer

                                   IGUANA MERGER CORP.



                                   By     /s/ Carl A. Thomsen
                                          ----------------------------------

                                   Name   Carl A. Thomsen

                                   Title  Chief Financial Officer

                                   INNOVA CORPORATION



                                   By     /s/ Jean-Francois Grenon
                                          ----------------------------------

                                   Name   Jean-Francois Grenon

                                   Title  President and Chief Executive Officer

                                                                 EXHIBIT 5.06

                                      FORM OF

                           COMPANY SHAREHOLDER AGREEMENT

          COMPANY SHAREHOLDER AGREEMENT, dated as of July __, 1998 (this "Agreement") by and between Digital Microwave Corporation ("Parent") and ___________ (the "Shareholder").

                                    WITNESSETH:

          WHEREAS, Section 5.06 of the Agreement and Plan of Reorganization and Merger, dated as of the date hereof (the "Merger Agreement"; all terms not defined herein shall have the meanings set forth in the Merger Agreement), by and among Parent, Iguana Merger Corp. and Innova Corporation (the "Company") requires that the Company use its reasonable best efforts to cause the shareholders listed on Schedule 5.06 of the Merger Agreement to enter into a shareholder agreement with Parent; and

          WHEREAS, the Shareholder desires to assist the Company in consummating the Merger.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent and the Shareholder hereby agree as follows:

          1. The Shareholder shall vote all of its beneficially owned shares of the Common Stock of the Company in favor of the Merger at a shareholders meeting of the Company held for the purpose of approving the Merger and the transactions contemplated in the Merger Agreement, unless the board of directors of the Company withdraws its recommendation to the shareholders of the Company in favor of the Merger and the transactions contemplated in the Merger Agreement.

          2. The Shareholder shall not make any sale, disposition or other transfer of, or otherwise reduce the Shareholder's investment risk with respect to, the Parent Common Shares received by the Shareholder pursuant to the Merger during the thirty days prior to the Effective Time without the prior written consent of Parent. The Shareholder further agrees that, in order to preserve pooling-of-interests accounting treatment of the Merger, the Shareholder will not sell, transfer or otherwise dispose of, nor will the Shareholder reduce its risk with respect to, any of the Parent Common Shares to be received pursuant to the Merger, directly or indirectly, during a period of time beginning with the Effective Time and ending with a date upon which financial results of at least 30 days of post-merger combined operations have been first published by Parent in accordance with SEC Accounting Series Release No. 130 as amended by Release No. 135 (including without limitation, entering into any loan transaction or pledge of stock which by its terms would allow a third party to own or sell any of the Parent Common Shares to be received by the Shareholder prior to the expiration of such period). Further, the Shareholder will not knowingly take any other action which could reasonably be expected to jeopardize the accounting treatment of the transactions contemplated by the Merger Agreement as a pooling of interests.

          3. The Shareholder shall take all actions and execute such documents as are reasonably requested by Parent to carry out the foregoing matters.

          4. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware, without regard to the conflicts of laws provisions thereof.

          5. This Agreement may be executed in one or more counterparts, and by each party hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.


                                         Ex-1

          IN WITNESS WHEREOF, Parent and the Shareholder have caused this Agreement to be executed as of the date first above written.

                                      DIGITAL MICROWAVE CORPORATION


                                      By ______________________________________

                                      Name ____________________________________

                                      Title ___________________________________

                                      SHAREHOLDER

                                      _________________________________
                                      ________________


                                         Ex-2

                                                                      APPENDIX B

                            [CIBC OPPENHEIMER LETTERHEAD]

                                    July 22, 1998




The Board of Directors
Digital Microwave Corporation
170 Rose Orchard Way
San Jose, CA 95134

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to Digital Microwave Corporation, a Delaware corporation ("DMC"), of the ratio of the number of shares of newly-issued Digital Microwave Corporation common stock, par value $0.01 per share ("DMC Common Stock"), to be exchanged for each share of common stock, no par value ("Innova Common Stock"), of Innova Corporation, a Washington corporation ("Innova"), in the proposed merger (the "Merger") of a wholly-owned subsidiary of DMC ("Merger Sub"), with and into Innova pursuant to the Agreement and Plan of Reorganization and Merger dated as of July 22, 1998 by and among DMC, Merger Sub and Innova (the "Merger Agreement"). It is our understanding that it is the intention of DMC and Innova that the Merger be treated as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the Merger be treated as a "pooling of interests" business combination in accordance with U.S. Generally Accepted Accounting Principles. As provided in the Merger Agreement, at the effective time of the Merger each outstanding share of Innova Common Stock, other than shares of Innova Common Stock held in treasury or any shares held by DMC or any wholly-owned subsidiary of DMC or any dissenting shares, will be converted into the right to receive 1.050 shares of DMC Common Stock (the "Exchange Ratio"). It is also our understanding that certain shareholders of Innova have entered into a Shareholder Agreement dated July 22, 1998 ("Shareholder Agreement") with DMC whereby certain principal holders of the shares of common stock of Innova (each, a "Voting Shareholder" and collectively, the "Voting Shareholders") which own approximately 48.8% of such common stock will agree, among other things, to grant a proxy to DMC to vote such shares of common stock in favor of the Merger. The terms and conditions of the Merger and related agreements are more fully set forth in the Merger Agreement and related agreements, respectively.

     In connection with the opinion contained herein we have, among other things,

       (i) reviewed the financial terms and conditions of the Merger Agreement and related agreements;
       (ii) reviewed the Annual Reports on Form 10-K and Annual Reports to Shareholders for the two fiscal years ended March 31, 1998 of DMC;
       (iii) reviewed the Annual Report on Form 10-K for the fiscal year ended December 31, 1997 of Innova and Form S-1A dated August 8, 1997 of Innova;

       (iv) reviewed the Quarterly Reports on Form 10-Q of DMC for the fiscal year 1998;
       (v) reviewed the Quarterly Reports on Form 10-Q of Innova for the fiscal year 1997 and 1998 year to date;
       (vi) reviewed certain internal financial statements and other financial and operating data concerning DMC and Innova prepared by the managements of DMC and Innova, respectively;
       (vii) reviewed certain other communications from DMC and Innova to its stockholders;
       (viii) reviewed certain internal financial and operating analyses and forecasts of (x) DMC prepared by DMC's management and (y) Innova prepared by DMC's and Innova's managements;
       (ix) held discussions with senior members of the managements of DMC and Innova regarding the past and current business operations and financial condition and the future prospects of their respective companies as well as the estimates of the operating savings and other benefits and cost reductions expected by the respective managements to be realized from the Merger and analyzed the proforma financial impact of the Merger on DMC's earnings per share;
       (x) considered the strategic rationale and objectives for the Merger as outlined to CIBC Oppenheimer by the managements of DMC and Innova;
       (xi) reviewed the reported prices and trading activity for DMC Common Stock and Innova Common Stock and compared certain financial and stock market information, to the extent applicable, for DMC and Innova with similar information for other companies whose securities are publicly traded;
       (xii) reviewed, to the extent publicly available, the financial terms of certain recent business combinations in the wireless equipment industry;
       (xiii) performed such other studies and analyses and considered such other financial, economic and market criteria as we considered necessary to arrive at our opinion.

     At the direction of the Board of Directors of DMC, we have relied upon and assumed the accuracy and completeness of all of the financial and other information reviewed by us for purposes of this opinion, without assuming responsibility for the independent verification of such information. In that regard, we have assumed, at the direction of the Board of Directors of DMC, that the financial forecasts and information prepared by the respective managements of DMC and Innova have been reasonably prepared on a basis reflecting the best currently available judgments and estimates of the competitive, operating and regulatory environments and the related financial prospects of DMC and Innova for the relevant periods. We assume no responsibility for and express no view as to such forecasts or the information or the assumptions on which they are based. We have further relied upon the assurance of management of DMC that they are unaware of any facts that would make the information provided to us incomplete in any meaningful respect or misleading in any respect. We have not made an independent evaluation or appraisal of the assets or liabilities of DMC or Innova or any of their subsidiaries, and we have not been furnished with any such evaluation or appraisal. We express no opinion as to the likely future trading range of shares of DMC Common Stock following consummation of the Merger nor the likelihood that estimates of the operating savings and other benefits and cost reductions will be achieved as a result of the Merger. The prices at which such shares will trade in the future will depend on a variety of factors, including the business performance of the combined company following the Merger, interest rates, dividend rates, economic conditions generally and in particular in the markets in which the combined company will operate, and other market conditions affecting the securities markets generally. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date of this letter, and we have not been requested, nor have we undertaken any responsibility, to update our opinion in light of future developments.

     We have further assumed, with your consent, that (i) the representations and warranties contained in the Merger Agreement are true and correct in all material respects, (ii) the Merger will be consummated in accordance with the terms described in the Merger Agreement and related agreements, without any amendment thereto (including, among other things, that the Merger will qualify as a tax-free reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended, and that the Merger will be treated as a "pooling of interests" business combination in accordance with U.S. Generally Accepted Accounting Principles), and without waiver by DMC of any of the conditions to its obligation to close thereunder and (iii) the Merger will be consummated in a manner that complies in all material respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations.

     As an investment banking firm, CIBC Oppenheimer Corp. ("CIBC Oppenheimer") is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting, distributions of securities and similar activities. We are familiar with DMC having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement and related agreements. We are entitled to receive fees for services rendered to DMC in connection with this engagement and will receive from DMC additional fees for our services, a substantial portion of which is contingent upon the consummation of the Merger, including a fee upon delivery of this opinion. In addition, CIBC Oppenheimer's equity research department provides published research coverage of DMC.

     In the ordinary course of our respective securities businesses, CIBC Oppenheimer and its affiliates actively trade the equity and debt securities of various corporate issuers, which may from time to time include securities of DMC and Innova. Therefore, we may from time to time hold a long or short position in such securities.

     Based upon and subject to the foregoing and such other matters as we consider relevant, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to DMC.

     Our advisory services and the opinion expressed herein are for the information of the Board of Directors of DMC only in its evaluation of the proposed Merger and do not constitute a recommendation to any stockholder of DMC, and our opinion may not be published or otherwise used or referred to, in whole or in part, nor shall any public reference to CIBC Oppenheimer be made without our prior written consent; provided, however, that this opinion may be included in its entirety in the proxy statement to be contained in Registration Statement on Form S-4 that will be filed by DMC with the Securities and Exchange Commission with respect to the Merger and the transactions related thereto.

                                   Very truly yours,



                                   /s/ CIBC OPPENHEIMER CORP.

                                                                      APPENDIX C

                     [HAMBRECHT & QUIST LLC LETTERHEAD]

                                                        ONE BUSH STREET
                                                    SAN FRANCISCO, CA 94104
                                                        (415) 439-3000




July 22, 1998

CONFIDENTIAL

The Board of Directors
Innova Corporation
3325 South 116th Street
Seattle, WA 98168


Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock (the "Common Stock") of Innova Corporation ("Innova" or the "Company") of the consideration to be received by such shareholders in connection with the proposed merger of NEWCO ("Merger Sub"), a wholly owned subsidiary of Digital Microwave Corporation ("DMC"), with and into Innova (the "Proposed Transaction") pursuant to the Agreement and Plan of Reorganization and Merger to be dated as of July 22, 1998, among DMC, Merger Sub, and Innova (the "Agreement").

We understand that the terms of the Agreement provide, among other things, that each issued and outstanding share of Common Stock shall be converted into the right to receive 1.05 shares of common stock of DMC, as more fully set forth in the Agreement. For purposes of this opinion, we have assumed that the Proposed Transaction will qualify as a tax-free reorganization under the United States Internal Revenue Code for the shareholders of the Company and that the Proposed Transaction will be accounted for as a pooling of interests.

Hambrecht & Quist LLC ("Hambrecht & Quist"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. We have acted as a financial advisor to the Board of Directors of Innova in connection with the Proposed Transaction, and we will receive a fee for our services, which include the rendering of this opinion.

In the past, we have provided investment banking and other financial advisory services to Innova and have received fees for rendering these services. In particular, Hambrecht & Quist acted as a co-managing underwriter in the Company's initial public offering in 1997. In the ordinary course of business, Hambrecht & Quist may actively trade in the equity and derivative securities of DMC and Innova for its own account and for the accounts of its customers and, accordingly,

The Board of Directors
Innova Corporation
Page 2


may at any time hold a long or short position in such securities. Hambrecht & Quist may in the future provide additional investment banking or other financial advisory services to DMC.

In connection with our review of the Proposed Transaction, and in arriving at our opinion, we have, among other things:

  (i) reviewed the publicly available consolidated financial statements of DMC for recent years and interim periods to date and certain other relevant financial and operating data of DMC made available to us from published sources and from the internal records of DMC;

  (ii) reviewed certain internal financial and operating information, including certain projections, relating to DMC prepared by the management of DMC;

  (iii) discussed the business, financial condition and prospects of DMC with certain of its officers;

  (iv) reviewed the publicly available consolidated financial statements of Innova for recent years and interim periods to date and certain other relevant financial and operating data of Innova made available to us from published sources and from the internal records of Innova;

  (v) reviewed certain internal financial and operating information relating to Innova prepared by the management of Innova;

  (vi) discussed the business, financial condition and prospects of Innova with certain of its officers;

  (vii) reviewed the recent reported prices and trading activity for the common stocks of DMC and Innova and compared such information and certain financial information for DMC and Innova with similar information for certain other companies engaged in businesses we consider comparable;

  (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

  (ix)    reviewed the Agreement;

  (x) performed such other analyses and examinations and considered such other information, financial studies, analyses and investigations and financial, economic and market data as we deemed relevant.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all of the information concerning DMC or Innova considered in connection with our review of the Proposed Transaction, and we have not assumed any responsibility for independent verification of such information. We have not prepared any independent valuation or appraisal of any of the assets or liabilities of DMC or Innova, nor have we conducted a physical inspection of the properties and facilities of either company. With respect to the financial forecasts and projections made available to us and used in our analysis, we have assumed that they reflect the best currently available estimates and judgments of the expected future financial performance of

The Board of Directors
Innova Corporation
Page 3


DMC and Innova. For purposes of this opinion, we have assumed that neither DMC nor Innova is a party to any pending transactions, including external financings, recapitalizations or material merger discussions, other than the Proposed Transaction and those activities undertaken in the ordinary course of conducting their respective businesses. Our opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of this letter, and any change in such conditions would require a reevaluation of this opinion. We express no opinion as to the price at which DMC Common Stock will trade subsequent to the Effective Time (as defined in the Agreement).

It is understood that this letter is for the information of the Board of Directors in connection with its evaluation of the Proposed Transaction and may not be used for any other purpose without our prior written consent; provided, however, that this letter may be reproduced in full in the Proxy Statement/Prospectus relating to the Proposed Transaction. This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote on the Proposed Transaction.

Based upon and subject to the foregoing and after considering such other matters as we deem relevant, we are of the opinion that, as of the date hereof, the consideration to be received by the holders of the Common Stock in the Proposed Transaction is fair to such holders from a financial point of view. We express no opinion, however, as to the adequacy of any consideration received in the Proposed Transaction by DMC or any of its affiliates.


Very truly yours,

HAMBRECHT & QUIST LLC



By  /s/ Paul B. Cleveland
   ----------------------------------
   Paul B. Cleveland
   Managing Director

                                                                      APPENDIX D

              CHAPTER 23B.13 OF THE WASHINGTON BUSINESS CORPORATION ACT

     RCW 23B.13.010  DEFINITIONS -- AS USED IN THIS CHAPTER:

     (1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

     (2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

     (3) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

     (4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

     (5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

     (6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

     (7) "Shareholder" means the record shareholder or the beneficial shareholder.

     RCW  23B.13.020  RIGHT TO DISSENT.

     (1) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

           (a) Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

           (b) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

           (c) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

           (d) An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040;

           or

           (e) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (2) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

     (3) The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

           (a) The proposed corporate action is abandoned or rescinded;

           (b) A court having jurisdiction permanently enjoins or sets aside the corporate action; or

           (c) The shareholder's demand for payment is withdrawn with the written consent of the corporation.

     RCW  23B.13.030  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

     (1) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

     (2) A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

           (a) The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

           (b) The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

     RCW  23B.13.200  NOTICE OF DISSENTERS' RIGHTS.

     (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

     (2)   If corporate action creating dissenters' rights under RCW
23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in RCW 23B.13.220.

     RCW  23B.13.210  NOTICE OF INTENT TO DEMAND PAYMENT.

     (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

     (2)   A shareholder who does not satisfy the requirements of subsection
(1) of this section is not entitled to payment for the shareholder's shares under this chapter.

     RCW  23B.13.220  DISSENTERS' NOTICE.

     (1) If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

     (2) The dissenters' notice must be sent within ten days after the effective date of the corporate action, and must:

           (a) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

           (b) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

           (c) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

           (d) Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

           (e) Be accompanied by a copy of this chapter.

     RCW  23B.13.230  DUTY TO DEMAND PAYMENT.

     (1) A shareholder sent a dissenters' notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to RCW 23B.13.220 (2)(c), and deposit the shareholder's certificates in accordance with the terms of the notice.

     (2) The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

     (3) A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter.

     RCW  23B.13.240  SHARE RESTRICTIONS.

     (1) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

     (2) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

     RCW  23B.13.250  PAYMENT.

     (1) Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

     (2)   The payment must be accompanied by:

           (a) The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

           (b) An explanation of how the corporation estimated the fair value of the shares;

           (c) An explanation of how the interest was calculated;

           (d) A statement of the dissenter's right to demand payment under RCW 23B.13.280 ; and

           (e) A copy of this chapter.

     RCW  23B.13.260  FAILURE TO TAKE ACTION.

     (1) If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

     (2) If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

     RCW  23B.13.270  AFTER-ACQUIRED SHARES.

     (1) A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

     (2) To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

     RCW  23B.13.280  PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR
OFFER.

     (1) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

           (a) The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

           (b) The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

           (c) The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

     (2) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

     RCW  23B.13.300  COURT ACTION.

     (1) If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (2) The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (3) The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (4) The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

     (5) The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (6) Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

     RCW  23B.13.310  COURT COSTS AND COUNSEL FEES.

     (1) The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

     (2) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

           (a) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

           (b) Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

     (3) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                                                      APPENDIX E


                        THIS PROXY IS SOLICITED ON BEHALF OF
              THE BOARD OF DIRECTORS OF DIGITAL MICROWAVE CORPORATION
                      FOR THE SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON OCTOBER 7, 1998

     The undersigned stockholder of DIGITAL MICROWAVE CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated September 8, 1998, and hereby appoints Charles D. Kissner, Carl A. Thomsen and Carol A. Goudey or any one of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of DIGITAL MICROWAVE CORPORATION ("DMC") to be held on October 7, 1998 at 11:00 a.m. at its executive offices located at 170 Rose Orchard Way, San Jose, California, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSAL 1 SET FORTH BELOW, AS MORE FULLY DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

     1. PROPOSAL TO APPROVE THE ISSUANCE OF DMC COMMON STOCK IN CONNECTION WITH THE AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, DATED AS OF JULY 22, 1998, AMONG DMC, IGUANA MERGER CORP., A WASHINGTON CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF DMC ("MERGER SUB"), AND INNOVA CORPORATION, A WASHINGTON CORPORATION ("INNOVA"), PURSUANT TO WHICH MERGER SUB WILL BE MERGED WITH AND INTO INNOVA, AND INNOVA WILL BECOME A WHOLLY OWNED SUBSIDIARY OF DMC:

          _____   FOR         _____   AGAINST     _____   ABSTAIN

                                             DATED:  _____________________, 1998


                                             -----------------------------------
                                             Signature


                                             -----------------------------------
                                             Signature


                                             This Proxy should be marked, dated
                                             and signed by the stockholder(s)
                                             exactly as his or her name appears
                                             hereon, and returned promptly in
                                             the enclosed envelope.  Persons
                                             signing in a fiduciary capacity
                                             should so indicate.  If shares are
                                             held by joint tenants or as
                                             community property, both should
                                             sign.

                        THIS PROXY IS SOLICITED ON BEHALF OF
                    THE BOARD OF DIRECTORS OF INNOVA CORPORATION
                      FOR THE SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON OCTOBER 7, 1998

     The undersigned shareholder of INNOVA CORPORATION, a Washington corporation, hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and Proxy Statement, each dated September 8, 1998, and hereby appoints Jean-Francois Grenon and John M. Hemingway or either of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Shareholders of INNOVA CORPORATION ("Innova") to be held on October 7, 1998 at 11:00 a.m. at its executive offices located at Gateway North, Building 2, 3325 South 116th Street, Seattle, Washington, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR PROPOSAL 1 SET FORTH BELOW, AS MORE FULLY DESCRIBED IN THE ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

     1. PROPOSAL TO APPROVE THE AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, DATED AS OF JULY 22, 1998, AMONG DIGITAL MICROWAVE CORPORATION, A DELAWARE CORPORATION ("DMC"), IGUANA MERGER CORP., A WASHINGTON CORPORATION AND A WHOLLY OWNED SUBSIDIARY OF DMC ("MERGER SUB"), AND INNOVA, PURSUANT TO WHICH MERGER SUB WILL BE MERGED WITH AND INTO INNOVA, AND INNOVA WILL BECOME A WHOLLY OWNED SUBSIDIARY OF DMC:

          _____   FOR         _____   AGAINST          _____   ABSTAIN

                                             DATED:  _____________________, 1998


                                             -----------------------------------
                                             Signature


                                             -----------------------------------
                                             Signature

     This Proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.


                                         E-2